As filed with the Securities and Exchange Commission on September 27, 2023.

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MODULEX MODULAR BUILDINGS PLC

(Exact name of registrant as specified in its charter)

England and Wales	3448	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

16 Berkeley Street

London, WIJ 8DZ

+44 20 7183 3710

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Suchit Punnose

Chief Executive Officer

Modulex Modular Buildings Plc

16 Berkeley Street

London, WIJ 8DZ

+44 20 7183 3710

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Andrew M. Tucker, Esq. Nelson Mullins Riley & Scarborough LLP 101 Constitution Ave, NW Suite 900 Washington, DC 20001 (202) 689-2987	Debbie A. Klis, Esq. Rimon PC 1990 K Street, NW Suite 420 Washington, DC 20006 (202) 935-3390	Cynthia Anandajayasekera, Esq Ogier 89 Nexus Way, Camana Bay, Grand Cayman, Cayman Islands KY1-9009	Daniel Tunkel, Esq. Memery Crystal 165 Fleet Street London EC4A 2DY +44 (0) 207 421 7310

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Modulex Modular Buildings PLC may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is effective. This proxy statement/prospectus is neither an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.

PRELIMINARY — SUBJECT TO COMPLETION DATED [●], 2023

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

OF

PHP VENTURES ACQUISITION CORP.

PROSPECTUS FOR UP TO 85,839,490 ORDINARY SHARES,

2,875,000 WARRANTS,

AND 2,875,000 ORDINARY SHARES UNDERLYING WARRANTS

OF

MODULEX MODULAR BUILDINGS PLC

The board of directors (the “PHP Board”) of PHP Ventures Acquisition Corp., a Delaware corporation (“PHP”), has unanimously approved the business combination agreement (“Business Combination Agreement”), dated as of December 8, 2022, by and among PHP, Modulex Modular Buildings Plc, a company incorporated in England and Wales (the “Company” or “Modulex”) and Modulex Merger Sub, an exempted company formed in the Cayman Islands and wholly-owned subsidiary of Modulex (“Merger Sub”). Pursuant to the Business Combination Agreement, PHP will merge with and into Merger Sub, with Merger Sub surviving the merger (the “Business Combination”). As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement (the “Transactions”), PHP will become a wholly-owned subsidiary of Modulex, with the securityholders of PHP becoming securityholders of Modulex on a post-Transactions basis (the “Combined Company”), and Merger Sub will change its name to “Modulex Cayman Limited”, and amend and restate the memorandum and articles of association of such Combined Company in form and substance mutually acceptable in good faith to Modulex and PHP. Immediately prior to the effective time of the Business Combination (the “Effective Time”), pursuant to a recapitalization, Modulex intends to effect a share consolidation (the “Consolidation”) of its ordinary shares with a nominal value of £0.01 each (the “Modulex Ordinary Shares”), including those arising on conversion of all then-outstanding securities of Modulex that are convertible, exchangeable or exercisable Modulex Ordinary Shares (the “Company Convertible Securities”), including without limitation each Modulex Ordinary Share arising on conversion of each outstanding 250,000 preference B shares (the “Modulex Preference Shares”), each of the outstanding warrants to purchase Modulex Ordinary Shares, including any warrants issued subsequent to the date of the Business Combination Agreement (collectively, the “Continuing Company Warrants”) and any other securities convertible, exchangeable or exercisable for Modulex Ordinary Shares that may be issuable upon exercise of statutory or contractual pre-emptive rights of the Company, using a conversion ratio set forth in the Business Combination Agreement (the “Conversion Ratio”) that will result in all of the issued Modulex Ordinary Shares and all Modulex Ordinary Shares arising on conversion of all then-outstanding Company Convertible Securities, after giving effect to the Consolidation having an aggregate market value equal to approximately $600,000,000 (the “Total Deal Value”), such that as a result of such recapitalization, each Modulex Ordinary Share shall be valued at $10.00 per share and each of the outstanding Continuing Company Warrants shall be adjusted using the Conversion Ratio to reflect the recapitalization (the aggregate actions in this paragraph comprising the “Recapitalization”). For the avoidance of doubt, the Total Deal Value shall exclude any Modulex Ordinary Shares to be issued or issuable in connection with the PIPE Investment (as defined below) following the Recapitalization. Pursuant to the Business Combination Agreement, assuming the Consolidation and Recapitalization have occurred, at the Effective Time, (a) each share of PHP common stock, par value $0.0001 per share (“PHP Common Stock”), outstanding immediately prior to the Effective Time, will be exchanged for one ordinary share of the Combined Company (each, a “Combined Company Ordinary Share” and collectively, the “Combined Company Ordinary Shares”), (b) each PHP warrant entitling the holder to purchase one share of PHP Common Stock per warrant at a price of $11.50 per whole share (each, a “PHP warrant”) outstanding immediately prior to the Effective Time will be assumed by Modulex and will become one Combined Company warrant entitling the holder to purchase one Combined Company Ordinary Share per Combined Company warrant at a price of $11.50 per whole share (the “Modulex warrants”), and (c) each PHP right, entitling the holder thereof to receive one-tenth (1/10) of one share of PHP Common Stock (each, a “PHP right”) outstanding immediately prior to the Effective Time, shall automatically convert whereby each holder of ten (10) outstanding PHP rights shall, at the Effective Time, receive one (1) Combined Company Ordinary Share in exchange therefor (i.e., holders of PHP rights must hold rights in multiples of ten (10) in order to receive shares for all of their PHP rights upon closing of the Business Combination).

The Business Combination Agreement permits PHP and Modulex to enter into and consummate subscription agreements in form and substance mutually acceptable in good faith to PHP and Modulex (each, a “Subscription Agreement”) among potential investors (the “PIPE Investors”) for an aggregate subscription target of $30,000,000 in connection with one or more private placements in PHP and/or Modulex, to purchase Modulex Ordinary Shares and/or PHP Class A common stock, in each instance, to be consummated immediately prior to the Effective Time subject to the condition that the Closing occurs (the “PIPE Investment”). Any Modulex Ordinary Shares issued in connection with the PIPE Investment shall be issued following the consummation of the Recapitalization but prior to the Effective Time, and accordingly, the number of Modulex Ordinary Shares, purchase price per share and other terms of the PIPE Investment shall not be affected in any manner by the Recapitalization. The closing of any PIPE Investment will be conditioned upon the consummation of the Transactions. As of the date of this proxy statement/prospectus, Modulex has entered aggregate subscriptions for [●]% of Modulex Ordinary Shares for aggregate proceeds of $[●]. We refer to PIPE Investments raised by Modulex as the “Pre-Transaction Financing.”

In connection with the initial public offering of PHP, which was consummated on August 16, 2021, PHP and EF Hutton, division of Benchmark Investments, LLC, in its capacity as managing underwriter (the “Underwriter”) entered into the Underwriting Agreement dated as of August 16, 2021.

This proxy statement/prospectus covers the Combined Company Ordinary Shares and Combined Company warrants issuable to the securityholders of PHP, as described above. Accordingly, we are registering up to an aggregate of 85,839,490 Combined Company Ordinary Shares, 2,875,000 Combined Company warrants, and 2,875,000 Combined Company Ordinary Shares issuable upon the exercise of the warrants.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting of PHP stockholders scheduled to be held on [●], 2023 in virtual format.

Modulex is incorporated in England and Wales and is not currently a United States public reporting company. Following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the closing of the Business Combination, Modulex will become the Combined Company, as referenced herein, and will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Modulex intends to apply for listing of the Combined Company Ordinary Shares and Combined Company warrants on Nasdaq under the symbol “MDLX” and “MDLXW”, respectively, at the consummation of the Business Combination. It is a condition of the consummation of the Transactions that the Combined Company Ordinary Shares are approved for listing on the Nasdaq (subject only to official notice of issuance thereof). While trading on Nasdaq is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that the Combined Company’s securities will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors” beginning on page 46 for more information.

The Combined Company will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

The accompanying proxy statement/prospectus provides PHP stockholders with detailed information about the Business Combination and other matters to be considered at the special meeting of PHP. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 46 of the accompanying proxy statement/prospectus.

None of the Securities and Exchange Commission or any foreign or state securities commission has approved or disapproved of the securities to be issued in connection with the Business Combination or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus incorporates important business and financial information about the registrant that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request to Laurel Hill Advisory Group, LLC, 2 Robbins Lane, Suite 201, Jericho, NY 11753, Telephone No.: (855) 414-2266. To obtain timely delivery, security holders must request the information no later than five business days before the date they wish to make their investment decision, by [●], 2023.

This proxy statement/prospectus is dated [●], 2023, and is first being mailed to PHP stockholders on or about [●], 2023.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF PHP VENTURES ACQUISITION CORP.

TO BE HELD ON [●], 2023

TO THE STOCKHOLDERS OF PHP VENTURES ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of PHP Ventures Acquisition Corp., a Delaware corporation (“PHP”), will be held at [●] a.m./p.m. Eastern Time, on [●], 2023 (the “Special Meeting”). You are cordially invited to attend and participate in the special meeting online by visiting https://www.cstproxy.com/phpventuresacquisition/2023. The special meeting will be held for the following purposes:

Proposal No. 1. — The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, and the Transactions contemplated therein, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein (the “Business Combination Proposal”), including the Business Combination whereby PHP will merge with and into Modulex Merger Sub, an exempted company formed in the Cayman Islands (“Merger Sub”), with Merger Sub surviving the merger as a wholly-owned subsidiary of Modulex Modular Buildings Plc, a company incorporated in England and Wales (“Modulex”);

Proposal No. 2. Merger Proposal — to consider and vote on a proposal to approve the plan of merger (the “Merger Proposal”), so it is authorized, approved and confirmed in all respects; and PHP is authorized to merge with and into Merger Sub so that Merger Sub is the surviving entity and all the undertaking, property and liabilities of PHP vest in the surviving entity by virtue of such merger pursuant to the Cayman Islands Companies Act (2021 Revision) (the “Cayman Islands Act”) and the Delaware General Corporation Law, as amended (the “DGCL”);

Proposal No. 3. The Nasdaq Proposal — to consider and vote on a proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the issued and outstanding PHP Common Stock in connection with the PIPE Investment (the “Nasdaq Proposal”);

Proposal No. 4. PHP Charter Proposal — to consider and vote upon a proposal to amend, immediately following and in connection with the closing of the Business Combination, PHP’s existing amended and restated certificate of incorporation (the “Existing PHP Charter”) by adopting the proposed second amended and restated certificate of incorporation of the Combined Company following the Business Combination between Merger Sub and PHP (the “Restated Charter”) attached hereto as Annex B (the “PHP Charter Proposal”); and

Proposal No. 5. The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination (the “Adjournment Proposal”).

The items of business listed above are more fully described elsewhere in the proxy statement/prospectus. Whether or not you intend to attend the Special Meeting, we urge you to read the attached proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THE PROXY STATEMENT/PROSPECTUS ENTITLED “RISK FACTORS.”

Only holders of record of shares of PHP common stock, par value $0.0001 per share (“PHP Common Stock”), at the close of business on [●], 2023 (the “Record Date”) are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

After careful consideration, PHP’s board of directors (the “PHP Board”) has determined that each of the proposals listed is fair to and in the best interests of PHP and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of the proposals set forth above. When you consider the recommendations of the PHP Board, you should keep in mind that PHP’s directors and officers may have interests in the Business Combination that conflict with, or are different from, your interests as a stockholder of PHP. See the section entitled “Proposal One — The Business Combination Proposal — Interests of Sponsors, Directors and Officers in the Business Combination.”

The closing of the Business Combination is conditioned on approval of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, and the PHP Charter Proposal (collectively, the “Conditions Precedent Proposals”) at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Conditions Precedent Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

All PHP stockholders are cordially invited to attend the special meeting, which will be held virtually over the Internet at https://www.cstproxy.com/phpventuresacquisition/2023. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of PHP Common Stock on the record date, you may also cast your vote at the Special Meeting. If your PHP Common Stock is held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting, obtain a proxy from your broker or bank.

A complete list of PHP stockholders of record entitled to vote at the Special Meeting will be available for ten (10) days before the Special Meeting at the principal executive offices of PHP for inspection by stockholders during business hours for any purpose germane to the Special Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting virtually or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted and counted.

If you have any questions or need assistance voting your PHP Common Stock, please contact Laurel Hill Advisory Group LLC. Questions can also be sent by email to PHP@laurelhill.com. This notice of Special Meeting is and the proxy statement/prospectus relating to the Business Combination will be available at https:// www.cstproxy.com/phpventuresacquisition/2023.

Thank you for your participation. We look forward to your continued support.

Choo Yeow Marcus Ngoh
Chairman & CEO

IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

ALL PUBLIC HOLDERS (THE “PUBLIC STOCKHOLDERS”) OF SHARES OF PHP COMMON STOCK ISSUED IN PHP’S INITIAL PUBLIC OFFERING (THE “PUBLIC SHARES”) HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL OR TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH.

THIS MEANS THAT ANY PUBLIC STOCKHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR STOCK TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, PHP’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF PHP STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, or SEC, by Modulex, constitutes a prospectus of Modulex under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Combined Company Ordinary Shares to be issued to PHP stockholders in connection with the Business Combination, as well as the Combined Company warrants to acquire Combined Company Ordinary Shares, and PHP rights, which convert in sets of ten (10) at the Effective Time into one (1) Combined Company Ordinary Share.

This document also constitutes a proxy statement of PHP under Section 14(a) of the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the special meeting of PHP stockholders to consider and vote upon the proposals to adopt the Business Combination Agreement and the Transactions contemplated therein, to adjourn the meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, and the PHP Charter Proposal (as each term is defined herein).

Unless otherwise indicated or the context otherwise requires, all references in this proxy statement/prospectus to the terms “Modulex” and the “Company” refer to Modulex Modular Buildings Plc, together with its subsidiaries. All references in this proxy statement/prospectus to “PHP” refer to PHP Ventures Acquisition Corp. All references in this proxy statement/prospectus to the “Combined Company” refer to Modulex Modular Buildings Plc, together with its subsidiaries including PHP on or after the Closing of the Business Combination.

Statements made in this proxy statement/prospectus concerning the contents of any contract, agreement or other document are only summaries of such contracts, agreements or documents and are not complete descriptions of all of their terms. Complete copies of the Business Combination Agreement and the Ancillary Documents listed in items A through I of the definition of Ancillary Documents are set forth in Annex A to this proxy statement/prospectus. The summaries set forth herein are qualified in their entireties by reference to the complete agreements, and we urge you to read the complete agreements set forth in Annex A. Other documents summarized in this proxy statement/prospectus are filed as exhibits to the Registration Statement of which this proxy statement/prospectus forms a part or to the reports and registration statements filed by PHP with the SEC and are available at the SEC’s web site at www.sec.gov, and the summaries thereof set forth herein are qualified in their entireties by reference to the complete agreements, and we urge you to read the complete agreements.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this proxy statement/prospectus concerning Modulex’s industry and the regions in which it operates, including Modulex’s general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and other industry publications, surveys and forecasts. Modulex has not independently verified the accuracy or completeness of any third-party information. Similarly, internal surveys, industry forecasts and market research, which Modulex believes to be reliable based upon its management’s knowledge of the industry, have not been independently verified. While Modulex believes that the market data, industry forecasts and similar information included in this proxy statement/prospectus are generally reliable, such information is inherently imprecise. In addition, assumptions and estimates of Modulex’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Modulex’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

1

SELECTED DEFINITIONS

“$,” “USD,” “US$” and “U.S. dollar”	mean a reference to the United States dollar.

“Ancillary Documents”

means:

a)       Form of Assignment, Assumption and Amendment to Warrant Agreement

b)       Form of Lock-Up Agreement

c)       Form of Minority Lock-Up Agreement

d)       Form of Company Equity Plan

e)       First Amendment to Registration Rights Agreement

f)        Form of Sponsor Voting Agreement

g)       Form of Voting and Support Agreement

h)       Form of Insider Letter Amendment

i)        Form of Modulex Registration Rights Agreement

“Amended Letter Agreement”	means the Letter Agreement combined with the amendment to the Letter Agreement attached as Exhibit H to the Business Combination Agreement, to be executed on or prior to the Closing of the Business Combination, by and among PHP, the Sponsor and Modulex pursuant to which Modulex will assume certain obligations of PHP thereunder with respect to the Combined Company securities issued in replacement of the Sponsor’s PHP securities in the Business Combination, the provisions of the Letter Agreement applicable to PHP securities would become applicable to the Combined Company securities issued in replacement therefor, and the lock-up provisions applicable to the Founder Shares, Private Placement Units, Private Placement Shares and Private Placement Warrants in the Letter Agreement would be revised to match the lock-up provisions applicable to Modulex securityholders who are parties to the Modulex Lock-Ups.

“Cayman Islands Act”	means the Cayman Islands Companies Act (2021 Revision).

“Closing”	means the closing of the Business Combination.

“Code”	means the Internal Revenue Code of 1986, as amended.

“Combined Company”	means Modulex, together with its subsidiaries, including PHP, on or after the Closing of the Business Combination.

“Combined Company Ordinary Shares”	means the Modulex Ordinary Shares after the Closing of the Business Combination with a nominal value of approximately £[0.097] per share, along with any equity securities paid as dividends or distributions after the Effective Time of the Transactions with respect to such Modulex Ordinary Shares or into which such shares are exchanged or converted after the Closing.

“Combined Company Right”	means, upon the Effective Time, each PHP right that becomes the right to receive one-tenth (1/10th) of one Combined Company Ordinary Share.

2

“Combined Company warrants”	means the warrants of the Combined Company to be received by warrant holders of PHP in exchange for their PHP warrants at the Effective Time of the Business Combination, pursuant to the Business Combination Agreement, which warrant entitles the holder to purchase one Combined Company Ordinary Share per warrant at a price of $11.50 per whole share.

“Companies Act”	means, collectively, the Companies Act 2006, as amended, being an Act of the Parliament of the United Kingdom, which forms the primary source of English company law.

“Company Convertible Securities”	means any outstanding securities of the Company that are convertible, exchangeable or exercisable Modulex Ordinary Shares, including without limitation each Modulex Preference Share and each Continuing Company Warrant and any other securities convertible, exchangeable or exercisable for Modulex Ordinary Shares that may be issuable upon exercise of statutory or contractual pre-emptive rights of the Company.

“Company Equity Award”	means, as of any determination time, each Modulex option of the Combined Company and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Modulex or its subsidiaries of rights of any kind to receive any equity security of Modulex or its subsidiaries under any Company Equity Plan or otherwise that is outstanding.

“Company Equity Plan”	means, collectively, Modulex Modular Building PLC Global Equity Incentive Plan of the Combined Company, and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Modulex or its subsidiaries of rights of any kind to receive Equity Securities of Modulex or its subsidiaries or benefits measured in whole or in part by reference to equity securities of Modulex or its subsidiaries.

“Condition Precedent Proposals”	means the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, and the PHP Charter Proposal.

“Consolidation”	means a share consolidation of the Modulex Ordinary Shares using the Conversion Ratio immediately prior to the Effective Time of the Business Combination.

“Conversion Ratio”	means a conversion ratio that will result in all of the issued and outstanding Modulex Ordinary Shares and all Modulex Ordinary Shares arising upon conversion of all of the outstanding Company Convertible Securities having the aggregate Total Deal Value after giving effect to the Consolidation.

“DGCL”	means the Delaware General Corporation Law, as amended.

“Effective Time”	means the day on which the Business Combination closes and the Transactions contemplated in the Business Combination Agreement are consummated.

3

“Exchange Act”	means the Securities Exchange Act of 1934, as amended.

“Existing PHP Charter”	means PHP’s existing amended and restated certificate of incorporation.

“Extension Fees”	means monies deposited into the Trust Account in order to extend the time PHP has to complete its initial business combination.

“Founder Shares”	means the 1,437,500 shares of PHP Class B common stock, par value $0.0001 per share, held by the Sponsor and PHP’s officers and directors, which were acquired for an aggregate purchase price of $25,000 prior to the PHP IPO and which will automatically convert into Combined Company Ordinary Shares upon the consummation of the Business Combination on a one-for-one basis.

“Indebtedness”	means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business consistent with past practices), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar written instrument, (d) all obligations of such Person under leases that are or should be classified as capital leases in accordance with US GAAP (as applicable to such Person), I all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, regardless of whether such instrument has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Initial Stockholders”	means the Sponsor and any PHP officers or directors that hold Founder Shares.

“JOBS Act”	means the Jumpstart Our Business Startups Act of 2012.

“Letter Agreement”	means the letter agreement, dated as of August 16, 2021, between PHP and each of the holders of Founder Shares.

“Loan and Transfer Agreement”	means that certain Loan and Transfer Agreement dated August 8, 2022, as may be amended from time to time, by and between Red Ribbon Asset Management Plc, founded by Mr. Suchit Punnose (the chief executive officer of Modulex); Mr. Low Ban Chai; the Sponsor and PHP, which is due and payable in full at the Effective Time.

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“Merger Sub”	means Modulex Merger Sub, a Cayman Islands exempted company and wholly-owned subsidiary of Modulex, which became a party to the Business Combination Agreement upon execution of a joinder agreement.

“Modulex A&R Articles”	means Modulex’s Amended and Restated Articles of Association, which shall become effective as of the completion of the Consolidation, a copy of which is appended to this proxy statement/prospectus as Annex C.

“Modulex Current Articles”	means Modulex’s current Articles of Association adopted in accordance with the Companies Act.

“Modulex Lock-Ups”	means the Lock-Up Agreement entered into by each of Modulex’s officers, directors and Significant Company Shareholders (as defined in the Business Combination Agreement) as of the execution of the Business Combination Agreement for a two-year period, as well as the lock-up agreements with at least ninety percent (90%) of Modulex shareholders for a two-year period.

“Modulex Ordinary Shares”	means the ordinary shares of Modulex with a nominal value of £0.01 each.

“Modulex Preference Shares”	means the preference “B” shares of the Company with a nominal value of £0.01 each per share.

“Modulex warrants”	means the warrants of Modulex prior to the Closing of the Business Combination.

“Nasdaq”	means The Nasdaq Capital Market.

“PCAOB”	means the Public Company Accounting Oversight Board.

“PHP Board”	means the board of directors of PHP.

“PHP Common Stock”	means the PHP common stock, par value $0.0001 per share, outstanding immediately prior to the Effective Time, which will be exchanged for one Modulex Ordinary Share at Closing of the Business Combination.

“PHP IPO”	means the initial public offering of PHP, which was consummated on August 16, 2021.

“PHP Public Shares” or “public shares “or “PHP Class A common stock”	means the PHP Class A common stock, par value $0.0001 per share, registered with the SEC as part of the PHP IPO.

“PHP right”	means the rights as part of the units issued by PHP in the PHP IPO and the Private Placement Units, entitling the holder thereof to receive one-tenth (1/10) of one share of PHP Common Stock, which rights shall automatically convert whereby each holder of ten (10) outstanding PHP rights shall, at the Effective Time of the Business Combination be entitled to receive one Combined Company Ordinary Share.

“PHP securities”	means the PHP Public Shares, the PHP rights and the PHP warrants.

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“PHP warrant”	means the warrants of PHP entitling the holder to purchase one share of PHP Common Stock per warrant at a price of $11.50 per whole share outstanding immediately prior to the Effective Time that will be assumed by the Combined Company to become a Combined Company warrant, including the warrants (i) issued in a private placement to the Sponsor by PHP at the time of the consummation of the PHP IPO, entitling the holder thereof to purchase one (1) share of PHP Class A common stock per warrant at a purchase price of $11.50 per share, and (ii) one-half (1/2) of one (1) redeemable warrant that was included as part of each PHP unit, each whole warrant entitling the holder thereof to purchase one (1) share of PHP Class A common stock at a purchase price of $11.50 per share.

“PIPE Investment”	means one or more private placement in PHP and/or Modulex, if any, before the Closing of the Business Combination to purchase PHP Class A Common Stock and/or Modulex Ordinary Shares, respectively, for an aggregate subscription target of $30,000,000 in connection with one or more.

“PIPE Investors”	means the investors, if any, in the PIPE Investments pursuant to executed Subscription Agreements.

“PIPE Subscription Agreements”	means each Subscription Agreement the PIPE Investors in connection with a potential PIPE Investment.

“Private Placement Rights”	means the rights that were part of the Private Placement Units sold to Sponsor via the private placement in connection with the PHP IPO.

“Private Placement Shares”	means the shares of PHP Class A common stock sold to Sponsor via the private placement in connection with the PHP IPO.

“Private Placement Units”	means the 293,400 PHP units sold to Sponsor via private placement in connection with the PHP IPO with each private placement unit consisting of one private placement share and three-quarters of one private placement warrant.

“Private Placement Warrants”	means the warrants PHP sold to Sponsor via private placement in connection with the PHP IPO.

“proxy statement/prospectus”	means this proxy statement/prospectus included in this Registration Statement on Form S-4 , filed by Modulex with the SEC.

“Public Stockholders”	means the holders of PHP public shares.

“Recapitalization”	means the proposed recapitalization of the Modulex Ordinary Shares preceding the Effective Time of the Transactions as described in further detail below.

“Record Date”	means the date set by the PHP Board on which holders of PHP Common Stock are entitled to vote at the Special Meeting.

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“Redemption”	means the right of the holders of PHP Common Stock to have their shares redeemed in accordance with the Existing PHP Charter and organizational documents and the procedures set forth in this proxy statement/prospectus.

“Restated Charter”	means the proposed second amended and restated certificate of incorporation of the Combined Company following the Business Combination between Merger Sub and PHP, attached hereto as Annex B, that is the subject of the PHP Charter Proposal.

“Rights Agent”	means Continental Stock Transfer & Trust Company, in its capacity as rights agent under the Rights Agreement.

“Rights Agreement”	means the Rights Agreement, dated as of August 16, 2021, between PHP and the Rights Agent.

“Securities Act”	means the Securities Act of 1933, as amended.

“Special Meeting” and “Meeting”	means the special meeting of shareholders of PHP to be held on [●], 2023 at [● a.m. Eastern Time].

“Sponsor”	means Global Link Investment LLC, a Delaware limited liability company.

“Sponsor Lock-Up Shares”	means the Combined Company Ordinary Shares held by the Sponsor and certain officers and directors beginning on the Effective Time of the Business Combination that are subject to the PHP Registration Rights Agreement, pursuant to which the Sponsor and certain officers and directors have agreed not to transfer their respective Combined Company Ordinary Shares, except to certain permitted transferees, beginning on the Effective Time of the Business Combination and continuing until the earlier of (i) one hundred eighty (180) days thereafter and (ii) when the Combined Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all shareholders having the right to exchange such ordinary shares for cash, securities or other property.

“Total Deal Value”	means approximately $600 million.

“Transactions”	means the transactions contemplated by the Business Combination Agreement and the Ancillary Documents.

“UK GAAP”	means accounting principles generally accepted in the United Kingdom.

“Underwriting Agreement”	means the Underwriting Agreement dated as of August 16, 2021, between PHP and EF Hutton, division of Benchmark Investments, LLC, in its capacity as managing underwriter thereunder.

“Units”	means the 5,000,000 PHP units sold as part of the PHP IPO, the 293,400 private placement units sold to Sponsor, and the 750,000 units sold to the underwriter following the exercise of its over-allotment option, each consisting of one share of PHP Common Stock, one-half (1/2) of one redeemable PHP warrant and one right to acquire one-tenth (1/10th) of one (1) share of PHP Common Stock.

“US GAAP”	means accounting principles generally accepted in the United States of America.

“Warrant Agent”	means Continental Stock Transfer & Trust Company, in its capacity as warrant agent under the Warrant Agreement.

“Warrant Agreement”	means the Warrant Agreement, dated as of August 16, 2021, between PHP and the Warrant Agent

“Warrants”	means the Public Warrants and Private Warrants.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding Modulex’s, PHP’s or the Combined Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, Modulex’s or PHP’s expectations concerning the outlook for their or the Combined Company’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the Combined Company as set forth in the sections of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—PHP’s Board of Directors’ Reasons for the Business Combination and Recommendation of Its Board of Directors.” Forward-looking statements also include statements regarding the expected benefits of the proposed Business Combination between Modulex and PHP.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

●	The cyclicality of the modular construction industry;
●	The effects of health epidemics, such as the recent global COVID-19 pandemic;
●	Competition in the modular construction industry, and the failure to introduce new technologies and products in a timely manner to compete successfully against competitors;
●	If Modulex fails to adjust its supply chain volume due to changing market conditions or fails to estimate its customers’ demand;
●	Disruptions in relationships with any one of Modulex’s key customers;
●	Any difficulty selling Modulex’s products if customers do not design its products into their product offerings;
●	Sustained yield problems or other delays in the manufacturing process of products;
●	If PHP’s stockholders fail to properly demand redemption rights, they will not be entitled to convert their PHP Common Stock into a pro rata portion of the Trust Account;
●	The financial and other interests of PHP’s board of directors may have influenced PHP’s board of directors’ decision to approve the Business Combination;
●	The Modulex securities to be received by PHP’s securityholders as a result of the Business Combination will have different rights from PHP securities and PHP’s stockholders will have a reduced ownership and voting interest of the Combined Company after consummation of the Business Combination; and
●	The other matters described in the section titled “Risk Factors”.

In addition, the Business Combination is subject to the satisfaction of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement and the absence of events that could give rise to the termination of the Business Combination Agreement, the possibility that the Business Combination does not close, and risks that the proposed Business Combination disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for the Combined Company.

Modulex and PHP caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. Neither Modulex nor PHP undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that Modulex or PHP will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in PHP’s public filings with the SEC or, upon and following the consummation of the Business Combination, in the Combined Company’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information.”

Market, ranking and industry data used throughout this proxy statement/prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of the Combined Company the Combined Company’s management, which in turn are based upon the Combined Company’s management’s review of internal surveys, independent industry surveys and publications, and other third-party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Modulex is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Modulex’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

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QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND

THE SPECIAL MEETING

The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the special meeting and the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to PHP stockholders. PHP stockholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the special meeting.

Q: Why am I receiving this proxy statement/prospectus?

A: PHP and Modulex have agreed to a business combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and PHP encourages its stockholders to read it in its entirety. PHP’s stockholders are being asked to consider and vote upon a proposal to approve the Business Combination Agreement and the Transactions contemplated therein, which, among other things, provides for PHP to merge with and into Merger Sub with Merger Sub surviving the Business Combination as a wholly-owned subsidiary of Modulex, and the other Transactions contemplated by the Business Combination Agreement. See “Proposal One — The Business Combination Proposal.”

Q: Are there any other matters being presented to stockholders at the meeting?

A: In addition to voting on the Business Combination Proposal (as defined herein), the stockholders of PHP will vote on the following proposals:

●	To consider and vote on a proposal to approve the Merger Proposal(as defined herein), so the plan of merger is authorized, approved and confirmed in all respects; and PHP is authorized to merge with and into Merger Sub so that Merger Sub is the surviving entity and all the undertaking, property and liabilities of PHP vest in the surviving entity by virtue of such merger pursuant to the Cayman Islands Act and the DGCL. See Proposal Two – Merger Proposal.

●	To consider and vote on the Nasdaq Proposal (as defined herein) to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than twenty percent (20%) of the issued and outstanding PHP Common Stock in connection with the PIPE Investment. See Proposal Three — The Nasdaq Proposal.

●	To consider and vote upon the PHP Charter Proposal (as defined herein) to amend, immediately following and in connection with the closing of the Business Combination, the Existing PHP Charter by adopting the Restated Charter attached hereto as Annex B . See Proposal Four — PHP Charter Proposal.

●	To consider and vote upon the Adjournment Proposal (as defined herein) to adjourn the special meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination. See Proposal Five — The Adjournment Proposal.

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PHP will hold the special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.

The vote of stockholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q: Are the Proposals conditioned on one another?

A: Unless the Business Combination Proposal is approved, the Merger Proposal, the Nasdaq Proposal, and the PHP Charter Proposal will not be presented to the stockholders of PHP at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If PHP does not consummate the Business Combination and fails to complete an initial business combination by August 16, 2024 (subject to an additional twelve (12), one-month extensions upon the Sponsor or its affiliates or permitted designees depositing extension payments in the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions, per month into the Trust Account in accordance with the procedures set forth in the Trust Agreement for which the Sponsor receives a non-interest bearing, unsecured promissory note, payable upon consummation of a Business Combination, in exchange, commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023 in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter), PHP will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its stockholders.

Q: Why is PHP providing stockholders with the opportunity to vote on the Business Combination?

A: The Delaware General Corporation Law and Nasdaq rules applicable to PHP, require PHP to obtain the approval of its stockholders for transactions such as the Business Combination. Also, pursuant to the PHP Charter, PHP is required to provide stockholders with an opportunity to have their shares of PHP Common Stock redeemed for cash, either through a stockholder meeting or tender offer. Due to the structure of the Transactions, PHP is providing this opportunity through a stockholder vote.

Q: Why am I receiving this proxy statement/prospectus if I only own PHP warrants?

A: The PHP warrants will become exercisable following the Business Combination and will become Combined Company warrants that entitle holders to purchase Combined Company Ordinary Shares, as described in more detail herein. This proxy statement/prospectus includes important information about PHP and the business of Modulex and its subsidiaries following the closing of the Business Combination. Because holders of PHP warrants will become holders of Combined Company warrants that entitle the holder to purchase Ordinary Shares after the closing of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q: What will happen upon consummation of the Business Combination?

A: Upon consummation of the Business Combination, the PHP Common Stock and PHP rights will be automatically exchanged for Combined Company Ordinary Shares (whereby the PHP rights will be converted in units of ten (10) PHP rights for one Combined Company Ordinary Share and only units of ten (10) PHP rights will convert) and the PHP warrants will be exchanged for Combined Company warrants, as described herein. Upon consummation of the Business Combination, PHP units will be split into their component parts of PHP Common Stock, PHP rights and PHP warrants, and likewise exchanged, as set forth above. The PHP units will cease to be outstanding. Following consummation of the Business Combination, PHP Common Stock, PHP rights and PHP warrants will have been exchanged, as described above, and will consequently cease to be publicly traded on the Nasdaq. Modulex intends to apply for listing of the Combined Company Ordinary Shares and Combined Company warrants on the Nasdaq under the symbol “MDLX” and “MDLXW”, respectively, to be effective upon the consummation of the Business Combination. It is a mutual condition of the parties to the Closing, subject to waiver, that the Combined Company Ordinary Shares and Combined Company warrants are accepted for listing on the Nasdaq. While trading on the Nasdaq is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that the Combined Company’s securities will be listed on the Nasdaq (if that requirement is waived by the parties to the Business Combination Agreement) or that a viable and active trading market will develop. See “Risk Factors — Risks Related to the Combined Company Following the Business Combination” for more information.

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Q: Why is PHP proposing the Business Combination?

A: PHP was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities.

On August 16, 2021, PHP consummated its initial public offering (the “PHP IPO”) of units, with each unit consisting of one share of its Class A common stock, one-half of one redeemable warrant, and one right to receive one-tenth (1/10) of one share of PHP’s Class A common stock raising total gross proceeds of $57,500,000. Simultaneously with the closing of the PHP IPO, PHP consummated the sale of 293,400 Private Placement Units at a price of $10.00 per unit in a private placement to its Sponsor, generating gross proceeds of $2,934,000. The net proceeds from the IPO and a portion of the proceeds of the private placement, $58,075,000 in the aggregate, were placed in a trust account established for the benefit of PHP’s public stockholders (the “Trust Account”). Since the PHP IPO, PHP’s activity has been limited to the evaluation of business combination candidates. The net trust balance as of August 25, 2023 ( after two charter amendments, on December 30, 2022 and August 15, 2023 and the related PHP public shareholder redemptions) is approximately $9,417,876.

PHP believes Modulex presents an appealing market opportunity and growth profile, a strong position in its industry and a compelling valuation. As a result, PHP believes that the Business Combination will provide PHP stockholders with an opportunity to participate in the ownership of a company with significant growth potential. See Proposal One — The Business Combination Proposal; Proposal Two — The Merger Proposal; PHP’s Board of Directors’ Reasons for the Business Combination and Recommendation of the Board of Directors.”

Q: Did PHP’s board of directors obtain a third-party valuation or fairness opinion in determining whether to proceed with the Business Combination?

A: Yes. PHP retained Houlihan Capital, LLC (“Houlihan”) as its financial advisor in connection with the Business Combination for a non-contingent fee of $200,000, of which $80,000 due upon execution of the agreement, with the remainder of $120,000 due within 90 days of public disclosure of the opinion. In connection with this engagement, the PHP Board requested that Houlihan evaluate the fairness of the Total Deal Value, from a financial point of view, to the PHP stockholders. Houlihan delivered a written fairness opinion to the PHP Board dated November 30, 2022, in which it concluded that, as of such date and based on and subject to the matters described therein, Houlihan was of the opinion that the Total Deal Value is fair from a financial point of view to the PHP stockholders. See “Proposal One — The Business Combination Proposal — Opinion of PHP’s Financial Advisor.” See also the Houlihan Fairness Opinion attached at Annex D.

Q: Do I have redemption rights?

A: If you are a holder of PHP public shares, you have the right to demand that PHP redeem such shares for a pro rata portion of the cash held in PHP’s Trust Account, calculated as of two business days prior to the consummation of the Business Combination. We sometimes refer to these rights to demand redemption of the public shares as “redemption rights.”

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Notwithstanding the foregoing, a holder of PHP public shares, together with any affiliate of the holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 15% or more of the public shares. Accordingly, all public shares, in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

The Existing PHP Charter provides that PHP will only redeem public shares so long as, after such redemption, PHP’s net tangible assets, as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act, or of any entity that succeeds PHP as a public company (such as Modulex), will be at least Five Million One Dollar ($5,000,001 or any greater net tangible asset either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all PHP public shares properly demanded to be redeemed by holders of PHP public shares.

Pursuant to a Letter Agreement dated August 16, 2021, by and between PHP, the Sponsor, and PHP’s directors and executive officers, at the closing of the PHP IPO, PHP’s Sponsor, directors and executive officers waived their right to redeem any Founder Shares or Private Placement Shares that they own in connection with PHP stockholder approval of the Business Combination, any proposed amendment to the Existing PHP Charter prior to the consummation of the Business Combination (although they are entitled to redemption and liquidation rights with respect to any PHP public shares that they own or may acquire in PHP fails to consummate a business combination within the time frame required by the Existing PHP Charter). The waiver was a condition to the issuance of the shares, and there was no consideration paid for the waiver. Additionally, on or prior to the Closing of the Business Combination, PHP, the Sponsor and Modulex agreed to enter into the Amended Letter Agreement pursuant to which Modulex will assume certain obligations of PHP thereunder with respect to the Combined Company securities issued in replacement of the Sponsor’s PHP securities in the Business Combination, the provisions of the Letter Agreement applicable to PHP securities would become applicable to the Combined Company securities issued in replacement therefor, and the lock-up provisions applicable to the Founder Shares, Private Placement Units, Private Placement Shares and Private Placement Warrants in the Letter Agreement would be revised to match the lock-up provisions applicable to Modulex securityholders who are parties to the Modulex Lock-Ups.

Q: How do I exercise my redemption rights?

A: A holder of PHP public shares may exercise redemption rights regardless of whether it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if it is a holder of public shares on the record date. If you are a holder of PHP public shares and wish to exercise your redemption rights, you must demand that PHP convert your public shares into cash and deliver your public shares to PHP’s transfer agent either by (i) physical delivery of paper stock certificates or (ii) electronically using The Depository Trust Company’s Deposit/Withdrawal at Custodian (“DWAC”) System, in each case no later than two (2) business days prior to the special meeting. Any holder of public shares seeking redemption will be entitled to a full pro rata portion of the amount then in the Trust Account, less any owed but unpaid taxes on the funds in the Trust Account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account.

Any request for redemption, once made by a holder of PHP public shares, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the special meeting. If you deliver your shares for redemption to PHP’s transfer agent and later decide prior to the special meeting not to elect redemption, you may request that PHP’s transfer agent return the shares (physically or electronically). You may make such request by contacting PHP’s transfer agent at the address listed at the end of this section.

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Any written demand of redemption rights must be received by PHP’s transfer agent at least two (2) business days prior to the vote taken on the Business Combination Proposal at the special meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

If you are a holder of PHP public shares (including through the ownership of PHP units) and you exercise your redemption rights, it will not result in the loss of any PHP warrants that you may hold (including those contained in any units you hold). Each of your whole PHP warrants will become Combined Company warrants that are exercisable to purchase one Combined Company Ordinary Share following consummation of the Business Combination; provided, however, that such warrants are out of the money when the PHP Common Stock trades below $11.50 per share. Your PHP rights will convert at the Effective Time whereby, for each ten rights held, the holder of the PHP rights will receive one Combined Company Ordinary Share (only sets of ten (10) PHP rights are eligible for conversion). Please see “Questions and Answers about the Business Combination and the Special Meeting—Q. What percentage of the Combined Company will be owned by PHP stockholders who elect not to redeem their shares?” below for additional information with respect to the effect of redemptions under the No Redemption, Interim and Maximum Redemption Scenarios as well as the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” However, if the number of public shares redeemed are at a level which would cause the failure of conditions to close the Business Combination, and subsequently the Business Combination did not occur, your PHP warrants and PHP rights would expire worthless, unless PHP consummated another business combination prior to being required to liquidate its Trust Account. For more information on these conditions, see the prior question “Do I have redemption rights”.

Q: Do I have appraisal rights if I object to the proposed Business Combination?

A: Under Section 262 of the General Corporation Law of the State of Delaware, the holders of PHP Common Stock, PHP rights, and PHP warrants will not have appraisal rights in connection with the Business Combination.

Q: What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A: The net proceeds of the PHP IPO, together with the full exercise of the over-allotment option by the underwriter and a portion of the amount raised from the Private Placement Units for a total of $58,075,000, was placed in the Trust Account immediately following the PHP IPO. On August 15, 2022, and November 7, 2022, respectively, PHP’s Sponsor deposited $575,000 totaling $1,150,000 into the Trust Account in order the extend the time PHP has to complete its initial business combination from August 16, 2022, to November 16, 2022.

In February 16, 2023, PHP further extended the time to complete its initial business combination six times beginning August 16, 2023, as PHP’s Sponsor deposited an additional $110,796.88 into the Trust Account for each one-month extension commencing February 16, 2023, as was approved by PHP stockholders on December 30, 2022 in an amendment to the Existing PHP Charter).

On August 15, 2023, PHP held a virtual special meeting of its stockholders to vote on three proposals. At the special meeting, holders of PHP Common Stock voted on and approved, two of the three proposals presented, an extension proposal and trust amendment proposal. In connection with the vote at the special meeting, Public Stockholders holding 906,611 Public Shares exercised their right to redeem those shares for cash. After consummation of the Business Combination, the funds in the Trust Account will be used to pay, on a pro rata basis, holders of the public shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of $2,012,500 to the underwriter of the PHP IPO as deferred underwriting commissions) and for working capital (including repayment of $1,371,594 pursuant to a Loan Transfer Agreement and used to pay certain extension fees incurred for more time to consummate the business combination) and general corporate purposes.

If PHP does not consummate the Business Combination and fails to complete an initial business combination by August 16, 2024 (subject to an additional twelve (12), one-month extensions upon the Sponsor or its affiliates or permitted designees depositing extension payments in the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions, per month into the Trust Account in accordance with the procedures set forth in the Trust Agreement for which the Sponsor receives a non-interest bearing, unsecured promissory note, payable upon consummation of a Business Combination, in exchange, commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023 in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter), PHP will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its stockholders.

On September 25, 2023, PHP entered into a Promissory Note with Sponsor for an amount up to $1,500,000 to memorialize the loan Sponsor made to PHP for the six extension payments each month beginning February 16, 2023 in the amount of $110,796.88 each, and the twelve extension payments each month beginning August 16, 2023 in the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month.

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Q: What happens if a substantial number of public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A: PHP’s public stockholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders is substantially reduced as a result of redemptions by public stockholders. To the extent that there are fewer PHP public shares and public stockholders, the trading market for Combined Company Ordinary Shares may be less liquid than the market was for PHP prior to the Transactions and the Combined Company may not be able to meet the listing standards of a national securities exchange. In addition, to the extent of any additional redemptions, even fewer funds from the Trust Account would be available to the Combined Company to be used in the business including for working capital available following the consummation of the Business Combination. PHP’s working capital will be reduced in proportion to such redemptions and will also be reduced to the extent of PHP’s and Modulex’s transaction expenses. Reduced working capital may adversely affect the Combined Company’s business and future operations.

Q: What happens if the Business Combination is not consummated?

A: If PHP does not complete the Business Combination with Modulex for whatever reason, PHP would search for another target business with which to complete a business combination. If PHP does not complete the Business Combination with Modulex or another business combination by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension commencing August 16, 2023, as was approved by PHP Stockholders in an amendment to the Existing PHP Charter, of August 15, 2023, or such later date approved by PHP stockholders in an amendment to the Existing PHP Charter), PHP must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of interest that may be used by the Company to pay income taxes or other taxes) divided by the number of outstanding PHP public shares. The Sponsor and PHP’s officers and directors have waived their redemption rights with respect to their Founder Shares in the event a business combination is not affected in the required time period, and, accordingly, their Founder Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to PHP’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q: How do the Sponsor and the officers and directors of PHP intend to vote on the proposals?

A: The Sponsor, as well as PHP’s officers and directors (collectively, the “Initial Stockholders”), beneficially own and are entitled to vote an aggregate of 1,437,500 Founder Shares and 293,400 shares of PHP’s Class A common stock included in the Private Placement Units or approximately 66.6% of the outstanding PHP Common Stock. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. In addition to the shares of PHP Common Stock held by the Sponsor and PHP’s officers and directors, PHP would need no additional shares of the PHP public shares to be voted in favor of the Business Combination Proposal and other proposals in order for them to be approved (assuming all outstanding shares are voted on each proposal).

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Q: What percentage of the Combined Company will be owned by PHP stockholders who elect not to redeem their shares?

A: After the completion of the Business Combination and Transactions, PHP’s stockholders will own a significantly smaller percentage of the Combined Company than they currently own of PHP. Consequently, PHP’s stockholders, as a group, will have reduced ownership and voting power in the Combined Company compared to their ownership and voting power in PHP.

Assuming that no additional holders of PHP Common Stock exercises redemption rights as described in this proxy statement/prospectus, at the Closing, existing Modulex shareholders would hold approximately 79.91% assuming no dilution and 68.95% assuming full dilution of the Combined Company Ordinary Shares and current PHP public stockholders would hold approximately 1.13% assuming no dilution and 2.18% assuming full dilution of the Combined Company Ordinary Shares, the Initial Stockholders (including the Sponsor) would hold approximately 2.39% assuming no dilution and 2.11% assuming full dilution of the Combined Company Ordinary Shares), PIPE Investors would hold approximately 14.58% assuming no dilution and 25.05% assuming full dilution of the Combined Company Ordinary Shares, and FA Equity would hold approximately 1.99% assuming no dilution and 1.71% assuming full dilution of the Combined Company Ordinary Shares. This assumes (1) the amount from the various sources of cash may change based on (a) the amount of public stockholder redemptions prior to Closing, (b) investor interest in the acquisition, and (c) the then current markets for equity and debt financing; (2) pre-Transaction funds of $5,250,000; (3) Unit PIPE Investment funds of $50,000,000; (4) convertible note PIPE Investment funds of $50,000,000; (5) pre-Transaction valuation of Combined Company at $600,000,000; (6) includes differed PHP IPO fees and underwriter Business Combination fee, working capital account and does not include additional fees from service providers at closing (such as legal, audit, and financial advisors); (7) there are no new awards under any new Company Equity Plan and no adjustments to the transaction consideration; (8) a redemption price per share of $10.00; (9) public investors redemptions of 70%; (10) PHP IPO of $57,500,000; (11) cashless exercise of warrants at $18 price; and (12) Sponsor shares acquired prior to Business Combination by Red Ribbon.

Pursuant to the Business Combination Agreement, assuming the Consolidation has occurred, at the Effective Time, (a) each share of PHP Common Stock, par value $0.0001 per share, outstanding immediately prior to the Effective Time will be exchanged for on Ordinary Share, (b) each PHP warrant entitling the holder to purchase one share of PHP Common Stock per warrant at a price of $11.50 per whole share outstanding immediately prior to the Effective Time will be assumed by Modulex and will become one Modulex warrant entitling the holder to purchase one Ordinary Share per warrant at a price of $11.50 per whole share (the “Modulex warrants”), and (c) each PHP right, entitling the holder thereof to receive one-tenth (1/10) of one share of PHP Common Stock outstanding immediately prior to the Effective Time, shall automatically convert whereby each holder of ten (10) outstanding PHP rights shall, at the Effective Time, receive one (1) Ordinary Share in exchange therefor, thus holders of PHP rights must hold rights in multiples of 10 in order to receive shares for all of their PHP rights upon closing of the Business Combination. The following table shows the outstanding shares of the Combined Company after giving effect to the Business Combination:

	Outstanding Shares of Modulex Holdings Limited
	Assuming No Additional Redemptions	Assuming 25% Additional Redemptions	Assuming 50% Additional Redemptions	Assuming 75% Additional Redemptions	Assuming Max Additional Redemptions
Total outstanding shares pre-Business Combination	3,503,650	3,503,650	3,503,650	3,503,650	3,503,650
Class A common shares issuable to Modulex directors and associates	2,527,443	2,527,443	2,527,443	2,527,443	2,527,443
Class A common shares issuable to Modulex external investors	42,720,282	42,720,282	42,720,282	42,720,282	42,720,282
Class A common shares issuable to related parties	15,156,596	15,156,596	15,156,596	15,156,596	15,156,596
Class A common shares issuable in a private placement	29,340	29,340	29,340	29,340	29,340
Class A common shares issuable pursuant to the conversion of Rights	575,000	575,000	575,000	575,000	575,000
Class A common shares issuable in a pre-transaction financing	750,000	750,000	750,000	750,000	750,000
Class A common shares issuable pursuant to PIPE financing	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000
Share redemptions	(906,611)	(1,123,145)	(1,339,680)	(1,556,215)	(1,772,750)
Total Modulex Global Ordinary Shares outstanding post-Business Combination	74,355,700	74,139,166	73,922,631	73,706,096	73,489,561

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In addition, the following table illustrates varying ownership levels in Modulex Ordinary Shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders, on a fully diluted basis, showing full exercise and conversion of all securities expected to be outstanding as of the Closing of the Business Combination, including public warrants, private placement warrants, warrants issued in a pre-transaction financing, and warrants issued in a PIPE:

		% of Total (2)
Additional Dilution Sources (1)	Total Shares	Assuming No Additional Redemptions (3)	Assuming 25% Additional Redemptions (4)	Assuming 50% Additional Redemptions (5)	Assuming 75% Additional Redemptions (6)	Assuming Maximum Redemptions (7)
Shares underlying PHP public warrants (8)	1,038,194	1.4%	1.4%	1.4%	1.4%	1.4%
Shares underlying PHP private placement warrants (9)	52,975	0.1%	0.1%	0.1%	0.1%	0.1%
Shares underlying Modulex warrants (10)	248,919	0.3%	0.3%	0.3%	0.3%	0.3%
Shares underlying PHP warrants issued in a pre-transaction financing (11)	750,000	1.0%	1.0%	1.0%	1.0%	1.0%
Shares underlying PHP warrants issued in a PIPE (12)	10,000,000	11.9%	11.9%	11.9%	11.9%	12.0%
Total additional dilution sources	12,090,088	14.7%	14.7%	14.7%	14.7%	14.8%

(1)	All share numbers and percentages for the Additional Dilution Sources are presented without the potential reduction of any amounts paid by the holders of the given Additional Dilution Sources and therefore may overstate the presentation of dilution.

(2)	The Percentage of Total with respect to each Additional Dilution Source set forth above, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the illustrative no redemption scenario, the Percentage of Total with respect to the shares underlying the public warrants would be calculated as follows: (a) 1,038,194 shares issued pursuant to the public warrants; divided by (b) (i) 74,355,700 shares (the number of shares outstanding prior to any issuance pursuant to the shares underlying the public warrants) plus (ii) 1,038,194 shares issued pursuant to the shares underlying the private placement warrants.

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(3)	Amount shown represents share redemption levels reflecting no additional redeemable public shares outstanding.

(4)	Amount shown represents share redemption levels reflecting 25% of the redeemable public shares outstanding (1,123,145 shares).

(5)	Amount shown represents share redemption levels reflecting 50% of the redeemable public shares outstanding (1,339,680 shares).

(6)	Amount shown represents share redemption levels reflecting 75% of the redeemable public shares outstanding (1,556,215 shares).

(7)	Assumes that 100% of PHP’s remaining redeemable public shares (1,772,750 shares) are redeemed in connection with the Business Combination.

(8)	Assumes exercise of all publicly held warrants to purchase 1,038,194 shares of PHP Common Stock.

(9)	Assumes exercise of all private placement warrants to purchase 52,975 shares of PHP Common Stock.

(10)	Assumes exercise of all Modulex warrants to purchase 248,919 shares of PHP Common Stock.

(11)	Assumes exercise of all warrants issued in a pre-transaction financing to purchase 750,000 shares of PHP Common Stock.

(12)	Assumes exercise of all warrants issued in a PIPE financing to purchase 10,000,000 shares of PHP Common Stock.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of our public shares. The following table shows the dilutive effect and the effect on the per share value of Modulex Ordinary Shares held by non-redeeming holders of PHP Common Stock under a range of redemption scenarios and PHP Warrant exercise scenarios:

	Assuming No Additional Redemptions (1)		Assuming 25% Additional Redemptions (2)		Assuming 50% Additional Redemptions (3)
	Shares	Value per Share (6)	Shares	Value per Share (7)	Shares	Value per Share (8)
Base Scenario (11)	74,355,700	$11.50	74,139,166	$11.50	73,922,631	$11.50
Excluding Sponsor Shares (12)	72,624,800	11.77	72,408,266	11.77	72,191,731	11.78
Exercising public warrants (13) (14)	75,393,894	11.34	75,177,360	11.34	74,960,825	11.34
Exercising private placement warrants (13) (14)	74,657,594	11.45	74,441,060	11.45	74,224,525	11.45
Exercising pre-transaction financing warrants (13) (14)	76,143,894	11.23	75,927,360	11.23	75,710,825	11.23
Exercising PIPE financing warrants (13) (14)	84,657,594	10.10	84,441,060	10.10	84,224,525	10.09
Exercising all warrants (13) (14)	86,445,788	9.89	75,479,254	11.30	75,262,719	11.30

	Assuming 75% Additional Redemptions (4)		Assuming Maximum Redemptions (5)
	Shares	Value per Share (9)	Shares	Value per Share (10)
Base Scenario (11)	73,706,096	$11.50	73,489,561	$11.50
Excluding Sponsor Shares (12)	71,975,196	11.78	71,758,661	11.78
Exercising public warrants (13) (14)	74,744,290	11.34	74,527,755	11.34
Exercising private placement warrants (13) (14)	74,007,990	11.45	73,791,455	11.45
Exercising pre-transaction financing warrants (13) (14)	75,494,290	11.23	75,277,755	11.23
Exercising PIPE financing warrants (13) (14)	84,007,990	10.09	83,791,455	10.09
Exercising all warrants (13) (14)	75,046,184	11.29	74,829,649	11.29

(1)	Assumes that no additional shares of PHP Class A Common Stock are redeemed.

(2)	Assumes that 1,123,145 shares of PHP Class A Common Stock, or 25% of PHP’s outstanding redeemable public shares, are redeemed.

(3)	Assumes that 1,339,680 shares of PHP Class A Common Stock, or 50% of PHP’s outstanding redeemable public shares, are redeemed.

(4)	Assumes that 1,556,215 shares of PHP Class A Common Stock, or 75% of PHP’s outstanding redeemable public shares, are redeemed.

(5)	Assumes that 1,772,750 shares of PHP Class A Common Stock, or 100% of PHP’s outstanding redeemable public shares, are redeemed.

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(6)	Based on a post-transaction equity value of the Combined Company of $208.7 million.

(7)	Based on a post-transaction equity value of the Combined Company of $206.4 million.

(8)	Based on a post-transaction equity value of the Combined Company of $204.0 million.

(9)	Based on a post-transaction equity value of the Combined Company of $201.6 million.

(10)	Based on a post-transaction equity value of the Combined Company of $199.3 million.

(11)	Represents the post-Closing share ownership of the Combined Company assuming various levels of redemption by holders of PHP Common Stock.

(12)	Represents the Base Scenario excluding the 1,437,500 founders shares (the PHP Class B Common Stock) held by Sponsor and the PHP Initial Stockholders and excluding the 293,400 private placement units (consisting of placement shares and private placement warrants) held by Sponsor, and which we collectively refer to in this table as “Sponsor Shares.”

(13)	Represents the Base Scenario plus the exercise of warrants. Warrants are exercisable up to 12,090,088 shares of Modulex Ordinary Shares. Of these, public warrants are exercisable into 1,038,194 shares, and PHP’s private placement warrants are exercisable into 52,975 shares. PHP’s public warrants and private placement warrants are only exercisable after the consummation of the Business Combination, and following their conversion into Combined Company Warrants. Assumes no redemption of PHP warrants. See “Description of Securities of the Combined Company —Warrants” for more information, including the terms for redemption of warrants, which, among other things, are only redeemable after the Business Combination and if the price of the Combined Company Common Stock exceeds $11.50 per share for a specified period of time.

(14)	Does not account for proceeds paid to PHP or the Combined Company, if any, in connection with payment of the exercise prices for warrants, which may be exercisable, in the case of our public warrants, by payment either of an exercise price or on a cashless basis under certain circumstances. See “Description of Securities of The Combined Company —Warrants” for more information.

Upon the issuance of Combined Company Ordinary Shares in connection with the Business Combination, the percentage ownership of the Combined Company by Public Stockholders who do not redeem their Public Shares will be diluted. PHP Public Stockholders that do not redeem their Public Shares in connection with the Business Combination will experience further dilution upon the exercise of Public Warrants that are retained after the Closing by redeeming Public Stockholders. The percentage of the total number of outstanding shares of that will be owned by Public Stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination and the number of shares of common stock issued upon conversion of the Preferred Stock.

Q: What factors did PHP’s board consider in evaluating the Business Combination?

A: PHP’s board of directors considered a number of factors in determining whether to approve the Business Combination Agreement and the Transactions contemplated thereby, including the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to:

●	Market Potential. Size and forecast growth rates of the applicable markets for Modulex’s products in view of recent studies (2019 and 2020 by McKinsey Global Institute) proclaiming that modular construction is a cost-effective solution, which is a significant driver in the successful implementation by Modulex in both developing and developed countries around the world.

●	Product Quality. Technical quality of Modulex’s products and unique characteristics and price points.

●	Customers and Production. The prospects generally for modular construction companies as well as prospective customer responses to Modulex products as indicated by its current letter of intent and progress toward the construction of its first MegaFactoryTM in India, which is due for completion of construction in December 2023 followed by the commencement of steel modular building supplies production in 2024 to be exported to the U.K., U.S. and E.U. and to supply projects within India, followed by the construction of 19 additional MegaFactories to follow over the next 12 years.

●	Forecast Financial Performance. The forecast revenue and projected profit as well as earnings growth potential for Modulex, which is supported by due diligence and the above noted factors. While short-term variances from forecasts may occur with market conditions, PHP felt comfortable with the projected Modulex earnings and profit.

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●	Attractive Valuation. PHP’s board of directors believes Modulex’s implied valuation following the Business Combination relative to the current valuations experienced by comparable publicly traded companies in the modular construction sector is favorable for PHP.

●	Experienced Senior Leadership Team. Modulex is led by an experienced management team in the modular construction and technology industry who is passionate about creating a cutting-edge ConstrucTech business by delivering the full potential of “Modular Buildings 2.0” and has worked together for a considerable period.

●	Stockholder Liquidity. The obligation in the Business Combination Agreement to have Modulex Ordinary Shares issued as consideration listed on the Nasdaq Capital Markets, a major U.S. stock exchange, which PHP’s board of directors believes has the potential to offer stockholders greater liquidity.

●	Due Diligence. PHP’s due diligence examinations of Modulex and discussions with Modulex’s management and financial and legal advisors.

●	Other Alternatives. PHP’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to PHP over more than 12 months, that the Business Combination represents the best potential business combination for PHP and the most attractive opportunity for PHP’s management to accelerate its business plan, the process utilized to evaluate and assess other potential combination targets, and PHP’s board of directors’ belief that such process has not presented a better alternative; and

●	Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between PHP and Modulex.

PHP’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	Industry Cyclicality. The cyclicality of the construction industry;

●	Unknown Growth of Modular Construction Industry. External market factors, combined with fragmented and complex industry dynamics and an overall aversion to risk, have made change slow in the construction industry, which makes for uncertainty how well the modern trend of modular construction will reshape the industry;

●	Persistent Demand for Construction Labor. The persistent demand for available and qualified workers reported by contractors leading to declining work opportunities as a direct result of the labor shortage.

●	COVID-19. The effects of health epidemics, such as the recent global COVID-19 pandemic, on Modulex’s operations;

●	Competition. Competition in the modular construction industry, and the failure to introduce new technologies and products in a timely manner to compete successfully against competitors;

●	Supply & Demand Issues. If Modulex fails to adjust its supply chain volume due to changing market conditions or fails to estimate its customers’ demand;

●	Customer Relationships. The lack of revenue and existing customer contracts apart from a letter of intent from 2021 and Modulex’s ability to grow its customer base followed by future disruptions in relationships with customers;

●	Lack of Integration Risk. Any difficulty selling Modulex’s products if customers do not design Modulex’s products into their product offerings;

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●	Dependence on Design Wins. Modulex’s dependence on winning selection processes;

●	Margin from Design Wins. Even if Modulex succeeds in winning selection processes for its products, Modulex may not generate timely or sufficient net sales or margins from those wins;

●	Manufacturing Delays. Sustained yield problems or other delays in the manufacturing process of products;

●	Systems Update. The need to update Modulex’s financial systems and operations necessary for a public company listed on Nasdaq;

●	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the Combined Company’s future revenues;

●	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

●	Redemption Risk. The potential that a significant number of PHP stockholders elect to redeem their shares prior to the consummation of the merger and pursuant to PHP’s existing charter, which would potentially make the Transactions more difficult or impossible to complete;

●	Stockholder Vote. The risk that PHP’s stockholders may fail to provide the respective votes necessary to effect the Transactions;

●	Closing Conditions. The fact that the completion of the Transactions is conditioned on the satisfaction of certain closing conditions in the Business Combination Agreement that are not within PHP’s control;

●	Litigation. The possibility of litigation challenging the consummation of the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Transactions;

●	Liquidation of PHP. The risks and costs to PHP if the Transactions are not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in PHP being unable to effect a business combination by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve (12) times commencing August 16, 2023, as was approved by PHP Stockholders in an amendment to the Existing PHP Charter, on August 15, 2023, or such later date approved by PHP stockholders in an amendment to the Existing PHP Charter);

●	PHP Stockholders Receiving Minority Position. The fact that existing PHP stockholders will hold a minority position in the Combined Company;

●	Fees and Expenses. The fees and expenses associated with completing the merger;

●	Interests of Certain Persons. Some officers and directors of PHP may have interests in the merger. See the section titled “Proposal One — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page 119 of this proxy statement/prospectus; and

●	Other Risks. Various other risks associated with Modulex’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

For more information about our Board’s decision-making process, see the section entitled “Proposal One — The Business Combination Proposal — The Board’s Reasons for Approval of the Business Combination.”

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Q: What interests do the Sponsor and the current officers and directors of PHP have in the Business Combination?

A: In considering the recommendation of PHP’s board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and certain of PHP’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. PHP’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to stockholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the fact that:

●	Garry Stein is currently a member of PHP’s Sponsor. By virtue of this relationship, Mr. Stein may be deemed to share beneficial ownership of the securities held of record by our Sponsor. Mr. Stein disclaims any such beneficial ownership except to the extent of his pecuniary interest in the shares of PHP Class B common stock. The consummation of the Business Combination will result in Mr. Stein becoming the legal owner of 60,000 Combined Company Ordinary Shares and an independent director and chair of the Combined Company Board’s Audit Committee.

●	Suchit Punnose is the Founder and CEO of Modulex. Modulex is one of Red Ribbon Asset Management Plc’s (“Red Ribbon” or “RRAM”) investment ventures. Suchit Punnose is the founder and CEO of Red Ribbon. On August 8, 2022, one week before PHP’s initial 12-month period to complete a business combination would have expired on August 16, 2021, Red Ribbon loaned $1,650,000 to PHP to cover all Extension Fees totaling $1,150,000 with the balance to be used for working capital pursuant to a loan and transfer agreement (the “Loan and Transfer Agreement”). See Exhibit 10.10, the Loan and Transfer Agreement.

●	If the Business Combination with Modulex or another business combination is not consummated by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension, for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023 in an amendment to the PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter), then PHP will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and PHP’s board of directors, dissolving and liquidating. In such event, the 1,437,500 Founder Shares held by the Sponsor and officers and directors, which were acquired by the Sponsor for $25,000, and the and 293,400 shares of PHP’s Class A common stock included in the Private Placement Units, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such Founder Shares had an aggregate market value of $15,683,125 and the 293,400 shares of PHP’s Class A common stock included in the Private Placement Units had an aggregate market value of $3,200,994 based upon the closing price of $10.91 per share on the Nasdaq on September 8, 2023. On the other hand, if the Business Combination is consummated, each outstanding share of PHP Common Stock will be converted into one Combined Company Ordinary Share. Our sponsor transferred 20,000 shares to Mr. Ngoh, 6,000 shares to Mr. Stein, 2,500 shares to Mr. Phoon, 2,500 shares to Mr. Anih and 3,000 shares to Legacy Royals, LLC an entity controlled by Mr. Gordon. Additionally, pursuant to a Securities Transfer Agreement dated January 23, 2023, Red Ribbon Asset Management PLC transferred 50,000 shares Class B Common Stock to Mr. Stein. Finally, pursuant to a Securities Transfer Agreement dated March 21, 2023, Low Ban Chai transferred 4,000 shares of Class B Common Stock to Mr. Stein.

●	If PHP is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by PHP for services rendered or contracted for or products sold to PHP. If PHP consummates the Business Combination, on the other hand, Modulex will be liable for all such claims.

●	The Sponsor and PHP’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on PHP’s behalf, such as identifying and investigating possible business targets and business combinations. However, if PHP fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, PHP may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023. Previously, on December 30, 2022, PHP Stockholders approved an amendment to the Existing PHP Charter to extend the deadline to February 16, 2023 (or later to August 16, 2023, if PHP’s Sponsor deposits an additional $0.0625 per PHP public share per month into the Trust Account for each of the six one-month extensions.

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●	On February 14, 2023, PHP’s Sponsor deposited $110,796.88 into the Trust account for its public stockholders, representing $0.0625 per public share, allowing PHP to extend the period of time it has to consummate its initial business combination by one month from February 16, 2023 to March 16, 2023.

●	On March 14, 2023, PHP issued a press release announcing that it caused to be deposited $110,796.88 into the Trust account for its public stockholders, representing $0.0625 per public share, allowing PHP to extend the period of time it has to consummate its initial business combination by one month from March 16, 2023 to April 16, 2023.

●	On April 26, 2023, PHP issued a press release announcing that it caused to be deposited $110,796.88 into the Trust account for its public stockholders, representing $0.0625 per public share, allowing PHP to extend the period of time it has to consummate its initial business combination by one month from April 16, 2023 to May 16, 2023.

●	On May 16, 2023, PHP issued a press release announcing that it caused to be deposited $110,796.88 into the Trust account for its public stockholders, representing $0.0625 per public share, allowing PHP to extend the period of time it has to consummate its initial business combination by one month from May 16, 2023 to June 16, 2023.

●	On June 16, 2023, PHP issued a press release announcing that it caused to be deposited $110,796.88 into the Trust account for its public stockholders, representing $0.0625 per public share, allowing PHP to extend the period of time it has to consummate its initial business combination by one month from June 16, 2023 to July 16, 2023.

●	On July 13, 2023, PHP deposited $110,796.88 into the Trust account for its public stockholders, representing $0.0625 per public share, allowing PHP to extend the period of time it has to consummate its initial business combination by one month from July 16, 2023 to August 16, 2023.

●	On August 15, 2023, PHP held a special meeting of its stockholders (the “Special Meeting”) and shareholders approved the proposal (the “Trust Amendment Proposal”) to authorize PHP to enter into Amendment No. 2 to the Trust Agreement (the “Trust Agreement Amendment”) to amend the Trust Agreement to allow PHP to extend the date to complete an initial business combination or Continental must liquidate the Trust Account established in connection with the PHP IPO, which was approved allowing PHP to extend beyond August 16, 2023 by up to twelve (12), one-month extensions through August 16, 2024 (each of the twelve (12), one-month extensions, an “Extension”, and each such extended date a “Deadline Date”), which is the date by which the Company must have completed its initial business combination or liquidate the Trust Account. In connection with each Extension, the Sponsor (or its affiliates or permitted designees), will deposit into the Trust Account the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month, as set forth in the Trust Agreement (the “Extension Amendment Proposal”). In connection with the voting on the Extension Amendment Proposal and the Trust Amendment Proposal at the Special Meeting, holders of 906,611 shares of Class A common stock exercised the right to redeem such shares for cash.

Following the Special Meeting on August 15, 2023, the Company caused to be deposited the amount of $34,645.56 into the Company’s trust account for its public stockholders on August 16, 2023, allowing the Company to extend the date by which the Company may consummate an initial business combination by one month from August 16, 2023 to September 16, 2023.

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The Company caused to be deposited the amount of $34,645.56 into the Company’s trust account for its public stockholders on September 18, 2023, allowing the Company to extend the date by which the Company may consummate an initial business combination by one month from September 16, 2023 to October 16, 2023.

As of June 30, 2023, the Sponsor and PHP’s officers and directors and their affiliates had incurred approximately $0.00 of unpaid reimbursable expenses.

●	On September 25, 2023, PHP entered into a Promissory Note with Sponsor for an amount up to $1,500,000 to memorialize the loan Sponsor made to PHP for the six extension payments each month beginning February 16, 2023 in the amount of $110,796.88 each, and the twelve extension payments each month beginning August 16, 2023 in the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month.

●	The Business Combination Agreement provides for the continued indemnification of PHP’s current directors and officers and the continuation of directors and officers liability insurance covering PHP’s current directors and officers.

●	PHP’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to PHP to fund certain capital requirements. If the Business Combination is not consummated, any such loans will not be repaid and will be forgiven except to the extent there are funds available to PHP outside of the Trust Account.

●	The Sponsor will benefit financially from the completion of any business combination even if the Combined Company Ordinary Share price declines after the Business Combination, generating a negative return for other shareholders. The Sponsor will lose substantially all of its investment in PHP and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not completed by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023 in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter). Thus, if the proposed Business Combination with Modulex is not consummated, PHP may seek to complete a business combination with a less favorable target company or on terms less favorable to PHP stockholders rather than choose to dissolve and liquidate.

●	Garry Stein is currently a party to a consulting agreement with Red Ribbon (the sponsor of Modulex), PHP and Sponsor whereby Mr. Stein will be awarded 50,000 shares after consummation of the Business Combination in exchange for consulting services rendered that are related to consummation of the Business Combination agreement. Mr. Stein will also be an independent member of the board of directors and chair of the Combined Company’s Audit Committee following the closing of the Business Combination and, therefore, in the future Mr. Stein will receive any cash fees, stock options or stock awards that the board of directors of the Combined Company determines to pay to its non-executive directors. Mr. Stein disclosed his interest to the PHP Board on March 23, 2023 and the PHP Board approved this arrangement.

●	If PHP is unable to raise funding for a PIPE and enter into PIPE subscription agreements, Modulex will engage in pre-consummated transaction financing for a minimum of US$30 million but up to US$100 million.

●	The Sponsor paid an aggregate of $25,000 for 1,437,500 Founder Shares, which had an aggregate market value of $15,683,125 and the 293,400 shares of PHP’s Class A common stock included in the Private Placement Units had an aggregate market value of $3,200,994 based upon the closing price of $10.91 per share on the Nasdaq on September 8, 2023. If the proposed Business Combination with Modulex is consummated, the Sponsor may still earn a positive rate of return on its investment, even if other stockholders experience a negative rate of return in post-Business Combination. Our Sponsor transferred 20,000 shares to Mr. Ngoh, 6,000 shares to Mr. Stein, 2,500 shares to Mr. Phoon, 2,500 shares to Mr. Anih and 3,000 shares to Legacy Royals, LLC an entity controlled by Mr. Gordon. Additionally, pursuant to a Securities Transfer Agreement dated January 23, 2023, Red Ribbon Asset Management PLC transferred 50,000 shares Class B Common Stock to Mr. Stein. Finally, pursuant to a Securities Transfer Agreement dated March 21, 2023, Low Ban Chai transferred 4,000 shares of Class B Common Stock to Mr. Stein.

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Q: When do you expect the Business Combination to be completed?

A: It is currently anticipated that the Business Combination will be consummated promptly following the PHP special meeting, which is set for [●], 2023; however, such meeting could be adjourned or postponed to a later date, as described above. The Closing is also subject to the approval of the holders of Ordinary Shares as well as other customary closing conditions. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing of the Transactions.”

Q: What do I need to do now?

A: PHP urges you to read and consider the information contained in this proxy statement/prospectus carefully, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or a warrant holder of PHP. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q: When and where will the special meeting take place?

A: The special meeting will be held on [●], 2023, at 10:00 a.m., Eastern Time, solely over the Internet by means of a live audio webcast. You may attend the special meeting webcast by accessing the web portal located at https://www.cstproxy.com/phpventuresacquisition/2023 and following the instructions set forth below. Stockholders participating in the special meeting will be able to listen only and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the special meeting, virtual attendees will be able to vote via the web portal during the special meeting webcast and submit questions or comments to PHP’s directors and officers during the special meeting. Stockholders may submit questions or comments during the meeting through the special meeting webcast by typing in the “Submit a question” box.

Q: How do I attend the Special Meeting?

A: Due to health concerns stemming from the COVID-19 pandemic and to support the health and well-being of PHP’s stockholders, the special meeting will be held virtually. To register for and attend the special meeting, please follow these instructions as applicable to the nature of your ownership of PHP Common Stock:

●	Shares Held of Record. If you are a record holder, and you wish to attend the virtual special meeting, go to https://www.cstproxy.com/phpventuresacquisition/2023, enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to register for the online meeting” link at the top of the page. Immediately prior to the start of the special meeting, you will need to log back into the meeting site using your control number.

●	Shares Held in Street Name. If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you who wish to attend the virtual special meeting, you must obtain a legal proxy from the stockholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the special meeting. Holders should contact their bank, broker, or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the special meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the special meeting. “Street” name holders should contact EF Hutton on or before [●], 2023.

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Stockholders will also have the option to listen to the special meeting by telephone by calling:

●	Within the U.S. and Canada: (888) 965-8995 (toll-free)

●	Outside of the U.S. and Canada: (415) 655-0243 (standard rates apply)

The passcode for telephone access: [●]. You will not be able to vote or submit questions unless you register for and log in to the special meeting webcast as described above.

Q: How do I vote?

A: If you are a holder of record of PHP Common Stock on the record date, you may vote by virtually attending the special meeting and submitting a ballot via the special meeting webcast or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the virtual special meeting and vote through the web portal, obtain a legal proxy from your broker, bank or nominee.

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A: Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. The Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the PHP Charter Proposal, and the Adjournment Proposal are all non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to any of these proposals unless you provide voting instructions.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. Stockholders of record may send a later-dated, signed proxy card to PHP’s transfer agent at the address set forth below so that it is received prior to the vote at the special meeting or virtually attend the special meeting and submit a ballot through the web portal during the special meeting webcast. Stockholders of record also may revoke their proxy by sending a notice of revocation to PHP’s transfer agent, which must be received prior to the vote at the special meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to virtually attend the special meeting and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.

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Q: What constitutes a quorum for the special meeting?

A: A quorum is the minimum number of shares of PHP Common Stock that must be present to hold a valid meeting. A quorum will be present at the PHP special meeting if a majority of the voting power of the issued and outstanding shares of PHP Common Stock entitled to vote at the meeting are represented at the virtual special meeting or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

Q: What stockholder vote thresholds are required for the approval of each proposal brought before the Special Meeting?

●	Proposal One – The Business Combination Proposal — Approval of the Business Combination Proposal will require the affirmative vote of holders of a majority of the shares of PHP Common Stock outstanding on the Record Date. Abstentions will have the effect of votes against the Business Combination Proposal. Brokers are not entitled to vote shares on the Business Combination Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the Business Combination Proposal. The Business Combination Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Business Combination Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals – unless all Condition Precedent Proposals are adopted, none of them will be adopted.

●	Proposal Two – The Merger Proposal — Like the Business Combination Proposal, approval of the Merger Proposal will require the affirmative vote of holders of a majority of the shares of PHP Common Stock outstanding on the Record Date. Abstentions will have the effect of votes against the Merger Proposal. Brokers are not entitled to vote shares on the Merger Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the Merger Proposal. The Merger Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Merger Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals – unless all Condition Precedent Proposals are adopted, none of them will be adopted.

●	Proposal Three – The Nasdaq Proposal — Approval of the Nasdaq Proposal will require the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will have no effect on approval of the Nasdaq Proposal. The Nasdaq Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Nasdaq Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals – unless all of Condition Precedent Proposals are adopted, none of them will be adopted.

●	Proposal Four – The PHP Charter Proposal — Approval of the PHP Charter Proposal will require the affirmative vote of holders of a majority of the shares of PHP Common Stock outstanding on the Record Date. Abstentions will have the effect of votes against the PHP Charter Proposal. Brokers are not entitled to vote shares on the PHP Charter Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the PHP Charter Proposal. The PHP Charter Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the PHP Charter Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals – unless all Condition Precedent Proposals are adopted, none of them will be adopted.

●	Proposal Five – Adjournment Proposal — Approval of the Adjournment Proposal will require the affirmative vote of the majority of the votes cast by PHP stockholders by proxy at the special meeting. If a valid quorum is otherwise established, a stockholder’s failure to vote at the special meeting will have no effect on the outcome of any vote on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, however. The Adjournment Proposal is not conditioned upon adoption of any of the other proposals.

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Q. How would the failure to complete the PIPE Investment affect the Combined Company following the Closing of the Business Combination?

A. The amount of working capital available to the Combined Company after the Business Combination will depend in substantial part on the successful completion of the PIPE Investment or the availability of alternative sources of funding. Following the redemption on August 15, 2023 of 866,139 shares of PHP public shares remain outstanding which would be redeemable at an approximate price of $10.87 per share, based on the balance in PHP’s Trust Account as of August 25, 2023, of approximately $9,417,876. In connection with the consummation of the Business Combination, the PHP Stockholders may redeem all or a portion of the remaining shares of PHP Class A Common Stock they hold. Accordingly, a failure to successfully complete the PIPE Investment at a sufficient level of net proceeds could leave the Combined Company undercapitalized and with inadequate working capital to fund its operations or unable to grow its operations and revenue sufficiently to achieve positive net cash flow, which could adversely affect its business, financial condition and results of operations and impair the value of the Combined Company Ordinary Shares.

Q: What happens if I fail to take any action with respect to the special meeting?

A: If you fail to take any action with respect to the meeting and the Business Combination is approved by the PHP stockholders and consummated, you will become a shareholder and/or warrant holder of the Combined Company.

If you fail to take any action with respect to the special meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of PHP, as applicable, and PHP will continue to search for another target business with which to complete an initial business combination. If PHP does not complete the Business Combination with Modulex or another business combination by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023 in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter), PHP must cease all operations except for the purpose of winding up, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of interest that may be used by the Company to pay income taxes or other taxes), and as promptly as reasonably possible following such redemption, subject to the approval of PHP’s remaining stockholders and its board of directors, dissolve and liquidate.

Q: What should I do with my PHP Common Stock, PHP rights and/or PHP warrant certificates?

A: Warrant holders and those stockholders who do not elect to have their shares of PHP Common Stock redeemed for a pro rata share of the Trust Account should wait for instructions from PHP’s transfer agent regarding what to do with their certificates. PHP stockholders who exercise their redemption rights must deliver their share certificates to PHP’s transfer agent (either physically or electronically) no later than two (2) business days prior to the special meeting as described above. All public shares of PHP Common Stock not redeemed at the Closing of the Business Combination will be converted automatically to the Combined Company Ordinary Shares. All PHP rights will be automatically converted at the Closing of the Business Combination in sets of ten (10) PHP rights to one Combined Company Ordinary Share (only sets of ten PHP rights will convert).

Upon consummation of the Transactions, the PHP warrants will be assumed by the Combined Company and, by their terms, will entitle holders to purchase the Combined Company Ordinary Shares. Therefore, warrant holders need not deliver their warrants to PHP or Modulex at that time.

Q: What should I do if I receive more than one set of voting materials?

A: Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards, or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of PHP Common Stock.

Q: Who can help answer my questions?

A: If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitor, Laurel Hill Advisory Group LLC at:

Laurel Hill Advisory Group, LLC

2 Robbins Lane

Jericho, NY 11753

Tel: 855-414-2266

Email: PHP@laurelhill.com

You may also obtain additional information about PHP from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to PHP’s transfer agent at the address below at least two (2) business days prior to the vote at the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street — 30th Floor

New York, New York 10004

Attn: SPAC Redemptions

Email: spacredemptions@continentalstock.com

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SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus, including the annexes, to fully understand the Business Combination Agreement, the Business Combination and the other matters being considered at the special meeting of PHP stockholders. For additional information, see “Where You Can Find More Information” beginning on page 262. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Parties to the Business Combination

Modulex Modular Buildings Plc (page 177)

Modulex Modular Buildings Plc., a company incorporated in England and Wales (company number 07291662) (the “Company” or “Modulex”), is a “ConstrucTech” steel modular buildings company delivering “Modular Buildings 2.0” with British 3D volumetric cold rolled steel modular buildings technology. Modulex is a carbon net-zero certified business that harnesses emerging technologies like Artificial Intelligence (“AI”), Blockchain & Internet of Things (“IoT”) and smart technology to meet significant housing and infrastructure needs more swiftly, efficiently and with optimal cost efficiency.

Modulex’s first MegaFactoryTM is under construction in India that intends to manufacture code compliant factory-built modular buildings in the hotel, residential, education, sports center, student accommodations, hospital, infrastructure, airports, retail, and commercial sectors for export to the U.K., U.S., and the E.U. as well as for projects within India and the surrounding area. Modulex seeks to become the world’s largest modular construction technology company with a steadfast commitment to carbon neutrality and innovation, combined with a determination to harness the power of emerging technologies to meet critical housing and infrastructure needs across the globe with optimal efficiency. The steel modular buildings constructed in a factory can support twenty-four stories. Modular construction resolves a host of problems in the construction industry arising from on-site construction including providing consistent high-quality construction in a time- and cost-efficient manner. Modulex maintains a low carbon footprint, the buildings are fully mortgageable and are earthquake resistant.

The mailing address of Modulex’s principal executive office is Modulex Modular Buildings Plc, 16 Berkeley Street Mayfair, London W1J 8DZ, United Kingdom, and the telephone number is +44 (0) 20 7183 3710.

PHP Ventures Acquisition Corp. (page 177)

PHP was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. PHP was incorporated under the laws of the State of Delaware on April 13, 2021. In August 2021, PHP issued 1,437,500 shares of common stock to its Sponsor for an aggregate purchase price of $25,000. Our Sponsor transferred 20,000 shares to Mr. Ngoh, 6,000 shares to Mr. Stein, 2,500 shares to Mr. Phoon, 2,500 shares to Mr. Anih and 3,000 shares to Legacy Royals, LLC an entity controlled by Mr. Gordon. Additionally, pursuant to a Securities Transfer Agreement dated January 23, 2023, Red Ribbon Asset Management PLC transferred 50,000 shares Class B Common Stock to Mr. Stein. Finally, pursuant to a Securities Transfer Agreement dated March 21, 2023, Low Ban Chai transferred 4,000 shares of Class B Common Stock to Mr. Stein.

On August 16, 2021, PHP consummated the PHP IPO of 5,000,000 units, which included the exercise in full of the underwriters’ option to purchase an additional 750,000 units to cover over-allotments, with each unit consisting of one share of PHP Class A common stock and one-half of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of PHP Class A common stock at a price of $11.50 per whole share, exercisable on the later of (i) the completion of an initial business combination and (ii) 12 months from the PHP IPO (the “Public Warrants”), and one right to receive one-tenth (1/10) of one share of PHP’s Class A Common Stock. Simultaneously with the closing of the PHP IPO, PHP consummated the sale of 293,400 units at a price of $10.00 per unit in a private placement to its Sponsor.

PHP’s units, the PHP Class A common stock, the PHP warrants and the PHP Rights are listed on the Nasdaq under the symbols PPHPU, PPHP, PPHPW and PPHPR, respectively.

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The mailing address of PHP’s principal executive office is: CT 10-06, Level 10 Corporate Tower Subang Square Jalan SS15/4G Subang Jaya Selangor, Malaysia, and its telephone number is +60 3 5888 8485.

Modulex Merger Sub, Inc. (page 177)

Modulex Merger Sub, Inc. (“Merger Sub”) is a newly formed Cayman Island company and a wholly-owned subsidiary of Modulex. Merger Sub formed solely for the purpose of effecting the Transactions and has not carried on any activities other than those in connection with the Transactions. The address and telephone number for Merger Sub’s principal executive offices are the same as those for Modulex.

The Business Combination Agreement (page 144)

The terms and conditions of the merger of PHP with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of Modulex are contained in the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination.

Merger Consideration

Prior to the Effective Time, Modulex will complete the Recapitalization. The pro forma equity valuation of the Company upon consummation of the Transactions is estimated to be approximately $600 million, assuming no redemptions.

Pursuant to the Business Combination Agreement at the Effective Time (a) the holders of PHP Common Stock shall be entitled to receive an equal number of the Combined Company Ordinary Shares, as each share of PHP Common Stock, par value $0.0001 per share, outstanding immediately prior to the Effective Time will be exchanged for one Combined Company Ordinary Share; (b) each PHP warrant entitling the holder to purchase one share of PHP Common Stock per warrant at a price of $11.50 per whole share outstanding immediately prior to the Effective Time will be assumed by the Combined Company and will become a Combined Company warrant entitling the holder to purchase one Combined Company Ordinary Share at a price of $11.50 per share; and (c) each PHP right shall become the right to receive one-tenth (1/10th) of one (1) Companied Company Ordinary Share, with each PHP right entitling the holder to purchase one (1) share of PHP Common Stock per ten (10) PHP rights will automatically be exchanged at the Effective Time whereby each set of ten PHP rights will be converted to one (1) Combined Company Ordinary Share (and only sets of ten (10) PHP rights will convert so any remaining PHP rights less than ten (10) will expire). In furtherance of the Business Combination, and in accordance with the terms of the Business Combination Agreement, PHP shall provide an opportunity for PHP stockholders to have their outstanding shares of PHP Common Stock redeemed on the terms and subject to the conditions set forth in the Business Combination Agreement and the Existing PHP Charter.

The Business Combination Agreement provides that if, between the effectiveness of the Recapitalization and the Effective Time, (a) the outstanding Modulex Ordinary Shares shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (c) any similar event shall have occurred, then in each case the Combined Company Ordinary Shares issuable hereunder in exchange for PHP securities shall be appropriately adjusted to provide the holders thereof the same economic effect as contemplated by this Agreement prior to such event.

Assuming that no additional holders of PHP Common Stock exercises redemption rights as described in this proxy statement/prospectus, at the Closing, existing Modulex shareholders would hold approximately 79.91% assuming no dilution and 68.95% assuming full dilution of the Combined Company Ordinary Shares and current PHP public stockholders would hold approximately 1.13% assuming no dilution and 2.18% assuming full dilution of the Combined Company Ordinary Shares, the Initial Stockholders (including the Sponsor) would hold approximately 2.39% assuming no dilution and 2.11% assuming full dilution of the Combined Company Ordinary Shares), PIPE Investors would hold approximately 14.58% assuming no dilution and 25.05% assuming full dilution of the Combined Company Ordinary Shares, and FA Equity would hold approximately 1.99% assuming no dilution and 1.71% assuming full dilution of the Combined Company Ordinary Shares. This assumes (1) the amount from the various sources of cash may change based on (a) the amount of public stockholder redemptions prior to Closing, (b) investor interest in the acquisition, and (c) the then current markets for equity and debt financing; (2) pre-Transaction funds of $5,250,000; (3) Unit PIPE Investment funds of $50,000,000; (4) convertible note PIPE Investment funds of $50,000,000; (5) pre-Transaction valuation of Combined Company at $600,000,000; (6) includes differed PHP IPO fees and underwriter Business Combination fee, working capital account and does not include additional fees from service providers at closing (such as legal, audit, and financial advisors); (7) there are no new awards under any new Company Equity Plan and no adjustments to the transaction consideration; (8) a redemption price per share of $10.00; (9) public investors redemptions of 70%; (10) PHP IPO of $57,500,000; (11) cashless exercise of warrants at $18 price; and (12) Sponsor shares acquired prior to Business Combination by Red Ribbon.

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Conditions to Consummation of the Business Combination

The consummation of the Business Combination is subject to various conditions, including the following mutual conditions of the parties (unless waived by all of the parties):

●	Approval by PHP’s stockholders.
●	Approval by Modulex’s shareholders.
●	Expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the Business Combination under any antitrust laws.
●	Obtaining all consents required from or made with any governmental authority in order to consummate the Business Combination.
●	The consents required to be obtained from or made with any third person (other than a governmental authority) in order to consummate the transactions contemplated by the Business Combination Agreement.
●	No governmental authority will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the transactions or agreements contemplated by the Business Combination Agreement.
●	Effectiveness of the registration statement of which this proxy statement/prospectus forms a part. No stop order or similar order shall be in effect with respect to the registration statement.
●	Upon the consummation of the Business Combination, after giving effect to the Redemption and the PIPE Investment, PHP or Modulex will have net tangible assets of at least $5,000,001 in accordance with Rule 3a51-1(g)(1) of the Exchange Act.
●	Approval, subject to official notice of issuance, of Modulex’s listing application with Nasdaq in connection with the Transactions and the merger consideration.
●	Election or appointment of the members of the post-Closing Modulex board of directors pursuant to the terms set forth in the Business Combination Agreement.
●	Modulex shall have qualified as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act as of Closing.
●	Prior to the Effective Time, Modulex shall have (i) consummated the Recapitalization and (ii) provided evidence that its shareholders have adopted the Restated Company Articles in form and substance mutually agreeable to PHP and Modulex shall have provided PHP with evidence of such adoption.

In addition, unless waived by Modulex, the obligations of Modulex and Merger Sub to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to the delivery by PHP of customary certificates and other closing deliverables:

●	The representations and warranties of PHP will be true and correct subject to the materiality standards set forth in the Business Combination Agreement.
●	PHP will have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement.
●	No material adverse effect will have occurred with respect to PHP.
●	PHP will have delivered evidence of resignation or removal of certain officers and directors listed in accordance with the Business Combination Agreement.

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●	PHP will have delivered to Modulex the following Closing deliverables:

○	An officer’s certificate certifying as to the satisfaction of PHP’s Closing conditions.
○	Secretary Certificate certifying the effectiveness of and attaching (A) PHP’s organizational documents as in effect as of the Closing date, (B) the resolutions of PHP’s Board authorizing and approving the Business Combination Agreement and each of the Ancillary Documents to which it is a party or bound, and the consummation of the Transactions, (C) evidence of the required PHP stockholder approval and (D) the incumbency of its officers authorized to execute the Business Combination Agreement or any Ancillary Document to which PHP is or is required to be a party.
○	Certificates of good standing from each jurisdiction where PHP is qualified to do business.
○	Assignment, Assumption and Amendment to Warrant Agreement duly executed by each party thereto.
○	Registration Rights Agreement duly executed by each party thereto.
○	Lock-Up Agreements for each of Modulex’s directors and significant company shareholders (including Suchit Punnose, Red Ribbon Asset Management Plc and Shashikant Ramlal Radia), duly executed by each party thereto, and each such Lock-Up Agreement in full force and effect as of the Closing.
○	Insider Letter Amendment duly executed by each party thereto.
○	Evidence of PHP’s (i) repayment under the terms of the Loan and Transfer Agreement, or (ii) if elected by RRAM, conversion of up to $1,500,000 of the principal amount due thereunder into Units at a price of $10.00 per Unit and repayment of the balance due.

Unless waived by PHP, the obligations of PHP to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to the delivery by Modulex and Merger Sub of customary certificates and other closing deliverables:

●	The representations and warranties of Modulex will be true and correct subject to the materiality standards contained in the Business Combination Agreement.
●	Modulex will have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement.
●	No material adverse effect will have occurred with respect to Modulex or its subsidiaries.
●	Each of the Lock-Up Agreements signed by holders of at least 90% of Modulex Ordinary Shares then-outstanding (excluding Modulex Ordinary Shares held by signatories to the Lock-Up Agreements and issued pursuant to the Business Combination Agreement) shall be in full force and effect.
●	Modulex will have delivered audited financial statements and interim financial statements no later than such date as may be necessary to be included in the initial filing of the registration statement.
●	Modulex will have delivered to PHP the following Closing deliverables:

○	Officer’s certificate certifying as to the satisfaction of Modulex’s Closing conditions.
○	Modulex’s secretary certificate certifying as to the validity and effectiveness of, and attaching, (A) copies of its organizational documents in effect as of the Closing date, (B) resolutions of its board of directors authorizing and approving the execution, delivery and performance of the Transactions, (C) the resolutions of its shareholders as to the approval of the Company Shareholder Approval Matters (as defined in the Business Combination Agreement) and (D) the incumbency of its officers authorized to execute the Business Combination Agreement or any Ancillary Document to which it is or is required to be a party or bound.
○	Modulex’s certificate of good standing.
○	Employment agreements for each of the parties contemplated by the Business Combination Agreement and executed by the parties thereto.
○	Assignment, Assumption and Amendment to Warrant Agreement duly executed by Modulex and Continental.
○	Registration Rights Agreement duly executed by Modulex and certain shareholders of Modulex.
○	Founder Registration Rights Agreement Amendment duly executed by Modulex and the Sponsor.
○	Lock-Up Agreements for each of Modulex’s directors and significant company shareholders (including Suchit Punnose, Red Ribbon Asset Management Plc and Shashikant Ramlal Radia), duly executed by each party thereto, and Lock-Up Agreements mirroring those lock up agreements between Modulex and Sponsor subject to agreed exceptions.
○	Insider Letter Amendment duly executed by the Sponsor, Modulex and other parties to the Insider Letter Agreement.

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The Transactions further will be consummated only if the Condition Precedent Proposals are approved at the Special Meeting.

Termination Provisions

The Business Combination Agreement may be terminated at any time prior to the Closing of the Business Combination upon the mutual agreement of PHP and Modulex, or by PHP or Modulex acting alone, in specified customary circumstances, including:

●	by mutual written consent of PHP and Modulex;

●	by written notice by PHP or Modulex of any of the conditions of Closing summarized above have not been satisfied or waived by the outside date; provided, however, that the right to terminate the Business Combination Agreement shall not be available to a party if the breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the Business Combination Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the outside date;

●	by written notice by either PHP or Modulex if a Governmental Authority (as defined in the Business Combination Agreement) of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; provided, however, that the right to terminate the Business Combination Agreement shall not be available to a Party if the breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the Business Combination Agreement in any material respect was the cause of, or resulted in, such action by such Governmental Authority;

●	by written notice by Modulex to PHP, if (i) there has been a breach by PHP of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of PHP shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in the Business Combination Agreement to be satisfied (treating the closing date for such purposes as the date of the Business Combination Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to PHP by Modulex or (B) the outside date; provided, that Modulex shall not have the right to terminate the Business Combination Agreement due to such breaches or failure to cure by PHP if at such time Modulex or Merger Sub is in material uncured breach of its representations, warranties or covenants in the Business Combination Agreement;

●	by written notice by PHP to Modulex, if (x)(i) there has been a breach by Modulex or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of such parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in the Business Combination Agreement to be satisfied (treating the closing date for such purposes as the date of the Business Combination Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Modulex by PHP or (B) the outside date; provided, that PHP shall not have the right to terminate the Business Combination Agreement due to such breaches or failure to cure if at such time PHP is in material uncured breach of its representations, warranties or covenants in the Business Combination Agreement, or (y) in the reasonable opinion of PHP, there is a material adverse difference in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations either individually or on an aggregate basis, (i) between those set forth on the audited financials and those set forth on the draft audited financials or (ii) between those set forth on the interim financials and those set forth on the draft interim financials;

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●	by written notice by PHP to Modulex, if there shall have been a Material Adverse Effect on Modulex on a consolidated basis following the date of this Agreement; or

●	by written notice by either PHP or Modulex to the other if the special meeting of the PHP stockholders is held (including any adjournment or postponement thereof) and has concluded, PHP’s stockholders or the Modulex’s shareholders have duly voted, and the required PHP stockholder approval or Modulex shareholder approval was not obtained.

Agreements Entered into in Connection with the Business Combination Agreement (page 155)

PIPE Subscription Agreements (page 157)

Following the execution of the Business Combination Agreement, PHP may enter into PIPE Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase from PHP, and PHP has agreed to sell to the PIPE Investors, an aggregate of 3,000,000 shares of PHP Class A common stock at a purchase price of $10.00 per share, for an aggregate purchase price of $30 million, as contemplated by the Business Combination Agreement The obligations to consummate the transactions contemplated by the PIPE Subscription Agreements will be, if entered, conditioned upon, among other things, the consummation of the transactions contemplated by the Business Combination Agreement. As of the present date, no PIPE Subscription Agreements have been entered into by PHP or Modulex.

The PIPE Subscription agreements, if any, will require the Combined Company to file with the SEC, within thirty (30) calendar days after the Closing, a registration statement registering the resale of the shares of one Combined Company Ordinary Shares to be issued to any such investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies the Combined Company that it will “review” such registration statement) following the Closing and (ii) the 10th business day after the date the Combined Company is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review

Assignment & Assumption of Warrant Agreement (page 155)

Upon the closing of the Business Combination, the Combined Company, PHP and Continental Stock Transfer & Trust Company (“Continental”) will enter into an assignment and assumption of warrant agreement (the “Assignment & Assumption of Warrant Agreement”). Such agreement will provide for the assignment by PHP to the Combined Company and the assumption by the Combined Company from PHP of that certain Warrant Agreement, dated as of August 16, 2021, by between PHP and Continental (the “Existing Warrant Agreement”). Pursuant to the Assignment & Assumption of Warrant Agreement, all PHP warrants under the Existing Warrant Agreement will no longer be exercisable for shares of PHP Common Stock, but instead will be exercisable for Combined Company Ordinary Shares.

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Lock-Up Agreements (page 155)

Concurrently with the execution and delivery of the Business Combination Agreement, the Company has entered into a Lock-Up Agreement for a three-year period with each of its officers, directors and Significant Company Shareholders (as defined below) in the form attached to the Business Combination Agreement as Exhibit B, all of which will automatically become effective as of the Effective Time.

Minority Lock-Up Agreement (page 155)

Following the execution and delivery of this Business Combination Agreement, the Company shall use its commercially reasonable best efforts to enter into lock-up agreements for a two-year period with at least ninety percent (90%) of the Company shareholders at the date of this Agreement that are not signing Lock-Up Agreements, in the form attached to the Business Combination Agreement as Exhibit C, all of which will automatically become effective as of the date on which the Combined Company Ordinary Shares first become listed on Nasdaq (collectively, the “Minority Lock-Up Agreements”).

Company Equity Plan (page 156)

Prior to the filing of the Registration Statement, the Combined Company shall adopt the Company Equity Plan, which will provide that the total awards under such Company Equity Plan will be a number of Combined Company Ordinary Shares equal to twenty-two percent (22%) of the aggregate number of Combined Company Ordinary Shares issued and outstanding immediately after the Closing. Prior to the effectiveness of the Registration Statement, the Board of Directors of the Combined Company shall approve and adopt the Company Equity Plan in the manner prescribed under applicable Laws, effective as of the Effective Time, and shall submit the Company Equity Plan for approval by the Company’s shareholders as required by English Law.

Registration Rights Agreement (page 156)

Prior to the filing of this Registration Statement, PHP and the Sponsor entered into an amendment of the Registration Rights Agreement, dated as of August 16, 2021 (the “Founder Registration Rights Agreement”), by and between PHP and the Sponsor (the “First Amendment to Registration Rights Agreement”), pursuant to which the Company assumed the obligations of PHP under the Founder Registration Rights Agreement, which will become effective as of the Effective Time.

At the Closing, Modulex and certain holders of Modulex’s securities (the “Holders”) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, Modulex will be obligated to file a registration statement to register the resale of all the registrable securities held by the Holders. The Registration Rights Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions. In addition, at the Closing, PHP, Modulex, and the Sponsor will enter into a founder registration rights agreement (the “Founder Registration Rights Agreement”) pursuant to which, among other things, all of the rights and obligations of PHP under the Registration Rights Agreement, dated as of August 16, 2021 (the “Original Agreement”), shall be assigned and delegated to and assumed by Modulex.

Sponsor Voting Agreement (page 156)

Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into a voting agreement (the “Sponsor Voting Agreement”) in favor of Modulex and PHP, pursuant to which it has agreed to (i) vote all shares of common stock of PHP beneficially owned by it in favor of the Business Combination and each other proposal related to the Business Combination proposed by the PHP Board of Directors at the meeting of PHP stockholders called to approve the Business Combination, (ii) appear at such shareholder meeting for the purpose of establishing a quorum, (iii) vote all such shares against any action that would reasonably be expected to materially impede, interfere with, delay, postpone, or adversely affect the Business Combination or any of the other transactions contemplated by the Business Combination Agreement, and (iv) not to transfer, assign, or sell such shares, except to certain permitted transferees, prior to the consummation of the Transactions.

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Voting and Support Agreement (page 156)

Concurrently with the execution and delivery of the Business Combination Agreement, the Company and PHP have entered into both voting and support agreements (collectively, the “Voting and Support Agreements”) with each of the Company’s officers, directors and Significant Company Shareholders (as defined in the Business Combination Agreement), indicating the agreement of such Company shareholders to approve the Merger and the other Transactions contemplated by this Agreement.

Insider Letter Agreement and Amended Letter Agreement (page 157)

Pursuant to the Letter Agreement dated August 16, 2021 by and between PHP and its Sponsor, the Sponsor has agreed:

1.	Not to transfer any Founder Shares (or shares of PHP common stock issuable upon conversion thereof) until the earlier to occur of (A) six months after the completion of the PHP’s initial business combination; (B) subsequent to PHP’s initial business combination, when the reported last sale price of PHP Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after PHP’s initial business combination; or (C) the date on which PHP completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the PHP’s stockholders having the right to exchange their shares of PHP common stock for cash, securities or other property; and

2.	Not to transfer any Private Placement Units, Private Placement Shares, Private Placement Warrants or shares of PHP Common Stock issued or issuable upon the exercise of the Private Placement Warrants, until thirty (30) days after the completion of PHP’s initial business combination.

Additionally, on or prior to the Closing of the Business Combination, PHP, the Sponsor and Modulex agreed to enter into the Amended Letter Agreement pursuant to which Modulex will assume certain obligations of PHP thereunder with respect to the Combined Company securities issued in replacement of the Sponsor’s PHP securities in the Business Combination, the provisions of the Letter Agreement applicable to PHP securities would become applicable to the Combined Company securities issued in replacement therefor, and the lock-up provisions applicable to the Founder Shares, Private Placement Units, Private Placement Shares and Private Placement Warrants in the Letter Agreement would be revised to match the lock-up provisions applicable to Modulex securityholders who are parties to the Modulex Lock-Ups.

Modulex Registration Rights Agreement (page 157)

Concurrently with the execution of the Business Combination Agreement, Modulex, the Sponsor, and certain securityholders of Modulex entered into the Modulex Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, following completion of the Transactions, Modulex agreed to register for resale upon demand certain Combined Company Ordinary Shares that are held by the parties thereto from time to time. In certain circumstances, various parties to the Modulex Registration Rights Agreement will also be entitled to customary piggyback registration rights, in each case subject to certain limitations set forth in the Modulex Registration Rights Agreement. In addition, the Modulex Registration Rights Agreement provides that Modulex will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the Modulex Registration Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to Modulex securities, and all such prior agreements shall be terminated.

Modulex Voting Agreements (page 156)

Concurrently with the execution of the Business Combination Agreement, holders of a majority of outstanding Modulex Ordinary Shares entered into agreements (the “Modulex Voting Agreements”) pursuant to which they agreed with PHP and Modulex to (i) appear at a shareholder meeting called by Modulex for the purpose of approving the Business Combination and other transactions contemplated by the Business Combination, for the purpose of establishing a quorum, (ii) execute a written consent in favor of the Business Combination and against all other action that would reasonably be expected to materially impede the Business Combination, (iii) not to solicit, initiate, encourage, or facilitate certain alternate business combinations, (iv) vote, consent or approve any other consent or other approval that may be required under Modulex’s governing documents or otherwise sought in furtherance of the transactions contemplated by the Business Combination, and (v) not to transfer, assign, or sell their respective shares, except to certain permitted transferees, prior to the consummation of the Transactions.

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Sponsor Registration Rights Agreement Amendment (page 156)

PHP and its Sponsor are parties to that certain Registration Rights Agreement dated August 16, 2021 (the “Sponsor Registration Rights Agreement”) pursuant to which PHP granted certain registration rights to its Sponsor and certain transferees of PHP securities originally held by the Sponsor. Prior to filing the registration statement of which this prospectus/proxy statement is a part, PHP, Modulex and the Sponsor entered into an amendment to the Sponsor Registration Rights Agreement (the “Sponsor Registration Rights Agreement Amendment”) pursuant to which Modulex agreed to assume the obligations of PHP under the Sponsor Registration Rights Agreement effective as of the Effective time of the merger.

Proposals for Special Meeting of PHP Stockholders

The Business Combination Proposal (page 104)

At the Special Meeting, PHP stockholders will be asked to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, and the Transactions contemplated therein, a copy of which is attached to this proxy statement/prospectus as Annex A, whereby PHP will merge with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of Modulex. Please see the section entitled “Proposal One – The Business Combination Proposal.”

The Merger Proposal (page 123)

At the Special Meeting, PHP stockholders will be asked to consider and vote on a proposal to approve the plan of merger, so it is authorized, approved and confirmed in all respects; and PHP is authorized to merge with and into Merger Sub so that Merger Sub is the surviving entity and all the undertaking, property and liabilities of PHP vest in the surviving entity by virtue of such merger pursuant to the Cayman Islands Act and the DGCL. Please see the section entitled “Proposal Two – The Merger Proposal.”

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The Nasdaq Proposal (page 124)

At the Special Meeting, PHP stockholders will be asked to approve the Nasdaq Proposal, to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of PHP’s issued and outstanding Common Stock in connection with the PIPE Investment. Please see the section entitled “Proposal Three – The Nasdaq Proposal.”

The PHP Charter Proposal (page 125)

PHP stockholders will also be asked to approve the PHP Charter Proposal, which will provide that PHP will amend and restate the Existing PHP Charter in connection with the closing of the Business Combination whereby PHP will merge with and into Merger Sub, with only the Combined Company remaining, by adopting the Restated Charter attached hereto as Annex B, with the name of the Combined Company being “Modulex Cayman Limited”, changing the authorized capital stock to 1,000 shares of common stock and to otherwise restate the Existing PHP Charter to a memorandum and articles of association appropriate for a privately owned, Cayman Islands exempted company, which we refer to as the Restated Charter. Please see the section entitled “Proposal Four – The PHP Charter Proposal.”

The Adjournment Proposal (page 127)

If PHP is unable to consummate the Business Combination at the time of the special meeting for any reason, the chairman presiding over the special meeting may submit a proposal to adjourn the special meeting to a later date or dates, if necessary. See the section of this proxy statement/prospectus titled “Proposal Five —The Adjournment Proposal.”

Cross-Conditioning of the Condition Precedent Proposals

The Closing of the Business Combination is conditioned on approval of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal and the PHP Charter Proposal, which we refer to as the Condition Precedent Proposals, at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Conditions Precedent Proposal so none of them can be adopted unless all three are adopted. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Date, Time and Place of Special Meeting of PHP’s Stockholders (page 96)

The special meeting will be held at 10:00 a.m., Eastern time, on [●], 2023, via live webcast at https://www.cstproxy.com/phpventuresacquisition/2023, or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the proposals.

Voting Power; Record Date

PHP stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned PHP Common Stock at the close of business on [●], 2023, which is the Record Date for the Special Meeting. PHP stockholders will have one vote for each share of PHP Common Stock owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. PHP warrants do not have voting rights. On the record date, there were shares of PHP Common Stock outstanding, of which were public shares with the rest being held by the Initial Stockholders and their respective affiliates (including the Sponsor).

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Redemption Rights (page 182)

Pursuant to the PHP Charter, a holder of PHP public shares may demand that PHP redeem such shares for cash if the Business Combination is consummated; provided that PHP will only redeem public shares so long as (after such redemption), PHP’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act, or of any entity that succeeds PHP as a public company (such as Modulex), will be at least $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial business combination either immediately prior to or upon consummation of the initial business combination and after payment of underwriters’ fees and commissions.

Holders of public shares will be entitled to receive cash for these shares only if they deliver their shares to PHP’s transfer agent no later than two (2) business days prior to the special meeting. Holders of public shares do not need to affirmatively vote on either the Business Combination Proposal or the Merger Proposal, or be a holder of such public shares as of the Record Date to exercise conversion rights. If the Business Combination is not consummated, these shares will not be redeemed. If a holder of public shares properly demands redemption, delivers his, her or its shares to PHP’s transfer agent as described above, and the Business Combination is consummated, PHP will redeem each public share for a full pro rata portion of the Trust Account, calculated as of two (2) business days prior to the date of the special meeting. It is anticipated that this would amount to approximately $[●] per share. If a holder of public shares exercises his, her or its redemption rights, then it will be exchanging its shares of PHP Common Stock for cash and will not become a shareholder of the Combined Company. See the section of this proxy statement/prospectus titled “Special Meeting of PHP Stockholders — Conversion Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

Pursuant to the Letter Agreement (to be amended by the Amended Letter Agreement), PHP’s Sponsor, directors and executive officers have waived their right to redeem any shares of PHP Common Stock that they own in connection with PHP stockholder approval of the Business Combination, any proposed amendment to the Existing PHP Charter prior to the consummation of the Business Combination (although they are entitled to redemption and liquidation rights with respect to any PHP public shares that they own or may acquire in PHP fails to consummate a business combination within the time frame required by the Existing PHP Charter).

PHP warrant holders do not have redemption rights with respect to such securities.

Appraisal Rights (page 258)

PHP stockholders and PHP warrant holders do not have appraisal rights in connection with the Transactions under the DGCL. See the section of this proxy statement/prospectus titled “Special Meeting of PHP Stockholders—Appraisal Rights.”

PHP’s Board of Directors’ Reasons for the Business Combination (page 112)

PHP’s board of directors, in evaluating the Business Combination, consulted with PHP’s management and financial and legal advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of PHP and its stockholders and (ii) to recommend that the stockholders adopt the Business Combination Agreement and approve the Business Combination and the transactions contemplated thereby, PHP’s board of directors considered a range of factors, including, but not limited to, the factors discussed in the section referenced below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, PHP’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. PHP’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of PHP’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

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In approving the Business Combination, PHP’s board of directors relied on a fairness opinion issued by Houlihan Capital, LLC dated November 30, 2022. The officers and directors of PHP also have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, PHP’s officers and directors have substantial experience with mergers and acquisitions.

PHP’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby. PHP’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination.

PHP’s board of directors concluded that the potential benefits that it expected PHP and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, PHP’s board of directors unanimously determined that the Business Combination Agreement and the Transactions contemplated therein were advisable, fair to and in the best interests of PHP and its stockholders. See the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal,” “Proposal Two — The Merger Proposal,” and “PHP’s Board of Directors’ Reasons for the Business Combination and Recommendation of the Board of Directors.”

Interests of PHP’s Directors and Officers in the Business Combination (page 102)

In considering the recommendation of PHP’s board of directors to vote in favor of approval of the Business Combination Proposal, stockholders should keep in mind that the Sponsor and PHP’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of PHP’s stockholders generally. In particular:

●	Garry Stein is currently a member of PHP’s Sponsor. By virtue of this relationship, Mr. Stein may be deemed to share beneficial ownership of the securities held of record by our Sponsor. Mr. Stein disclaims any such beneficial ownership except to the extent of his pecuniary interest in the shares of PHP Class B common stock. The consummation of the Business Combination will result in Mr. Stein becoming the legal owner of 60,000 Combined Company Ordinary Shares and an independent director and chair of the Combined Company Board’s Audit Committee. He is currently a party to a consulting agreement with Red Ribbon (the sponsor of Modulex), PHP and Sponsor whereby Mr. Stein will be awarded 50,000 shares after consummation of the Business Combination in exchange for consulting services rendered that are related to consummation of the Business Combination agreement. Mr. Stein will also be an independent member of the board of directors and chair of the Combined Company’s Audit Committee following the closing of the Business Combination and, therefore, in the future Mr. Stein will receive any cash fees, stock options or stock awards that the board of directors of the Combined Company determines to pay to its non-executive directors. Mr. Stein disclosed his interest to the PHP Board on March 23, 2023 and the PHP Board approved this arrangement.

●	Suchit Punnose is the Founder and CEO of Modulex. Modulex is one of Red Ribbon. Suchit Punnose is the founder and chief executive officer of Red Ribbon. On August 8, 2022, one week before PHP was about to expire because the Company could not consummate a business combination by August 16, 2021, Red Ribbon loaned PHP $1,650,000 to cover all Extension Fees in the amount of $1,150,000 with the balance to be used for working capital. See Exhibit 10.10, the Loan and Transfer Agreement.

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●	If the Business Combination with Modulex or another business combination is not consummated by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023 in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter), PHP will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and PHP’s board of directors, dissolving and liquidating. In such event, the 1,437,500 Founder Shares held by the Sponsor, which were acquired by the Sponsor for $25,000, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such Founder Shares had an aggregate market value of $15,683,125 and the 293,400 shares of PHP’s Class A common stock included in the Private Placement Units had an aggregate market value of $3,200,994 based upon the closing price of $10.91 per share on the Nasdaq on September 8, 2023. On the other hand, if the Business Combination is consummated, each outstanding share of PHP Common Stock will be converted into one Combined Company Ordinary Share. Our Sponsor transferred 20,000 shares to Mr. Ngoh, 6,000 shares to Mr. Stein, 2,500 shares to Mr. Phoon, 2,500 shares to Mr. Anih and 3,000 shares to Legacy Royals, LLC an entity controlled by Mr. Gordon. Additionally, pursuant to a Securities Transfer Agreement dated January 23, 2023, Red Ribbon Asset Management PLC transferred 50,000 shares Class B Common Stock to Mr. Stein. Finally, pursuant to a Securities Transfer Agreement dated March 21, 2023, Low Ban Chai transferred 4,000 shares of Class B Common Stock to Mr. Stein.

●	If PHP is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by PHP for services rendered or contracted for or products sold to PHP. If PHP consummates a business combination, on the other hand, Modulex will be liable for all such claims.

●	The Sponsor and PHP’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on PHP’s behalf, such as identifying and investigating possible business targets and business combinations. However, if PHP fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, PHP may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023 in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter).

●	As of June 30, 2023, the Sponsor and PHP’s officers and directors and their affiliates had incurred approximately $0.00 of unpaid reimbursable expenses.

●	On September 25, 2023, PHP entered into a Promissory Note with Sponsor for an amount up to $1,500,000 to memorialize the loan Sponsor made to PHP for the six extension payments each month beginning February 16, 2023 in the amount of $110,796.88 each, and the twelve extension payments each month beginning August 16, 2023 in the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month.

●	The Business Combination Agreement provides for the continued indemnification of PHP’s current directors and officers and the continuation of directors and officers liability insurance covering PHP’s current directors and officers.

●	PHP’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to PHP to fund certain capital requirements. If the Business Combination is not consummated, any such loans will not be repaid and will be forgiven except to the extent there are funds available to PHP outside of the Trust Account.

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●	The Sponsor will benefit financially from the completion of any business combination even if the stock price declines after the Business Combination, generating a negative return for other shareholders. The Sponsor will lose substantially all of its investment in PHP and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not completed by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023 in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter). Thus, if the proposed Business Combination with Modulex is not consummated, PHP may seek to complete a business combination with a less favorable target company or on terms less favorable to PHP stockholders rather than choose to dissolve and liquidate.

●	Garry Stein will be a member of the board of directors of the Combined Company following the closing of the Business Combination and, therefore, in the future Mr. Stein will receive any cash fees, stock options or stock awards that the board of directors of the Combined Company determines to pay to its non-executive directors.

●	PHP’s Sponsor has agreed to facilitate an investment of an aggregate amount of $30,000,000 to purchase 3,000,000 PHP Class A common shares in connection with the PIPE Financing to be completed at the closing of the Business Combination.

●	The Sponsor paid an aggregate of $25,000 for 1,437,500 Founder Shares, which had an aggregate market value of Such Founder Shares had an aggregate market value of $15,683,125 and the 293,400 shares of PHP’s Class A common stock included in the Private Placement Units had an aggregate market value of $3,200,994 based upon the closing price of $10.91 per share on the Nasdaq on September 8, 2023. If the proposed Business Combination with Modulex is consummated, the Sponsor may still earn a positive rate of return on its investment, even if other stockholders experience a negative rate of return in post-Business Combination. Our Sponsor transferred 20,000 shares to Mr. Ngoh, 6,000 shares to Mr. Stein, 2,500 shares to Mr. Phoon, 2,500 shares to Mr. Anih and 3,000 shares to Legacy Royals, LLC an entity controlled by Mr. Gordon. Additionally, pursuant to a Securities Transfer Agreement dated January 23, 2023, Red Ribbon Asset Management PLC transferred 50,000 shares Class B Common Stock to Mr. Stein. Finally, pursuant to a Securities Transfer Agreement dated March 21, 2023, Low Ban Chai transferred 4,000 shares of Class B Common Stock to Mr. Stein.

Recommendation to PHP Stockholders

PHP’s Board has determined that each of the proposals outlined above is fair to and in the best interests of PHP and its stockholders and recommended that PHP stockholders vote “FOR” the Condition Precedent Proposal and “FOR” the Adjournment Proposal, if presented.

Material U.S. Federal Income Tax Considerations (page 158)

For a description of material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of shares of PHP Common Stock and the ownership and disposition of Combined Company Ordinary Shares and/or Combined Company warrants, please see “Material U.S. Federal Income Tax Considerations”.

Certain Material England and Wales Tax Considerations (page 173)

For a description of certain material England and Wales tax consequences of the ownership and disposition of Combined Company Ordinary Shares and/or Combined Company warrants, please see “Certain Material England and Wales Tax Considerations”.

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Anticipated Accounting Treatment (page 121)

The Transaction is comprised of a series of transactions pursuant to the Business Combination Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Transaction will be effectuated by three main steps:

1.	The Recapitalization of Modulex such that each Modulex Ordinary Share has an implied value of $10.00 per share immediately prior to merger (and valuing Modulex equity as of such agreed measurement time at the Total Deal Value).

2.	The PIPE subscription agreements, which were executed concurrently with the Business Combination Agreement, will result in the issuance of shares of Combined Company Ordinary Shares to the PIPE Investors.

3.	The merger of PHP with Merger Sub results in the exchange of shares of PHP Common Stock held by PHP stockholders for newly issued Combined Company Ordinary Shares. The merger is not within the scope of ASC 805 because PHP does not meet the definition of a business in accordance with ASC 805. The merger will be accounted for as a recapitalization; as such, any difference between the fair value of the Combined Company Ordinary Shares issued and the fair value of PHP’s identifiable net assets should be recorded as additional paid-in capital. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each individual the Combined Company Ordinary Share issued to PHP stockholders is equal to the fair value of each individual the Combined Company Ordinary Share resulting from the Total Deal Value assigned to the Combined Company in the Business Combination Agreement

Comparison of Rights of Stockholders of PHP and Shareholders of the Combined Company (page 246)

If the Business Combination is successfully completed, holders of PHP Common Stock will become holders of Combined Company Ordinary Shares and their rights as shareholders will be governed by Modulex A&R Articles. There are also differences between the laws governing PHP, a Delaware corporation, and the Combined Company, a company incorporated in England and Wales and governed by the Companies Act. Please see “Comparison of Rights of Combined Company Shareholders and PHP Stockholders” for more information.

Emerging Growth Company (page 122)

Each of PHP and Modulex is, and consequently, following the Business Combination, the Combined Company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, the Combined Company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find the Combined Company’s securities less attractive as a result, there may be a less active trading market for the Combined Company’s securities and the prices of the Combined Company’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Modulex has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Combined Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Combined Company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

The Combined Company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the date on which Combined Company Ordinary Shares were offered in exchange for PHP Common Stock in connection with the Transactions, (b) in which the Combined Company has total annual gross revenue of at least $1.07 billion, or (c) in which the Combined Company is deemed to be a large accelerated filer, which means the market value of Combined Company Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the Combined Company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Regulatory Matters (page 121)

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for filings with the State of Delaware necessary to effectuate the Business Combination.

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Summary Risk Factors (page 46)

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider all of the risk factors described under “Risk Factors”. Such risks include, but are not limited to:

●	If vendors on whom Modulex relies to supply materials and products are unable to obtain them timely or at agreed upon prices or at all or maintain sufficient inventory, Modulex could lose sales or incur expenses which could negatively affect its operating results and adversely affect our business;

●	If the availability and skill of subcontractors is not as expected, Modulex could lose sales or incur expenses which could negatively affect its operating results;

●	We depend on third parties for transportation services, and limited availability or increases in costs of transportation could adversely affect our business and operations;

●	Expansion of our operations may strain resources, and our failure to manage growth effectively could adversely impact our operating results and harm our ability to attract and retain key personnel;

●	We can be adversely affected by failures of persons who act on our behalf to comply with applicable regulations and guidelines;

●	We expect the cyclical and seasonal nature of the construction industry to causes our revenues and operating results to fluctuate, and we expect this cyclicality and seasonality to continue in the future;

●	Our business depends on the construction industry and general business, financial market and economic conditions;

●	A material disruption at one of our MegaFactoryTM facilities could prevent us from meeting customer demand, reduce our sales and negatively affect our overall financial results;

●	Environmental, health and safety laws and regulations and any changes to, or liabilities arising under, such laws and regulations could increase the costs and risks of non-compliance and could have a material adverse effect on our financial condition, results of operations and liquidity;

●	Our business may be subject to economic and political risks of operating and obtaining supplies outside of the United States, including adverse impact of changes in international trade and tariff policies;

●	Cybersecurity risks related to the technology used in our operations and other business processes, as well as security breaches of company, customer, employee and vendor information, could adversely affect our business;

●	There can be no assurance that modular construction techniques that utilize our technology and expertise will achieve market acceptance and grow; thus, the future of our business and the modular construction industry as a whole is uncertain;

●	The dangers inherent in our operations, such as disruptions to our facilities and project sites, and the limits on insurance coverage could expose us to potentially significant liability costs and materially interfere with the performance of our operations;

●	We may be subject to legal proceedings or investigations, the resolution of which could negatively affect our profitability and cash flows in a particular period;

●	A portion of our business and operations are located in India and in Mauritius, and we are subject to regulatory, economic, social and political uncertainties in India and in Mauritius;

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●	As the domestic Indian market is anticipated to constitute a source of our revenue, a slowdown in economic growth in India could cause our business to suffer;

●	Natural calamities could have a negative impact on the Indian and/or Mauritian economy and cause our business to suffer;

●	If markets for modular buildings and related technology develop more slowly than we expect or demand is slower, our operating results could be harmed;

●	A downturn in the financial markets and/or upswing in interest rates can negatively impact production;

●	The construction market for builders and competition in the modular construction industry is highly competitive and the failure to introduce new technologies and products in a timely manner to compete successfully against competitors;

●	We may be unable to adequately control the costs or supply of electronic components associated with our operations, including additional increases in shipping costs and supply shortages and inflation could materially adversely affect our operating results;

●	Modulex’s management team has limited experience managing a U.S. listed public company;

●	Modulex relies on the services of its chief executive officer and other members of its senior management team;

●	Unaudited pro forma condensed combined financial information included may not be indicative of what the Combined Company’s actual financial position or results of operations would have been;

●	We may not be able to obtain financing for our growth or fund our future capital expenditures, which would have a negative impact on our results of operations and financial condition;

●	As a development stage company, Modulex has had a history of net losses and absent financing there is no certainty its business will continue as a going concern;

●	The future exercise of registration rights may adversely affect the price of Modulex Ordinary Shares;

●	We rely on intellectual property and proprietary rights and may not be able to adequately enforce or protect them;

●	The listing of Modulex securities will not benefit from the process of an underwritten initial public offering which could result in inefficiencies in pricing and volatility;

●	A market for Modulex’s securities may not develop or be sustained;

●	Investors’ rights and responsibilities will be governed by the laws of England and Wales which differs in some respects from that of non-England and Wales companies;

●	Even if Modulex succeeds in winning selection processes for its products, Modulex may not generate timely or sufficient net sales or margins from those wins, and could experience sustained yield problems or other delays in the manufacturing process of products or other disruptions in relationships with any of Modulex’s key customers;

●	If PHP’s stockholders fail to properly demand redemption rights, they will not be entitled to convert their PHP Common Stock into a pro rata portion of the Trust Account;

●	The financial and other interests of PHP’s board of directors may have influenced the PHP Board’s decision to approve the Business Combination; and

●	The Combined Company securities to be received by PHP’s securityholders as a result of the Business Combination will have different rights from PHP securities, and PHP’s stockholders will have a reduced ownership and voting interest of the Combined Company after consummation of the Business Combination.

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SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information has been derived from the pro forma condensed combined balance sheet as of March 31, 2023, assumes that the Business Combination occurred on March 31, 2023. The unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2023 and for the twelve months ended June 30, 2022 assumes that the Business Combination had been completed on July 1, 2022 and July 1, 2021, respectively. Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The selected unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations, and the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of PHP and Modulex, including the accompanying notes, which are included elsewhere in this proxy statement/prospectus.

The summary unaudited pro forma condensed combined financial statements are presented in five scenarios, assuming different redemption amounts of the PHP Class A Common Stock.

●	The assuming no redemptions scenario assumes that no PHP stockholders elect to redeem the rest of their PHP Class A Common Stock for a pro rata portion of cash in the Trust Account.
●	The assuming maximum additional redemptions scenario assumes that PHP stockholders redeem the maximum number of their PHP Class A Common Stock for a pro rata portion of cash in the Trust Account.
●	Scenarios assuming the redemption of 25%, 50%, and 75% of the remaining PHP Class A Common Stock have also been presented.

In all scenarios, the amount of cash available is sufficient to (a) pay the net cash consideration to existing Modulex owners and (b) pay transaction expenses.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2023

	PHP	Modulex	ASSUMING NO ADDITIONAL REDEMPTIONS	ASSUMING 25% ADDITIONAL REDEMPTIONS	ASSUMING 50% ADDITIONAL REDEMPTIONS	ASSUMING 75% ADDITIONAL REDEMPTIONS	ASSUMING MAX ADDITIONAL REDEMPTIONS
Total current assets	18,770,048	280,129	199,434,584	197,062,820	194,691,056	192,319,291	189,947,527
Total assets	$18,770,048	$9,594,531	$208,748,986	$206,377,222	$204,005,458	$201,633,693	$199,261,929
Total current liabilities	5,919,278	1,610,355	3,482,752	3,482,752	3,482,752	3,482,752	3,482,752
Total liabilities	5,919,278	1,610,355	3,482,752	3,482,752	3,482,752	3,482,752	3,482,752
Class A common shares subject to possible redemption: 1,772,750 shares, at redemption value of $10.59 at March 31, 2023	18,768,721	—	—	—	—	—	—
Class A common shares, $0.0001 par value; 100,000,000 shares authorized; 293,400 issued and outstanding (excluding 5,750,000 Class A shares subject to redemption)	29	—	7,435	7,435	7,435	7,435	7,435
Class B common shares, par value $0.0001; 10,000,000 shares authorized; 1,437,500 issued and outstanding	144	—	—	—	—	—	—
Series B preferred stock, $0.01 par value, 500.000 shares authorized	—	3,453	—	—	—	—	—
Common stock, $0.01 par value, 1,500,000,000 shares authorized	—	6,892,844	—	—	—	—	—
Additional paid-in capital	—	22,911,420	227,082,340	224,710,576	222,338,812	219,967,047	217,595,283
Accumulated deficit	(5,918,124)	(20,732,498)	(20,732,498)	(20,732,498)	(20,732,498)	(20,732,498)	(20,732,498)
Total stockholders’ equity (deficit)	(5,917,951)	7,984,176	205,266,234	202,894,470	200,522,706	198,150,941	195,779,177
Total Liabilities and Stockholders’ Deficit	$18,770,048	$9,594,531	$208,748,986	$206,377,222	$204,005,458	$201,633,693	$199,261,929

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2023

	PHP	Modulex	ASSUMING NO ADDITIONAL REDEMPTIONS	ASSUMING 25% ADDITIONAL REDEMPTIONS	ASSUMING 50% ADDITIONAL REDEMPTIONS	ASSUMING 75% ADDITIONAL REDEMPTIONS	ASSUMING MAX ADDITIONAL REDEMPTIONS
Total operating expenses	$505,771	$3,050,519	$3,050,519	$3,050,519	$3,050,519	$3,050,519	$3,050,519
Total other income and expenses	$108,924	$20,223	$20,223	$20,223	$20,223	$20,223	$20,223
Net income (loss) before income tax	$(396,847)	$(3,030,296)	$(3,030,296)	$(3,030,296)	$(3,030,296)	$(3,030,296)	$(3,030,296)
Net income (loss)	$(409,221)	$(3,030,296)	$(3,042,670)	$(3,042,670)	$(3,042,670)	$(3,042,670)	$(3,042,670)
Basic weighted average shares outstanding			$74,355,700	$74,139,166	$73,922,631	$73,706,096	$73,489,561
Basic net income per share			$(0.04)	$(0.04)	$(0.04)	$(0.04)	$(0.04)
Fully diluted net income per share			$(0.04)	$(0.04)	$(0.04)	$(0.04)	$(0.04)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE TWELVE MONTHS ENDED JUNE 30, 2022

	PHP	Modulex	ASSUMING NO ADDITIONAL REDEMPTIONS	ASSUMING 25% ADDITIONAL REDEMPTIONS	ASSUMING 50% ADDITIONAL REDEMPTIONS	ASSUMING 75% ADDITIONAL REDEMPTIONS	ASSUMING MAX ADDITIONAL REDEMPTIONS
Total operating expenses	$1,526,834	$9,509,251	$9,509,251	$9,509,251	$9,509,251	$9,509,251	$9,509,251
Total other income and expenses	$27,946	$(293,440)	$(293,440)	$(293,440)	$(293,440)	$(293,440)	$(293,440)
Net income (loss)	$(1,498,888)	$(9,802,691)	$(9,802,691)	$(9,802,691)	$(9,802,691)	$(9,802,691)	$(9,802,691)
Basic weighted average shares outstanding			$74,355,700	$74,139,166	$73,922,631	$73,706,096	$73,489,561
Basic net income per share			$(0.13)	$(0.13)	$(0.13)	$(0.13)	$(0.13)
Fully diluted net income per share			$(0.13)	$(0.13)	$(0.13)	$(0.13)	$(0.13)

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RISK FACTORS

If the Business Combination is completed, Modulex (as the Combined Company but referred to as Modulex in these Risk Factors) will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the risks described below before voting your shares. Additional risks and uncertainties not presently known to Modulex and PHP or that they do not currently believe are important to an investor, if they materialize, also may adversely affect the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, Modulex’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of the Combined Company Ordinary Shares or, if the Business Combination is not consummated, PHP Common Stock could decline, and you may lose part or all of the value of any Combined Company Ordinary Shares or, if the Business Combination is not consummated, you may lose part or all of the value of any shares of PHP Common Stock that you hold.

Risks Related to Modulex’s Business and Industry

We rely on certain vendors to supply us with materials and products that, if we are unable to obtain, could adversely affect our business.

We have relationships with vendors for the purchase of a wide range of construction materials and products, such as steel and wood, used in the construction of our modular building projects. Any inability to obtain materials or services in the volumes required and at competitive prices from our major trading partners or the loss of any major trading partner, may seriously harm our business because we may not be able to meet the demands of our customers on a timely basis in sufficient quantities or at all. Other factors, including reduced access to credit by our vendors resulting from economic conditions, may impair our vendors’ ability to provide products in a timely manner or at competitive prices. We also rely on other vendors for critical services such as transportation, supply chain and professional services. Any negative impacts to our business or liquidity could adversely impact our ability to establish or maintain these relationships.

We are dependent on the availability and skill of subcontractors, their willingness to work with us, and their selection of, and ability to obtain, suitable and quality building materials.

We rely on subcontractors to perform certain portions of the construction of our building projects, particularly onsite and, in some cases, to select and obtain raw materials. Despite detailed specifications and quality control procedures, in some cases, improper construction processes or defective materials may be used to finish construction of our building projects. We may need to spend money to remediate such problems when they are discovered. Defective products can result in the need to perform extensive repairs to large numbers of buildings. Though subcontracts are written to protect from substandard performance or materials, pervasive problems could adversely affect our business. The inability to contract with skilled subcontractors or general contractors at reasonable costs and on a timely basis could limit our ability to construct and deliver buildings and could erode our profit margins and adversely affect our results of operations and cash flows.

We depend on third parties for transportation services, and limited availability or increases in costs of transportation could adversely affect our business and operations.

Our business depends on the transportation of a large number of products, via shipping, railroad or truck. We rely primarily on third parties for transportation of the products we manufacture or distribute and for the delivery of our raw materials. We are also subject to seasonal capacity constraints and weather-related delays for shipping, rail and truck transportation. If any of our third-party transportation providers were to fail to deliver raw materials to us or our modules to our customers in a timely manner, we may be unable to complete projects in a timely manner and may, among other things, incur penalties for late delivery or be unable to use the modules as intended. In addition, if any of these third parties were to cease operations or cease doing business with us, we may be unable to replace them at reasonable cost. Any failure of a third-party transportation provider to deliver raw materials to us or finished modules to our customers’ construction sites in a timely manner could harm our reputation, negatively affect our customer relationships, and have a material adverse effect on our operating results, cash flows, and financial condition. Additionally, an increase in transportation rates or fuel surcharges could adversely affect our sales, profitability, and cash flows.

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We may have difficulty protecting our proprietary manufacturing processes, which could adversely affect our ability to compete.

We use a proprietary manufacturing process that allows us to be code-compliant in our ConstrucTech” steel modular buildings, delivering “Modular Buildings 2.0” with established and proven British 3D volumetric cold rolled steel modular buildings technology. Such manufacturing process is unique to the construction industry and is important to ensure our continued success, and we cannot assure you that our efforts to protect our proprietary rights will be sufficient or effective. If other companies replicate our methodology, we could lose our competitive advantage. We also have various registered trademarks in India and the UK. See “Modulex’s Business — Intellectual Property.” Any pending or future patent or trademark applications may not lead to issued patents and registered trademarks in all instances. We also cannot be assured that the scope of any patents issued in the future will be sufficiently broad to offer meaningful protection. Others may develop or patent similar or superior technologies, products or services, and our intellectual property rights may be challenged, invalidated, misappropriated or infringed by others. If we are unable to protect and maintain our intellectual property rights, or if there are any successful intellectual property challenges or infringement proceedings against us, our business and revenue could be materially and adversely affected.

Expansion of our operations may strain resources, and our failure to manage growth effectively could adversely impact our operating results and harm our ability to attract and retain key personnel.

We currently have operations in the United Kingdom, India and Mauritius and are planning a global roll out to BRICs and N11 nations and major markets including the US and the European Union, with the goal of constructing up to 20 “MegaFactories” in 15 countries over the next 12 years. Increased orders for our modules, the current construction of our Mumbai MegaFactory™, and our future expansion plans have placed, and may continue to place, a strain on our operational, financial, and managerial resources and personnel. In addition, execution of our growth strategy will require further substantial capital and effective planning. Significant rapid growth on top of our current operations could greatly strain our internal resources, leading to a lower quality of customer service, reporting problems, and delays, resulting in a loss of market share and other problems that could adversely affect our financial performance. Our efforts to grow could place an additional strain on our personnel, management systems, liquidity, and other resources. If we do not manage our growth effectively, our operations could be adversely affected, resulting in slower, no or negative growth, critical shortages of cash and a failure to achieve or sustain profitability.

We can be adversely affected by failures of persons who act on our behalf to comply with applicable regulations and guidelines.

Although we expect all of our employees, officers and directors to comply at all times with all applicable laws, rules and regulations, there are instances in which subcontractors or others through whom we do business may engage in practices that do not comply with applicable regulations or guidelines. It is possible that our employees may become aware of these practices but do not take steps to prevent them. If we learn of practices relating to buildings constructed on our behalf that do not comply with applicable regulations or guidelines, we will move actively to stop the non-complying practices as soon as possible, and we will take disciplinary action with regard to our employees who were aware of the practices, including in some instances terminating their employment. However, regardless of the steps we take, we may be subject to fines or other governmental penalties, and our reputation may be negatively affected.

The cyclical and seasonal nature of the construction industry causes our revenues and operating results to fluctuate, and we expect this cyclicality and seasonality to continue in the future.

The construction industry is highly cyclical and seasonal and is influenced by many international, national and regional economic factors, including the availability of consumer and wholesale financing, seasonality of demand, consumer confidence, interest rates, income levels and general economic conditions, including inflation and recessions. As a result of the foregoing factors, the revenues and operating results we derive from customers will fluctuate and we currently expect them to continue to fluctuate in the future, particularly as the construction industry stabilizes following the COVID-19 pandemic. Moreover, we have experienced, and may continue to experience, operating losses during cyclical downturns in the construction market. These and other economic factors could have a material adverse effect on demand for our products and our financial condition and operating results.

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Our business depends on the construction industry and general business, financial market and economic conditions.

The construction industry is highly cyclical and significantly affected by changes in general and local economic and real estate conditions, such as employment levels, consumer confidence, demographic trends, housing demand, inflation, deflation, interest rates and credit availability. Changes in these general and local economic conditions or deterioration in the broader economy could negatively impact the level of purchases, capital expenditures and creditworthiness of our customers and suppliers, and, therefore, our income and financial condition, results of operations and cash flows. Changes in these economic conditions may affect some of our regions or markets more than others and may particularly affect our operations given our global reach. If adverse conditions affect our larger markets, they could have a proportionately greater impact on us than on some other companies. In addition, any uncertainty regarding global economic conditions may have an adverse effect on the results of operations and financial condition of us or our customers, distributors and suppliers, such as negative effects of currency exchange fluctuations. A shortage of labor in the construction industry could also have an impact on our financial results.

Our business relies on private investment and a slower than expected economy may adversely affect our results.

A significant portion of our sales are for projects with non-public owners, such as non-residential builders and home builders who make investments with private funds into their projects. Construction spending is affected by their ability to finance projects. Residential and non-residential construction could decline if companies and consumers are unable to finance construction projects or if the economy slows or is stalled, which could result in delays or cancellations of capital projects. If the economy slows, or if housing starts and non-residential projects do not increase, sales of our products directly by us to consumers and related services may decline, and our financial position, results of operations and liquidity could be materially adversely affected.

A material disruption at one of our MegaFactoryTM facilities could prevent us from meeting customer demand, reduce our sales and negatively affect our overall financial results.

Any of the following events could cease or limit operations unexpectedly: fires, floods, earthquakes, hurricanes, on-site or off-site environmental incidents or other catastrophes; utility and transportation infrastructure disruptions; labor difficulties; other operational problems; or war, acts of terrorism or other unexpected events. We are particularly susceptible to material disruptions as we intend to operate exclusively out of our Mumbai MegaFactory™ prior to the construction of additional MegaFactories. While we expect the Mumbai MegaFactory™ to be ISO 9000, 14000, 31000 and 26000 certified, fully ESG compliant, capable of harvesting rainwater, and equipped with solar panels and organic farm food for the workers, any downtime or damage at the facility or any of our future facilities could prevent us from meeting customer demand for our products or require us to make more expensive purchases from a competing supplier. This could result in customers seeking products from other distributors, as well as decreased customer satisfaction and lower sales and operating income.

Environmental, health and safety laws and regulations and any changes to, or liabilities arising under, such laws and regulations could have a material adverse effect on our financial condition, results of operations and liquidity.

We are subject to a variety of regulations relating to, among other things: the release or discharge of materials into the environment; the management, use, generation, treatment, processing, handling, storage, transport or disposal of solid and hazardous wastes and materials; and the protection of public and employee health and safety and the environment. These laws and regulations may expose us to liability for the conduct of others or for our actions, even if such actions complied with all applicable laws at the time these actions were taken. These laws and regulations may also expose us to liability for claims of personal injury or property or natural resource damage related to alleged exposure to, or releases of, regulated or hazardous materials. The existence of contamination at properties we own, lease or operate could also result in increased operational costs or restrictions on our ability to use those properties as intended, including for purposes of construction materials distribution.

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Despite our compliance efforts, there is an inherent risk of liability in the operation of our business, especially from an environmental standpoint, and, from time to time, we may be in noncompliance with environmental, health and safety laws and regulations. These potential liabilities or non-compliances could have an adverse effect on our operations and profitability. In some instances, we must have government approvals, certificates, permits or licenses in order to conduct our business, which may require us to make significant capital, operating and maintenance expenditures to comply with environmental, health and safety laws and regulations. Our failure to obtain and maintain required approvals, certificates, permits or licenses or to comply with applicable governmental requirements could result in sanctions, including substantial fines or possible revocation of our authority to conduct some or all of our operations. The cost of complying with such laws could have a material adverse effect on our financial condition, results of operations and liquidity.

Our business may be subject to economic and political risks of operating and obtaining supplies outside of the United States, including adverse impact of changes in international trade and tariff policies.

We operate and source a majority of our products from outside of the United States, and our suppliers also rely upon products from outside the United States. As such, any significant changes to, among other things, the general political and social conditions in countries in which we maintain operations or sourcing relationships, such as the UK, India and Mauritius currently, unfavorable changes in U.S. trade legislation and regulation, the imposition of U.S. governmental economic sanctions on countries in which we do business or other trade barriers, threats of war, terrorism or governmental instability, labor disruptions, currency controls and any other unanticipated or unfavorable changes could significantly impact our operations and plans for further expansion into the United States. If we are unable to navigate these regulatory environments, or if we are unable to enforce our contract rights in these countries, our business could be adversely impacted. Any of these events could interrupt our business and cause operational disruptions, increase our costs of operations, reduce our sales or otherwise have an adverse effect on our operating performance.

The U.S. government has indicated its intent to alter its approach to trade policy, including, in some instances, to revise, renegotiate or terminate certain multilateral trade agreements. It has also imposed new tariffs on certain foreign goods and raised the possibility of imposing additional increases or new tariffs on other goods. Such actions have, in some cases, led to retaliatory trade measures by certain foreign governments. Such policies could make it more difficult or costly for us to do business in or procure products from the countries we currently operate or seek to operate in, particularly the United States, which could negatively impact our revenue or operating results. At this time, it remains unclear what additional actions, if any, will be taken by the U.S. government with respect to tariff and international trade agreements and policies, and we cannot predict future trade policy or the terms of any revised trade agreements or any impact on our business.

Cybersecurity risks related to the technology used in our operations and other business processes, as well as security breaches of company, customer, employee and vendor information, could adversely affect our business.

We rely on various information technology systems to capture, process, store and report data and interact with customers and employees. Despite careful security and controls design, as the prevalence of cyber-attacks continues to increase, our information technology systems, and those of our third-party providers, could become subject to increased security threats, such as phishing and malware incidents. Our security measures may be unable to prevent certain security breaches, and any such network, system, data or other breaches could result in misappropriation of sensitive data, transactional errors, theft of funds, business disruptions, loss of or damage to intellectual property, loss of customers and business opportunities, unauthorized access to or disclosure of confidential or personal information (which could cause a breach of applicable data protection legislation), regulatory fines, penalties or intervention, reputational damage, reimbursement or other compensatory costs and additional compliance costs, any of which could have a material adverse effect on our reputation, business, financial condition, results of operations and cash flows.

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Because the techniques used to obtain unauthorized access to, or disable, degrade or sabotage, information technologies systems change frequently, and may not be recognized until after they have been launched against a target, we may be unable to anticipate these techniques, implement adequate preventative measures or remediate any breach in a timely or effective manner. In addition, the development and maintenance of preventative or detective measures is costly, and requires ongoing monitoring and updating as technologies change and efforts to circumvent security measures become more sophisticated. As well as incurring additional costs, sophisticated hardware and operating system software and applications that we procure from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the systems, or we may be unable to successfully integrate and launch new systems as planned without disruptions to our operations. Misuse of internal applications, theft of intellectual property, trade secrets, funds or other corporate assets and inappropriate disclosure of confidential information could stem from such incidents.

Despite our efforts, we remain potentially vulnerable to cyber-attacks and security breaches, and any such attack or breach could adversely affect our reputation, business, financial condition or results of operations.

We may be dependent upon third-party financing, and our financial condition and results of operations could be negatively affected if additional third-party financing for our customers does not become available.

Our business and earnings depend substantially on our ability to obtain financing for the development of our construction projects. The availability and cost of such financing is further dependent on the number of financial institutions participating in the industry, the departure of financial institutions from the industry, the financial institutions’ lending practices, the strength of credit markets generally, governmental policies and other conditions, all of which are beyond our control. In light of the current economic climate, some of our projects may not be successful in obtaining additional funds in a timely manner, on favorable terms or at all. The availability of borrowed funds, especially for construction financing, has been greatly reduced, and lenders may require project developers to invest increased amounts of equity in a project in connection with both new loans and the extension of existing loans. Unfavorable changes in the availability and terms of financing in the industry will have a material adverse effect on certain privately financed projects. Over the past few years, lenders have tightened credit underwriting standards, which have reduced lending volumes.

In addition, where our potential customers must sell their existing buildings or real estate in order to develop new buildings, increases in mortgage costs and/or lack of availability of mortgages could prevent buyers of potential customers’ existing buildings from obtaining the mortgages they need to complete their purchases, which would result in our potential customers’ inability to make purchases from us. If our potential customers cannot obtain suitable financing, our sales and results of operations would be adversely affected.

The construction industry is highly competitive, and such competition may increase the adverse effects of industry conditions, including the consolidation of the industry.

We operate in a very competitive environment. We compete for financing, raw materials and skilled management and labor resources as well as for customers. A decline in construction starts could adversely affect demand for products that utilize our technology and expertise and impact our results of operations. Increased competition could require us to further increase selling incentives and/or reduce our prices, which could negatively affect our revenue. We may be unable to successfully expand into or compete in the markets in new geographic areas. In addition, while we believe our modular process and technology may improve our competitive position by potentially expediting construction, there is no assurance that it will have the desired competitive impact.

There can be no assurance that modular construction techniques that utilize our technology and expertise will achieve market acceptance and grow; thus, the future of our business and the modular construction industry as a whole is uncertain.

While modular construction projects have been undertaken across the world, and in the markets where we operate, there can be no assurance that we will achieve market acceptance for our technology and expertise or that the modular construction market will grow as expected. Our business may be disrupted by the introduction of new products and services and is subject to changing consumer preferences and industry trends, which may adversely affect our ability to plan for the future development and marketing of our products. Although modules have particular applications in a wide variety of market segments, there is no assurance that we will be able to expand our relationship within such market segments or, even if we do, that general market acceptance for our technology and expertise or modules will continue to increase.

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Government regulations and legal challenges may delay the start or completion of our projects, increase our expenses or limit our building activities, which could have a negative impact on our operations.

Various rules and regulations concerning building, zoning, sales and similar matters apply to and/or affect the construction industry. Governmental regulation affects construction activities, as well as sales activities, mortgage lending activities and other dealings with consumers. These industries also have experienced an increase in legislation and regulations that limit the availability or use of land. In the United States, for example, municipalities may restrict or place moratoriums on the availability of utilities, such as water and sewer taps. In some areas, municipalities may enact growth control initiatives, which restrict the number of building permits available in a given year. In addition, we may be required to apply for additional approvals or modify our existing approvals because of changes in local circumstances or applicable law. If governments in locations in which we operate take actions like the ones described, they could adversely affect our business by causing delays, increasing costs or limiting our ability to operate in those areas. Further, we may experience delays and increased expenses as a result of legal challenges to our proposed projects, whether brought by governmental authorities or private parties. Failure to comply with laws or regulations applicable to or affecting us, or the passage in the future of new and more stringent laws affecting us, may adversely affect our financial condition or results of operations.

The dangers inherent in our operations, such as disruptions to our facilities and project sites, and the limits on insurance coverage could expose us to potentially significant liability costs and materially interfere with the performance of our operations.

While we believe our insurance coverage is adequate and in line with our industry’s standards, all construction, including modular construction, involves operating hazards that can cause personal injury or loss of life, severe damage to and destruction of property and equipment and suspension of operations, including, but not limited to, natural or man-made disruptions to our facilities and project sites. We may be sued for such injuries based on the use of our technology. The failure of such structures during and after installation can result in similar injuries and damages. Although we believe that our insurance coverage is adequate, there can be no assurance that we will be able to maintain adequate insurance in the future at rates we consider reasonable, or that our insurance coverage will be adequate to cover future claims that may arise. Claims for which we are not fully insured may adversely affect our working capital and profitability. In addition, changes in the insurance industry have generally led to higher insurance costs and decreased availability of coverage. The availability of insurance that covers risks we and our competitors typically insure against may decrease, and the insurance that we are able to obtain may have higher deductibles, higher premiums and more restrictive policy terms.

We are dependent on the services of key personnel, and the unexpected loss of their services may adversely affect our operations.

Our success depends highly upon the personal efforts and abilities of our senior management team, specifically the efforts of Suchit Punnose, our founder and Chief Executive Officer, Ajay Palekar, our Managing Director (for India), and Taariq Mauthoor, our Chief Technology Officer. Suchit has more than 22 years of experience in investments, real estate, and ventures across India and the UK. Ajay has more than 38 years of working experience in manufacturing, logistics and supply chain management. Taariq has more than 20 years of experience in the built environment sector as a Chartered Engineer in Sustainable Design & Engineering. The loss of the services of one or more of these individuals could have a material adverse effect on our business. Our ability to achieve profitability and generate increased revenue will depend upon our ability to retain, and, if necessary, attract experienced management personnel.

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We may be subject to legal proceedings or investigations, the resolution of which could negatively affect our profitability and cash flows in a particular period.

The nature of our operations exposes us to possible litigation claims, including disputes relating to our operations and commercial and contractual arrangements. Although we make every effort to avoid litigation, these matters are not totally within our control. We will contest these matters vigorously and will make insurance claims where appropriate, but because of the uncertain nature of litigation and coverage decisions, we cannot predict the outcome of these matters. The costs associated with litigation matters could have a material adverse effect on our financial condition and profitability. In addition, our profitability or cash flow in a particular period could be affected by an adverse ruling in any litigation currently pending in the courts or by litigation that may be filed against us in the future. We are also subject to environmental and other government regulation, which could result in administrative proceedings in the future.

A portion of our business and operations are located in India and we are subject to regulatory, economic, social and political uncertainties in India.

We are currently building the world’s largest steel modular buildings factory in India, the Mumbai MegaFactory™ to supply the United Kingdom, European Union, United States, and Indian markets. The MegaFactory™ will feature a 40-acre manufacturing facility located 280 kilometers from Mumbai, functioning as a manufacturing cluster producing fully fitted steel modular buildings, bathroom pods, doors, and windows. Consequently, our financial performance will be affected by changes in exchange rates and controls, interest rates, changes in government policies, including taxation policies, social and civil unrest and other political, social and economic developments in or affecting India.

The Government of India has exercised and continues to exercise significant influence over many aspects of the Indian economy. Since 1991, successive Indian governments have generally pursued policies of economic liberalization and financial sector reforms, including by significantly relaxing restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy as producers, consumers and regulators has remained significant and we cannot assure you that such liberalization policies will continue. The rate of economic liberalization could change, and specific laws and policies affecting travel service companies, foreign investments, currency exchange rates and other matters affecting investments in India could change as well. A significant change in India’s policy of economic liberalization and deregulation or any social or political uncertainties could adversely affect business and economic conditions in India generally and our business and prospects.

As the domestic Indian market is anticipated to constitute a source of our revenue, a slowdown in economic growth in India could cause our business to suffer.

The performance and growth of our business are necessarily dependent in part on economic conditions prevalent in India, which may be materially and adversely affected by political instability or regional conflicts, economic slowdown elsewhere in the world or otherwise. The Indian economy also remains largely driven by the performance of the agriculture sector, which depends on the quality of the monsoon and is difficult to predict. The Indian economy has grown significantly over the past few years. Any future slowdown in the Indian economy could have a material adverse effect on the demand for the construction projects and, as a result, on our financial condition and results of operations.

Trade deficits could also adversely affect our business. India’s trade relationships with other countries and its trade deficit, driven to a major extent by global crude oil prices, may adversely affect Indian economic conditions. If trade deficits increase or are no longer manageable because of the rise in global crude oil prices or otherwise, the Indian economy, and therefore our business and our financial performance could be adversely affected.

India also faces major challenges in sustaining its growth, which include the need for substantial infrastructure development and improving access to healthcare and education. If India’s economic growth cannot be sustained or otherwise slows down significantly our business and prospects could be adversely affected.

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We have business and operations in Mauritius and are subject to regulatory, economic, social and political uncertainties in Mauritius.

Since gaining independence from the United Kingdom in 1968, Mauritius has transitioned from a low-income agriculture-based economy to a diversified one. Mauritius is also one of Africa’s most stable democracies, with high levels of respect for political institutions. Nonetheless, Mauritius suffers from a shortage of skilled labor and its economy is highly dependent on external trade. As such, we may find it difficult to obtain employees or replace existing employees and may be impacted by volatility in the Mauritian economy due to external financial shocks. Volatility in the Mauritian economy may result in higher costs for raw materials and our operations generally. The occurrence of any of these uncertainties may have an adverse effect on our business and financial performance.

Natural calamities could have a negative impact on the Indian and/or Mauritian economy or in other geographies areas in which we intend to expand that could cause our business to suffer.

India has experienced natural calamities such as earthquakes, tsunamis, floods, and drought in the past few years. Likewise, Mauritius, where we also operate, is susceptible to natural disasters such as tropical cyclones and floods, which have amplified over the past decades amid climate change. The extent and severity of these natural disasters determines their impact on the Indian and Mauritian economies. A majority of our operations and employees are located in India and Mauritius and there can be no assurance that we will not be affected by natural disasters in the future. The occurrence of any of these disasters or in other geographic area in we operate may result in operational losses and a loss of business confidence, should we be unable to properly recover from these natural calamities, which would have an adverse effect on our business and financial performance.

Risks Related to Modulex Following the Business Combination

Any of the following risk factors could cause Modulex’s actual results to differ materially from anticipated results. These risks and uncertainties are not the only ones that Modulex faces.

The completion of the Business Combination is subject to a number of important conditions, and the Business Combination Agreement may be terminated before the completion of the Business Combination in accordance with its terms. As a result, there is no assurance that the Business Combination will be completed.

The completion of the Business Combination is subject to the satisfaction or waiver, as applicable, of a number of important conditions set forth in the Business Combination Agreement, including the approval of the Business Combination by the PHP Stockholders, the approval of the listing of the Combined Company Ordinary Shares on Nasdaq, and several other customary closing conditions. If these conditions are not satisfied or, if the Business Combination Agreement is otherwise terminated by either party, you will not receive the Transaction Consideration. For more information, see “The Business Combination Agreement.”

The unaudited pro forma financial information included in this proxy statement/prospectus may not be representative of Modulex’s results after the Business Combination.

PHP and Modulex currently operate as separate companies. PHP and Modulex have had no prior history as a combined entity and their respective operations have not previously been managed on a combined basis. The unaudited pro forma financial information of Modulex included elsewhere in this proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the transactions been consummated as of the dates indicated, nor is it indicative of the Combined Company’s future operating results or financial position after the assumed consummation of the Transactions or other individually insignificant acquisitions. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of current market conditions on revenues or expense. The unaudited prospective financial information of Modulex is based in part on certain assumptions that we believe are reasonable under the circumstances. Our assumptions may not prove to be accurate over time. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” has been derived from PHP’s and Modulex’s historical financial statements and certain adjustments and assumptions including revenue projections have been made regarding the Combined Company after giving effect to the Business Combination. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have an adverse effect on the pro forma financial information and the Combined Company’s financial position and future results of operations.

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In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the Combined Company’s financial condition or results of operations following the Closing. Any potential decline in the Combined Company’s financial condition or results of operations may cause significant variations in the Combined Company Ordinary Share price.

Modulex’s revenue projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, Modulex’s projected revenue, gross profit, EBITDA and net profit may differ materially from expectations.

Modulex’s operates in a competitive industry and its revenue projections will be subject to the risks and assumptions made by management, set forth in this proxy statement/prospectus, in the fairness opinion with respect to its industry and its ability to produce sufficient product to meet customer demands, if any, and other unforeseen risks. Operating results are difficult to forecast because they generally depend on a number of factors, including the competition the Combined Company would face, and its ability to enter into contracts with existing potential customers and to attract and retain new customers while generating sustained revenues. This may result in less revenue than projected and the Combined Company may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause the Combined Company’s operating results in a given quarter to be higher or lower than expected. These factors make creating accurate forecasts and budgets challenging and, as a result, the Combined Company may fall materially short of its forecasts and expectations, which could cause its share price to decline and investors to lose confidence in it.

The Business Combination may not result in increased share liquidity for PHP Stockholders following the Business Combination.

We are undertaking the Business Combination because we believe that the Transactions will provide PHP Stockholders with a number of advantages, including providing PHP Stockholders with securities that we expect will enjoy greater market liquidity than the securities these holders currently hold. However, the Business Combination may not accomplish these objectives particularly given the number of shares to be held by PHP Stockholders coupled with your right to redeem your PHP Common Stock in connection with the consummation of the Business Combination. Accordingly, we cannot predict whether a liquid market for the newly issued the Combined Company Ordinary Shares will be maintained.

Your ownership percentage in the Combined Company at Closing will be less than the ownership percentage you currently hold in PHP.

Your ownership percentage in the Combined Company Ordinary Shares following the Business Combination will be less than your existing ownership percentage in PHP as a result of dilution attributable to the relative equity values of the companies involved in the Business Combination. Immediately after the Business Combination, assuming no redemptions by PHP Stockholders, it is anticipated that (i) the existing shareholders of Modulex will hold as a group approximately [____]% of the issued and outstanding Combined Company Ordinary Shares, assuming no further redemptions by the PHP Stockholders, and (ii) the current PHP Stockholders including the Sponsor will hold as a group approximately [___]% of the issued and outstanding Combined Company Ordinary Shares, which includes the shares underlying Placement Units and Placement Warrants (assuming a PIPE Investment), as shown in the following table (there is no anti-dilution adjustment).

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The following table shows the ownership of PHP immediately following the Business Combination giving effect to the warrants and options, including pre-listing financing shares, potential PIPE shares, maximum issuances pursuant to the Company Equity Plan and a potential issuance of $1,500,000 convertible notes:

	Share ownership in the Combined Entity
	Pro Forma Combined (Assuming No Further Redemptions Scenario)		Pro Forma Combined (Assuming 50% Redemptions Scenario)		Pro Forma Combined (Assuming Maximum Redemptions Scenario)(1)
Stockholder	Shares	%	Shares	%	Shares	%
Former Modulex Shareholders	21,125,164	33.8%	21,125,164	34.0%	21,125,164	34.4%
PHP Public Stockholders	1,385,821	2.2%	692,910	1.1%	-	0.0%
IPO Public Shares	866,139	1.4%	433,070	0.7%	-	0.0%
Public Warrants Shares	433,069	0.7%	216,534	0.35%	-	0.0%
Public Rights Shares	86,613	0.1%	43,306	0.05%	-	0.0%
Initial Stockholders	2,021,350	3.2%	2,021,350	3.3%	2,021,350	3.3%
Founder Shares	1,437,500	2.3%	1,437,500	2.3%	1,437,500	2.3%
Private Placement Shares	293,400	0.5%	293,400	0.5%	293,400	0.5%
Private Placement Warrants Shares	146,700	0.2%	146,700	0.2%	146,700	0.25%
Private Placement Rights Shares	143,750	0.2%	143,750	0.2%	143,750	0.2%
Company Equity Plan	5,344,440	8.5%	5,344,440	8.6%	5,344,440	8.7%
PIPE Shares	30,000,000	47.7%	30,000,000	48.3%	30,000,000	48.9%
Pre-Listing Financing Shares	1,394,270	2.2%	1,394,270	2.2%	1,394,270	2.3%
Convertible Notes from Working Capital Loans	1,500,000	2.4%	1,500,000	2.4%	1,500,000	2.4%
Total	62,771,044	100.0%	62,078,134	100.0%	61,385,224	100.0%

The underwriting fee of 5.5% representing $3,162,500 of the initial public offering proceeds of $57,500,000, including deferred fees of $2,012,500, from PHP IPO would represent [33.57]% and [67.2]% of the per PHP public share offering price of the unredeemed shares in the no further redemptions and 50% redemptions scenarios, respectively.

As a result, PHP Stockholders will have less influence over matters submitted to a vote of the Combined Company shareholders than they currently hold in PHP. Nevertheless, the Sponsor, directors and officers of PHP Corp will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate.

Directors of PHP have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus.

When considering the PHP Board’s recommendation that PHP Stockholders vote in favor of the approval of the Business Combination, PHP Stockholders should be aware that PHP’s directors and executive officers, advisors and entities affiliated with them, have interests in the Business Combination that may be different from, or in addition to, the interests of PHP Stockholders. These interests include:

●	If the Business Combination with Modulex or another business combination is not consummated by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023, in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter), as described in more detail in this proxy statement/prospectus), PHP will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding PHP public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor and PHP’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the PHP IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such Founder Shares had an aggregate market value of $15,683,125 and the 293,400 shares of PHP’s Class A common stock included in the Private Placement Units had an aggregate market value of $3,200,994 based upon the closing price of $10.91 per share on the Nasdaq on September 8, 2023. On the other hand, if the Business Combination is consummated, each outstanding PHP Common Stock will remain a Combined Company Ordinary Share pursuant to the Business Combination Agreement. Our Sponsor transferred 20,000 shares to Mr. Ngoh, 6,000 shares to Mr. Stein, 2,500 shares to Mr. Phoon, 2,500 shares to Mr. Anih and 3,000 shares to Legacy Royals, LLC an entity controlled by Mr. Gordon. Additionally, pursuant to a Securities Transfer Agreement dated January 23, 2023, Red Ribbon Asset Management PLC transferred 50,000 shares Class B Common Stock to Mr. Stein. Finally, pursuant to a Securities Transfer Agreement dated March 21, 2023, Low Ban Chai transferred 4,000 shares of Class B Common Stock to Mr. Stein.

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●	The Sponsor purchased 293,400 Private Placement Units from PHP for $10.00 per unit raising $2,934,000. Each Private Placement Unit consists of one Class A Ordinary Share and one warrant. Each PHP Warrant is exercisable to purchase one Class A Ordinary Share at $11.50 per share. This purchase took place on a private placement basis simultaneously with the consummation of the PHP IPO. All of the proceeds PHP received from the PHP IPO and substantially all of the proceeds from the sale of the placement units were placed in the Trust Account. The private placement units and the PHP Class A Ordinary Shares underlying the private placement units and warrants will become worthless if PHP does not consummate a business combination by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023, in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter, as described in more detail in this proxy statement/prospectus). On the other hand, if the Business Combination is consummated, each outstanding PHP Warrant will become a Combined Company warrant exercisable to purchase one Combined Company Ordinary Share following consummation of the Business Combination and each outstanding PHP Common Stock will become a Combined Company Ordinary Shares pursuant to the Business Combination Agreement.

●	If PHP is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by PHP for services rendered or contracted for or products sold to PHP. If PHP consummates a business combination, on the other hand, PHP will be liable for all such claims.

●	The Sponsor and PHP’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on PHP’s behalf, such as identifying and investigating possible business targets and business combinations. However, if PHP fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, PHP may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023, in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter. As of June 30, 2023, the Sponsor and PHP’s officers and directors and their affiliates had incurred approximately $0.00 of unpaid reimbursable expenses.

●	The Business Combination Agreement provides for the continued indemnification of PHP’s current directors and officers and the continuation of directors and officers liability insurance covering PHP’s current directors and officers.

●	The Sponsor may loan to PHP additional funds for working capital purposes prior to the Business Combination. An amount of $751,929 is currently outstanding for working capital loans from the Sponsor as of June 30, 2023. PHP’s officers and directors (or their affiliates) may also make loans from time to time to PHP to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans remain outstanding, but loans may be made after the date of this proxy statement/prospectus.

●	Pursuant to the Administrative Support Agreement entered into between PHP and Arc Group Limited, contemporaneous to the PHP IPO, PHP agreed to reimburse Arc Group Limited $10,000 per month commencing after the IPO through the Business Combination. These amounts are accruing and remain unpaid and payable at the time of the Closing of the Business Combination. As of September 27, 2023, approximately $20,000 is due to ARC Group Limited under the Administrative Support Agreement.

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These financial interests of the officers and directors, and entities affiliated with them, may have influenced their decision to approve the Business Combination and may incentivize these individuals and entities, including our Sponsor, to complete an acquisition of a less favorable target company or on terms less favorable to shareholders in order to avoid liquidation. You should consider these interests when evaluating the Business Combination and the recommendation to vote in favor of the Business Combination Proposal and other proposals to be presented to PHP Stockholders.

Following the completion of the Business Combination, the Sponsor will have the ability to influence the Combined Company’s business and management.

It is anticipated that, upon completion of the Business Combination: existing shareholders of Modulex will hold as a group approximately [89.0]% of the issued and outstanding Combined Company Ordinary Shares, assuming no further redemptions by the PHP Stockholders, and (ii) the current PHP Stockholders including the Sponsor will hold as a group approximately [7.3]% of the issued and outstanding Combined Company Ordinary Shares, which does not include the Private Placement Warrants or the PIPE investment. As a result, PHP Stockholders will have less influence over matters submitted to a vote of the Combined Company shareholders than they currently hold in PHP. These levels of ownership interest: (a) exclude the impact of the PHP Warrants to purchase Combined Company Ordinary Shares that will remain outstanding immediately following the Business Combination and (b) assume that no PHP Public Shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in PHP’s Trust Account. Accordingly, the Sponsor will be able to influence the approval of actions requiring approval of the board of directors of the Combined Company through their voting power and will retain influence with respect to the Combined Company’s management, business plans and policies, including the appointment and removal of its officers. In addition, the Sponsor, directors and officers of PHP will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate.

Subsequent to the consummation of the Business Combination, the Combined Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Although PHP has conducted due diligence on Modulex, PHP cannot assure you that this diligence revealed all material issues that may be present in its businesses, that it would be possible to uncover all material issues through a customary amount of due diligence or that factors outside of PHP’s or Modulex’s control will not later arise. Modulex is aware that PHP must complete an initial business combination by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023, in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter. Consequently, Modulex may have obtained leverage over PHP in negotiating the Business Combination Agreement, knowing that if PHP does not complete the Business Combination, PHP may be unlikely to be able to complete an initial business combination with any other target business prior to such deadline. In addition, PHP has had limited time to conduct due diligence. Modulex is a privately held company and PHP therefore has made its decision to pursue a business combination with Modulex on the basis of limited information, which may result in a business combination that is not as profitable as expected, if at all.

As a result of these factors, the Combined Company may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if PHP’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with PHP’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on the Combined Company’s liquidity, the fact that the Combined Company is required to report charges of this nature could contribute to negative market perceptions about the Combined Company or the Combined Company Ordinary Shares. Accordingly, any PHP Stockholders who choose to remain shareholders of the Combined Company following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by PHP’s officers or directors of a duty of care or other fiduciary duty owed by them to PHP, or if they are able to successfully bring a private claim under securities laws that the proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

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PHP cannot assure you that the due diligence PHP has conducted on Modulex will reveal all material issues that may be present with regard to Modulex, or that it would be possible to uncover all material issues through a customary amount of due diligence or that risks outside of PHP’s control will not later arise.

Evaluation of the Modulex Transactions and alternative business opportunities may not have revealed the best target for a business combination or all material risks that may be present with regard to the Business Combination.

The PHP Board, consisting of four independent directors and two interested directors, evaluated the Modulex Transactions and considered alternative business opportunities. Over the course of its evaluation, the PHP Board offered letters of intent to two other distinct Potential Targets in order to maximize PHP stockholder value, which it did not pursue. As part of the PHP Board’s independent evaluation, which was conducted over a five-month period, and retained independent financial and legal advisors. The PHP Board also undertook its own analysis of key aspects of the financial model underlying Modulex’s financial projections.

In analyzing the Business Combination, the PHP Board conducted due diligence on Modulex and engaged in comprehensive discussions regarding the terms of the transaction, including the relative ownership of Modulex following the Business Combination. Following the entering of an LOI with Modulex, the PHP Board commenced a comprehensive evaluation of, and due diligence effort and undertook extensive negotiations with, Modulex. The PHP Board hired and convened with financial advisors and its legal team, it relied on its own financial and capital markets background, as well as obtained a fairness opinion from Houlihan, its independent financial advisor, to opine on the fairness of the proposed acquisition of 100% of the outstanding equity interests of Modulex for the Transaction Consideration of USD $600 million (the “Fairness Opinion”).

After performing a series of sensitivity analyses to measure the impact of changes in the underlying assumptions and inputs to the discounted cash flow analysis, including the impact of changes to the discount rate and terminal multiple, Houlihan concluded on an enterprise value range of $583 million to $736 million for use in the assessment of fairness. The Fairness Opinion ascertained that the Transaction Consideration is fair based on Houlihan’s application of the Discounted Cash Flow method.

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow, discounted at a rate reflecting risks inherent in such cash flows. Houlihan utilized a 16 year financial forecast provided by PHP’s management. In view of the negotiated exchange of PHP securities for the Combined Company Ordinary Shares to comprise the transaction consideration, the PHP Board believed that PHP stockholder would benefit from the Business Combination. The PHP Board relied on the Fairness Opinion regarding the fairness of the transaction consideration. See the Fairness Opinion at Annex D.

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Subsequent to the consummation of the Business Combination, PHP will become a holding company of Modulex and will be dependent on distributions from Modulex to fund operating costs.

Upon consummation of the Business Combination, the only principal asset of the Combined Company following the Business Combination will be its interest in Modulex, and accordingly, the Combined Company will be a holding company and it will depend on distributions from Modulex to pay taxes and operating expenses, as well as to pay dividends in the future, which will be dependent upon the financial results and cash flows of Modulex. There can be no assurance that Modulex will generate sufficient cash flow to distribute funds to the Combined Company, or that applicable law and contractual restrictions, including negative covenants under any debt instruments, if applicable, will permit such distributions. If Modulex does not distribute sufficient funds to the Combined Company to pay its taxes or other liabilities, the Combined Company may default on contractual obligations or have to borrow additional funds. In the event that the Combined Company is required to borrow additional funds, it could adversely affect the Combined Company’s liquidity and subject it to additional restrictions imposed by lenders.

The Sponsor and certain insiders of PHP has agreed to vote in favor of the Business Combination, regardless of how PHP Stockholders vote.

The Sponsor and certain insiders of PHP have agreed to vote their shares in favor of the Business Combination. The Sponsor and PHP officers and directors beneficially own and are entitled to vote an aggregate of 1,437,500 Founder Shares and 293,400 shares of PHP’s Class A common stock included in the Private Placement Units or approximately 66.6% of the outstanding PHP Common Stock. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. In addition to the shares of PHP Common Stock held by the Sponsor and PHP’s officers and directors, PHP would need no additional shares of the 866,139 PHP public shares to be voted in favor of the Business Combination Proposal and other proposals in order for them to be approved (assuming all outstanding shares are voted on each proposal).

Even if PHP consummates the Business Combination, there can be no assurance that the PHP Warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the PHP Warrants is $11.50 per PHP Class A Ordinary Share. Even if PHP consummates the Business Combination, there can be no assurance that the PHP Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the PHP Warrants may expire worthless.

If PHP is unable to complete the Business Combination with Modulex or another business combination by August 16, 2024 (upon depositing additional funds into the Company’s Trust Account, as described in more detail in this proxy statement/prospectus), PHP will cease all operations except for the purpose of winding up, dissolving and liquidating. In such event, third-parties may bring claims against PHP and, as a result, the PHP IPO proceeds in the Trust Account could be reduced and the per share liquidation price received by PHP Stockholders could be less than $10.00 per share.

Under the terms of the Existing PHP Charter, PHP must complete the Business Combination or another business combination by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023, in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter, as described in more detail in this proxy statement/prospectus), or PHP must: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem 100% of the issued and outstanding public shares, at a share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account deposits (which interest will be net of taxes payable and less up to $100,000 to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish its Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and the PHP Board of directors, dissolve and liquidate, subject, in the case of clauses (i) and (ii), to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

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PHP’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to PHP Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.10 per PHP public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per PHP public share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our PHP public stockholders may be reduced below $10.10 per share.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, PHP files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of PHP Stockholders and the per share amount that would otherwise be received by PHP Stockholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, PHP files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in PHP’s bankruptcy estate and subject to the claims of third-parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by PHP Stockholders in connection with PHP’s liquidation may be reduced.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our Board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

Changes in laws or regulations or how such laws or regulations are interpreted or applied, or a failure to comply with any laws or regulations, may adversely affect PHP’s business, including its ability to negotiate and complete its initial business combination, and results of operations.

PHP is subject to laws and regulations enacted by national, regional and local governments and foreign jurisdictions. In particular, PHP is required to comply with certain SEC and other legal requirements, its business combination may be contingent on its ability to comply with certain laws and regulations and the post-Business Combination. The Combined Company is expected to be subject to additional laws and regulations. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time, including as a result of changes in economic, political, social and government policies, and those changes could have a material adverse effect on the Combined Company’s business, including its ability to negotiate and complete its initial business combination, and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on its business, including its ability to negotiate and complete its initial business combination, and results of operations.

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On March 30, 2022, the SEC issued proposed rules relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; effectively limiting the use of projections in SEC filings in connection with proposed business combination transactions; increasing the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940. These rules, if adopted, whether in the form proposed or in revised form, may materially adversely affect PHP’s ability to negotiate and complete the Business Combination and may increase the costs and time related thereto as well as to the post-Business Combination Combined Company.

The Combined Company may redeem the unexpired PHP Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

The Combined Company has the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Combined Company Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date the Combined Company sends the notice of redemption to the warrant holders. If and when the warrants become redeemable by the Combined Company, the Combined Company may exercise its redemption right even if the Combined Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the issued and outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the issued and outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a Business Combination with which a substantial majority of our shareholders do not agree. However, we must maintain a certain amount of cash within our trust account as a closing condition to the Business Combination Agreement.

Our current Existing PHP Charter does not provide a specified maximum redemption threshold, except that we will not redeem our public shares in an amount that would cause PHP’s net tangible assets to be less than $5,000,001 upon consummation of our initial business combination (such that we are not subject to the SEC’s “penny stock” rules). On March 31, 2023 the PHP Class A Ordinary Shares subject to possible redemption in the amount of $18,768,721 are presented as temporary equity, outside of the shareholders’ equity section of PHP’s balance sheet. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares before the Closing of the Business Combination or by the Combined Company or the persons described above have been entered into with any investor. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals (as described in this proxy statement/prospectus) at the Extraordinary General Meeting.

In the event the aggregate cash consideration we would be required to pay for all PHP Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all PHP Class A Ordinary Shares submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

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PHP is dependent upon its executive officers and directors and their departure could adversely affect PHP’s ability to operate and to consummate the initial business combination; PHP’s executive officers and directors also allocate their time to other businesses, thereby causing potential conflicts of interest that could have a negative impact on PHP’s ability to complete the initial business combination.

PHP’s operations and its ability to consummate the Business Combination are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. PHP believes that its success depends on the continued service of its executive officers and directors, at least until the completion of the Business Combination. PHP does not have an employment agreement with, or key-man insurance on the life of, any of its executive officers or directors. The unexpected loss of the services of one or more of PHP’s executive officers or directors could have a detrimental effect on PHP and the ability to consummate the Business Combination.

In addition, PHP’s executive officers and directors are not required to commit any specified amount of time to its affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including monitoring the due diligence and undertaking the other actions required in order to consummate the Business Combination. Each of PHP’s executive officers is engaged in other business endeavors for which they may be entitled to substantial compensation and PHP’s directors also serve as officers and board members for other entities. If PHP’s executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to PHP’s affairs which may have a negative impact on PHP’s ability to consummate the Business Combination.

The Combined Company’s ability to be successful following the Business Combination will depend upon the efforts of the Combined Company’s board of directors and key personnel and the loss of such persons could negatively impact its operations and profitability.

The Combined Company’s ability to be successful following the Business Combination will be dependent upon the efforts of the Combined Company’s board of directors and key personnel. PHP cannot assure you that the Combined Company’s board of directors and key personnel will be effective or successful or remain with the Combined Company. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Combined Company’s management to have to expend time and resources helping them become familiar with such requirements.

It is estimated that, pursuant to the Business Combination Agreement, the PHP public stockholders will own approximately [3.7]% of the equity interests of the Combined Company including the Sponsor (assuming no further redemptions) and PHP’s management, which does not include the Public Warrants or Private Placement Warrants or the PIPE investment, which is not certain at this juncture. Other than Garry Stein, who is expected to serve on the board of directors of the Combined Company, PHP’s management will not be engaged in the management of the Combined Company’s business. Accordingly, the future performance of the Combined Company will depend upon the quality of the post-Business Combination board of directors, management and key personnel of the Combined Company. The Combined Company’s post-Business Combination board of directors will serve PHP as well. The remaining members of the PHP Board will resign.

Certain of PHP’s officers and directors may negotiate employment or consulting agreements with the Combined Company in connection with the Business Combination that may provide for compensation to be received following the Business Combination, which may cause them to have conflicts of interest in determining whether the Business Combination is advantageous.

Certain of PHP’s officers and directors may be able to remain with the Combined Company after the completion of the Business Combination pursuant to employment or consulting agreements negotiated in connection with the Business Combination. Such negotiations could provide for such individuals to receive compensation in the form of cash payments and/or securities of the Combined Company for services they would render to the Combined Company after the completion of the Business Combination. The personal and financial interests of such individuals may influence their motivation in connection with the consummation of the Business Combination. However, PHP believes the ability of such individuals to remain with the Combined Company after the completion of the Business Combination will not be the determining factor in PHP’s decisions regarding the consummation of the Business Combination. There is no certainty, however, that any of PHP’s key personnel will remain with the Combined Company after the consummation of the Business Combination. PHP cannot assure you that any of its key personnel will remain in senior management or advisory positions with the Combined Company.

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Particularly, Garry Stein is currently a member of PHP’s Sponsor. By virtue of this relationship, Mr. Stein may be deemed to share beneficial ownership of the securities held of record by our Sponsor. Mr. Stein disclaims any such beneficial ownership except to the extent of his pecuniary interest in the shares of PHP Class B common stock. The consummation of the Business Combination will result in Mr. Stein becoming the legal owner of 60,000 Combined Company Ordinary Shares and an independent director and chair of the Combined Company Board’s Audit Committee. He is currently a party to a consulting agreement with Red Ribbon (the sponsor of Modulex), PHP and Sponsor whereby Mr. Stein will be awarded 50,000 shares after consummation of the Business Combination in exchange for consulting services rendered that are related to consummation of the Business Combination agreement. Mr. Stein will also be an independent member of the board of directors and chair of the Combined Company’s Audit Committee following the closing of the Business Combination and, therefore, in the future Mr. Stein will receive any cash fees, stock options or stock awards that the board of directors of the Combined Company determines to pay to its non-executive directors. Mr. Stein disclosed his interest to the PHP Board on March 23, 2023 and the PHP Board approved this arrangement.

Because PHP’s Sponsor, officers and directors will lose their entire investment in PHP if the Business Combination is not completed, and because PHP’s Sponsor, officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether Modulex was appropriate for PHP’s initial business combination.

PHP’s Sponsor, officers and directors currently own 1,437,500 Founder Shares. In addition, the Sponsor purchased 293,400 Placement Units contemporaneous with the closing of the IPO, the Class A Ordinary Shares and the Placement Warrants underlying the Placement Units will be worthless if PHP does not complete a business combination. The Founder Shares automatically convert into Combined Company Ordinary Shares at the Closing. The holders of Founder Shares and Private Placement Shares have agreed (A) to vote any shares owned by them in favor of any proposed business combination, (B) not to redeem any shares in connection with an PHP stockholder vote to approve a proposed initial business combination, and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares held by them if PHP fails to complete an initial business combination within the requisite time period.

The personal and financial interests of PHP’s officers and directors may have influenced their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. At the closing of PHP’s initial business combination, its Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on PHP’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. In the event the Business Combination or an alternative business combination is completed, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on PHP’s behalf. However, PHP’s Sponsor, officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if the Business Combination or an alternative business combination is not completed. Such financial interests of PHP’s Sponsor, officers and directors may have influenced their motivation in approving the Business Combination and may influence their motivation for completing the Business Combination.

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Given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the PHP Units sold in the PHP IPO and the number Combined Company Ordinary Shares that our Sponsor will receive upon Closing of the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Combined Company Ordinary Shares trades below the price initially paid for the PHP Units in the PHP IPO and the Public Shareholders experience a negative rate of return following the completion of the Business Combination. Thus, our Sponsor and its affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

Since the Sponsor and PHP’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of PHP’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with Modulex is appropriate as PHP’s initial business combination. Such interests include that the Sponsor, as well as PHP’s executive officers and directors, will lose their entire investment in PHP if PHP’s business combination is not completed.

When you consider the recommendation of the PHP Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, PHP’s directors, and executive officers, have interests in such proposal that are different from, or in addition to, those of PHP stockholder and PHP warrant holders generally. These interests include, among other things, the interests listed below:

●	unless PHP consummates the Business Combination, PHP’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

●	the Sponsor paid an aggregate of $25,000 for its Founder Shares. The Sponsor purchased an aggregate of 293,400 Private Placement Units at a price of $10.00 per unit, for an aggregate purchase price of $2,934,000 (upon the over-allotment option being exercised in full). Such Founder Shares had an aggregate market value of $15,683,125 and the 293,400 shares of PHP’s Class A common stock included in the Private Placement Units had an aggregate market value of $3,200,994 based upon the closing price of $10.91 per share on the Nasdaq on September 8, 2023. If the proposed Business Combination with Modulex is consummated, the Sponsor may still earn a positive rate of return on its investment, even if other stockholders experience a negative rate of return in post-Business Combination. Our Sponsor transferred 20,000 shares to Mr. Ngoh, 6,000 shares to Mr. Stein, 2,500 shares to Mr. Phoon, 2,500 shares to Mr. Anih and 3,000 shares to Legacy Royals, LLC an entity controlled by Mr. Gordon. Additionally, pursuant to a Securities Transfer Agreement dated January 23, 2023, Red Ribbon Asset Management PLC transferred 50,000 shares Class B Common Stock to Mr. Stein. Finally, pursuant to a Securities Transfer Agreement dated March 21, 2023, Low Ban Chai transferred 4,000 shares of Class B Common Stock to Mr. Stein;

●	as a condition to the PHP IPO, the Founder Shares became subject to a six-month lock-up whereby, the Sponsor and officers and directors have agreed not to transfer, assign or sell any of the Class B ordinary shares (except to certain permitted transferees) until, with respect to 50% of the Class B ordinary shares, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, and with respect to the remaining 50% of the Class B ordinary shares, upon six months after the date of the consummation of a Business Combination, or earlier in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property;

●	an aggregate of 293,400 Placement Units were issued to the Sponsor simultaneously with the consummation of the IPO and the underwriters’ exercise of its over-allotment option. Such 293,400 shares of PHP’s Class A common stock included in the Private Placement Units had an aggregate market value of $3,200,994 based upon the closing price of $10.91 per share on the Nasdaq on September 8, 2023, which 293,400 Placement Units include placement warrants to purchase an aggregate of 293,400 Class A ordinary shares at $11.50 per share;

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●	the Sponsor has agreed that the Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after PHP has completed a business combination, subject to limited exceptions. If the Company does not complete the Business Combination, the proceeds from the sale of the Placement Units will be used to fund the redemption of the PHP Class A ordinary shares while the placement warrants underlying the Placement Units will expire worthless;

●	the Sponsor and directors and officers of PHP have agreed not to redeem any PHP Common Stock they hold in connection with an PHP stockholder vote to approve a proposed initial business combination. If the Company does not complete the Business Combination, the proceeds from the sale of the Placement Units will be used to fund the redemption of the PHP Class A Ordinary Shares while the placement warrants underlying the Placement Units will expire worthless;

●

Sponsor may loan to PHP additional funds for working capital purposes prior to the Business Combination. An amount of $751,929 is currently outstanding for working capital loans from the Sponsor as of June 30, 2023. PHP’s officers and directors (or their affiliates) may also make loans from time to time to PHP to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans remain outstanding, but loans may be made after the date of this proxy statement/prospectus.

●	Pursuant to the Administrative Support Agreement entered into between PHP and Arc Group Limited, contemporaneous to the PHP IPO, PHP agreed to reimburse Arc Group Limited $10,000 per month commencing after the IPO through the Business Combination. These amounts are accruing and remain unpaid and payable at the time of the Closing of the Business Combination. As of September 27, 2023, approximately $20,000 is due to ARC Group Limited under the Administrative Support Agreement.

●	in the Sponsor’s discretion, funds used by the Company to extend the date to complete the initial business combination may be loaned by the Sponsor or its affiliates or designees to be deposited in the Trust Account, which loan amount from the Sponsor or its affiliates may be converted into Extension Units, at the price of $10.00 per unit. Up to $1,500,000 of such loans may be converted into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial business combination. The units would be identical to the placement units; and

●	certain of Modulex’s directors and executive officers will serve as officers of the Combined Company following the consummation of the Business Combination. Namely, Suchit Punnose and Garry Stein and are expected to be appointed as directors of the Combined Company after the consummation of the Business Combination and may in the future receive cash fees, options or share awards that the Combined Company determines to pay to its directors. As such, in the future they will receive any cash or equity-based compensation that the Modulex Technology board determines to pay to such officers.

See “Business Combination Proposal—Interests of PHP’s Directors and Officers in the Business Combination” for additional information on interests of PHP’s directors and executive officers.

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PHP’s Shareholders and Modulex’s shareholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination and any PIPE Investment.

If Modulex is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, PHP’s Shareholders and Modulex’s shareholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent Modulex is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination and any potential PIPE Investment.

Modulex (as the Combined Company) has broad discretion in the use of the net proceeds post-Closing and may not use them effectively.

The Combined Company cannot specify with any certainty the particular uses of the net proceeds that it will receive pursuant to the Business Combination with PHP. The Combined Company’s management will have broad discretion in the application of the net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and the Combined Company may spend or invest these proceeds in a way with which the Combined Company’s shareholders disagree. The failure by its management to apply these funds effectively could harm the Combined Company’s business and financial condition. Pending their use, the Combined Company may invest the net proceeds from the offering in a manner that does not produce income or that loses value.

The Combined Company’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

The Combined Company will be subject to certain reporting requirements of the Exchange Act. The Combined Company’s disclosure controls and procedures are anticipated to be designed to reasonably assure that information required to be disclosed in reports to file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The Combined Company believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in the control system, misstatements, or insufficient disclosures due to error or fraud may occur and not be detected.

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors. You may not have the same benefits as an investor in an underwritten public offering.

Like other business combination transactions and spin-offs, in connection with the Business Combination, you will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement pursuant to which an issuer sells securities unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer also will deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors in underwritten public offerings have the benefit of such diligence. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary on an underwritten offering. Moreover, the Sponsor, directors and officers of PHP will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate.

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In contrast, PHP has engaged a financial advisor (rather than underwriters) in connection with the Business Combination. The role of a financial advisor typically differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the public sale of securities and therefore do not face the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters.

In connection with this proxy statement/prospectus, no parties other than PHP and Modulex have conducted an investigation of the disclosure contained herein. In addition, as an unaffiliated investor, you will not be afforded the opportunity to perform your own due diligence investigation of, or otherwise obtain information on, PHP or Modulex beyond the information that is contained in this proxy statement/prospectus (or is otherwise publicly available). You therefore may not have the benefit of the same level of review as an investor in an underwritten public offering, who has the benefit of the underwriters’ evaluation and due diligence investigation of the issuer.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, other investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

The Combined Company may issue additional Combined Company Ordinary Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

The Combined Company may issue additional Combined Company Ordinary Shares or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness, pursuant to the PIPE or other alternative financing regime or under the Company Equity Plan, without shareholder approval, in a number of circumstances. The issuance of additional Combined Company Ordinary Shares or other equity securities of equal or senior rank could have the following effects:

●	your proportionate ownership interest in the Combined Company will decrease;

●	the relative voting strength of each previously outstanding Combined Company Ordinary Share may be diminished; or

●	the market price of your Combined Company Ordinary Shares may decline.

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Risks Related to Intellectual Property, Information Technology, Data Privacy and Cybersecurity

Modulex relies on trademarks (i.e., MODULEX, Modern Method of Construction, and MegaFactory) that are utilized by other companies in the construction industry8 and is vulnerable for a potential trademark conflict which could impact our results.

We have not registered the right to use of some of our products’ trademarks or service marks and cannot ensure that any such registrations will be made by us or that, if they are made, they will be granted. Unregistered, or common law, trademarks may be more difficult to enforce than registered trademarks in the United States because they are not entitled to, among other things, a presumption of ownership and exclusive rights on a nationwide basis, and certain statutory remedies (including the right to record the trademarks with the U.S. Customs and Border Patrol to block importation of infringing goods from overseas). Moreover, there are jurisdictions that do not recognize unregistered trademark rights, and third parties in these jurisdictions may register trademarks similar or identical to our own and sue us to preclude our use of those marks. The rights of a common law trademark are also limited to the geographic area in which the trademark is actually used. Our competitors and other third parties may infringe, misappropriate or otherwise violate our intellectual property, and in the course of litigation, such competitors and other third parties may attempt to challenge the breadth of our ability to prevent others from using similar trademarks. If such challenges were to be successful, less ability to prevent others from using similar trademarks may ultimately result in a reduced distinctiveness of our brand.

We may, over time, strategically increase our intellectual property investment through patent, trademark, copyright and other intellectual property filings, which could be expensive and time-consuming and are not guaranteed to result in the issuance of registrations. Even if we are successful in obtaining a particular patent, trademark or copyright registration, it is expensive to enforce our rights, including through maintenance costs, monitoring, sending demand letters, initiating administrative proceedings and filing lawsuits. In addition to registering material and eligible intellectual property, we rely to a degree on contractual restrictions to prevent others from exploiting our intellectual property rights. However, the enforceability of these provisions is subject to various laws and is therefore uncertain.

We have in the past, and may in the future, engage in legal action to enforce, defend or protect our intellectual property and proprietary rights. Our efforts to enforce our intellectual property rights in this manner may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Generally, intellectual property litigation is both expensive, time-consuming and unpredictable. Our involvement in intellectual property litigation could divert the attention of our management and technical personnel, expose us to significant liability and have a material, adverse effect on our business.

Our reliance on unpatented proprietary information, such as trade secrets and confidential information, depends in part on agreements we have in place with employees, independent contractors and other third parties that allocate ownership of intellectual property and place restrictions on the use and disclosure of this intellectual property and confidential information. These agreements may be insufficient or may be breached, in either case potentially resulting in the unauthorized use or disclosure of our trade secrets and other intellectual property and confidential information, including to our competitors, which could cause us to lose any competitive advantage resulting from this intellectual property, and we cannot be certain that we will have adequate remedies for any breach. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or other intellectual property or confidential information or otherwise developed intellectual property for us. Individuals and entities not subject to invention assignment agreements may make adverse ownership claims to our current and future intellectual property. Additionally, to the extent that our employees, independent contractors, or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

In addition, the laws of some countries in which our systems are developed, manufactured or sold may not adequately protect our systems or proprietary rights. Furthermore, recent changes to U.S. intellectual property laws may jeopardize the enforceability and validity of our intellectual property portfolio. This increases the possibility of infringement, misappropriation or other violations of our intellectual property and proprietary rights in our technology and systems. Although we intend to vigorously defend our intellectual property and proprietary rights, we may not be able to prevent the infringement, misappropriation or other violation of our intellectual property and proprietary rights in our technology and systems. We will not be able to protect our intellectual property rights if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property rights. Any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. Additionally, our competitors may be able to independently develop non-infringing technologies that are substantially equivalent or superior to ours.

8Modulex Europe SARL and Modulex France SARL (Europe; France): wood framed houses; Modulex Inc. (US) (modulexinc.com): manufacture of aluminium frames and frame components for windows, doors, etc.; Modulex A/S (Denmark) (modulex.com): modular/architectural signage; ModuleX Inc. (Japan; US) (Modulexlighting.com): lighting company; Modulex GmbH (Germany) (https://www.modulex-gmbh.de/): lighting.

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We have in the past, and may in the future, engage in legal action to enforce, defend or protect our intellectual property and proprietary rights. Our efforts to enforce our intellectual property rights in this manner may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Generally, intellectual property litigation is both expensive, time-consuming and unpredictable. Our involvement in intellectual property litigation could divert the attention of our management and technical personnel, expose us to significant liability and have a material, adverse effect on our business.

We may be subject to claims of infringement, misappropriation or other violations of third-party intellectual property or proprietary rights.

The industries in which we compete are characterized by rapidly changing technologies, a large number of patents, and claims and related litigation regarding patent and other intellectual property rights. Third parties have in the past, and may in the future, assert claims that our systems infringed, misappropriated or otherwise violated their patent or other intellectual property or proprietary rights. This risk has been amplified by the increase in “non-practicing entities” or patent holding companies that seek to monetize patents they have purchased or otherwise obtained and whose sole or primary business is to assert such claims. Such assertions could lead to expensive, time-consuming and unpredictable litigation, diverting the attention of management and technical personnel. Even if we believe that intellectual property related-claims are without merit, litigation may be necessary to determine the scope and validity of intellectual property or proprietary rights of others or to protect or enforce our intellectual property rights. An unsuccessful result in any such litigation could have adverse effects on our business, which may include substantial damages, exclusion orders, royalty payments to third parties, injunctions requiring us to, among other things, stop using our intellectual property or rebrand or redesign our systems, stop providing our systems, and indemnification obligations that we have with certain parties with whom we have commercial relationships. Moreover, we could be found liable for significant monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a third-party’s patent. In addition, if one of our customers or another supplier to one of our customers are alleged or found to be infringing, misappropriating or otherwise violating any third-party intellectual property or proprietary rights, such finding could expose us to legal claims and otherwise adversely affect the demand for our systems.

We may be obligated to disclose our proprietary source code to certain of our customers, which may limit our ability to protect our intellectual property and proprietary rights.

In limited circumstances, our customer agreements may contain provisions permitting the customer to become a party to, or a beneficiary of, a source code escrow agreement under which we place the proprietary source code for certain of our systems in escrow with a third party. Under these source code escrow agreements, our source code may be released to the customer upon the occurrence of specified events, such as in situations of our bankruptcy or insolvency. Disclosing the content of our source code may limit the intellectual property protection we can obtain or maintain for our source code or our systems containing that source code and may facilitate intellectual property infringement, misappropriation or other violation claims against us. Following any such release, we cannot be certain that customers will comply with the restrictions on their use of the source code and we may be unable to monitor and prevent unauthorized disclosure of such source code by customers. Any increase in the number of people familiar with our source code as a result of any such release also may increase the risk of a successful hacking attempt. Any of these circumstances could result in a material adverse effect on our business, financial condition and results of operations.

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Defects, errors or other performance problems in our software or hardware, or the third-party software or hardware on which we rely, could harm our reputation, result in significant costs to us, impair our ability to sell our systems and subject us to substantial liability.

Our software and hardware, and those of third parties on which we rely, is complex and may contain defects or errors when implemented or when new functionality is released, as we may modify, enhance, upgrade and implement new systems, procedures and controls to reflect changes in our business, technological advancements and changing industry trends. Despite our testing, from time to time we have discovered and may in the future discover defects or errors in our software and hardware. Any performance problems or defects in our software or hardware, or those of third parties on which we rely, could materially and adversely affect our business, financial condition and results of operations. Defects, errors or other similar performance problems or disruptions, whether in connection with day-to-day operations or otherwise, could be costly for us, damage our customers’ businesses, harm our reputation and result in reduced sales or a loss of, or delay in, the market acceptance of our systems. In addition, if we have any such errors, defects or other performance problems, our clients could seek to terminate their contracts, delay or withhold payment or make claims against us. Any of these actions could result in liability, lost business, increased insurance costs, difficulty in collecting accounts receivable, costly litigation or adverse publicity, which could materially and adversely affect our business, financial condition and results of operations.

Cybersecurity breaches, attacks and other similar incidents, as well as other disruptions, could compromise our confidential and proprietary information, including personal information, and expose us to liability and regulatory fines, increase our expenses, or result in legal or regulatory proceedings, which would cause our business and reputation to suffer.

We rely on trade secrets, technical know-how and other unpatented confidential and proprietary information relating to our product development and production activities to provide us with competitive advantages. We also collect, maintain and otherwise process certain sensitive and other personal information regarding our employees, as well as contact information of our customers and service providers, in the ordinary course of business. One of the ways we protect this information is by entering into confidentiality agreements with our employees, consultants, customers, suppliers, strategic partners and other third parties with which we do business. We also design our computer networks and implement various procedures to restrict unauthorized access to dissemination of our confidential and proprietary information.

We, and our service providers which may have access to any such information, face various internal and external cybersecurity threats and risks. For example, current, departing or former employees or other individuals or third parties with which we do business could attempt to improperly use or access our computer systems and networks, or those of our service providers, to copy, obtain or misappropriate our confidential or proprietary information, including personal information, or otherwise interrupt our business. Additionally, like others, we and our service providers are subject to significant system or network or computer system disruptions from numerous causes, including cybersecurity breaches, attacks or other similar incidents, facility access issues, new system implementations, human error, fraud, energy blackouts, theft, fire, power loss, telecommunications failure or a similar catastrophic event. Moreover, computer viruses, worms, malware, ransomware, phishing, spoofing, malicious or destructive code, social engineering, denial-of-service attacks, and other cyber-attacks have become more prevalent and sophisticated in recent years. Attacks of this nature may be conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise, including organized criminal groups, “hacktivists,” terrorists, nation states, nation state-supported actors, and others. We have been subject to attempted cyberattacks in the past, including attempted phishing attacks, and may continue to be subject to such attacks in the future. While we defend against these threats and risks on a daily basis, we do not believe that any such incidents to date have caused us any material damage. Because the techniques used by computer hackers and others to access or sabotage networks and computer systems constantly evolve and generally are not recognized until launched against a target, we and our service providers may be unable to anticipate, detect, react to, counter or ameliorate all of these techniques or remediate any incident as a result therefrom. Further, the COVID-19 pandemic has increased cybersecurity risk due to increased online and remote activity. As a result, our and our customers’ and employees’ confidential and proprietary information, including personal information, may be subject to unauthorized release, accessing, gathering, monitoring, loss, destruction, modification, acquisition, transfer, use or other processing, and the impact of any future incident cannot be predicted. While we generally perform cybersecurity diligence on our key service providers, because we do not control our service providers and our ability to monitor their cybersecurity is limited, we cannot ensure the cybersecurity measures they take will be sufficient to protect any information we share with them. Due to applicable laws and regulations or contractual obligations, we may be held responsible for cybersecurity breaches, attacks or other similar incidents attributed to our service providers as they relate to the information, we share with them.

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We routinely implement improvements to our network security safeguards and we are devoting increasing resources designed to protect the security of our information technology systems. We cannot, however, assure that such safeguards or system improvements will be sufficient to prevent or limit a cybersecurity breach, attack or other similar incident or network or computer system disruption, or the damage resulting therefrom. We may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate or remediate any cybersecurity vulnerabilities, breaches, attacks or other similar incidents. Any cybersecurity incident, attack or other similar incident, or our failure to make adequate or timely disclosures to the public, regulators, or law enforcement agencies following any such event, could harm our competitive position, result in violations of applicable data privacy or cybersecurity laws or regulations, result in a loss of customer confidence in the adequacy of our threat mitigation and detection processes and procedures, cause us to incur significant costs to remedy the damages caused by the incident or defend legal claims, subject us to additional regulatory scrutiny, expose us to civil litigation, fines, damages or injunctions, cause disruption to our business activities, divert management attention and other resources or otherwise adversely affect our internal operations and reputation or degrade our financial results.

The costs related to cybersecurity breaches, attacks or other similar incidents or network or computer system disruptions typically would not be fully insured or indemnified by others. We cannot ensure that any limitations of liability provisions in our agreements with customers, service providers and other third parties with which we do business would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim in connection with a cybersecurity breach, attack or other similar incident. We do not currently maintain cybersecurity insurance, and therefore the successful assertion of one or more large claims against us in connection with a cybersecurity breach, attack or other similar incident could adversely affect our business and financial condition.

We are subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity, which can increase the cost of doing business, compliance risks and potential liability.

In the ordinary course of our business, we collect, use, transfer, store, maintain and otherwise process certain sensitive information and other personal data regarding our employees, and contact information of our customers and service providers, that is subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity. Ensuring that our collection, use, transfer, storage, maintenance and other processing of personal data complies with applicable laws, regulations and our contractual obligations regarding data privacy and cybersecurity in relevant jurisdictions can increase operating costs, impact the development of new systems, and reduce operational efficiency. Global legislation, enforcement, and policy activity in this area is rapidly expanding and creating a complex regulatory compliance environment. Any actual or perceived mishandling or misuse of the personal data by us or a data processor or other third party with which we are affiliated, including payroll providers and other service providers that have access to sensitive information or other personal data, could result in litigation, regulatory fines, penalties or other sanctions, damage to our reputation, disruption of our business activities, and significantly increased business and cybersecurity costs or costs related to defending legal claims.

Internationally, many jurisdictions have established data privacy and cybersecurity legal frameworks with which we may need to comply. For example, the EU has adopted the General Data Protection Regulation (“GDPR”), which requires covered businesses to comply with rules regarding the processing of personal data, including its use, protection and the ability of persons whose personal data is processed to access, to correct or delete personal data about themselves. Failure to meet GDPR requirements could result in penalties of up to the greater of 4% of annual worldwide turnover or EUR 20 million. Additionally, the U.K. General Data Protection Regulation (“UK GDPR”) (i.e., a version of the GDPR as implemented into U.K. law) came into effect following Brexit. While the GDPR and the UK GDPR are substantially the same, going forward there is increasing risk for divergence in the application, interpretation and enforcement of the data privacy and cybersecurity laws and regulations as between the EU and the United Kingdom, which may result in greater operational burdens, costs and compliance risks. There are separate registration requirements for data controllers at the UK’s Information Commissioner’s Office and at the relevant supervisory authority or authorities in the EU. The GDPR and the UK GDPR include certain limitations and stringent obligations with respect to the transfer of personal data from the EU and the United Kingdom to third countries (including the United States), and the mechanisms to comply with such obligations are also in considerable flux and may lead to greater operational burdens, costs and compliance risks in particular if, as and when the UK and the EU laws and requirements diverge.

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Further, while we strive to publish and prominently display privacy policies that are accurate and compliant with applicable laws, regulations, rules and industry standards, we cannot ensure that our privacy policies and other statements regarding our practices will be sufficient to protect us from all possible claims, proceedings, liability or adverse publicity relating to data privacy or cybersecurity. Although we endeavor to comply with our privacy policies, we may at times fail to do so or be alleged to have failed to do so. The publication of our privacy policies and other documentation that provide promises and assurances about privacy and cybersecurity can subject us to potential regulatory investigation and/or enforcement action if they are found to be incompatible with applicable laws deceptive, unfair, or misrepresentative of our actual practices.

Any failure or perceived or inadvertent failure by us to comply with our privacy policies, or existing or new laws, regulations or our contractual obligations, or any compromise of security that results in unauthorized access to, or unauthorized loss, destruction, use, modification, acquisition, disclosure, release or transfer of personal data, may result in substantial costs, time and other resources, orders to stop or modify the alleged non-compliant activity, proceedings or actions against us by governmental entities or others, legal liability, audits, regulatory inquiries, governmental investigations, enforcement actions, claims, fines, judgments, awards, penalties, sanctions and costly litigation (including class actions). Any of the foregoing could harm our reputation, distract our management and technical personnel, increase our costs of doing business, adversely affect the demand for our systems, and ultimately result in the imposition of liability, any of which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Laws and Regulation

Our global business requires us to comply with laws and regulations in countries across the world and exposes us to international business risks that could adversely affect our business.

We are subject to environmental, labor, health, safety and other laws and regulations in England and Wales, Mauritius, India, and other jurisdictions in which we operate. We are also required to obtain environmental permits and other authorizations or licenses from governmental authorities for certain of our operations and must protect our intellectual property worldwide. In the jurisdictions where we operate, we need to comply with differing standards and varying practices of regulatory, tax, judicial and administrative bodies.

The business environment is also subject to many uncertainties, including the following international business risks:

●	negative economic developments in economies around the world and the instability of governments, currently for example the sovereign debt situation in certain European countries;

●	social and political instability in a number of countries around the world, including the threat of war, terrorist attacks, epidemics or civil unrest;

●	pandemics or other disasters, including but not limited to domestic, international environmental, and nuclear events, which may adversely affect our workforce, as well as our local suppliers and customers;

●	adverse changes in governmental policies, especially those affecting trade and investment;

●	foreign currency exchange and transfer restrictions; and

●	threats that our operations or property could be subject to nationalization and expropriation.

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No assurance can be given that we have been or will be at all times in complete compliance with the laws and regulations to which we are subject, that we have obtained or will obtain the permits and other authorizations or licenses that we need, that we have accurately assess the political, economic, and regulatory environment in which we operate, or that we have effectively implemented risk management strategies.

If we violate or fail to comply with laws, regulations, permits and other authorizations or licenses, we could be fined or otherwise sanctioned by regulators or be subject to nationalization and expropriation. In addition, if any of the international business risks were to materialize or become worse, they could also have a material adverse effect on our business, financial condition and results of operations.

We are subject to governmental regulation and other legal obligations, particularly related to privacy, data protection and information security, across different markets where we conduct our business. Our actual or perceived failure to comply with such obligations could harm our business.

In England and Wales, Mauritius, India, and other jurisdictions in which we operate, we are subject to various laws and related regulations. If we are found to have breached any laws or regulations in any such jurisdiction, we may be subject to enforcement actions that require us to change our business practices in a manner which may negatively impact our revenue, as well as expose us to litigation, fines, civil and/or criminal penalties and adverse publicity that could cause our customers to lose trust in us, negatively impacting our reputation and business in a manner that harms our financial position.

As part of our business development, we collect information about individuals, also referred to as personal data, and other potentially sensitive and/or regulated data from our customers. Laws and regulations in England and Wales, Mauritius, India, and around the world restrict how personal information is collected, processed, stored, used and disclosed, as well as set standards for its security, implement notice requirements regarding privacy practices, and provide individuals with certain rights regarding the use, disclosure and sale of their protected personal information.

Failure to comply with the Foreign Corrupt Practices Act, other applicable anti-corruption and anti-bribery laws, and applicable trade control laws could subject us to penalties and other adverse consequences.

We have extensive international operations and a substantial portion of our business, particular with respect to our manufacturing processes, is conducted outside of the United States. Our operations are subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), as well as the anti-corruption and anti-bribery laws in the countries where we do business. The FCPA prohibits covered parties from offering, promising, authorizing or giving anything of value, directly or indirectly, to a “foreign government official” with the intent of improperly influencing the official’s act or decision, inducing the official to act or refrain from acting in violation of lawful duty, or obtaining or retaining an improper business advantage. The FCPA also requires publicly traded companies to maintain records that accurately and fairly represent their transactions, and to have an adequate system of internal accounting controls. In addition, other applicable anti-corruption laws prohibit bribery of domestic government officials, and some laws that may apply to our operations prohibit commercial bribery, including giving or receiving improper payments to or from non-government parties, as well as so-called “facilitation” payments. In addition, we are subject to U.S. and other applicable trade control regulations that restrict with whom we may transact business, including the trade sanctions enforced by the U.S. Treasury, Office of Foreign Assets Control.

Though we maintain policies, internal controls and other measures reasonably designed to promote compliance with applicable anti-corruption and anti-bribery laws and regulations, and certain safeguards designed to ensure compliance with U.S. trade control laws, our employees or agents may nevertheless engage in improper conduct for which we might be held responsible. Any violations of these anti-corruption or trade controls laws, or even allegations of such violations, can lead to an investigation and/or enforcement action, which could disrupt our operations, involve significant management distraction, and lead to significant costs and expenses, including legal fees. If we, or our employees or agents acting on our behalf, are found to have engaged in practices that violate these laws and regulations, we could suffer severe fines and penalties, profit disgorgement, injunctions on future conduct, securities litigation, bans on transacting government business, delisting from securities exchanges and other consequences that may have a material adverse effect on our business, financial condition and results of operations. In addition, our reputation, our net sales or our share price could be adversely affected if we become the subject of any negative publicity related to actual or potential violations of anti-corruption, anti-bribery or trade control laws and regulations.

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Environmental laws and regulations may expose us to liability, and such liability and compliance with these laws and regulations may adversely affect our business.

The modular construction industry is subject to a variety of international, federal, state, local and non-U.S. laws and regulations governing pollution, environmental protection and occupational health and safety, including those relating to the release, storage, use, discharge, handling, generation, transportation, disposal, and labeling of, and human exposure to, hazardous and toxic materials, product composition, and the investigation and clean-up of contaminated sites, including sites we currently or formerly owned or operated, due to the release of hazardous materials, regardless of whether we caused such release. We are also required to obtain environmental permits from governmental authorities for certain of our operations. We cannot assure you that we have been or will be at all times in complete compliance with such laws, regulations and permits. Failure to comply with such laws and regulations could subject us to civil or criminal costs, obligations, sanctions or property damage or personal injury claims, or suspension of our facilities’ operating permits. In addition, we may be strictly liable for joint and several costs associated with investigation and remediation of sites at which we have arranged for the disposal of hazardous wastes if such sites become contaminated, even if we fully comply with applicable environmental laws and regulations. Compliance with current or future environmental and occupational health and safety laws and regulations could restrict our ability to expand our business or require us to modify processes or incur other substantial expenses which could harm our business.

In the event of an incident involving hazardous materials, we could be liable for damages and such liability could exceed the amount of any liability insurance coverage and the resources of our business. In addition, in the event of the discovery of contaminants or the imposition of clean up obligations for which we are responsible, we may be required to take remedial or other measures which could have a material adverse effect on our business, financial condition and results of operations. In response to environmental concerns, some customers and government agencies impose requirements for the elimination and/or labeling of hazardous substances, such as lead (which is widely used in soldering connections in the process of semiconductor packaging and assembly), in electronic equipment, as well as requirements related to the take-back of products discarded by customers. Environmental and occupational health and safety laws and regulations have tended to become more stringent over time, causing a need to redesign technologies, imposing greater compliance costs and increasing risks and penalties associated with violations, which could seriously harm our business.

Scientific examination of political attention to, and rules and regulations on, issues surrounding the existence and extent of climate may result in an increase in the cost of production due to increase in the prices of energy and introduction of energy or carbon tax. A variety of regulatory developments have been introduced that focus on restricting or managing the emission of carbon dioxide, methane and other greenhouse gasses. Enterprises may need to purchase at higher costs new equipment or raw materials with lower carbon footprints. These developments and further legislation that is likely to be enacted could affect our operations negatively.

Changes to tax laws or regulations in England and Wales, Mauritius, India, and other jurisdictions expose us to tax uncertainties and could adversely affect our results of operations or financial condition.

Tax laws and regulations can have a significant impact on a company’s operations, as they determine how much tax the company must pay on its profits and other income. Changes to these laws and regulations can therefore affect the company’s bottom line and overall financial performance. Additionally, since we operate in multiple jurisdictions, we may be subject to different tax laws and regulations in each of those locations. This can create complexity and increase the risk of compliance issues and potential legal exposure.

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We could fail to stay up-to-date on changes to tax laws and regulations in the jurisdictions in which we operate. We would be dependent on guidance from tax professionals and legal advisors regarding appropriate policies and procedures to manage tax-related risks. If our tax and legal professionals provide improper advice and counsel, this could adversely impact the Company’s results of operations or financial condition.

As a multinational business, operating in multiple jurisdiction such as England and Wales, Mauritius, and India, we may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. Changes to tax laws or regulations in the jurisdictions in which we operate, or in the interpretation of such laws or regulations, could, significantly increase our effective tax rate and reduce our cash flow from operating activities, and otherwise have a material adverse effect on our financial condition. Since a significant portion of our operations are located in India, changes in tax laws or regulations in India could significantly affect our operating results. Further changes in the tax laws of foreign jurisdictions could arise, in particular, as a result of different initiatives undertaken by the Organization for Economic Co-operation and Development (the “OECD”). Any changes in the OECD policy or recommendations, if adopted, could increase tax uncertainty and may adversely affect our provision for income taxes and increase our tax liabilities. In addition, other factors or events, including business combinations and investment transactions, changes in the valuation of our deferred tax assets and liabilities, adjustments to taxes upon finalization of various tax returns or as a result of deficiencies asserted by taxing authorities, increases in expenses not deductible for tax purposes, changes in available tax credits, changes in transfer pricing methodologies, other changes in the apportionment of our income and other activities among tax jurisdictions, and changes in tax rates, could also increase our effective tax rate.

We are subject to regular review and audit by England and Wales, Mauritius, India, and other foreign tax authorities. Although we believe our tax estimates are reasonable, the authorities in these jurisdictions could review our tax returns and impose additional taxes, interest, linkage and penalties, and the authorities could claim that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries, any of which could materially affect our income tax provision, net income, or cash flows in the period or periods for which such determination and settlement is made. We may also be liable for taxes in connection with businesses we acquire. Our determinations are not binding on any taxing authorities, and accordingly the final determination in an audit or other proceeding may be materially different than the treatment reflected in our tax provisions, accruals and returns. An assessment of additional taxes because of an audit could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Transfer pricing rules may adversely affect our corporate income tax expense.

Many of the jurisdictions in which we conduct business have detailed transfer pricing rules, which require contemporaneous documentation establishing that all transactions with non-resident related parties be priced using arm’s length pricing principles. The tax authorities in these jurisdictions could challenge our related party transfer pricing policies and therefore the tax treatment of corresponding expenses and income. International transfer pricing is an area of taxation that depends heavily on the underlying facts and circumstances and generally involves a significant degree of judgment. If any of these tax authorities were to be successful in challenging our transfer pricing policies, we may be liable for additional corporate income tax, and penalties and interest related thereto, which may have a significant impact on our results of operations and financial condition.

Proposed changes to the U.S. tax system, if enacted, could have a material adverse effect on our ongoing liability for U.S. corporate tax.

The Biden administration has proposed several changes to the U.S. tax system. The proposals include changes to the U.S. corporate tax system that would increase U.S. corporate tax rates, impose a corporate minimum book tax, and double the tax rate on and make other tax changes to GILTI earned by foreign subsidiaries. Additionally, the proposals include changes to the anti-inversion rules that prevent U.S. companies from inverting, including by strengthening the rules to treat a foreign acquiring corporation as a U.S. company based on a reduced 50 percent continuing ownership threshold.

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Many aspects of the proposals are unclear or undeveloped. We are unable to predict which, if any, U.S. tax reform proposals will be enacted into law, and what effects any enacted legislation might have on our liability for U.S. tax.

Changes in government trade policies, including the imposition of tariffs and export restrictions, could limit our ability to sell our products to certain customers or demand from certain customers, which may materially and adversely affect our sales and results of operations.

The U.S. government has in the past made public statements indicating possible significant changes in U.S. trade policy and have taken certain actions that may impact U.S. trade policy, including imposing new or increased tariffs on certain goods imported into the United States. Since our current products are manufactured outside the United States, such changes, if adopted, could have a disproportionate impact on our business and make our products more expensive and less competitive in the U.S. market. Furthermore, changes in U.S. trade policy could trigger retaliatory actions by affected countries, which could impose restrictions on our ability to do business in or with affected countries or prohibit, reduce, or discourage purchases of our products by foreign customers, leading to increased costs of components contained in our products, increased costs of manufacturing our products, and higher prices for our products in foreign markets. For example, if the U.S. were to impose tariffs on goods imported from a particular country, an English public company that trades on the NASDAQ and sources goods from that country could potentially see an increase in the cost of those goods. This could have an impact on the company’s financial performance and competitiveness.

We will be subject to legal and regulatory consequences if we do not comply with applicable export control laws and regulations.

Products developed and manufactured in England and Wales, Mauritius, India, and other locations are subject to export controls of the applicable nation. Obtaining export licenses can be difficult, costly, and time-consuming and we may not always be successful in obtaining necessary export licenses, and our failure to obtain required import or export approval for our products or limitations on our ability to export or sell our products imposed by these laws may harm our international and domestic revenues. Non-compliance with these laws could have negative consequences, including government investigations, penalties and reputational harm. The absence of comparable restrictions on competitors in other countries may adversely affect our competitive position. Failure to obtain export licenses for our products or having one or more of our customers be restricted from receiving exports from us could significantly reduce our net sales and materially and adversely affect our business, financial condition and results of operations.

Changing foreign exchange rates may have an adverse effect on our financial results.

We have operations and assets in England and Wales, Mauritius, India, and other foreign jurisdictions. We prepare our consolidated financial statements in U.S. dollars, but a portion of our expenditures are denominated in other currencies. We therefore must translate our foreign assets, liabilities, revenue and expenses into U.S. dollars at applicable exchange rates. Consequently, fluctuations in the value of foreign currencies relative to the U.S. dollar may negatively affect the value of these items in our financial statements. Additionally, currency exchange rates have been especially volatile in the recent past, and these currency fluctuations may make it difficult for us to predict our results of operations. To the extent we fail to manage our foreign currency exposure adequately, we may suffer losses in the value of our net foreign currency investment, and our business, financial condition, results of operations and cash flows may be negatively affected.

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Risks Related to Being a Public Company Trading on the U.S. Nasdaq

The Combined Company will incur increased costs as a result of operating as a public company listed on the Nasdaq, and its management will devote substantial time to new compliance initiatives.

Upon the completion of the Business Combination, the Combined Company will become subject to reporting requirements in the United States, and it will incur significant legal, accounting, and other expenses that Modulex did not incur prior to listing on Nasdaq, and these expenses may increase even more after the Combined Company is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. Following listing on Nasdaq , the Combined Company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the Nasdaq. The Combined Company’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, the Combined Company expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly.

There are several potential costs that a public company incorporated in England and Wales may incur as a result of becoming listed on the Nasdaq. Some examples of such costs may include:

1)	Legal and accounting fees: The process of going public in the U.S. can be complex and time-consuming and may require the assistance of legal and accounting professionals. This can result in significant fees. Further, the Combined Company will continue to be required to prepare and file UK GAAP accounts following its listing on the Nasdaq in addition to US GAAP accounts.

2)	Registration fees: Companies that go public in the U.S. must register with the U.S. Securities and Exchange Commission (SEC) and pay related fees. These fees may include fees for filing a registration statement, as well as ongoing fees for reporting and disclosure requirements.

3)	Listing fees: Companies that are listed on a U.S. stock exchange, such as the NASDAQ or the New York Stock Exchange (NYSE), must pay listing fees to the exchange. These fees may vary depending on the exchange and the type of listing.

4)	Compliance costs: Companies that are publicly traded in the U.S. are subject to a number of regulatory requirements, such as those related to corporate governance, financial reporting, and disclosure. These requirements can be complex and may require the company to invest in additional resources and systems to ensure compliance.

5)	Market access costs: If a company’s shares are not widely traded in the U.S., it may need to invest in marketing and investor relations activities in order to increase the company’s visibility and access to U.S. investors. This can involve additional costs for things like investor roadshows and marketing materials.

Overall, a failure to carefully consider the costs and benefits of going public in the U.S. and to seek guidance from professionals in order to understand the potential implications, and to have a robust risk management and compliance systems in place and to be proactive in addressing potential risks and challenges as they arise may impact our business, financial condition, results of operations and cash flows.

The listing of the Combined Company Ordinary Shares on the Nasdaq will not benefit from the process undertaken in connection with an underwritten initial public offering, which could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for the Combined Company’s securities.

There are several potential reasons why the listing of the Combined Company’s securities on the Nasdaq may not benefit from an underwritten IPO:

1)	Diminished investor demand: An underwritten IPO can help to generate investor interest in a company’s shares and facilitate the sale of those shares to the public. Without an underwritten IPO, it may be more difficult for the Combined Company to attract investor interest and sell its shares.

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2)	Inefficiencies in pricing: In an underwritten IPO, the underwriter works with the company to set the offering price for the shares being sold. Without an underwriter, it may be more difficult for the Combined Company to determine an appropriate price for its shares, which could lead to inefficiencies in pricing.

3)	More volatile public price: Without the support of an underwriter, the price of the Combined Company Ordinary Shares may be more susceptible to fluctuations in the market. This could lead to a more volatile public price for the Combined Company’s securities.

Overall, it is important for companies to carefully consider the potential costs and benefits of going public and to seek guidance from professionals in order to understand the implications of different listing options.

Modulex will apply to list the Combined Company Ordinary Shares and Combined Company warrants on the Nasdaq under the symbols MDLX and MDLXW, respectively, to be effective at Closing. Unlike an underwritten initial public offering, the initial listing of the Combined Company’s securities as a result of the Business Combination will not benefit from the following:

●	the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed securities;

●	underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing; and

●	underwriter due diligence review of the offering and potential liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel.

The lack of such a process in connection with the listing of the Combined Company Ordinary Shares could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for the Combined Company Ordinary Shares during the period immediately following the listing than in connection with an underwritten initial public offering.

A market for the Combined Company Ordinary Shares may not develop or be sustained.

Following the Business Combination, the price of the Combined Company Ordinary Shares may fluctuate significantly due to general market and economic conditions. An active trading market for the Combined Company Ordinary Shares following the Business Combination may not develop as expected or, if developed, it may not be sustained. In addition, the price of the Combined Company Ordinary Shares after the Business Combination can vary due to general economic conditions and forecasts, the Combined Company’s general business condition and the release of the Combined Company’s financial reports. Additionally, if the Combined Company Ordinary Shares become delisted from the Nasdaq and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of the Combined Company Ordinary Shares may be more limited than if the Combined Company was quoted or listed on the Nasdaq, the Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Modulex’s internal controls over financial reporting may not be effective and its independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on Modulex’s business and reputation.

After the Business Combination, the Combined Company will continue to carry out its business and will be subject to the reporting requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the Nasdaq. The Combined Company expects that the requirements of these rules and regulations will continue to increase its legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on its personnel, systems and resources.

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The Sarbanes-Oxley Act requires, among other things, that the Combined Company maintain effective disclosure controls and procedures and internal control over financial reporting. The Combined Company is continuing to develop and refine its disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by it in the reports that it will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to the Company Company’s principal executive and financial officers.

The Company Company’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business. Further, weaknesses in the Company Company’s internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect the Combined Company’s operating results or cause it to fail to meet its reporting obligations and may result in a restatement of the Combined Company’s financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations. Since the Company is an “emerging growth company,” as defined in the Securities Act, as modified by the JOBS Act, it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in the Combined Company’s reported financial and other information.

In order to maintain and improve the effectiveness of its disclosure controls and procedures and internal control over financial reporting, the Combined Company has expended and anticipates that it will continue to expend significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of its internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase the Combined Company’s operating costs and could materially and adversely affect its ability to operate its business. In the event that the Combined Company’s internal controls are perceived as inadequate or that it is unable to produce timely or accurate financial statements, investors may lose confidence in the Combined Company’s operating results and the stock price of the Combined Company Ordinary Shares may decline. In addition, if the Combined Company is unable to continue to meet these requirements, it may not be able to obtain or maintain listing on the Nasdaq.

The Combined Company’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after the Combined Company is no longer an emerging growth company. At such time, the Combined Company’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which the Combined Company’s controls are documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on the Combined Company’s business and operating results.

Risks Related to Ownership of the Combined Company’s Shares

The Modulex A&R Articles, the Companies Act, Mauritius, and India law could prevent a takeover that shareholders consider favorable and could also reduce the market price of the Combined Company Ordinary Shares.

Certain provisions of the Companies Act, as well as Mauritian, Indian law and the Modulex A&R Articles could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire the Combined Company or for the Combined Company’s shareholders to elect different individuals to its board of directors, even if doing so would be beneficial to its shareholders, and may limit the price that investors may be willing to pay in the future for the Combined Company Ordinary Shares. See the section titled “Certain Material Tax Considerations—Taxation of our shareholders.”

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Modulex has never declared or paid any cash dividends on its shares. Modulex does not intend to pay dividends for the foreseeable future as the Combined Company. It currently intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any dividends on the Combined Company Ordinary Shares in the foreseeable future. Consequently, you may be unable to realize a gain on your investment except by selling such shares after price appreciation, which may never occur.

The Combined Company’s shareholders may by ordinary resolution declare dividends in accordance with the respective rights of the shareholders as per the Modulex A&R Articles but no dividends shall exceed the amount recommended by the Combined Company’s board of directors. No dividend shall be paid otherwise than out of profits available for distribution as specified in the Companies Act. If the Combined Company’s board of directors decides to pay dividends, the form, frequency, and amount will depend upon its future, operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that its directors may deem relevant. The Combined Company’s board of directors may pay interim dividends (including any dividend at a fixed rate), if it appears to them that they are justified by the profits of the Combined Company available for distribution. If the Board acts in good faith, it shall not incur any liability to the holders of shares for any loss that they may suffer by the lawful payment of any interim dividend on any other class of shares ranking with or after those shares.

The Combined Company Ordinary Shares and Combined Company warrants may not be listed on a national securities exchange after the Business Combination, which could limit investors’ ability to make transactions in such securities and subject the Combined Company to additional trading restrictions.

If the Combined Company Ordinary Shares and Combined Company warrants are not listed on a national securities exchange, it may be more difficult for investors to buy and sell these securities. This could limit the liquidity of these securities and make it more challenging for investors to exit their investments if they choose to do so. Additionally, without the oversight and regulatory framework provided by a national securities exchange, the Combined Company may be subject to additional trading restrictions, which could further limit the ability of investors to buy and sell these securities.

Modulex intends to apply to have the Combined Company Ordinary Shares and Combined Company warrants approved for listing on the Nasdaq after the consummation of the Business Combination. The Combined Company will be required to meet certain initial listing requirements to be listed, including having a minimum number of round lot shareholders. The Combined Company may not be able to meet the initial listing requirements in connection with the Business Combination. Further, even if the Combined Company Ordinary Shares and Combined Company warrants are so listed, the Combined Company may be unable to maintain the listing of such securities in the future. If the Combined Company fails to meet the initial listing requirements and the Nasdaq does not list the Combined Company Ordinary Shares and Combined Company warrants (and the related closing condition with respect to the listing of the Combined Company Ordinary Shares is waived by the parties), the Combined Company could face significant material adverse consequences, including:

●	a limited availability of market quotations for the Combined Company Ordinary Shares and Combined Company warrants;

●	a reduced level of trading activity in the secondary trading market for the Combined Company Ordinary Shares and Combined Company warrants;

●	a limited amount of news and analyst coverage for the Combined Company;

●	a decreased ability to issue additional securities or obtain additional financing in the future; and

●	the Combined Company’s securities would not be “covered securities” under the National Securities Markets Improvement Act of 1996, which is a federal statute that prevents or pre-empts the states from regulating the sale of certain securities, including securities listed on the Nasdaq, in which case the Combined Company’s securities would be subject to regulation in each state where the Combined Company offers and sells securities.

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The market price and trading volume of the Combined Company Ordinary Shares may be volatile and could decline significantly following the Business Combination.

The market price and trading volume of the Combined Company Ordinary Shares may be volatile and could decline significantly following the business combination for a number of reasons. Some potential factors that could contribute to volatility and price declines may include:

●	Market conditions: Market conditions, such as economic conditions, changes in interest rates, or political developments, can impact the demand for and the price of a company’s shares.

●	Investor sentiment: Investor sentiment, which is the overall mood or attitude of investors towards a company or an industry, can also have an impact on the demand for and the price of a company’s shares. Negative investor sentiment can lead to selling pressure and a decline in the company’s share price.

●	Company-specific factors: Company-specific factors (e.g., the company’s financial performance, management, legal compliance, strategic direction, policy changes) can impact the demand for and the price of a company’s shares.

●	Other events or factors: including those resulting from infectious diseases, health epidemics and pandemics (including the ongoing COVID-19 public health emergency), natural disasters, war, acts of terrorism or responses to these events.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert the Combined Company’s management’s attention and resources, which could have a material adverse effect on us.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Company, its business, or its market, or if they change their recommendations regarding the Combined Company Ordinary Shares adversely, then the price and trading volume of the Combined Company Ordinary Shares could decline.

The trading market for the Combined Company Ordinary Shares will be influenced by the research and reports that industry or financial analysts publish about its business. Research reports and recommendations from these analysts can influence investor sentiment and the demand for a company’s shares. If analysts do not cover a company or if they change their recommendations in a negative direction, it can impact the demand for the company’s shares and lead to price declines. The Combined Company does not control these analysts, or the content and opinions included in their reports. As a new public company, the Combined Company may be slow to attract research coverage and the analysts who publish information about the Combined Company Ordinary Shares will have relatively little experience with Modulex, which could affect their ability to accurately forecast the Combined Company’s results and make it more likely that the Combined Company fails to meet their estimates. In the event the Combined Company obtains industry or financial analyst coverage, if any of the analysts who cover the Combined Company issues an inaccurate or unfavorable opinion regarding it, the Combined Company’s share price would likely decline. In addition, the share prices of many companies in the technology industry have declined significantly after those companies have failed to meet, or significantly exceed, the financial guidance publicly announced by the companies or the expectations of analysts. If the Combined Company’s financial results fail to meet, or significantly exceed, its announced guidance or the expectations of analysts or public investors, analysts could downgrade the Combined Company Ordinary Shares or publish unfavorable research about it. If one or more of these analysts cease coverage of the Combined Company or fail to publish reports on it regularly, the Combined Company’s visibility in the financial markets could decrease, which in turn could cause its share price or trading volume to decline.

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The Combined Company’s failure to meet the continued listing requirements of the Nasdaq could result in a delisting of its Securities.

If, after listing, the Combined Company fails to satisfy the continued listing requirements of the Nasdaq such as the corporate governance requirements or the minimum closing bid price requirement, the Nasdaq may take steps to delist its securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, the Combined Company can provide no assurance that any action taken by it to restore compliance with listing requirements would allow its securities to become listed again, stabilize the market price or improve the liquidity of its securities, prevent its securities from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with the Nasdaq’s listing requirements. Additionally, if the Combined Company’s securities are not listed on, or become delisted from, the Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of the Combined Company’s securities may be more limited than if it were quoted or listed on the Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

The Combined Company will qualify as an emerging growth company within the meaning of the Securities Act, and if the Combined Company takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make the Combined Company’s securities less attractive to investors and may make it more difficult to compare the Combined Company’s performance with other public companies.

The Combined Company is eligible to be treated as an emerging growth company, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised financial accounting standards until such time as those standards apply to private companies. the Combined Company intends to take advantage of this extended transition period under the JOBS Act for adopting new or revised financial accounting standards.

For as long as the Combined Company continues to be an emerging growth company, it may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, its shareholders may not have access to certain information that they may deem important. The Combined Company could be an emerging growth company for up to five years, although circumstances could cause it to lose that status earlier, including if its total annual gross revenue exceeds $1.07 billion, if it issues more than $1.0 billion in non-convertible debt securities during any three-year period, or if before that time it is a “large, accelerated filer” under U.S. securities laws.

The Combined Company cannot predict if investors will find Combined Company Ordinary Shares less attractive because it may rely on these exemptions. If some investors find Combined Company Ordinary Shares less attractive as a result, there may be a less active trading market for Combined Company Ordinary Shares and the share price may be more volatile. Further, there is no guarantee that the exemptions available to the Combined Company under the JOBS Act will result in significant savings. To the extent that the Combined Company chooses not to use exemptions from various reporting requirements under the JOBS Act, it will incur additional compliance costs, which may impact the Combined Company’s financial condition.

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The Combined Company will be a foreign private issuer and, as a result, will not subject to U.S. proxy rules but are subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. issuer.

Because the Combined Company will qualify as a foreign private issuer under the Exchange Act and will be governed by the laws and regulations of England and Wales, including the Companies Act, with regard to such matters, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including: (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, foreign private issuers will be required to file their annual report on Form 20-F by 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from the Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, even though we are contractually obligated and intend to make interim reports available to our shareholders, copies of which we are required to furnish to the SEC on a Form 6-K, and even though we are required to file reports on Form 6-K disclosing whatever information we have made or are required to make public pursuant to the laws of England and Wales or distribute to our shareholders and that is material to our company, you may not have the same protections afforded to shareholders of companies that are United Sates domestic issuers.

We may lose our foreign private issuer (FPI) status in the future, which could result in significant additional costs and expenses.

FPI status is a designation granted by the U.S. Securities and Exchange Commission (SEC) to foreign companies that are listed on a U.S. stock exchange. Companies with FPI status are subject to fewer reporting and disclosure requirements than U.S. domestic companies, which can help to reduce the compliance costs associated with being a publicly traded company.

If a company loses its FPI status, it may be required to comply with additional reporting and disclosure requirements, such as those that apply to U.S. domestic companies. This can result in additional costs and expenses, such as legal and accounting fees, as well as the time and resources required to comply with the additional requirements.

There are several factors that can impact a company’s FPI status, including the percentage of the company’s securities that are held by U.S. residents, the extent of the company’s trading activity in the U.S., and the company’s level of engagement with U.S. investors. It is important for companies to understand the requirements for maintaining FPI status and to be aware of the potential consequences of losing this status. It is also important for investors to understand the potential impact of FPI status on a company’s compliance costs and financial performance.

In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the NASDAQ. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting, and other expenses that we will not incur as a foreign private issuer.

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As we are or may be a “foreign private issuer” and follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all NASDAQ corporate governance requirements.

As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of the NASDAQ, provided that we disclose the requirements we are not following and describe the home country practices we are following. We intend to rely on this “foreign private issuer exemption” with respect to the NASDAQ rules requiring shareholder approval. We may in the future elect to follow home country practices with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all NASDAQ corporate governance requirements.

While we plan to adopt corporate governance practices that are transparent, accountable, and responsive to shareholder needs and concerns which may include, for example, adopting policies that allow for shareholder input and participation in the decision-making process, and providing timely and accurate information about the Company’s financial performance and corporate activities, we may be perceived as being unresponsive to shareholder concerns which may impact the value of our shares.

Risks Related to the Business Combination

PHP may not have sufficient funds to consummate the Business Combination.

As of June 30, 2023, PHP had approximately $366 available to it outside the Trust Account to fund its working capital requirements. If PHP is required to seek additional capital, it would need to borrow additional funds from the Sponsor, its management team or other third parties to operate or it may be forced to liquidate. None of such persons is under any obligation to advance funds to PHP in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to PHP upon completion of the Business Combination. If PHP is unable to consummate the Business Combination because it does not have sufficient funds available, PHP will be forced to cease operations and liquidate the Trust Account. Consequently, PHP’s public stockholders may receive less than $10 per share and their warrants will expire worthless.

If PHP’s stockholders fail to properly demand redemption rights, they will not be entitled to convert their PHP Common Stock into a pro rata portion of the Trust Account.

PHP stockholders holding public shares may demand that PHP convert their public shares into a pro rata portion of the Trust Account, calculated as of two (2) business days prior to the special meeting. To demand redemption rights, PHP stockholders must deliver their shares (either physically or electronically) to PHP’s transfer agent no later than two (2) business days prior to the special meeting. Any stockholder who fails to properly demand redemption rights by delivering his, her or its shares will not be entitled to convert his, her or its shares into a pro rata portion of the Trust Account. See the section of this proxy statement/prospectus titled “Special Meeting of PHP Stockholders—Redemption Rights” for the procedures to be followed if you wish to convert your shares to cash.

The Business Combination remains subject to conditions that PHP cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.

The Business Combination is subject to a number of conditions, including the condition that PHP have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-5(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Business Combination, that there is no legal prohibition against consummation of the Business Combination, that the Combined Company Ordinary Shares be approved for listing on the Nasdaq subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders, receipt of securityholder approvals, continued effectiveness of the registration statement of which this proxy statement/prospectus is a part, the truth and accuracy of PHP’s and Modulex’s representations and warranties made in the Business Combination Agreement, the non-termination of the Business Combination Agreement and consummation of certain ancillary agreements. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected.

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If the conditions to the Business Combination are not met (and are not waived, to the extent waivable), either PHP or Modulex may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement. See the section of this proxy statement/prospectus titled “The Business Combination Agreement—Termination.”

The exercise of PHP’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in PHP’s stockholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require PHP to agree to amend the Business Combination Agreement, to consent to certain actions taken by Modulex or to waive rights that PHP is entitled to under the Business Combination Agreement. Waivers may arise because of changes in the course of Modulex’s business, a request by Modulex to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Modulex’s business and would entitle PHP to terminate the Business Combination Agreement. In any of such circumstances, it would be at PHP’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors and officers described in the following risk factors may result in a conflict of interest on the part of one or more of the directors or officers between what he or they may believe is best for PHP and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, PHP does not believe there will be any changes or waivers that PHP’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, PHP will circulate a new or amended proxy statement/prospectus and resolicit PHP’s stockholders if changes to the terms of the Business Combination that would have a material impact on its stockholders or represent a fundamental change in the proposals being voted upon.

Future resales of the Combined Company Ordinary Shares issued in connection with the Business Combination may cause the market price of the Combined Company to drop significantly, even if Modulex’s business is doing well.

Concurrently with the execution of the Business Combination Agreement, Modulex, certain equity holders of Modulex and certain equity holders of PHP entered into the Registration Rights Agreement, providing such stockholders with customary demand registration rights and piggyback registration rights with respect to registration statements filed by the Combined Company after the Closing. Under the Registration Rights Agreement, the securityholders of the Combined Company (other than the Sponsor) have agreed not to transfer its Combined Company Ordinary Shares, except to certain permitted transferees, beginning on the Effective Time of the Business Combination and continuing for a period of one hundred eighty (180) days thereafter and certain officers and directors of Modulex will lock-up for two years. The Sponsor has agreed not to transfer the Sponsor Lock-Up Shares, except to certain permitted transferees, beginning on the Effective Time of the Business Combination and continuing until the earlier of (i) one hundred eighty (180) days thereafter and (ii) when the Combined Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Combined Company shareholders having the right to exchange their ordinary shares for cash, securities or other property. See the section of this proxy statement/prospectus titled “Agreements Entered into in Connection with the Business Combination—Registration Rights Agreement.”

Separately, the Modulex Current Articles will be amended and restated as of the Consolidation and Recapitalization to the Modulex A&R Articles. Pursuant to such amendment, each securityholder of Modulex as of immediately prior to such amendment and the Effective Time of the Business Combination will be restricted from transferring its Combined Company Ordinary Shares, except to certain permitted transferees, beginning on the date of such amendment and continuing for a period of one hundred eighty (180) days thereafter.

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Upon expiration of the applicable lockup period, and upon the effectiveness of any registration statement the Combined Company files pursuant to the above-referenced Registration Rights Agreement, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act, the Combined Company shareholders may sell large amounts of Combined Company Ordinary Shares and Combined Company warrants in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the Combined Company Ordinary Shares or the Combined Company warrants or putting significant downward pressure on the price of the Combined Company Ordinary Shares or Combined Company Warrants. Additionally, downward pressure on the market price of the Combined Company Ordinary Shares or Combined Company warrants likely will result from sales of Combined Company Ordinary Shares issued in connection with the exercise of warrants. Further, sales of Combined Company Ordinary Shares or Combined Company warrants upon expiration of the applicable lockup period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Short sales of Combined Company Ordinary Shares or Combined Company warrants could have a tendency to depress the price of the Combined Company Ordinary Shares or the Combined Company warrants, respectively, which could increase the potential for short sales.

Additionally, through the PIPE Subscription Agreement, Modulex expects to agree with the PIPE Investors, including the Sponsor, to register the PIPE Shares on a resale registration statement following the closing of the Transactions. These shares will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of PHP’s “affiliates” as such term is defined in Rule 144 under the Securities Act. This additional liquidity in the market for Combined Company Ordinary Shares may lead to downward pressure on the market price of the Combined Company Ordinary Shares.

We cannot predict the size of future issuances of Combined Company Ordinary Shares or Combined Company warrants or the effect, if any, that future issuances and sales of Combined Company Ordinary Shares or Combined Company warrants will have on the market price of the Combined Company Ordinary Shares or Combined Company warrants. Sales of substantial amounts of Combined Company Ordinary Shares (including those shares issued in connection with the Business Combination including through the automatic conversion of the PHP rights), or the perception that such sales could occur, may adversely affect prevailing market prices of Combined Company Ordinary Shares or Combined Company warrants.

PHP and Modulex will incur significant transaction and transition costs in connection with the Business Combination.

PHP and Modulex have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Transactions and operating as a public company following the consummation of the Transactions. All expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by the Combined Company following the Effective Time.

Subsequent to the completion of the Business Combination, the Combined Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and its ordinary share price, which could cause you to lose some or all of your investment.

Although PHP has conducted extensive due diligence on Modulex, there is no assurance that this diligence surfaced all material issues that may be present in Modulex’s business, that it has uncovered all material issues through a customary amount of due diligence, or that factors outside of Modulex’s business and outside of its control will not later arise. As a result of these factors, the Combined Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in its reporting losses. Even if PHP’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with PHP’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on the Combined Company’s liquidity, the fact that the Combined Company reports charges of this nature could contribute to negative market perceptions of it or its securities. Accordingly, any stockholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value.

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The Combined Company Ordinary Shares to be received by PHP’s securityholders as a result of the Business Combination will have different rights from PHP securities.

Following completion of the Business Combination, PHP’s securityholders will no longer be securityholders of PHP but will instead be securityholders of the Combined Company. There will be important differences between current rights as a PHP securityholder and rights as a holder of the Combined Company Ordinary Shares. See “Comparison of Rights of the Combined Company Shareholders and PHP Stockholders” for a discussion of the different rights associated with the Modulex securities.

PHP’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination and Transactions, PHP’s stockholders will own a smaller percentage of the Combined Company than they currently own of PHP. At the Closing, existing Modulex shareholders would hold approximately [89.0] of the issued and outstanding Combined Company Ordinary Shares and current stockholders of PHP (including the Sponsor) would hold approximately [7.37]% of the issued and outstanding Combined Company Ordinary Shares (assuming no additional holders of PHP Common Stock exercise redemption rights as described in this proxy statement/prospectus and including Sponsor shares that are subject to forfeiture, as described in the Letter Agreement (to be amended by the Amended Letter Agreement). Consequently, PHP’s stockholders, as a group, will have reduced ownership and voting power in the Combined Company compared to their ownership and voting power in PHP.

The Combined Company may issue additional Combined Company Ordinary Shares or other equity securities without seeking approval of the Combined Company shareholders, which would dilute your ownership interests and may depress the market price of the Combined Company Ordinary Shares.

Modulex’s board of directors will be authorised to issue and allot [1,453,212,577] Modulex Ordinary Shares with a nominal value of £0.01 (which shall be equal to [149,699,954] Combined Company Ordinary Shares of approximately £[0.097] nominal value post-Consolidation), as well as, to grant rights to subscribe for or to convert any security into Modulex Ordinary Shares up to such amount. The directors will also have authority to allot and issue such shares (or rights) as if the pre-emption rights of the Companied Company shareholders do not apply These authorities will apply to the issue of Combined Company Ordinary Shares post-Closing and for a period of five years from the date of such resolution having been passed with such authority to be renewed by the Combined Company’s shareholders upon expiration (i.e., at least every five years) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period).

Upon consummation of the Business Combination, the Combined Company will have warrants outstanding to purchase up to an aggregate of 2,875,000 Combined Company Ordinary Shares. Further, the Combined Company may choose to seek third party financing to provide additional working capital, in which event the Combined Company may issue additional equity securities. Following the consummation of the Business Combination, the Combined Company may also issue additional Combined Company Ordinary Shares or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

The issuance of additional Combined Company Ordinary Shares or other equity securities of equal or senior rank would have the following effects:

●	Modulex’s existing shareholders’ proportionate ownership interest in the Combined Company will decrease;
●	the amount of cash available per share, including for payment of dividends in the future, may decrease
●	the relative voting strength of each previously outstanding Modulex Ordinary Share may be diminished; and
●	the market price of the Combined Company Ordinary Shares may decline.

Even if we consummate the Business Combination, there is no guarantee that the Combined Company Warrants will ever be in the money, and they may expire worthless and the terms of PHP’s warrants may be amended.

The exercise price for the Combined Company warrants will be $11.50 per whole ordinary share, with each Combined Company warrant exercisable for one Combined Company Ordinary Share. Upon consummation of the Business Combination, each PHP warrant will become one Combined Company warrant, and the exercise price and number of shares issuable upon exercise of such warrants may change if the Recapitalization is not effected or does not result in a price per Combined Company Ordinary Share of $10.00. There is no guarantee that the Combined Company warrants, following the Business Combination, will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

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PHP’s current directors’ and executive officers’ affiliates own shares of PHP Common Stock and private placement units that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.

If the Business Combination or another business combination is not consummated by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023, PHP will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 1,437,500 shares of PHP Common Stock held by the Sponsor, which is affiliated with certain of PHP’s directors and officers and other certain officers, that were acquired for an aggregate purchase price of $25,000 prior to the PHP IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Our Sponsor transferred 20,000 shares to Mr. Ngoh, 6,000 shares to Mr. Stein, 2,500 shares to Mr. Phoon, 2,500 shares to Mr. Anih and 3,000 shares to Legacy Royals, LLC an entity controlled by Mr. Gordon. Additionally, pursuant to a Securities Transfer Agreement dated January 23, 2023, Red Ribbon Asset Management PLC transferred 50,000 shares Class B Common Stock to Mr. Stein. Finally, pursuant to a Securities Transfer Agreement dated March 21, 2023, Low Ban Chai transferred 4,000 shares of Class B Common Stock to Mr. Stein. Further, the Sponsor purchased an aggregate of 293,400 Private Placement Units at a price of $10.00 per unit, for an aggregate purchase price of $2,934,000. The private placement units will become worthless if PHP does not consummate a business combination by August 16, 2024 if the Sponsor exercises each of the remaining one-month extensions by depositing into the Trust Account the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month), pursuant to an amendment to the Existing PHP Charter or such later date as approved by PHP’s stockholders in an amendment to the Existing PHP Charter on August 15, 2023. On the other hand, if the Business Combination is consummated, each outstanding share of PHP Common Stock will convert into one Combined Company Ordinary Share, subject to adjustment described herein, at the closing and each outstanding PHP warrant will become a Combined Company warrant. Such Founder Shares had an aggregate market value of $15,683,125, based upon the closing price of $10.91 per share on Nasdaq on September 8, 2023. Such 293,400 shares of PHP’s Class A common stock included in the Private Placement Units had an aggregate market value of $3,200,994 based upon the closing price of $10.91 per share on the Nasdaq on September 8, 2023, which 293,400 Placement Units include placement warrants to purchase an aggregate of 293,400 Class A ordinary shares at $11.50 per share;

These financial interests may have influenced the decision of PHP’s directors and officers to approve the Business Combination and to continue to pursue the Business Combination. In considering the recommendations of PHP’s board of directors to vote for the Business Combination Proposal and other proposals, its stockholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Transactions.”

The Sponsor, an affiliate of current officers and directors of PHP, is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced PHP’s board of directors’ decision to pursue the Business Combination and PHP’s board of directors’ decision to approve it.

If the Business Combination or another business combination is not consummated by PHP by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to a total of twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023 in an amendment to the Existing PHP Charter or such later date as approved by PHP stockholders in an amendment to the Existing PHP Charter), the Sponsor, an affiliate of current officers and directors of PHP, will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by PHP for services rendered or contracted for or for products sold to PHP, but only if such a vendor or target business has not executed a waiver agreement. If PHP consummates a business combination, on the other hand, PHP will be liable for all such claims. PHP has no reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to PHP.

These obligations of the Sponsor may have influenced PHP’s board of directors’ decision to pursue the Business Combination with Modulex or PHP’s board of directors’ decision to approve the Business Combination. In considering the recommendations of PHP’s board of directors to vote for the Business Combination Proposal and other proposals, stockholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Transactions.”

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PHP’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to PHP’s public stockholders in the event a business combination is not consummated.

If proceeds in the Trust Account are reduced below $10.00 per public share and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, PHP’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While PHP currently expects that its independent directors would take legal action on PHP’s behalf against the Sponsor to enforce the Sponsor’s indemnification obligations, it is possible that PHP’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If PHP’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to PHP’s public stockholders may be reduced below $10.00 per share.

Activities taken by existing PHP stockholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the PHP Common Stock.

At any time prior to the special meeting, during a period when they are not then aware of any material non-public information regarding PHP or its securities, PHP, the Sponsor, PHP’s officers and directors, Modulex, the Modulex officers and directors and/or their respective affiliates may purchase PHP Common Stock from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of PHP Common Stock or vote their shares of PHP Common Stock in favor of the Business Combination Proposal. The purpose of such purchases and other transactions would be to increase the likelihood of approval of the Business Combination Proposal by the holders of a majority of the outstanding shares of PHP Common Stock and ensure that PHP has in excess of $5,000,001 of net assets to consummate the Business Combination where it appears that such requirement would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the Sponsor for nominal value. Entering into any such arrangements may have a depressive effect on the PHP Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares of PHP Common Stock at a price lower than market and may therefore be more likely to sell the PHP Common Stock he owns, either prior to or immediately after the special meeting.

In addition, if such purchases are made, the public “float” of the Combined Company Ordinary Shares following the Business Combination and the number of beneficial holders of the Combined Company securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the Combined Company securities on the Nasdaq or another national securities exchange or reducing the liquidity of the trading market for the Combined Company Ordinary Shares.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either PHP or Modulex may refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on Modulex or PHP, including the following events (except, in certain cases where the change has a disproportionate effect on a party):

●	changes generally affecting the economy and the financial or securities markets, including the COVID-19 pandemic;
●	the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters;
●	changes (including changes in law) or general conditions in the industry in which the party operates;

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●	changes in US GAAP or UK GAAP, or the authoritative interpretation of US GAAP or UK GAAP;
●	changes that are generally applicable to the industries or markets in which Modulex operates;
●	changes attributable to the public announcement or pendency of the Transactions or the execution or performance of the Business Combination Agreement;
●	any failure by Modulex to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions; or
●	any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wildfires, explosions, epidemics, pandemics (including COVID-19), acts of God or other natural disasters or comparable events.

Furthermore, PHP or Modulex may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of the Combined Company Ordinary Shares and Combined Company warrants may suffer.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, PHP expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that PHP expects to achieve from the Business Combination.

The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or the Combined Company’s future results.

This proxy statement/prospectus contains projections and forecasts prepared by Modulex. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or US GAAP. The projections and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of Modulex and PHP and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of the Combined Company’s operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to: client demand for Modulex’s products, an evolving competitive landscape, rapid technological change, margin shifts in the industry, regulation changes in a highly regulated environment, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.

If PHP is unable to complete the Business Combination or another business combination by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023 in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter), PHP will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, PHP public stockholders may only receive $10 per share (or less than such amount in certain circumstances) and PHP warrants will expire worthless.

If PHP is unable to complete the Business Combination or another business combination within the required time period, as set forth in this proxy statement/prospectus, PHP will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to PHP to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding PHP public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of PHP’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to PHP’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, PHP public stockholders may only receive $10 per share, and PHP warrants will expire worthless. In certain circumstances, PHP public stockholders may receive less than $10 per share on the redemption of their shares.

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In the event of liquidation by PHP, third parties may bring claims against PHP and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10 per share.

Under the terms of the PHP Amended Charter, PHP must complete the Business Combination by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023, or such later date approved by PHP stockholder) or PHP must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against PHP. Although PHP has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of PHP’s public stockholders.

If PHP is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable to PHP if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which it has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below $10.10 per public share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under PHP’s indemnity of the underwriter of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Furthermore, the Sponsor will not be liable to public stockholders and instead will only have liability to PHP. PHP has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and, therefore, the Sponsor may not be able to satisfy those obligations. PHP has not asked the Sponsor to reserve for such eventuality. Therefore, the per-share distribution from the Trust Account in such a situation may be less than the approximately $10.10 per share estimated to be in the Trust Account as of two business days prior to the special meeting date, due to such claims.

Additionally, if PHP is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if PHP otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy

PHP’s stockholders may be held liable for claims by third parties against PHP to the extent of distributions received by them.

If PHP is unable to complete the Business Combination or another business combination within the required time period, as set forth in this proxy statement/prospectus, PHP will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to PHP to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding PHP public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of PHP’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to PHP’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. PHP cannot assure you that it will properly assess all claims that may be potentially brought against PHP. As a result, PHP’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, PHP cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by PHP.

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Additionally, if PHP is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by PHP’s stockholders. Because PHP intends to distribute the proceeds held in the Trust Account to its public stockholders promptly after the expiration of the time to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, PHP’s board of directors may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and PHP to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. PHP cannot assure you that claims will not be brought against it for these reasons.

PHP may be a target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combination agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on PHP’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Transactions, then that injunction may delay or prevent the Transactions from being completed. Currently, PHP is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Transactions.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how PHP’s public stockholders vote.

As of the Record Date, the Sponsor along with the other Initial Stockholders own beneficially own and are entitled to vote an aggregate of 1,437,500 Founder Shares and 293,400 shares of PHP’s Class A common stock included in the Private Placement Units or approximately 66.6% of the outstanding PHP Common Stock. These holders have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. Accordingly, it is more likely that the necessary stockholder approval for the Business Combination Proposal and the other proposals will be received than would be the case if these holders agreed to vote their Founder Shares in accordance with the majority of the votes cast by PHP’s public stockholders.

The ongoing COVID-19 pandemic may adversely affect PHP’s and Modulex’s ability to consummate the Transactions.

The COVID-19 pandemic has resulted in governmental authorities worldwide implementing numerous measures to contain the virus, including travel restrictions, quarantines, shelter-in-place orders and business limitations and shutdowns. More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets. The pandemic may also amplify many of the other risks described in this proxy statement/prospectus.

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PHP and Modulex may be unable to complete the Transactions if continued concerns relating to COVID-19 restrict travel and limit the ability to have meetings with potential investors or the Modulex personnel. The extent to which COVID-19 impacts PHP’s and Modulex’s ability to consummate the Transactions will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, PHP’s and Modulex’s ability to consummate the Transactions may be materially adversely affected.

The Business Combination may not qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or may be taxable under Section 367(a) of the Code, potentially causing U.S. investors who own PHP Common Stock and/or PHP warrants to recognize gain or loss for U.S. federal income tax purposes.

It is intended that (i) the Business Combination qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) any transfer of PHP Common Stock by a U.S. investor pursuant to the Business Combination qualify for an exception to Section 367(a)(1) of the Code as of the Effective Time (other than with respect to any such investor that would own, actually or constructively, 5% or more (by vote or value) of the outstanding Combined Company Ordinary Shares immediately after the Business Combination and that fails to enter into a valid “gain recognition agreement” with respect to the transferred PHP Common Stock) (collectively, the “Intended Tax Treatment”). The parties intend to report the Business Combination in a manner consistent with the Intended Tax Treatment to the extent permitted by law. However, there are significant factual and legal uncertainties as to whether the Business Combination will qualify for the Intended Tax Treatment.

For example, under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as PHP. Moreover, Section 367(a) of the Code and the applicable Treasury regulations promulgated thereunder provide that where a U.S. investor exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise qualify as a reorganization within the meaning of Section 368(a) of the Code, the U.S. investor is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. There are significant factual and legal uncertainties concerning the determination of certain of these requirements. Moreover, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify for the Intended Tax Treatment, and neither PHP nor Modulex intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court will not sustain a challenge by the IRS.

If, as of the Effective Time, any requirement for Section 368(a) of the Code is not met or the IRS at a later date successfully challenges the Intended Tax Treatment, then a U.S. investor who owns PHP Common Stock and/or PHP warrants would recognize gain or loss in an amount equal to the difference, if any, between the fair market value (as of the Effective Time) of Combined Company Ordinary Shares and/or the Combined Company warrants received in the Business Combination, over such U.S. investor’s tax basis in the corresponding PHP Common Stock and/or PHP warrants surrendered by such U.S. investor in the Business Combination. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the PHP securities for more than one year (or short-term capital gain otherwise). Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. It is unclear, however, whether the redemption rights with respect to the PHP securities described herein may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the PHP securities is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates.

However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period in the Combined Company Ordinary Shares and/or Combined Company warrants received in the Business Combination, if any, would not include the holding period for the PHP securities surrendered in exchange therefor. In the case of a U.S. Holder that holds PHP securities with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or for different amounts, these tax basis and holding period rules must be applied separately to each identifiable block of PHP securities.

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If the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, but any requirement for Section 367(a) of the Code is not satisfied, then a U.S. investor who owns PHP Common Stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the Effective Time of Combined Company Ordinary Shares (and, if the U.S. investor’s PHP warrants are converted into Combined Company warrants, the fair market value of the Combined Company warrants) received in the Business Combination, over such U.S. investor’s tax basis in the corresponding PHP Common Stock and/or PHP warrants surrendered by such U.S. investor in the Business Combination.

U.S. investors who own PHP Common Stock and/or PHP warrants are urged to consult their own tax advisors to determine the tax consequences if the Business Combination does not qualify for the Intended Tax Treatment.

The IRS may not agree that the Combined Company should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes if it is created or organized in the United States or under the law of the United States or of any State. Accordingly, under generally applicable U.S. federal income tax rules, Modulex, which is incorporated and tax resident in England and Wales would generally be classified as a non-U.S. corporation for U.S. federal income tax purposes. Section 7874 of the Code and the Treasury regulations promulgated thereunder, however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that the Combined Company is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, the Combined Company would be liable for U.S. federal income tax on its income in the same manner as any other U.S. corporation and certain distributions made by the Combined Company to Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) of the Combined Company may be subject to U.S. withholding tax.

As more fully described in the section titled “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Combined Company—Tax Residence of the Combined Company for U.S. Federal Income Tax Purposes,” based on the terms of the Business Combination and certain factual assumptions, Modulex (as the Combined Company) does not currently expect to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code after the Business Combination. However, the application of Section 7874 of the Code is complex, subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. Treasury regulations with possible retroactive effect) and subject to certain factual uncertainties, some of which must be finally determined after the completion of the Business Combination. Accordingly, there can be no assurance that the IRS will not challenge the status of the Combined Company as a non-U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge, under Section 7874 of the Code, the Combined Company’s status as a non-U.S. corporation for U.S. federal income tax purposes, the Combined Company and certain Combined Company shareholders may be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on the Combined Company and the application of U.S. withholding taxes on dividends paid on the Combined Company Ordinary Shares to non-U.S. shareholders, subject to reduction under the Treaty or another applicable income tax treaty.

See “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Combined Company—Tax Residence of the Combined Company for U.S. Federal Income Tax Purposes” for a more detailed discussion of the application of Section 7874 of the Code to the Combined Company. Investors should consult their own tax advisors regarding the application of Section 7874 of the Code to the Business Combination and the tax consequences to the Combined Company and its shareholders if the classification of the Combined Company as a non-U.S. corporation is not respected.

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Risks Related to the Adjournment Proposal

If the Adjournment Proposal is not approved, PHP’s board of directors will not have the ability to adjourn the special meeting to a later date.

If, at the special meeting, the chairman presiding over the special meeting determines that it would be in the best interests of PHP to adjourn the special meeting to give PHP more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, or if PHP would have net tangible assets of less than $5,000,001 either immediately prior to or upon the consummation of the Transactions, or if additional time is needed to fulfil other closing conditions), the chairman presiding over the special meeting will seek approval to adjourn the special meeting to a later date or dates. If the Adjournment Proposal is not approved, the chairman will not have the ability to adjourn the special meeting to a later date to solicit further votes. In such event, the Business Combination would not be completed.

Risks Related to Redemption

The ability of PHP public stockholders to exercise redemption rights with respect to a large number of shares of PHP Common Stock could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem PHP stock.

The Existing PHP Charter provides that PHP will only redeem public shares so long as (after such redemption), PHP’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act, or of any entity that succeeds PHP as a public company (such as the Combined Company), will be at least $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial business combination either immediately prior to or upon consummation of the initial business combination and after payment of underwriters’ fees and commissions (so we are not subject to the SEC’s “penny stock” rules). Therefore, the Business Combination will not be consummated unless the $5,000,001 Closing Cash Requirement is met.

If the Business Combination is not consummated, you would not receive your pro rata portion of the Trust Account until the Trust Account is liquidated. If you need immediate liquidity, you could attempt to sell your shares PHP Common Stock in the open market; however, at such time PHP Common Stock may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with PHP’s redemption until PHP liquidates or you are able to sell your PHP Common Stock in the open market.

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares.

A public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, if you hold more than 15% of the public shares and the Business Combination Proposal is approved, you will not be able to seek redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 15% or sell them in the open market. PHP cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of PHP Common Stock will exceed the per-share redemption price.

There is no guarantee that a PHP stockholder’s decision to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

There is no assurance as to the price at which an PHP stockholder may be able to sell its Combined Company Ordinary Shares in the future following the completion of the Transactions or shares with respect to any alternative business combination. Certain events following the consummation of any initial business combination, including the Transactions, may cause an increase in the share price, and may result in a lower value realized now than a stockholder of PHP might realize in the future had the stockholder not redeemed his, her or its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

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SPECIAL MEETING OF PHP STOCKHOLDERS

General

PHP is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting of PHP stockholders and at any adjournment or postponement thereof. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place of Special Meeting of PHP’s Stockholders

The special meeting will be held on [●], 2023, at 10:00 a.m., Eastern Time, solely over the Internet by means of a live audio webcast. You may attend the special meeting webcast by accessing the web portal located at https://www.cstproxy.com/phpventuresacquisition/2023 and following the instructions set forth on your proxy card.

Purpose of the PHP Special Meeting

At the Special Meeting, PHP is asking its stockholders:

1.	Proposal One — The Business Combination Proposal — to consider and vote on the Business Combination Proposal to approve and adopt the Business Combination Agreement and the Transactions contemplated therein, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the Business Combination whereby PHP will merge with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of Modulex ;

2.	Proposal Two — The Merger Proposal —to consider and vote on the Merger Proposal to approve the plan of merger, so it is authorized, approved and confirmed in all respects; and PHP is authorized to merge with and into Merger Sub so that Merger Sub is the surviving entity and all the undertaking, property and liabilities of PHP vest in the surviving entity by virtue of such merger pursuant to the Cayman Islands Act and the DGCL;

3.	Proposal Three —The Nasdaq Proposal — to consider and vote on the Nasdaq Proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the issued and outstanding PHP Common Stock in connection with the PIPE Investment;

4.	Proposal Four — PHP Charter Proposal — to consider and vote on the PHP Charter Proposal to amend, immediately following and in connection with the closing of the Business Combination, the Existing PHP Charter by adopting the Restated Charter attached hereto as Annex B ; and

5.	Proposal Five — The Adjournment Proposal — to consider and vote on the Adjournment Proposal to adjourn the Special Meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination.

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Recommendation of PHP’s Board of Directors

PHP’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of PHP and its stockholders and recommended that PHP stockholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Nasdaq Proposal, “FOR” the PHP Charter Proposal and “FOR” the Adjournment Proposal, if presented.

Record Date; Persons Entitled to Vote

PHP Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of PHP Common Stock at the close of business on [●], 2023, which is the Record Date for the special meeting. Stockholders will have one vote for each share of PHP Common Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. PHP’s warrants do not have voting rights. As of August 21, 2023, 866,139 shares of redeemable PHP Class A Common Stock, 293,400 shares of non-redeemable PHP Class A Common Stock, $0.0001 per share par value, and 1,437,500 shares of PHP Class B Common Stock, $0.0001 par value, were issued and outstanding, respectively.

Vote of the Sponsor, Directors and Officers

In connection with the PHP IPO, PHP entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any PHP common shares owned by him, her or it, including the Founder Shares, in favor of the Business Combination Proposal and for all other proposals presented at the special meeting of the PHP stockholders as referenced in this proxy statement/prospectus. As a result, in addition to the Founder Shares and Private Placement Shares, we would need only 2,550,000, or approximately 51.3%, of the 5,000,000 Public Shares to be voted in favor in order to satisfy the majority vote required for the Business Combination Proposal.

Quorum

A quorum is the minimum number of shares of PHP Common Stock that must be present to hold a valid meeting. A quorum will be present at the PHP special meeting if a majority of the voting power of the issued and outstanding shares of PHP Common Stock entitled to vote at the meeting are represented at the virtual special meeting or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

Vote Required

The proposals to be presented at the special meeting will require the following votes:

Proposal One – Business Combination Proposal — Approval of the Business Combination Proposal will require the affirmative vote of holders of a majority of the shares of PHP Common Stock outstanding on the Record Date. Abstentions will have the effect of votes against the Business Combination Proposal. Brokers are not entitled to vote shares on the Business Combination Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the Business Combination Proposal. The Business Combination Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Business Combination Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals– unless all Condition Precedent Proposals are adopted, none of them will be adopted.

Proposal Two – Merger Proposal –— Like the Business Combination Proposal, approval of the Merger Proposal will require the affirmative vote of holders of a majority of the shares of PHP Common Stock outstanding on the Record Date. Abstentions will have the effect of votes against the Merger Proposal. Brokers are not entitled to vote shares on the Merger Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the Merger Proposal. The Merger Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Merger Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals – unless all Condition Precedent Proposals are adopted, none of them will be adopted.

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Proposal Three – Nasdaq Proposal — Approval of the Nasdaq Proposal will require the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will have no effect on approval of the Nasdaq Proposal. The Nasdaq Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Nasdaq Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals – unless all Condition Precedent Proposals are adopted, none of them will be adopted.

Proposal Four – PHP Charter Proposal — Approval of the PHP Charter Proposal will require the affirmative vote of holders of a majority of the shares of PHP Common Stock outstanding on the Record Date. Abstentions will have the effect of votes against the PHP Charter Proposal. Brokers are not entitled to vote shares on the PHP Charter Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the PHP Charter Proposal. The PHP Charter Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the PHP Charter Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals – unless all Condition Precedent Proposals are adopted, none of them will be adopted.

Proposal Five – Adjournment Proposal — Approval of the Adjournment Proposal will require the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will have no effect on approval of the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon adoption of any of the other proposals.

Cross-Conditioned Proposals. The Closing of the Business Combination is conditioned on approval of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal and the PHP Charter Proposal, which we refer to as the Condition Precedent Proposals, at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Conditions Precedent Proposal – none of the Condition Precedent Proposals shall be adopted unless all of them are adopted. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

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Voting Your Shares

If you are a holder of record of PHP Common Stock, there are two ways to vote your shares of PHP Common Stock at the special meeting:

●	By Mail. You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” all of the proposals in accordance with the recommendation of PHP’s board of directors. Proxy cards received after a matter has been voted upon at the special meeting will not be counted.

●	In Person. You may attend the special meeting webcast and vote electronically using the ballot provided to you during the webcast. You may attend the special meeting webcast by accessing the web portal located at https://www.cstproxy.com/phpventuresacquisition/2023 and following the instructions set forth on your proxy card. See “Questions and Answers about the Business Combination and the Special Meeting —When and where will the special meeting take place?” for more information.

Revoking Your Proxy

If you are a holder of record of PHP Common Stock and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card to PHP’s secretary with a later date so that it is received prior to the vote at the special meeting or attend the live webcast of the special meeting and vote electronically;

●	you may notify PHP’s secretary in writing, prior to the vote at the special meeting, that you have revoked your proxy; or

●	you may attend the live webcast of the special meeting and vote electronically or revoke your proxy electronically, although your attendance alone will not revoke any proxy that you have previously given.

If you hold your PHP Common Stock in “street name,” you may submit new instructions on how to vote your shares by contacting your broker, bank or other nominee.

Who Can Answer Your Questions About Voting Your Shares

If you are a PHP stockholder and have any questions about how to vote or direct a vote in respect of your shares of PHP Common Stock, you may call Laurel Hill Advisory Group, PHP’s proxy solicitor, at 855-414-2266.

Redemption Rights

Holders of public shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any stockholder holding public shares may demand that PHP redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was $10.87 per share as of August 25, 2023), calculated as of two (2) business days prior to the anticipated consummation of the merger. If a holder properly seeks redemption as described in this section and the merger with Modulex is consummated, PHP will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the merger.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

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The Existing PHP Charter provides that PHP will only redeem public shares so long as (after such redemption), PHP’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act, or of any entity that succeeds PHP as a public company (such as Modulex), will be at least $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial business combination either immediately prior to or upon consummation of the initial business combination and after payment of underwriters’ fees and commissions.

Pursuant to the Letter Agreement (to be amended by the Amended Letter Agreement), PHP’s Sponsor, directors and executive officers have waived their right to redeem any shares of PHP Common Stock that they own in connection with PHP stockholder approval of the Business Combination, any proposed amendment to the Existing PHP Charter prior to the consummation of the Business Combination (although they are entitled to redemption and liquidation rights with respect to any PHP public shares that they own or may acquire in PHP fails to consummate a business combination within the time frame required by the Existing PHP Charter).

Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to PHP’s transfer agent prior to the vote at the Special Meeting. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $100.00, and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed merger is not consummated this may result in an additional cost to stockholders for the return of their shares.

PHP’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company

1 State Street — 30th Floor

New York, New York 10004

Attn: SPAC Redemptions

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the merger is not approved or completed for any reason, then PHP’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, PHP will promptly return any shares delivered by public holders.

The closing price of PHP Common Stock on August 25, 2023 was $10.91. The cash held in the Trust Account as of August 25, 2023, was approximately $9,417,876 ($10.87 per public share) following PHP’s additional re-chartering occurring on August 15, 2023. Prior to exercising redemption rights, stockholders should verify the market price of PHP Common Stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. PHP cannot assure its stockholders that they will be able to sell their shares of PHP Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

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If a holder of public shares exercises his, her or its redemption rights, then he, she or it will be exchanging its shares of PHP Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the close of the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to PHP’s transfer agent prior to the vote at the Special Meeting, and the merger is consummated.

For a detailed discussion of the material U.S. federal income tax considerations for stockholders with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Consequences — U.S. Holders Exercising Redemption Rights with Respect to PHP Common Stock” beginning on page 164. The consequences of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights

PHP stockholders and holders of PHP warrants do not have appraisal rights in connection with the Transactions under the DGCL.

Proxy Solicitation Costs

PHP is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. PHP and its directors, officers and employees may also solicit proxies online. PHP will file with the SEC all scripts and other electronic communications as proxy soliciting materials. PHP will bear the cost of the solicitation.

PHP has hired Laurel Hill Advisory Group, LLC to assist in the proxy solicitation process. PHP will pay to a fee of $[12,000], plus disbursements.

PHP will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. PHP will reimburse them for their reasonable expenses.

Other Matters

As of the date of this proxy statement/prospectus, PHP’s board of directors does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

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Interests of PHP’s Officers and Directors in the Transactions

In considering the recommendation of PHP’s board of directors to vote in favor of approval of the Business Combination Proposal, stockholders should keep in mind that the Sponsor and PHP’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of PHP’s stockholders generally. In particular:

●	If the Business Combination with Modulex or another business combination is not consummated by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023 in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter), PHP will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and PHP’s board of directors, dissolving and liquidating. In such event, the 1,437,500 Founder Shares, which were acquired by the Sponsor for $25,000, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such Founder Shares had an aggregate market value of $15,683,125, based upon the closing price of $10.91 per share on Nasdaq on September 8, 2023. On the other hand, if the Business Combination is consummated, each outstanding share of PHP Common Stock will be converted into one Combined Company Ordinary Share, subject to adjustment described herein. If the proposed Business Combination with Modulex is consummated, the Sponsor may still earn a positive rate of return on its investment, even if other stockholders experience a negative rate of return in post-Business Combination. Our Sponsor transferred 20,000 shares to Mr. Ngoh, 6,000 shares to Mr. Stein, 2,500 shares to Mr. Phoon, 2,500 shares to Mr. Anih and 3,000 shares to Legacy Royals, LLC an entity controlled by Mr. Gordon. Additionally, pursuant to a Securities Transfer Agreement dated January 23, 2023, Red Ribbon Asset Management PLC transferred 50,000 shares Class B Common Stock to Mr. Stein. Finally, pursuant to a Securities Transfer Agreement dated March 21, 2023, Low Ban Chai transferred 4,000 shares of Class B Common Stock to Mr. Stein.

●	The Sponsor has spent $2,934,000 to purchase 293,400 private placement units from PHP for $10.00 per placement unit. Such 293,400 shares of PHP’s Class A common stock included in the Private Placement Units had an aggregate market value of $3,200,994 based upon the closing price of $10.91 per share on the Nasdaq on September 8, 2023, which 293,400 Placement Units include placement warrants to purchase an aggregate of 293,400 Class A ordinary shares at $11.50 per share. The Private Placement Units will become worthless if PHP does not consummate a business combination by August 16, 2024 (or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter).

●	If PHP is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by PHP for services rendered or contracted for or products sold to PHP. If PHP consummates a business combination, on the other hand, PHP will be liable for all such claims.

●	The Sponsor and PHP’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on PHP’s behalf, such as identifying and investigating possible business targets and business combinations. However, if PHP fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, PHP may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023 in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter). As of June 30, 2023, the Sponsor and PHP’s officers and directors and their affiliates had incurred approximately $0.00 of unpaid reimbursable expenses.

●	The Business Combination Agreement provides for the continued indemnification of PHP’s current directors and officers and the continuation of directors and officers liability insurance covering PHP’s current directors and officers.

●	PHP’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to PHP to fund certain capital requirements. If the Business Combination is not consummated, any such loans will not be repaid and will be forgiven except to the extent there are funds available to PHP outside of the Trust Account.

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●	The Sponsor will benefit financially from the completion of any business combination even if the stock price declines after the Business Combination, generating a negative return for other shareholders. The Sponsor will lose substantially all of its investment in PHP and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not completed by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023 in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP charter). Thus, if the proposed Business Combination with Modulex is not consummated, PHP may seek to complete a business combination with a less favorable target company or on terms less favorable to PHP stockholders rather than choose to dissolve and liquidate.

●	Garry Stein is currently a member of PHP’s Sponsor. By virtue of this relationship, Mr. Stein may be deemed to share beneficial ownership of the securities held of record by our Sponsor. Mr. Stein disclaims any such beneficial ownership except to the extent of his pecuniary interest in the shares of PHP Class B common stock. The consummation of the Business Combination will result in Mr. Stein becoming the legal owner of 60,000 Combined Company Ordinary Shares and an independent director and chair of the Combined Company Board’s Audit Committee. He is currently a party to a consulting agreement with Red Ribbon (the sponsor of Modulex), PHP and Sponsor whereby Mr. Stein will be awarded 50,000 shares after consummation of the Business Combination in exchange for consulting services rendered that are related to consummation of the Business Combination agreement. Mr. Stein will also be an independent member of the board of directors and chair of the Combined Company’s Audit Committee following the closing of the Business Combination and, therefore, in the future Mr. Stein will receive any cash fees, stock options or stock awards that the board of directors of the Combined Company determines to pay to its non-executive directors. Mr. Stein disclosed his interest to the PHP Board on March 23, 2023 and the PHP Board approved this arrangement.

Purchases of PHP Common Stock

At any time prior to the special meeting, during a period when they are not then aware of any material non-public information regarding PHP or its securities, the Sponsor, PHP’s officers and directors, Modulex, Modulex shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of PHP Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with Modulex’s consent, the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on PHP Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, PHP officers and directors, Modulex, Modulex shareholders or any of their respective affiliates. PHP will file a Current Report on Form 8-K to disclose arrangements entered or significant purchases made by any of the persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered or significant purchases by any of the aforementioned persons.

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PROPOSAL ONE—THE BUSINESS COMBINATION PROPOSAL

The following is a discussion of the proposed Business Combination, the Business Combination Agreement and the Transactions contemplated therein. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. PHP stockholders are urged to read this entire proxy statement/prospectus carefully, including the section titled as “The Business Combination Agreement,” for a more complete understanding of the Business Combination.

A discussion of specific terms of the Business Combination Agreement are contained below in the section entitled “The Business Combination Agreement”.

General

Transaction Structure

The Business Combination Agreement provides for the merger of PHP with and into Merger Sub, with Merger Sub surviving the Business Combination as a wholly-owned subsidiary of Modulex.

Pro Forma Capitalization

The pro forma equity valuation of Modulex upon consummation of the Transactions is estimated to be approximately $600 million, assuming no redemptions. We estimate that at the Effective Time, assuming none of PHP’s public stockholders demand redemption of their PHP public shares pursuant to the Existing PHP Charter, the securityholders of Modulex will own approximately [89.0]% of the outstanding Combined Company Ordinary Shares, the PHP Initial Stockholders will own approximately [7.37]% of the outstanding Combined Company Ordinary Shares, and the PHP public shareholders will own approximately3.7% of Combined Company Ordinary Shares, without consideration of any PIPE Investment, the Public Warrants, the Private Placement Warrants, the PHP Rights or shares issued under the Company Equity Plan.

Merger Consideration

Prior to the Effective Time, pursuant to the Recapitalization, Modulex intends to effect the Consolidation of the Modulex Ordinary Shares using the Conversion Ratio to cause the implied value of the issued Modulex Ordinary Shares immediately prior to the Effective Time of the Transactions to equal $10.00 per share as of an agreed measurement time shortly prior to Closing (and valuing Modulex equity as of such agreed measurement time at the Total Deal Value).

Pursuant to the Business Combination Agreement and assuming the Recapitalization has occurred, at the Effective Time (a) each share of PHP Common Stock outstanding immediately prior to the Effective Time shall automatically be cancelled, and be exchanged for one Combined Company Ordinary Share, subject to adjustment described herein, (b) each PHP right will automatically be exchanged for Combined Company Ordinary Shares (whereby the PHP rights will be converted in units of ten (10) PHP rights for one Combined Company Ordinary Share and only units of ten (10) PHP rights will convert), (c) each PHP warrant outstanding immediately prior to the Effective Time will be assumed by the Combined Company and will become a Combined Company warrant, and (d) PHP units will be split into their component parts of PHP Common Stock, PHP rights and PHP warrants, and likewise exchanged, as set forth above.

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The Business Combination Agreement provides that if, between the effectiveness of the Recapitalization and the Effective Time of the Business Combination, (a) outstanding Modulex Ordinary Shares shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a stock dividend or dividend payable in any other securities of Modulex shall be declared with a record date within such period, or (c) any similar event shall have occurred, then in each case the Combined Company Ordinary Shares issuable under the Business Combination Agreement in exchange for PHP securities shall be appropriately adjusted to provide the holders thereof the same economic effect as contemplated by the Business Combination Agreement prior to such event.

Following consummation of the Business Combination, PHP Common Stock, PHP rights and PHP warrants will have been exchanged, as described above, and will consequently cease to be publicly traded on the Nasdaq. Modulex intends to apply for listing of the Combined Company Ordinary Shares and Combined Company warrants on the Nasdaq under the symbol “MDLX” and “MDLXW”, respectively, to be effective upon the consummation of the Business Combination. It is a mutual condition of the parties to the Closing, subject to waiver, that the Combined Company Ordinary Shares and Combined Company warrants are accepted for listing on the Nasdaq. While trading on the Nasdaq is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that the Combined Company’s securities will be listed on the Nasdaq (if that requirement is waived by the parties to the Business Combination Agreement) or that a viable and active trading market will develop. See “Risk Factors — Risks Related to the Combined Company Following the Business Combination” for more information.

Background of the Business Combination

The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement. It does not purport to catalogue every conversation among, or meetings of, the parties, their respective management, or members of the boards of directors and other parties. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to PHP before the Business Combination.

PHP is a Delaware corporation formed on April 13, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses in the consumer products and services industries with significant presence in Africa or a compelling global potential, which complements the expertise of PHP’s management team. From the start, we focused our search for a potential acquisition target (a “Target”) within the products and services sectors because of the large number of potential acquisition opportunities. The global market for consumer products and services sectors totaled $27.3 trillion in 2022 and is expected to reach approximately $31.3 trillion by 2025. These global opportunities complement our management team’s global reach and diverse skill sets and experience which serves as a strong platform for any current and future add-on acquisitions.

The registration statement for the PHP IPO was declared effective on August 11, 2021. On August 16, 2021, PHP consummated the PHP IPO of 5,000,000 units sold as part of the PHP IPO, 750,000 units sold to the underwriter following the exercise of its over-allotment option, for 5,750,000 units, at a price of $10.00 per unit, generating gross proceeds of $57,500,000. Simultaneously with the closing of the PHP IPO, PHP consummated the sale of 293,400 private placement units at a price of $10.00 per unit in a private placement to Sponsor, generating gross proceeds of $2,934,000. Following the closing of the PHP IPO, $58,075,000 from the net proceeds of the sale of the Units in the PHP IPO and a portion of proceeds from the sale of the Private Placement Units to Sponsor was placed into the Trust Account.

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PHP identified the following general criteria in evaluating candidates for an initial business combination.

●	strong core business with a competitive market position that has demonstrated competitive advantages, well-established barriers to entry, unique characteristics that are difficult to replicate, have multiple opportunities for growth and operate in emerging markets with strong fundamentals;

●	attractive financial profile that has a demonstrated history of strong financial performance coupled with multiple vectors for continued future growth and strong operating margins that result in sustainable cash flow generation in current times and post-pandemic recovery;

●	trusted and experienced management team with a proven track record of driving growth, enhancing profitability and implementing sound strategic decisions;

●	strong working culture and internal working dynamics that has cultivated a robust corporate mindset that is mission-driven and is committed to a defined set of core values that will strengthen operations and enhance execution, while benefiting from our knowledge, capabilities and expertise to improve through innovation, digitization and technology driven advancement; and

●	platform for organic (and potentially inorganic growth) using our expertise and extensive networks to source proprietary business or acquisition opportunities to accelerate the growth trajectory of a target business with broader access to debt and equity capital, liquidity and incentives for employees and a currency for potential acquisitions and expanded brand and growth initiatives.

These criteria were not intended to be exhaustive. PHP noted in our S-1 that we may use other criteria and guidelines as well. Any evaluation relating to the merits of a particular initial business combination may be based on these general criteria and guidelines as well as other considerations, factors and criteria that PHP management may deem relevant. In the event that PHP decided to enter into an initial business combination with a Target business that does not meet the above criteria and guidelines, PHP indicated that it would disclose that fact in shareholder communications related to the acquisition.

From the start, PHP sought to establish a very high-quality board with a focus on relevant technical and financial skills and an understanding of a high level of corporate governance. Our directors have technical, as well as financial backgrounds and the others are highly familiar with governance and required standards for public companies. The PHP Board was established in August 2021, at the closing of the PHP IPO and its members immediately began to search for acquisition Targets.

Following the PHP IPO, representatives of PHP commenced an active search for prospective acquisition Targets. From that point onward, PHP undertook an extensive search for potential targets and representatives of PHP reviewed self-generated leads of potential target opportunities, initiated contact and were contacted by a number of individuals and entities with respect to business combination opportunities. Our advisors, EF Hutton and ARC Group presented us with several Targets in a number of different industries. PHP considered a total of more than 25 prospective Targets in its search.

On December 21, 2021, the PHP Board met, four months after completing the PHP IPO. The Chair, Mr. Ngoh, outlined the status following the PHP IPO. He then reviewed PHP’s proposed strategy and focus as outlined in the definitive S-1 filed by PHP and indicated that, while we had already looked at a wide range of Targets, we have tried to stay African and consumer sales focused. At that same meeting, Mr. Stein presented to the PHP Board the De-SPAC process, including the proposed timeline, targe selection criteria, and regulatory requirements. He also shared with the board current market trend and conditions relating to the De-SPAC environment.

At this meeting of December 21, 2021, Ms. Thevaratnam, who is no longer with PHP, reviewed some of the Targets examined by PHP and its executives during the four months since completion of the PHP IPO. She noted that these had been sourced by our executive team or on introductions from our advisors, ARC Group and EF Hutton. Ms. Thevaratnam noted that we tried, as indicated by the Chair in his review, to focus on opportunities that were consistent with our evaluation criteria outlined in our S-1. Meetings were held with several of these Targets, especially during the month of December prior to the PHP Board meeting.

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Based on these reviews and analysis, the PHP Board decided to focus on two targets: a leading technology company with a process for separating oil and water and an acquisition of seven African subsidiaries of a retail marketing and distribution group. The African Target was owned by the principal of our Sponsor. Ms. Thevaratnam provided a brief review of these two Targets and Mr. Stein outlined the next steps to be taken in our review process. The PHP Board was advised that PHP management expected to come back to them soon with further results and recommendations for letter(s) of Intent.

At a PHP Board Meeting of January 5, 2022, the PHP Board met to consider a letter of intent to acquire the African distribution business. While we were aware of the African Target from the start, the PHP Board understood our fiduciary obligations and, in fact, searched to find alternative Targets that might better fit our investment criteria. Prior to the pricing of the PHP IPO, neither PHP, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving PHP, including with the African Target. Because the transaction was deemed to be non-arms-length the Chair recused himself from chairing or voting at the meeting.

At that Board Meeting, the target principals made a presentation on the Target and an active round of questions were made by PHP Board members, after which the Target representatives were excused. Mr. Stein then, as acting chair of the meeting, reviewed a proposed letter of intent that had been prepared by PHP’s counsel, Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”). Mr. Stein explained the basis of the price offered, which had been outlined in the presentation to the PHP Board. He noted the conditions of the transaction, which were either very standard or dictated by the specific circumstances of the transaction. In particular, Mr. Stein noted the required re-organization of the various African entities under a Cayman holding company and the required PCAOB audits for the companies and the new holding company. The other required terms and conditions were also outlined.

The PHP Board members then held a detailed discussion of the transaction and the terms. The PHP Board members unanimously agreed with the reasonableness of the proposed transaction. The PHP Board members further agreed that because the transaction is non-arms-length, it required a greater degree of scrutiny and disclosure by PHP. As such, the PHP Board members agreed on the condition for an independent fairness opinion and the need for considerable scrutiny by PHP’s lawyers and other advisors in the detailed due diligence prior to any closing. After much discussion, the PHP Board approved the execution of the LOI.

On March 4, 2022, the PHP Board again met where they received an update on the progress with the proposed transaction. Among other matters underway were preparation of a PCAOB compliant audit, preparation of the data room and legal due diligence cover all seven targets to be acquired, a draft business combination agreement, preparation of a fairness opinion by Marshall & Stevens Incorporated, PIPE discussions and other matters.

At a meeting of June 16, 2022, the PHP Board received a further update on the progress of due diligence and the negotiation of a definitive acquisition agreement, which had been delayed because of the complexity in the corporate re-organization of the African Target, delays in preparation of PCAOB audits for all of its seven subsidiaries and further price negotiations. The PHP Board then approved proposed amended transaction terms.

In July 2022, the principals of the African Target advised PHP executives that a small minority shareholder in one of the African subsidiaries had launched a lawsuit, probably intended to extort financial concessions from the owner of the African Target. Because of this lawsuit, the African Target felt compelled to withdraw from the transaction. The PHP Board immediately held informal discussions to consider a course of action. On instructions from the PHP Board, the executives began an active search for alternative Targets with the assistance of their financial advisors, ARC Group and EF Hutton, and from their legal counsel, Nelson Mullins. The executives of PHP considered more than six additional Targets all of whom were desirous of being acquired and in return would acquire control of PHP’s Sponsor, and fund PHP’s extension fee payments. PHP signed NDAs with three specific Targets and held detailed negotiations with all of them. Finally, the PHP Board concluded that only one of these potential Targets represented a desirable potential acquisition target.

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As such, on August 4, 2022, the PHP Board met and received an update on the current status of the search for potential Targets. Mr. Stein presented to the PHP Board and explained in great detail the background of the abandonment of the African Target and the search for alternatives including the three potential targets considered most seriously. Mr. Stein noted that in the past month, PHP management had considered a number of Targets including investment proposals from sponsors of these Targets in Sponsor. Among others, PHP considered:

●	an Australian cross-border payment solution;
●	a biometric solution for cancer management;
●	a Chinese sponsored food supplements business;
●	a US based pharmaceutical distribution business;
●	an Asian Pacific clean energy business;
●	an Australian based health services provider; and
●	others.

These opportunities were presented to PHP by our lawyers and by our financial advisors, ARC Group and EF Hutton.

Many of these Targets were found to be unprepared for acquisition by a SPAC. Several were discarded as inappropriate or too early stage. PHP management focused on two of these opportunities, but one decided to drop out as they wanted to proceed to an alternative transaction. After discussions with several groups, Mr. Stein explained further that only one proposal with Modulex was deemed doable and a good opportunity for the PHP stockholders. Modulex had been introduced to PHP by ARC Group, who are advisors to them. Mr. Stein noted that PHP Board members received material on Modulex, including a presentation, valuation report by Marshall & Stevens (that predates the Fairness Opinion procured from Houlihan on November 30, 2022), a draft loan and transfer agreement (the “Loan and Transfer Agreement”) and a draft Letter of Intent (“LOI”).

Under the terms of the Loan and Transfer Agreement, an affiliate of the chief executive officer of Modulex, Mr. Suchit Punnose and his investment firm, RRAM, would agree to fund the completion of a target acquisition of Modulex in return for agreeing to fund extensions and working capital costs of the transaction going forward in return for 40% of the equity of the Sponsor. Mr. Low, in order to protect seed investors and director interests, had agreed he would transfer his ownership stake in the Sponsor to RRAM. Mr. Punnose would have the right to replace the PHP Board with his own nominees, in conformity with Nasdaq and SEC requirements, however, he did not exercise such right. Mr. Stein noted that a new LOI was in preparation that would provide for the acquisition of Modulex by PHP at a price between US$500 million and $600 million, consistent with and below the independent valuation provided.

The PHP Board unanimously approved the proposed transaction and authorized Mr. Ngoh and Mr. Stein to negotiate final terms of the LOI, assuming no material changes from those outlined. The PHP Board also unanimously passed a resolution to express its deep appreciation to Mr. Low for his gracious and professional efforts on behalf of PHP, its shareholders, and directors. Additionally, to avoid any conflict of interest, ARC Group, resigned as financial advisor to PHP and continued in their role as advisor to Modulex and RRAM.

On August 8, 2022, RRAM, PHP, the Sponsor and Sam Low executed the Loan and Transfer Agreement whereby RRAM agreed to advance a minimum of US$1,650,000 to cover required extension fees by PHP to complete a business combination and working capital required by PHP. In return, at the sole option of RRAM, RRAM may convert up to $1,500,000 of the principal amount due thereunder into PHP units at a price of $10.00 per PHP unit received a transfer of shares of Sponsor, giving it a controlling interest in Sponsor and PHP agreed to proceed with the above noted acquisition of Modulex.

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On September 15, 2022, the PHP Board, after receiving further updates on the proposed transaction, approved the execution of a LOI with Modulex subject to other terms and conditions including a lock-up of shares issued to Modulex shareholders, board and management composition and other normal terms for such an LOI. Under the terms of the LOI, the parties agreed to a business combination valuing Modulex at a pre-money valuation of not more than US$600 million plus the aggregate implied exercise price of outstanding and vested options. This Total Deal Value was agreed based on PHP’s examination of the forecasts and models provided and was at the low end of the valuation range in the valuation report by Marshall & Stevens. The closing of a transaction was subject to a number of conditions, including extensive due diligence, completion of PCAOB compliant statements and an independent Fairness Opinion. The LOI was finalized and executed on September 16, 2022.

From August 8, 2022, PHP and Modulex and their respective legal counsel have held a weekly meeting to provide updates to and to discuss progress of items related to the ongoing Business Combination process, including, among other things, requests for information, results of the ongoing and now finalized Due Diligence and the financial and legal documentation required for the Business Combination Agreement and Form S-4.

On October 4, 2022, PHP signed an engagement agreement with Houlihan for the provision of ongoing advisory services, advice to PHP, prior to the closing of the Business Combination regarding the valuation of Modulex, and preparation of a Fairness Opinion. PHP and Modulex jointly attended weekly meetings around this engagement in relation to such services.

PHP also retained as legal counsel in the United States Nelson Mullins, who undertook detailed legal due diligence on Modulex, which is summarized elsewhere herein. PHP considers the findings of this legal due diligence to confirm the PHP Board’s understandings of Modulex and its legal status.

PHP has also retained Eliassen Group for preparation of pro forma statements.

On November 30, 2022, the PHP Board met to consider the proposed Business Combination with Modulex. Mr. Andrew Tucker of Nelson Mullins provided the PHP Board with an overview of the process and their responsibility in considering approval of the Business Combination Agreement to be considered at this meeting. He particularly noted that the Fairness Opinion was required to be considered because of the non-arms-length relationship with our new Sponsor following the Loan and Transfer Agreement and the potential conflict of interest. This and other matters to be presented below for consideration by the Special Committee and, on their recommendation, by the full PHP Board.

Mr. Ian Hanna of ARC Group then presented an overview of Modulex, consistent with the presentation provided to the PHP Board.

Houlihan then presented their findings on the Fairness Opinion for the proposed Total Deal Value for Modulex. They first presented an overview of Houlihan, their credentials, expertise, and experience. They also noted that the Houlihan team had been given full access to all material they required for their review and had the full cooperation of Messrs. Ngoh and Stein. It was noted that the process had been smooth and normal for the required review.

Houlihan then presented the results of their findings and the presentation provided to the PHP Board. They noted that their findings and the resultant Fairness Opinion had received the unanimous approval of their fairness committee.

The session was then opened to questions from the PHP Board members. Mr. Antony Gordon asked a number of questions on methodology, treatment of warrants and the sensitivity to various assumptions. Questions were also raised on the discount rate used and the reliance on and review of the forecast models. After all questions were answered to the satisfaction of the PHP Board members, the PHP Board thanked Houlihan for their assistance and professionalism.

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The PHP Board then proceeded to receive the report of Nelson Mullins on their legal due diligence review of Modulex. A copy of their draft report was tabled, and the results presented by Mr. Tucker. They noted the following key findings of Nelson Mullins regarding Modulex:

i.	In their review, Nelson Mullins received the full cooperation of Modulex and access to management and all documents they required.

ii.	They noted no environmental issues.

iii.	They noted no material legal issues.

iv.	They observed no “red flags” that would indicate problems for Modulex or impediments to the proposed transaction.

v.	They noted no legal issues in any proposed jurisdictions of operation, including India, Mauritius, the UK, and the USA.

vi.	They described the requirement to move PHP offshore and the planned Cayman Island restructuring. This is for tax purposes to ensure that Modulex is not exposed to unnecessary US tax liability.

Mr. Tucker of Nelson Mullins then reviewed the terms of the BCA. He noted that a draft had been provided to the PHP Board. Some further changes are expected but are expected to be minor and not material to the overall transaction.

Mr. Tucker also noted that this was the start of the process, and the draft S-4 was also underway. He further outlined planned timing.

The full PHP Board then adjourned temporarily to allow for a meeting of the special committee of the PHP Board to consider the proposed transactions and reports presented to the PHP Board. Mr. Antony Gordon took the Chair and led the discussion by such committee of the proposed transaction. After reviewing and approving each aspect of the Business Combination as outlined above, the special committee recommended approval of the transaction to the full PHP Board.

The PHP Board then reconvened and received the report and recommendation of the special committee of the PHP Board. After a full review of each aspect of the transaction and the reports noted above, the PHP Board approved the transaction and execution of the Business Combination Agreement.

In October 2022, PHP and Modulex formed an “Independent Director Selection Committee” consisting of Mr. Punnose, Mr. Stein and Mr. Ngoh. This Committee was mandated to search for, interview and select three independent directors to be named to the Combined Company prior to closing to join the board of Modulex post-closing of the Business Combination. The Independent Director Selection Committee held a number of informal meetings, interviewed a number of high-quality candidates and agreed on October 30, 2022, on the selection of the three independent director nominees identified below. See “Management Following the Business Combination – Management and Board of Directors.”

Management Assessment

The following summarizes conclusions and the presentation of the management of PHP relating to the industry of modular construction and Modulex in particular.

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Modulex is a modular construction technology company headquartered in the United Kingdom with a wholly-owned subsidiary in Mauritius, Redribbon Modulex Buildings Limited (Mauritius) and a public subsidiary in India, Modulex Construction Technologies Limited (India), whose shares are publicly traded on the BSE Limited (formerly Bombay Stock Exchange) (MODULEX:IN). The company will build modular buildings by way of manufacturing the modules in a wholly-owned factory under construction in India for onsite construction in India as well as export to the UK, the U.S. and throughout the E.U. Following the completion of the first MegaFactory™ in India, Modulex intends to construct 19 additional MegaFactories. The first six MegaFactories are expected to be located in India, South Korea, Vietnam, Egypt, Saudi Arabia and Brazil within the first four years with the completion of all 20 factories by the end of Year 12. Except for this first MegaFactory™ in India, which will export to the UK, EU and US, the 19 subsequent factories over 12 years are expected to supply their local market. Modulex construction addresses a documented England and Wales market demand in global construction. Oxford Economics estimates the global construction market was valued at US $107 trillion between 2020 and 2030.

When the first target for a business combination was unsuccessful in August 2022, PHP management with an opportunity to assess a unique selling point in the Business Combination with Modulex, i.e., taking advantage of cost difference to export into Europe while modules are manufactured in India. Based on data and research, PHP signed a non-binding Letter of Intent and began simultaneously discussing a potential deal and structure, negotiating contracts, and conducting diligence of the company. A Business Combination Agreement was signed on December 8, 2022.

Since completion of the Business Combination Agreement, PHP and Modulex and their representatives began to contact potential investors to discuss their interest in making an equity investment in Modulex pursuant to a private placement in connection with the potential business combination. During the period from signing of the LOI until the present, PHP, Modulex and the placement agents conducted several PIPE roadshow presentations with potential investors that were confidentially wall-crossed by the placement agents regarding the possibility of making an investment in Modulex in connection with the potential business combination. The meetings were facilitated and coordinated by representatives of Modulex and RRAM.

During the week of October 25, 2022, the parties’ respective counsel drafted and circulated drafts of the Business Combination Agreement and ancillary agreements that proposed various revisions to the terms of the Business Combination, including revisions to the representations and warranties and the interim operating covenants of both Modulex and PHP during which time Nelson Mullins and Rimon, P.C., U.S. counsel to Modulex and Memery Crystal, UK counsel to Modulex, negotiated and finalized various terms of the Business Combination Agreement (and related disclosure schedules), as well as the terms of the PIPE Subscription Agreements with potential PIPE Investors and the other ancillary agreements described above (including the Letter Agreement), and held calls to resolve the remaining significant open points in the transaction documents, including, among other things: (a) the standard for the “bring-down” at the closing for certain representations and warranties; (b) the terms of lock-up agreements for all shareholders; (c) the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement; (d) which party would hold the proxy granted by the shareholders of Modulex pursuant to their respective transaction support agreements; (e) whether the transaction expenses of PHP would be capped and whether Aggregate Transaction Proceeds would be calculated before or after taking into account such expenses; (f) the timing of the approval of Modulex’s shareholder meeting and associated termination rights; and (g) the extent to which Sponsor’s private placement units (and the shares issuable thereunder) would be subject to the Sponsor’s 180-day lock-up. For further information related to the final terms of these documents, please see the section entitled “The Business Combination Agreement.”

Representatives of Modulex and PHP held weekly calls to discuss the proposed Business Combination, including the status of the PIPE process. On such calls, the parties agreed that the Transaction Value would be based on a base equity value of $600,000,000 as shall be adjusted consistent with the terms of the Business Combination Agreement in order to permit additional selected investors to participate in the PIPE Financing.

On about November 25, 2022, the respective counsels agreed on what became substantially the final form of the Business Combination Agreement and Ancillary Documents. On November 30, 2022, the board of directors of PHP met, reviewed the Business Combination Agreement and Ancillary Documents, reviewed the PHP Board’s fiduciary duties under Delaware law in the context of consideration of the proposed business combination transaction with Modulex, and unanimously adopted resolutions (i) determining that it is in the best interests of PHP and its stockholders for PHP to enter into the Business Combination Agreement, (ii) adopting the Business Combination Agreement and approving PHP’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Business Combination Agreement including the issuance of the PIPE Shares and entry into the Ancillary Documents, and (iii) approving the drafting of the proxy statement with the SEC, subject, in each case, to changes to the Business Combination Agreement and documentation acceptable to the Chairman of PHP.

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During the days preceding the execution of the Business Combination Agreement, the Board of Modulex held several discussions regarding the Business Combination Agreement and the results of the negotiations between the two parties, as well as the PIPE Subscription Agreements with the PIPE Investors. In or around November 2022, the Board of Modulex had executed a written resolution unanimously approving the execution of the Business Combination Agreement and Ancillary Documents and following such approval the parties executed the Business Combination Agreement and Ancillary Documents. PHP then filed a Current Report on Form 8-K that included a press release and investor presentations as exhibits. In addition, Modulex entered into Lock-up Agreements whereby Modulex minority shareholders would agree not to redeem shares for a two-year period, and trade PIPE Subscription Agreements with certain PIPE Investors.

PHP Board of Directors’ Reasons for the Business Combination and the Board’s Recommendation

PHP’s Board, in evaluating the Business Combination, consulted with PHP’s management and financial and legal advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of PHP and its stockholders and (ii) to recommend that the stockholders adopt the Business Combination Agreement and approve the Business Combination and the transactions, PHP’s Board of Directors considered a range of factors, including, but not limited to, the due diligence results outlined above and the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, PHP’s Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. PHP’s Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of PHP’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

In approving the Business Combination, PHP’s Board relied on the Fairness Opinion issued by Houlihan dated November 30, 2022 and the other due diligence reports from Nelson Mullins and discussed the results of the due diligence reports and the Fairness Opinion with Arc Group. The officers and directors of PHP also have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, PHP’s officers and directors have substantial experience with mergers and acquisitions.

PHP’s Board of Directors considered a number of factors pertaining to the Business Combination that contributed to its decision to enter into the Business Combination Agreement and the Transactions contemplated thereby, including, but not limited to, the following material factors:

●	Market Potential. Size and forecast growth rates of the applicable markets for Modulex’s modular construction products and the demonstrated need for lower cost high quality construction alternatives in the asset classes and geographic areas;

●	Product Quality. Technical quality of Modulex’s products and unique characteristics and price points;

●	Customers. Customer responses to Modulex products as indicated by its pending letter of intent and potential joint ventures currently underway;

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●	Forecast Financial Performance. The forecast revenue and profit potential for Modulex, which is supported by due diligence and the above noted factors. While short-term variances from forecasts may occur with market conditions, PHP felt comfortable with the trend for Modulex earnings and profit;

●	Timing of MegaFactoryTM Completion. Modulex predicts the completion of its first MegaFactoryTM to be constructed by December 2023, which will be prepared to commence production of steel modular materials for construction in 2024 to ship materials to the United Kingdom, United States and throughout the EU as well as to supply materials throughout India and neighboring countries until Modulex constructs the 19 additional MegaFactories in its pipeline;

●	Attractive Valuation. PHP’s Board believes Modulex’s implied valuation following the Business Combination relative to the current valuations experienced by comparable publicly traded companies in the modular construction sector is favorable for PHP;

●	Experienced Leadership Team with a Proven Track Record. Modulex is led by an experienced management team in Modulex’s industry and has a cohesive support team that has worked together for a considerable period of time;

●	Stockholder Liquidity. The obligation in the Business Combination Agreement to have Modulex Ordinary Shares issued as consideration listed on the Nasdaq, a major U.S. stock exchange, which PHP’s Board believes has the potential to offer stockholders greater liquidity;

●	Due Diligence. PHP’s due diligence examinations of Modulex and discussions with Modulex’s management and financial and legal advisors;

●	Other Alternatives. PHP’s Board believes, after a thorough review of other business combination opportunities reasonably available to PHP, that the Business Combination represents the best potential business combination for PHP and the most attractive opportunity for PHP’s management to accelerate its business plan based upon the targeted sector of consumer-facing industry, the process utilized to evaluate and assess other potential combination targets, and PHP’s Board’s belief that such process has not presented a better alternative; and

●	Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between PHP and Modulex.

PHP’s Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	Industry Cyclicality. The cyclicality of the construction industry and the unknown cyclicality of the modular construction sector;

●	COVID-19. The effects of health epidemics, such as the recent global COVID-19 pandemic, on Modulex’s operations;

●	Competition. Competition in the modular construction industry, including for qualified labor to install the modular construction, and the failure to introduce new technologies and products in a timely manner to compete successfully against competitors;

●	Supply & Demand Issues. If Modulex fails to adjust its supply chain volume due to changing market conditions or fails to estimate its customers’ demand;

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●	Customer Relationships. The likelihood of Modulex’s creation of a viable business must be considered in light of the expenses, difficulties, complications, and delays frequently encountered in connection with the inception of a business, operation in a competitive industry, and the continued development of advertising, promotions, and a corresponding customer base;

●	Lack of Integration Risk. Any difficulty selling Modulex’s products if customers do not design Modulex’s products into their product offerings;

●	Dependence on Design Wins. Modulex’s dependence on winning selection processes;

●	Margin from Design Wins. Even if Modulex succeeds in winning selection processes for its products, Modulex may not generate timely or sufficient net sales or margins from those wins;

●	Manufacturing Delays. Sustained yield problems or other delays in the manufacturing process of products;

●	Systems Update. The need to update Modulex’s financial systems and operations necessary for a public company listed on Nasdaq;

●	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

●	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

●	Redemption Risk. The potential that a significant number of PHP stockholders elect to redeem their shares prior to the consummation of the merger and pursuant to PHP’s existing charter, which would potentially make the merger more difficult or impossible to complete;

●	Stockholder Vote. The risk that PHP’s stockholders may fail to provide the respective votes necessary to effect the merger;

●	Closing Conditions. The fact that the completion of the merger is conditioned on the satisfaction of certain closing conditions that are not within PHP’s control;

●	Litigation. The possibility of litigation challenging the merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the merger;

●	Liquidation of PHP. The risks and costs to PHP if the Transactions are not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in PHP being unable to effect a business combination by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter);

●	PHP Stockholders Receiving Minority Position. The fact that existing PHP stockholders will hold a minority position in the combined company;

●	Fees and Expenses. The fees and expenses associated with completing the merger;

●	Interests of Certain Persons. Some officers and directors of PHP may have interests in the merger. See the section titled “Proposal One — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page 119 of this proxy statement/prospectus; and

●	Other Risks. Various other risks associated with Modulex’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

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PHP’s Board concluded that the potential benefits that it expected PHP and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, PHP’s Board unanimously determined that the Business Combination Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of PHP and its stockholders.

Unaudited Prospective Financial Information of Modulex (Financials)

Modulex does not as a matter of course make public projections as to future sales, earnings, or other results. However, Modulex management prepared and provided to the Modulex Board of Directors, Modulex’s financial advisors including Houlihan in connection with the preparation of the Fairness Opinion, PHP and potential Investors certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination. Modulex management prepared such financial information based on their judgment and assumptions regarding the future financial performance of Modulex. The inclusion of the below information should not be regarded as an indication that Modulex or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. In addition, various assumptions underlying the forecasts may prove to not have been accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Modulex management, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” Modulex believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Modulex had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to the Modulex business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Modulex management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of Modulex management’s knowledge and belief, the expected course of action and the expected future financial performance of Modulex. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/consent solicitation statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

The prospective financial information included in this document has been prepared by, and is the responsibility of Modulex. Neither Modulex’s independent registered public accounting firm, BF Borgers CPA PC, Certified Public Accountants, nor any other independent accountants, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The BF Borgers CPA PC, Certified Public Accountants report included in this document relates to the Company’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

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EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, MODULEX DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF MODULEX, PHP NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY MODULEX SHAREHOLDER, PHP STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain of the measures included in the prospective financial information may be considered non-US GAAP financial measures. Non-US GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with US GAAP, and non-US GAAP financial measures as used by Modulex may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-US GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-US GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a US GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

The following table sets forth certain summarized prospective financial information regarding Modulex for the year 2023, and the 16 years subsequent to the closing of the Business Combination and related funding:

Satisfaction of 80% Test

It is a requirement under the Existing PHP Charter and the Nasdaq rules that any business acquired by PHP have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable) at the time of the execution of a definitive agreement for an initial business combination. The balance of the funds in the Trust Account (excluding deferred underwriting commissions and taxes payable) at the time of the execution of the Business Combination Agreement with Modulex was approximately $[●] and 80% thereof represents approximately $[●]. In determining whether the 80% requirement was met, rather than relying on any one factor, PHP’s board of directors concluded that it was appropriate to base such valuation all of the qualitative factors described in this section and the section of this proxy statement entitled “PHP’s Board of Directors’ Reasons for the Business Combination and Recommendation of Its Board of Directors” as well as quantitative factors, such as the anticipated implied equity value of the Combined Company being approximately $[●] assuming no redemptions, with no material debt expected to be outstanding. Based on the qualitative and quantitative information used to approve the Business Combination described herein, PHP’s board of directors determined that the foregoing 80% fair market value requirement was met. PHP’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition met the 80% requirement.

Opinion of PHP’s financial advisor

PHP retained Houlihan as its financial advisor in connection with determining the fairness of the value ascribed by PHP to Modulex in the Business Combination. In connection with this engagement, the PHP Board requested that Houlihan evaluate the fairness, from a financial point of view, of the Transactions to the stockholders of PHP. In November 2022 Houlihan rendered to the PHP Board a Fairness Opinion Report, which contained an overview of Modulex, an overview of the market, financial statements, a fairness opinion and a summary of findings, all relating to Modulex. This Fairness Opinion Report was later confirmed by delivery of a written opinion dated November 30, 2022, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be paid by PHP was fair, from a financial point of view to the PHP stockholders.

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The full text of Houlihan’s written opinion, dated November 30, 2022, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement/prospectus as Annex D and is incorporated into this proxy statement/prospectus by reference. The description of Houlihan’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Houlihan’s opinion.

Houlihan’s opinion was directed and addressed to the PHP Board (in its capacity as such) in connection with its consideration of the Transactions. Houlihan’s opinion did not address the underlying business decision to enter into the Transactions agreement and pursue the acquisition or the relative merits of the Transactions, the effect of any other transaction in which PHP might engage, the terms of any of the related agreements or transactions entered into or consummated by the parties, or the non-financial terms of the Transactions. Houlihan’s opinion also did not address the amount or nature of any compensation to any officers, directors, or employees of any party to the Transactions or the fairness of such compensation.

For purposes of its opinion, Houlihan:

○	Held discussions with certain members of Management regarding the Transactions;

○	Reviewed financial and operating information with respect to business operations and prospects PHP and Modulex, including financial projections approved by Management;

○	Relied upon representations made by Management concerning, among other things, the approved financial forecast, as evidence in a letter executed and returned by Management on November 29, 2022;

○	Reviewed a Non-Binding Letter of Intent between PHP and Modulex dated September 16, 2022;

○	Reviewed a draft Business Combination Agreement between Modulex and PHP dated November , 2022;

○	Reviewed a Modulex Investor Presentation dated November 2022;

○	Performed financial studies, analysis and investigations, and considered such other information, as was deemed necessary or appropriate.

In conducting its review and arriving at its opinion, Houlihan, with PHP’s consent relied upon (i) the accuracy, completeness, and fair presentation of all information, data, advice, opinions, and representations obtained from public sources or provided to it from private sources, including PHP and Modulex management, and did not independently verify such information and (ii) the fact that the Board of Directors and PHP have been advised by counsel as to all legal matters with respect to the Transactions, including whether all procedures required by law to be taken in connection with the Transactions have been duly, validly, and timely taken.

In addition, for purposes of rendering this opinion and also with PHP’s consent, Houlihan assumed that (i) any estimates, evaluations, forecasts, and projections furnished to Houlihan were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Houlihan expresses no opinion with respect to such projections or the underlying assumptions, (ii) information supplied, and representations made by PHP and Modulex management are substantially accurate regarding Modulex and the Transactions, (iii) the representations and warranties made in the Business Combination Agreement are substantially accurate, (iv) the final versions of all documents reviewed by Houlihan in draft form conform in all material respects to the drafts reviewed, (v) there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of PHP or Modulex since the date of the most recent financial statements and other information made available to Houlihan, and that there is no information or facts that would make the information reviewed by Houlihan incomplete or misleading, (vi) all of the conditions required to implement the Transactions will be satisfied and that the Transactions will be completed in accordance with the Business Combination Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and (vii) all governmental, regulatory, or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on PHP or Modulex.

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To the extent that any of the foregoing assumptions or any of the facts on which Houlihan’s opinion is based prove to be untrue in any material respect, Houlihan’s opinion cannot and should not be relied upon. Furthermore, in Houlihan’s analysis and in connection with the preparation of its opinion, Houlihan made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transactions.

Houlihan prepared its opinion effective as of the date thereof, November 30, 2022. Houlihan’s opinion was necessarily based upon market, economic, financial, and other conditions as they existed and could be evaluated as of the date thereof, and Houlihan disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Houlihan after the date thereof.

Houlihan has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transactions, the assets, businesses or operations of PHP or Modulex, or any alternatives to the Transactions, (ii) negotiate the terms of the Transactions, and therefore, Houlihan has assumed that such terms are the most beneficial terms, from PHP’s perspective, that could, under the circumstances, be negotiated among the parties to the Business Combination Agreement and the Transactions, or (iii) advise PHP’s board of directors or any other party with respect to alternatives to the Transactions.

Houlihan has not expressed any opinion as to the market price or value of PHP’s common stock or Modulex’s common stock (or anything else) after the announcement or the consummation of the Transactions. Houlihan’s opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of PHP’s or Modulex’s credit worthiness, as tax advice, or as accounting advice. Houlihan has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering its opinion, Houlihan did not express any opinion with respect to the amount or nature of any compensation to any of PHP’s or Modulex’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of PHP or Modulex in the Transactions, or with respect to the fairness of any such compensation.

The following is a summary of the material financial analyses provided to PHP’s board of directors in connection with Houlihan’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Houlihan’s financial analyses, the tables must be read together with the text of each summary. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Houlihan’s financial analyses.

In preparing its opinion, Houlihan performed a variety of financial analyses, including those described below. This summary of the analyses is not a complete description of Houlihan’s opinion or the analyses underlying, and factors considered in connection with, Houlihan’s opinion, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Houlihan arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Houlihan believes that its analyses must be considered as a whole and selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

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Houlihan performed a discounted cash flow analysis based on financial projections of Modulex. Using a discount rate of 21.25%, taking into account a weighted average cost of capital calculation, Houlihan calculated: (i) the estimated present values of the projected 16 year free cash flows of Modulex, and (ii) an estimate of the present value of the implied terminal value for Modulex using an EBITDA multiple of 10.25x. The discount rate was calculated using such capital asset pricing model, or CAPM, using a group of comparable public companies in the following industries: construction and engineering, diversified real estate activities, building products, and multi-utilities. A further description of the criteria met for screening the comparable companies can be viewed in the detailed fairness opinion. The terminal EBITDA multiple was estimated by Houlihan utilizing its professional judgment and experience, considering the financial projections of Modulex provided to PHP observations of the last twelve month and forward EBITDA multiples for the group of guideline public companies.

Based upon and subject to the foregoing, Houlihan was of the opinion that as of the date of its opinion, November 30, 2022, the value to be ascribed by PHP to Modulex in the Transactions is fair from a financial point of view to PHP and its shareholders.

Interests of Certain Persons in the Business Combination

In considering the recommendation of PHP’s board of directors to vote in favor of approval of the Business Combination Proposal, stockholders should keep in mind that the Sponsor and PHP’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of PHP’s stockholders generally. In particular:

●	If the Business Combination with Modulex or another business combination is not consummated by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023, in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter). PHP will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for a pro rata portion of the funds held in the Trust Account (net of interest that may be used by PHP to pay income taxes or other taxes) which redemption will completely extinguish the PHP public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and, subject to the approval of its remaining stockholders and PHP’s board of directors and applicable law, dissolving and liquidating. In such event, the 1,437,500 Founder Shares, which were acquired by the Sponsor for $25,000, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such Founder Shares had an aggregate market value of $15,683,125, based upon the closing price of $10.91 per share on Nasdaq on September 8, 2023. On the other hand, if the Business Combination is consummated, each outstanding share of PHP Common Stock will be converted into one Combined Company Ordinary Share subject to adjustment described herein. If the proposed Business Combination with Modulex is consummated, the Sponsor may still earn a positive rate of return on its investment, even if other stockholders experience a negative rate of return in post-Business Combination. Our Sponsor transferred 20,000 shares to Mr. Ngoh, 6,000 shares to Mr. Stein, 2,500 shares to Mr. Phoon, 2,500 shares to Mr. Anih and 3,000 shares to Legacy Royals, LLC an entity controlled by Mr. Gordon. Additionally, pursuant to a Securities Transfer Agreement dated January 23, 2023, Red Ribbon Asset Management PLC transferred 50,000 shares Class B Common Stock to Mr. Stein. Finally, pursuant to a Securities Transfer Agreement dated March 21, 2023, Low Ban Chai transferred 4,000 shares of Class B Common Stock to Mr. Stein.

●	The Sponsor has spent $2,934,000 to purchase 293,400 Private Placement Units from PHP for $10.00 per Private Placement Unit. Such 293,400 shares of PHP’s Class A common stock included in the Private Placement Units had an aggregate market value of $3,200,994 based upon the closing price of $10.91 per share on the Nasdaq on September 8, 2023, which 293,400 Placement Units include placement warrants to purchase an aggregate of 293,400 Class A ordinary shares at $11.50 per share. The Private Placement Units will become worthless if PHP does not consummate a business combination by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023, in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter). On the other hand, if the Business Combination is consummated, each outstanding share of PHP Common Stock will be converted into one Combined Company Ordinary Share subject to adjustment described herein. If the proposed Business Combination with Modulex is consummated, the Sponsor may still earn a positive rate of return on its investment, even if other stockholders experience a negative rate of return in post-Business Combination.

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●	If PHP is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by PHP for services rendered or contracted for or products sold to PHP. If PHP consummates a business combination, on the other hand, PHP will be liable for all such claims.

●	The Sponsor and PHP’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on PHP’s behalf, such as identifying and investigating possible business targets and business combinations. However, if PHP fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, PHP may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023, in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter). As of the record date, the Sponsor and PHP’s officers and directors and their affiliates had incurred approximately $0.00 of unpaid reimbursable expenses.

●	The Business Combination Agreement provides for the continued indemnification of PHP’s current directors and officers and the continuation of directors and officers liability insurance covering PHP’s current directors and officers.

●	PHP’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to PHP to fund certain capital requirements. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to PHP outside of the Trust Account.

●	The Sponsor will benefit financially from the completion of any business combination even if the stock price declines after the Business Combination, generating a negative return for other shareholders. The Sponsor will lose substantially all of its investment in PHP and will not be reimbursed for any out of pocket expenses if an initial business combination is not completed by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023 in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter). Thus, if the proposed Business Combination with Modulex is not consummated, PHP may seek to complete a business combination with a less favorable target company or on terms less favorable to PHP stockholders rather than choose to dissolve and liquidate.

●	Garry Stein is currently a member of PHP’s Sponsor. By virtue of this relationship, Mr. Stein may be deemed to share beneficial ownership of the securities held of record by our Sponsor. Mr. Stein disclaims any such beneficial ownership except to the extent of his pecuniary interest in the shares of PHP Class B common stock. The consummation of the Business Combination will result in Mr. Stein becoming the legal owner of 60,000 Combined Company Ordinary Shares and an independent director and chair of the Combined Company Board’s Audit Committee. He is currently a party to a consulting agreement with Red Ribbon (the sponsor of Modulex), PHP and Sponsor whereby Mr. Stein will be awarded 50,000 shares after consummation of the Business Combination in exchange for consulting services rendered that are related to consummation of the Business Combination agreement. Mr. Stein will also be an independent member of the board of directors and chair of the Combined Company’s Audit Committee following the closing of the Business Combination and, therefore, in the future Mr. Stein will receive any cash fees, stock options or stock awards that the board of directors of the Combined Company determines to pay to its non-executive directors. Mr. Stein disclosed his interest to the PHP Board on March 23, 2023 and the PHP Board approved this arrangement.

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Anticipated Accounting Treatment

The Transactions contemplated in the Business Combination Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Transaction will be effectuated by three main steps:

1.	The Consolidation of Modulex Ordinary Shares such that each such Modulex Ordinary Share has an implied value of $10.00 per share as of an agreed measurement time shortly prior to Closing (and valuing Modulex equity as of such agreed measurement time at the Total Deal Value) and the conversion of the Modulex Preference Shares into Combined Company Ordinary Shares.

2.	The Business Combination of PHP with Merger Sub is not within the scope of ASC 805 because PHP does not meet the definition of a business in accordance with ASC 805. The merger will be accounted for as a recapitalization; as such, any difference between the fair value of the Combined Company Ordinary Shares issued and the fair value of PHP’s identifiable net assets should be recorded as additional paid-in capital. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each individual the Combined Company Ordinary Share issued to PHP stockholders is equal to the fair value of each individual Modulex shareholder resulting from the Total Deal Value, assigned to Modulex in the Business Combination Agreement.

3.	As part of the Transactions, PHP Private Warrants will be assumed by the Combined Company such that there will be no change in their terms (including as to lack of redemption and cashless exercise) based on the identity of the holder thereof. Accordingly, such warrants will be classified as equity.

Regulatory Matters

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for filings with the State of Delaware necessary to effectuate the Business Combination.

No Appraisal Rights

Under Section 262 of the General Corporation Law of the State of Delaware, the holders of PHP Common Stock will not have appraisal rights in connection with the Business Combination.

Resale of the Combined Company Ordinary Shares

The Combined Company Ordinary Shares to be issued in connection with the Business Combination will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed for purposes of Rule 144 under the Securities Act an “affiliate” of PHP immediately prior to the Effective Time or an “affiliate” of Modulex following the Business Combination. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Modulex or PHP (as appropriate) and may include the executive officers, directors and significant shareholders of Modulex or PHP (as appropriate).

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Stock Exchange Listing of the Combined Company Ordinary Shares

Modulex will use commercially reasonable efforts to cause, prior to the Effective Time, the Combined Company Ordinary Shares and Combined Company warrants issuable pursuant to the Business Combination Agreement to be approved for listing on the Nasdaq under the symbol “MDLX” and “MDLXW, respectively. Approval of the listing on the Nasdaq of the Combined Company Ordinary Shares and the Combined Company warrants (subject to official notice of issuance) is a condition to each party’s obligation to complete the Business Combination.

Delisting and Deregistration of PHP Common Stock

If the Business Combination is completed, shares of PHP Common Stock, PHP warrants and PHP’s units will be delisted from the Nasdaq and will be deregistered under the Exchange Act.

Combined Company Status as an Emerging Growth Company under U.S. Federal Securities Laws and Related Implications

Each of PHP and Modulex is, and consequently, following the Business Combination, the Combined Company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, the Combined Company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the Combined Company’s securities less attractive as a result, there may be a less active trading market for the Combined Company’s securities and the prices of the Combined Company’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Modulex has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Combined Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Combined Company s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

The Combined Company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Combined Company the Combined Company’s initial public offering, (b) in which the Combined Company’s has total annual gross revenue of at least $1.07 billion, or (c) in which the Combined Company is deemed to be a large accelerated filer, which means the market value of the Combined Company Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the Combined Company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Vote Required for Approval

Approval of the Business Combination Proposal will require the affirmative vote of holders of a majority of the shares of PHP Common Stock outstanding on the Record Date. Abstentions will have the effect of votes against the Business Combination Proposal. Brokers are not entitled to vote shares on the Business Combination Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the Business Combination Proposal. The Business Combination Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Business Combination Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals – unless all Condition Precedent Proposals are adopted, none of them will be adopted.

Resolution

“RESOLVED, as a resolution, that PHP’s entry into the Business Combination Agreement, dated as of December 8, 2022, by and among PHP, Modulex, and Merger Sub, a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, the merger of PHP with and into Merger Sub with Merger Sub surviving the merger as a wholly-owned subsidiary of Modulex, in accordance with the terms and subject to the conditions of the Business Combination Agreement, be approved, ratified and confirmed in all respects.”

Recommendation of PHP’s Board of Directors

PHP’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE PHP STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

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PROPOSAL TWO — THE MERGER PROPOSAL

The stockholders of PHP are being asked to approve the Business Combination and the other transactions contemplated by the Business Combination Agreement. For a summary and detailed information regarding this proposal to approve the Business Combination, see the information about the Business Combination Agreement throughout this proxy statement/prospectus, including the information set forth in section titled “The Business Combination Proposal.” A copy of the Business Combination Agreement is attached as Annex A to this joint proxy statement/prospectus.

Pursuant to the Business Combination Agreement, PHP and Merger Sub shall consummate the Business Combination, pursuant to which PHP shall be merged with and into Merger Sub with Merger Sub being the surviving entity, following which the separate corporate existence of PHP shall cease, and Merger Sub shall change its name to “Modulex Cayman Limited” and continue as the surviving entity and a wholly owned subsidiary of Modulex.

As consideration for the Business Combination, the holders of PHP Common Stock, as of immediately prior to the effective time of the Business Combination, shall be entitled to receive an equal number of Modulex Ordinary Shares. Modulex will assume all the outstanding warrants of PHP, and each PHP warrant will become a warrant to purchase the same number of Modulex Ordinary Shares being assumed. Each PHP right to acquire one-tenth (1/10) of one share of PHP Common Stock shall become the right to receive one-tenth (1/10) of one Modulex Ordinary Share. In furtherance of the Business Combination, and in accordance with the terms of the Business Combination Agreement, PHP shall provide an opportunity for PHP stockholders to have their outstanding shares of PHP Common Stock redeemed on the terms and subject to the conditions set forth in the Business Combination Agreement and PHP’s certificate of incorporation and bylaws, each as amended from time to time.

The Merger Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Merger Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals – unless all Condition Precedent Proposals are adopted, none of them will be adopted.

PHP is asking PHP stockholders to approve the Business Combination and the other transactions contemplated by the Business Combination Agreement.

Vote Required for Approval

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of all the votes entitled to be cast by holders of outstanding shares of PHP Common Stock at the Special Meeting on such proposal.

Assuming a quorum is present at the Special Meeting and all votes entitled to be cast by holders of PHP Common Stock are cast, holders of approximately [●]% of the outstanding shares of PHP Common Stock who are not directors of PHP or their affiliates would be required to approve the Merger Proposal.

Resolution

“RESOLVED, as a resolution, that PHP’s entry into the Business Combination Agreement, dated as of December 8, 2022, by and among PHP, Modulex, and Merger Sub, a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, the merger of PHP with and into Merger Sub with Merger Sub surviving the merger as a wholly-owned subsidiary of Modulex, in accordance with the terms and subject to the conditions of the Business Combination Agreement, be approved, ratified and confirmed in all respects.”

Recommendation of PHP’s Board of Directors

PHP’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE PHP STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

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PROPOSAL THREE – THE NASDAQ PROPOSAL

In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing) the issuance of up to 3,000,000 shares of PHP Common Stock in connection with the PIPE Investment.

Why PHP Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and: (i) the common stock has or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

As described above, PHP will issue shares of PHP Class A Common Stock to investors in the PIPE, as set forth in the PIPE Subscription Agreements.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, we will issue up to 3,000,000 shares of PHP Class A common stock upon the Closing. The issuances of the shares of PHP Class A common stock described above would result in significant dilution to PHP stockholders and result in PHP stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of PHP.

Required Vote

The approval of the Nasdaq Proposal will require the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will have no effect on approval of the Nasdaq Proposal. The Nasdaq Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Nasdaq Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals – unless all Condition Precedent Proposals are adopted, none of them will be adopted.

Resolution

“RESOLVED, that PHP’s issuance of up to up to 3,000,000 shares of PHP Class A common stock pursuant to the PIPE Investment as defined and contemplated in the Business Combination Agreement, dated as of December 8, 2022, by and among PHP, Modulex, and Merger Sub, a company formed in the Cayman Islands and wholly-owned subsidiary of Modulex, a copy of which is attached to this proxy statement/prospectus as Annex A, be approved, ratified and confirmed in all respects.”

Recommendation of the PHP Board

THE PHP BOARD UNANIMOUSLY RECOMMENDS THAT THE PHP STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

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PROPOSAL FOUR – THE PHP CHARTER PROPOSAL

Assuming the Business Combination Proposal is approved, PHP stockholders are being asked to adopt the Restated Charter by approving the PHP Charter Proposal. The PHP Charter Proposal, if approved, will provide that PHP, upon merging with and into Merger Sub, will amend and restate the Existing PHP Charter to that of the Combined Company, with the name of the Combined Company being “Modulex Cayman Limited”, changing the authorized capital stock to 1,000 shares of common stock and to otherwise restate the Existing PHP Charter to a memorandum and articles of association appropriate for a privately owned, Cayman Islands exempted company.

A copy of the Restated Charter, as will be in effect upon consummation of the Business Combination, is attached as Annex B to this proxy statement/prospectus.

The following table sets forth a summary of the differences between the Existing PHP Charter and the Restated Charter:

Provision	Existing PHP Charter	Restated Charter
Removal of Directors

Subject to Section 5.5 of the Existing PHP Charter, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of PHP entitled to vote generally in the election of directors, voting together as a single class.

See Article V, Section 5.4 of the Existing PHP Charter.

The Restated Charter does not include removal of director provisions. The DGCL provides generally that any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except in the case of a corporation having a staggered or classified board, or cumulative voting.

No corresponding provisions in the Restated Charter.

Stockholder Actions

Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of PHP, or the Board pursuant to a resolution adopted by a majority of the Board. The stockholders of PHP may not call a special meeting. Except as provided in the foregoing sentence, special meetings of stockholders of PHP may not be called by another person or persons. Any action required or permitted to be taken by the stockholders of PHP must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to PHP Class B Common Stock with respect to which action may be taken by written consent.

See Article VII of the Existing PHP Charter.

The Restated Charter does not include stockholder action provisions. No corresponding provisions in the Restated Charter.

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Provision	Existing PHP Charter	Restated Charter
Charter Amendments

PHP may amend the Existing PHP Charter as authorized by the PHP Existing Charter and the DGCL. However, PHP may not amend the Existing PHP Charter, without the prior vote or written consent of the holders of a majority of the shares of PHP Class B Common Stock, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the PHP Class B Common Stock. Additionally, PHP may not make an amendment to the Existing PHP Charter relating to a “business combination” without the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of PHP Common Stock.

See Articles IX and XI of the Existing PHP Charter.

The Restated Charter does not include charter amendment provisions. The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

No corresponding provisions in the Restated Charter.

Name of the Company	PHP Ventures Acquisition Corp. See Article I of the Existing PHP Charter.	Modulex Cayman Limited See Article I of the Restated Charter.

Provisions Specific to a Blank Check Company and Variation of Rights of Shares Prior to a Business Combination

PHP’s Existing PHP Charter contains provisions in Article IX in connection with the mechanics and logistics relating to a Business Combination, and such provisions cannot be amended without the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of PHP Common Stock.

See Article IX of the Existing PHP Charter.

The Restated Charter does not include blank check company provisions or other provisions applicable prior to a Business Combination, such as Article IX of the Existing PHP Charter, because, upon consummation of the Business Combination, PHP will cease to be a blank check company.

No corresponding provisions in the Restated Charter.

Common Stock; Preferred Stock

PHP’s Existing PHP Charter authorizes 111,000,000 shares consisting of (i) 110,000,000 shares of Class A Common Stock, (ii) 10,000,000 shares of Class B Common Stock and (iii) 1,000,000 shares of preferred stock.

See Article IV of the Existing PHP Charter.

The Restated Charter will provide for authorized capital stock of 1,000 shares, consisting of 1,000 shares of Common Stock. See Article IV of the Restated Charter.

The PHP Charter Proposal is conditioned upon the approval and completion of the Business Combination Proposal. If the Business Combination Proposal is not approved, this proposal will have no effect, even if approved by the PHP stockholders. In addition, the effectuation of the Merger is conditioned upon, among other things, the approval of this proposal. If this proposal is not approved, the Business Combination will not be completed.

Required Vote

The approval of the PHP Charter Proposal will require the affirmative vote by the holders of a majority of the outstanding shares of PHP Common Stock on the Record Date. Abstentions will have the effect of votes against the PHP Charter Proposal. Brokers are not entitled to vote shares on the PHP Charter Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the PHP Charter Proposal. The PHP Charter Proposal is one of the Condition Precedent Proposals, and the adoption of the PHP Charter Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals – unless all Condition Precedent Proposals are adopted, none of them will be adopted.

Resolution

“RESOLVED, that, subject to the occurrence of the Closing contemplated in the Business Combination Agreement, dated as of December 8, 2022, by and among PHP, Modulex, and Merger Sub, a company formed in the Cayman Islands and wholly-owned subsidiary of Modulex, a copy of which is attached to this proxy statement/prospectus as Annex A, the amendment and restatement of the Existing PHP Charter as the Restated Charter attached as Annex B to this proxy statement/prospectus be approved, ratified and confirmed in all respects.”

Recommendation of the PHP Board of Directors

THE PHP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PHP STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE PHP CHARTER PROPOSAL.

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PROPOSAL FIVE —THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow PHP’s board of directors to adjourn the special meeting to a later date or dates, if necessary. In no event will PHP solicit proxies to adjourn the special meeting or consummate the Transactions beyond the date by which it may properly do so under the Existing PHP Charter and Delaware law. The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Transactions. See the section titled “Proposal One — The Business Combination Proposal — Interests of Certain Persons in the Transactions.”

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is presented to the meeting and is not approved by the stockholders, PHP’s Board may not be able to adjourn the Special Meeting to a later date or dates. In such event, the Transactions would not be completed.

Required Vote

The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the votes cast at the Special Meeting. Abstentions and broker non-votes will have no effect on the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon adoption of any of the other proposals.

Resolution

“RESOLVED, that, upon the Adjournment Proposal being presented at the Special Meeting, such Adjournment Proposal to this proxy statement/prospectus be approved, ratified and confirmed in all respects.”

Recommendation

PHP’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PHP STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

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MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

At the Effective Time of the Business Combination, in accordance with the terms of the Business Combination Agreement, the board of directors and executive officers of the Combined Company will be full-time employees. Interviewing is in process for the position of Chief Financial Officer. A Chief Financial Officer will be selected prior to the Closing, and the biography will be included by an amendment to this proxy statement/registration statement.

Management and Board of Directors

Name	Age	Position
Executive Director
Suchit Punnose	47	Chief Executive Officer, Director and Chair
Non-Executive Directors
Garry Stein	77	Independent Director, Audit Committee Chair
Renu Bhatia	64	Independent Director, Nominating and Corporate Governance Committee Chair
Paul Rodker	79	Director
Arvid Pedersen	70	Director, Compensation Committee Chair
Delva Patman	77	Independent Director
Executive Officers
Ajay Palekar	60	Managing Director, India
Taariq Mauthoor	45	Chief Technology Officer

Executive Directors

Suchit Punnose, Chief Executive Officer, Director and Chair – Mr. Punnose has more than 22 years of experience in investments, real estate, and ventures across India and the UK. As the founder of Modulex, Mr. Punnose leads the strategic development of this offsite modular construction business based in India. Mr. Punnose is also the founder and CEO of Red Ribbon Asset Management Plc, which is a shareholder of Modulex and provides management and administrative services to Modulex. In additional to the above-mentioned positions, Mr. Punnose is also the CEO of Red Ribbon Fund Management Limited based out of the Gibraltar office. In addition, Mr. Punnose has served as the Chairman of Eco Hotels UK Plc since May 2008, Executive Chairman of Substantia Real Estate Limited since May 2014, Chairman of Ribbon Plc since March 2020, Director of Ribbon Life since July 2020, Chairman of Ribbon Wealth since October 2020, Chairman of CrowdInvest Limited since November 2014. Under his leadership and direction, all Red Ribbon projects are committed to the three pillars of sustainability – Planet, People, and Profit. Each company within the group aims to deliver measurable social and environmental impact and above market-rate returns for investors. He is a graduate of University of Delhi with a degree in History (1996).

Non-Executive Director

Garry Stein, Independent Director and Audit Committee Chair – Mr. Stein served as PHP’s Chief Financial Officer since its formation. Mr. Stein brings more than 50 years of experience in executive roles in banking, investment management, mergers and acquisitions, private equity, natural resources, technology and strategic planning and has been actively involved for many years in both international commodity, mining and finance community, including success in raising and investing substantial funds for various investment projects across a wide range of industries and particularly in natural resources. He has served as an advisor, senior executive and in board roles for a number of public and private companies in North America, Hong Kong, China throughout South-East Asia and internationally. Mr. Stein also currently serves and has served since August 2021 as Independent Non-Executive Director of Vision Sensing Acquisition Corp. a special purpose acquisition company (“SPAC”) that has been established to focus on the acquisition of vision sensing technologies (“VST”) including hardware solutions, related application software, artificial intelligence and other peripheral technologies that assist to integrate and/or supplement VST applications, a US$88 million minimum financing and listing on Nasdaq, which is acquiring Israeli chip designer Newsight Imaging Limited for US$215 million. He serves as Secretary Treasurer of Vision Sensing LLC, VST’s sponsor. Since August 2021, he has also acted as Independent Non-Executive Director of Liberty Resources Acquisition Corp. (“Liberty”), a SPAC that has targeted acquiring an operating business(es) or assets(s) in the natural resources, oil, or gas industry with a significant Central Asia presence or with compelling Central Asia potential, focusing on middle market and emerging growth businesses operating with a total enterprise value from $200 million to $2 billion to become a mid-size independent operator targeting producing onshore assets with attractive fiscal regimes and offers a high dividend policy and is filing its initial S-1 with the SEC to raise a minimum of US$100 million, to list on Nasdaq and to acquire a Kazakhstan oil & gas producer Caspi Oil Gas LLP for US$463.7 million. He is Manager of Liberty Fields LLC, the sponsor of Liberty.

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From July 2019 to September 2021, Mr. Stein served as the Chief Financial Officer, Executive Vice President and Director of Hope Gold Limited, a gold mining producer in the Republic of Ghana, working with the founder and CEO on all aspects of building and funding the organization and the negotiation of joint ventures and acquisitions leading to early production and cash flow. From November 2017 to March 2019, Mr. Stein served as the Managing Partner and Chief Knowledge Officer of Quotable Management Limited and as a strategic advisor in partnership with the World Reserve Trust Group of Companies as the responsible officer for development of the technology design for the global trade settlement platform being developed for the World Reserve Trust Group of Companies, involved in the strategic planning, design concepts and implementation of modern distributed ledger and related technologies to the issues of global trade on which he held several trademarks and patents. From October 2015 to January 2018, Mr. Stein served as an Advisory Board Member of Baryon Solar PTE Ltd. a developer and operator of utility scale alternative power generation in emerging markets to develop and build a 1GWp pipeline of clean energy of projects over several years. From November 2013 to January 2018, Mr. Stein served as a Managing Director of CAF Limited, a BVI registered company established to develop and operate a unique new financial services business providing commodity advance funding (“CAF”) to provide superior risk-adjusted returns to investors through CAF investments in a diversified portfolio of high-margin, cash flow producing natural resource companies located in politically stable jurisdictions and providing significant cash flow and asset coverage to the CAF investment in them. From January 2014 to July 2015, Mr. Stein served as the Executive Director of Global Networking One Group Holdings Limited, a Hong Kong based group providing consulting/advisory services, investment services and offshore solutions to a wide range of domestic and international clients and was a primary agent for Vanuatu. From December 2014 to June 2015, Mr. Stein served as the Executive Vice President of Corporate Development of Mineral Bull Limited, a developer of a polymetallic mine in South Sumatra, Indonesia considering a public listing on the Singapore Catalist board, and its parent shareholder, Earth Fortune Limited. From September 2010 to June 2015, Mr. Stein was the Chair of the Audit Committee, director and significant shareholder of the previously Toronto Stock Exchange listed company Salmon River Resources Ltd, a dormant junior exploration company that was attempting to develop an iron ore deposit in Western Australia. From June 2009 to January 2018, Mr. Stein served as the Chairman and Chief Executive Officer of Shi Ba Capital Limited, a BVI registered investment and advisory firm. From September 2009 to December 2012, Mr. Stein served as the Director of Corporate Development for Hong Kong listed Sino Prosper State Gold Resources Holdings Limited. From March 2008 to June 2009, Mr. Stein was the Managing Director of Quam Private Equity. From February 2004 to January 2008, Mr. Stein established and was Vice President and Chief Investment Officer for Golden China Resources Corporation, which grew within three years to be one of the largest gold producers in China. From August 2003 to November 2007, Mr. Stein served as the Vice President of Kingsway Capital of Canada Inc., a subsidiary of Kingsway International Holdings Ltd., an Asian based full-service financial services organization listed on the Toronto Stock Exchange and a participant in the rapidly growing Chinese financial services market, and served as Managing Director and Chief Investment Officer of Golden China Management Inc., Kingsway’s wholly-owned management services company established to operate Golden China Resources Corporation. From October 1995 to July 2003 Mr. Stein was an independent merchant banker. From March 1999 to October 2001, Mr. Stein served as Vice President of Finance, Chief Financial Officer & Secretary of Explorers Alliance Corporation.

Mr. Stein received a Bachelor of Science in Chemistry at the Case Institute of Technology of Case Western Reserve University. In August of 1972, Mr. Stein received a Master of Applied Science in Metallurgy and Materials Science, from the University of Toronto. In December of 1997, Mr. Stein received his Master of Business Administration from York University and is a Fellow of the Institute of Canadian Banking. We believe Mr. Stein is well-qualified to serve as a member of our board of directors due to his experience in financial industry, international expertise, and his contacts and relationships.

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Renu Bhatia, Independent Director, Nominating and Corporate Governance Committee Chair – Ms. Bhatia brings more than 25 years of experience in the financial service, fintech, and health care sectors to Modulex including as Deputy Chairman Hong Kong Exchange Listing Committee, Hong Kong Exchanges and Clearing Limited from 2019 to the present. Ms. Bhatia is the Co-Founder of Opharmic Technology in November 2017. In addition, she is the Co-Founder of Asia Fintech Angels in May 2015 in Hong Kong, which is focused on investing in early stage FinTech companies in the Asia region. Ms. Bhatia is the Founding Partner of SuperCharger Ltd. in August 2015, a dedicated Fintech accelerator with the goal of helping startups and financial technology companies leverage Hong Kong’s position as Asia’s finance and technology hub. The accelerator is supported by world-class backers such as Standard Chartered and Baidu as well as TGN, Hong Kong Stock Exchange and others. She serves as a Board Member of TIE HK since 2014. From Nov 2018 – 2020. Ms. Bhatia was a Guest Lecturer at Hong Kong University. She served as Vice President of Hong Kong Blockchain Society from July 2017 to December 2018 and a Board Member of Yintran Group Holdings Limited from January 2016 to - June 2018 and President of Prospect Ventures from 2013 - 2016, an angel investment group based in Hong Kong that invests in innovative companies in Asia and provides funding for early stage companies in Hong Kong and provides hands-on mentoring. Ms. Bhatia holds an M.B.A. from Yale School of Management, is a graduate of University of London with a Bachelor of Medicine and Bachelor of Surgery (M.B.B.S.), and is a graduate of University of Hong Kong with a Post Graduate Diploma in Therapeutics and Internal Medicine (2012). She has won numerous awards and honors, including recognition as one of the “Top 100 Women in Fintech.”

Paul Rodker, Director – Mr. Rodker brings nearly 60 years of business expertise as a board member of Modulex, including as an experienced independent financial adviser with more than 42 years of experience. Mr. Rodker has served as Chairman and is a founding shareholder of Red Ribbon since April 2007. Since December 2017, Mr. Rodker has served as Non-Executive Board Member of Red Ribbon Advisory in Mumbai, India and since January 2012 as Director of Yellow Capital, Independent Financial Advisers and Discretionary Fund Managers. In addition, he has served as Non-Executive Director of Modulex Modular Buildings Plc since June 2010 in the U.K., guiding the company’s operations to franchise offsite construction technology to growth markets across the world. Mr. Rodker brings significant experience in analyzing products, related risks and their inclusion to create a balanced portfolio. As an adviser to many high net worth individuals and one of the U.K.’s oldest family offices, he brings valuable insight and experience to identify growth opportunities including in growth markets such as India and believes that the cultural and historic relationship between the UK and India is well suited to monetise the opportunities for trade and investment, especially in the context of Brexit.

Arvid Pedersen, Director, Compensation Committee Chair – Mr. Pedersen brings 40 years of business experience to Modulex, including 30 years of experience in international investment where he has facilitated the achievement of above market rate returns whilst delivering positively on the environmental and social aspects. For more than 16 years, Mr. Pedersen has worked for Red Ribbon, a mainstream impact investment firm based in London. Since August 2022, Mr. Pedersen has served as Vice Chairman of Red Ribbon and from April 2007 to August 2022, served as Chief Operations Officer where he works closely with individuals and businesses within the wealth management sectors. His focus is on driving change across both traditional and non-traditional organisations and advising on processes and structure for small firms and start-ups. He has more than a decade of experience in sales, administration, and regulatory compliance and is proficient in setting up processes, ensuring they work efficiently and comply with regulatory requirements. For more than 10 years, form November 1997 to July, Mr. Pedersen worked at Albemarle Ross Ltd. as Technical Administration in the U.K. From August 1996 to October 1997, he served as Director of Kingswood Assurance Limited, a U.K. General Insurance Brokerage. Prior to that, for more than 13 years from February 1983 to July 1996, he worked for L&G (Legal & General) in the U.K., first as Senior Sales Account Manager for 10 years then as Compliance Reviews Officer. Mr. Pedersen is a graduate of Stanmore College in the U.K.

Delva Patman, Independent Director – Ms. Patman brings nearly 60 years of business, surveyor and leadership experience to Modulex. She was a pioneer as the first professionally qualified woman to be employed by Cuthbert Lake & Clapham in 1969, before joining Thomas Saunders Partnership Architects in 1970 as the only Chartered Surveyor where she established and managed offices in Paris, Cairo and Dubai. In 1980, Ms. Patman founded what is now Delva Patman Redler LLP, providing advice on development opportunities and constraints to private and governmental organizations for 43 years. Delva Patman Redler LLP specializes in rights to light, party walls, boundary disputes and neighbor/third party matters. Ms. Patman stepped down from her role as Senior Partner in 2015, but maintains links with the practice as a consultant. She is a director of Pennycrest Consultancy Limited. Ms. Patman became the first female Master of the Worshipful Company of Chartered Surveyors in 1999 where she established the Education Committee and School Initiative which provided mentorship, bursaries and job opportunities to students interested in a career in property at Inner London Comprehensive Schools. In 2002, Ms. Patman became the first female civilian to be appointed as Honorary Air Commodore to the 7010 (VR) Photographic Interpretation Squadron RAuxAF, a post she held for 15 years. She now serves as Hon. Group Captain 601 (County of London) Squadron, RAuxAF, and has served as a Lieutenant of His Majesty’s Lieutenancy for the City of London since 2011. Ms. Patman has a wide range of external appointments aligned to property including Vice Chair of Council and Estate Committee chair at Roedean School; former Governor and chair of Estate Committees at Christ’s Hospital and Channing schools; member of the Greater London RFCA Property Advisory Board Executive Committee; Trustee of St Clement Danes RAF Church, and more. Ms. Patman is a graduate of University of East London.

Executive Officers

Ajay Palekar, Managing Director, India – Mr. Palekar has more than 38 years of working experience in manufacturing, logistics and supply chain management. He has successfully managed clients, export markets and general administration. He is passionate about delivering change with cutting-edge technology, now with a keen focus on building a new-age ConstrucTech company at Modulex. Presently, Mr. Palekar serves as Head of Supply Chain Management for Sequent Scientific Limited since June 2021 in Thane, Maharashtra, India. Prior to that, Mr. Palekar spent nearly 22 years as Deputy General Manager - Purchase and Planning with Wockhardt Ltd. from September 1999 to June 2021. Previously, he held several executive purchasing roles since 1985. Mr. Palekar is a graduate of Christ College at Bangalore University with a degree in Commerce (1984).

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Taariq Mauthoor, C. Eng., MSc., FCIBSE, Chief Technology Officer – With more than 20 years of experience in the built environment sector as a Chartered Engineer in Sustainable Design & Engineering, Mr. Mauthoor brings passion and knowhow for creating a sustainably-built environment for the future. Since October 2017, he has served as Managing Director at GMF Consulting Engineers in Mauritius. Previously, he spent more than four years, from May 2013 to October 2017, as Associate Director - Sustainability, Energy & Building Services Design with SVM Consulting Engineers Ltd (UK). Prior to that, from May 2007 to May 2013, Mr. Mauthoor served as Associate Director at Capita Symonds Ltd. (Part of Capita Plc) in London and from June 2000 to May 2007, he served in various engineering roles for mechanical and design engineer firms in London and Mauritius. Mr. Mauthoor is a 1998 graduate from Queen Mary and Westfield College, University of London with a Bachelors of Engineering (Hons), and a 2002 graduate from environmental Design & Engineering Bartlett Institute, University College London, University of London with a master degree (MSc) in Built Environment - Environmental Design and Engineering. He studied Economics for Business at Imperial College in London in 2010. He is a Chartered Consultant Engineer in Sustainable Design & engineering from the Barlett Institute, University College London (UCL) and is one of the UK’s leading Sustainability Engineers in the built environment sector. He served as the Group Secretary and International Director to the Chartered Institute of Building Services – CIBSE Energy Performance Group with more than 10,000 building professional members worldwide and is the representative for the Energy Performance Group – CIBSE for Africa.

Family Relationships

There are no family relationships between any of the Combined Company’s executive officers and directors or director nominees.

Arrangements for Election of Director, Members and Management

Pursuant to the Business Combination Agreement, the post-closing Combined Company board of directors will consist of five (5) directors, consisting of one (1) executive director, the CEO of Modulex, and four (4) non-executive directors, three (3) of whom shall be required to qualify as independent directors under Nasdaq requirements and one (1) of whom shall be mutually agreed upon by Modulex and PHP, in accordance with the diversity standards then-applicable to directors of companies listed on Nasdaq, and who shall qualify as an independent director under Nasdaq requirements.

Corporate Governance Practices

As a company incorporated in England and Wales, Modulex is subject to various corporate governance requirements under the laws of England and Wales, including the Companies Act. Modulex’s current corporate governance practices and policies are designed to promote shareholder value and we are committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our board provides independent leadership in the exercise of its responsibilities. Our management oversees a system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity.

After the closing of the Merger, we will be a “foreign private issuer”, as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer, we will be permitted to comply with England and Wales corporate governance practices instead of the corporate governance rules of the Nasdaq, provided that we disclose which requirements we are not following and the equivalent England and Wales legal requirement.

We intend to rely on this “foreign private issuer exemption” with respect to the quorum requirement for shareholder meetings and with respect to Nasdaq shareholder approval rules. Whereas under the corporate governance rules of Nasdaq, a quorum requires the presence, in person or by proxy, of holders of at least one-third of the total issued outstanding voting power of our shares at each general meeting of shareholders, pursuant to the Modulex A&R Articles and as permitted under the Companies Act, the quorum required for a general meeting of shareholders will consist of at least two qualifying persons entitled to vote upon the business to be transacted, each being a shareholder or a proxy for a shareholder or a duly authorized representative of a corporation which is a shareholder. As regards shareholder approvals, under the Companies Act, resolutions to be voted on by shareholders at a general meeting can be either an ordinary resolution, which means that the resolution must be passed by a simple majority of shareholders or holders of a simple majority of the shares (depending on whether the vote is by a show of hands or by a poll) present in person or by proxy and entitled to vote at the general meeting, or a special resolution, which means that the resolution must be passed by a majority of not less than 75% of the shareholders or holders of 75% of the shares (depending on whether the vote is by a show of hands or by a poll) present in person or by proxy and entitled to vote at the general meeting. For a resolution to be regarded as a special resolution, the notice of the general meeting must specify the intention to propose the resolution as a special resolution.

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We otherwise intend to comply with the rules generally applicable to U.S. domestic companies listed on the Nasdaq. We may, however, in the future decide to rely upon the “foreign private issuer exemption” for purposes of opting out of some or all of the other corporate governance rules.

Board of Directors

The business and affairs of the Combined Company shall be managed by the board of directors who, subject to the provisions of the Modulex A&R Articles and to any directions given by the Combined Company’s shareholders by special resolution to take, or refrain from taking, specified action, may exercise all powers of the Combined Company and may take all actions that are not specifically delegated to executive management committees appointed by them. Our Chief Executive Officer is responsible for our day-to-day management. Our Chief Executive Officer is appointed by, and serves at the discretion of, our board of directors, subject to the employment agreement that we have entered into with him. All other executive officers are appointed by the Chief Executive Officer, subject to applicable corporate approvals including, as appropriate, shareholder approvals, and are subject to the terms of any applicable employment or consulting agreements that we may enter into with them.

Under the Modulex A&R Articles unless our shareholders determine otherwise by ordinary resolution, the number of directors on our board of directors shall be no less than three and no more than nine, divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election. Therefore, beginning with the annual general meeting of 2024, each year the term of office of only one class of directors will expire.

Our directors will be divided among the three classes as follows:

●	the Class I directors will be [●], their terms will expire at the annual general meeting of shareholders to be held in 2024;
●	the Class II directors will be Garry Stein and Renu Bhatia, their terms will expire at our annual meeting of shareholders to be held in 2025; and
●	the Class III director will be Suchit Punnose whose term will expire at our annual meeting of shareholders to be held in 2026.

Our directors will generally be appointed by an ordinary resolution of the shareholders of the Combined Company, participating and voting (in person or by proxy) at an annual general meeting of our shareholders.

Each director will hold office until the annual general meeting of our shareholders for the year in which such director’s term expires, unless the tenure of such director expires earlier pursuant to the Companies Act or unless such director is removed from office as described below.

Under the Modulex A&R Articles, a special resolution (or, the approval of the holders of at least 75% of the total voting power of our shareholders is generally required to remove any of our directors from office or amend the provision requiring the approval of at least 75% of the total voting power of our shareholders to remove any of our directors from office. Alternatively, where a special notice has been given, in accordance with section 312 of the Companies Act, a director may be removed by an ordinary resolution.

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In addition, vacancies on our board of directors may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created. In the case of a vacancy due to the number of directors being less than the maximum number of directors stated in the Modulex A&R Articles, the new director filling the vacancy will serve until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by our board of directors.

Under the laws of England and Wales, any agreement under which a director agrees to perform services (as a director or otherwise) for a company or its subsidiaries is defined as a service agreement. Service agreements with a guaranteed term of more than two years require prior approval by the shareholders by ordinary resolution at a general meeting. The laws of England and Wales permit a company to provide for terms of different lengths for its directors.

Chairperson of the Board

The Modulex A&R Articles provide that the board of directors shall appoint a member of the board to serve as the Chairperson.

Non-Executive and Independent Directors

Under the UK Corporate Governance Code, the board of directors of a UK listed company , should be comprised of at least 50% non-executive directors whom the board considers to be independent being individuals determined by the board of directors to be independent in character and judgement and free from relationships or circumstances which may affect, or could appear to affect, the directors’ judgement. For purposes of making this determination the chairperson should be excluded. It also recommends that a UK listed company should establish remuneration and audit committees of independent non-executive directors, each comprising at least three members, as well as a nomination committee, the majority of members of which should be independent non-executive directors. We intend to follow these recommendations (see further detail below).

Director Independence

The Nasdaq listing standards also require that a majority of our board of directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the listed company). Our board of directors has determined that Garry Stein and Rena Bhatia are “independent directors” as defined in the UK Corporate Governance Code, Nasdaq listing standards and applicable SEC rules.

Committee Appointments

The post-closing Board will consist of three (3) independent directors that were selected according to the requirement of applicable Nasdaq requirements. There will be three standing committees of the board of directors of the Company: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, which are expected to be filled with the following of appointments of independent directors:

●	Audit Committee: Garry Stein (Chairperson), Renu Bhatia and Paul Rodker.

●	Compensation Committee: Arvid Pedersen (Chairperson), Renu Bhatia and Garry Stein.

●	Nominating and Corporate Governance Committee: Renu Bhatia (Chairperson), Paul Rodker and Garry Stein.

Audit Committee

Effective upon Closing, the Combined Company will establish an audit committee comprised of Garry Stein, Renu Bhatia and Paul Rodker, which will be chaired by Garry Stein. All of the members are “independent” directors as defined for audit committee members under the UK Corporate Governance Code, the Nasdaq listing standards and the rules and regulations of the SEC, who are “financially literate,” as defined under Nasdaq’s listing standards. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Mr. Garry Stein has more than 50 years of experience in executive roles in banking, investment management, mergers & acquisitions, private equity, natural resources, technology and strategic planning.

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Following the Closing, our audit committee will, among other things:

●	select and hire a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

●

oversee our relationship with the independent registered public accounting firm and assess the effectiveness of the external audit process, including in relation to appointment and tendering, remuneration and other terms of engagement, and appropriate planning ahead of each annual audit cycle;

●	maintain regular, timely, open and honest communication with the external auditors, ensuring the external auditors report to the committee on all relevant matters to enable the committee to carry out its oversight responsibilities;

●	monitor the integrity of our financial and narrative reporting, preliminary announcements and any other formal announcements relating to our financial performance;

●	advise the board on whether, taken as a whole, the Annual Report and Accounts is fair, balanced and understandable;

●	review the appropriateness and completeness of our risk management and internal controls;

●	consider annually whether we should have an internal audit function;

●	review, approve and/or ratify related party transactions; and

●	approve or, as required, pre-approve, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The purpose of the audit committee will be, among other things, to appoint, retain, set compensation of, and supervise Modulex’s independent accountants, review and approve related party transactions in accordance with Nasdaq requirements, review the results and scope of the audit and other accounting related services and review Modulex’s accounting practices and systems of internal accounting and disclosure controls. In addition, Modulex will be required to certify to Nasdaq that the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The audit committee will have a written charter that will be available without charge at www.sec.gov following the Closing.

Compensation Committee

Effective upon Closing, the Combined Company will establish a compensation committee comprised of Arvid Pedersen, Renu Bhatia, and Garry Stein, and will be chaired by Arvid Pedersen. Mr. Pedersen has more than 40 years of experience in business including start-up businesses. Each appointed independent director will satisfy the “independence” requirement of the listing standards of Nasdaq and meet the independence standards under Rule 10A-3 under the Exchange Act.

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Following the Closing, our compensation committee will, among other things:

●	set a remuneration policy that is designed to promote our long-term success;

●	ensure that the remuneration of executive directors and other senior executives reflects both their individual performance and their contribution to our overall results;

●	determine the terms of employment and remuneration of executive directors and other senior executives, including recruitment and retention terms;

●	approve the design and performance targets of any annual incentive schemes that include the executive directors and other senior executives;

●	agree upon the design and performance targets, where applicable, of all share incentive plans;

●	gather and analyze appropriate data from comparator companies our industry; and

●	select and appoint external advisers to the remuneration committee, if any, to provide independent remuneration advice where necessary.

The purpose of the Compensation Committee will be to review and approve compensation paid to Modulex’s senior officers and directors and to administer Modulex’s incentive compensation plans, including authority to make and modify awards under such plans. Additionally, the compensation committee assists the Board in determining its responsibilities in relation to remuneration, including, amongst other matters, making recommendations to the Modulex’s Board on Modulex’s policy on executive compensation, determining the individual remuneration and benefits package of each of the executive directors and recommending and monitoring the remuneration of senior management below board level. The compensation committee will have a written charter that will be available without charge at www.sec.gov following the Closing.

Nominating and Corporate Governance Committee

Effective upon Closing, Modulex will establish a nominating and corporate governance committee comprised of Renu Bhatia, Paul Rodker and Garry Stein, and will be chaired by Renu Bhatia. Ms. Renu Bhatia brings more than 25 years of experience in the financial service, fintech, and health care sectors to Modulex including as Deputy Chairman Hong Kong Exchange Listing Committee, Hong Kong Exchanges and Clearing Limited.

Following the Closing, our nominating and corporate governance committee will, among other things:

●	identify individuals qualified to become members of our board of directors;

●	recommend to our board of directors the persons to be nominated for election as directors and to each of the committees of our board of directors;

●	review and make recommendations to our board of directors with respect to our board leadership structure;

●	review and make recommendations to our board of directors with respect to management succession planning; and

●	develop and recommend to our board of directors corporate governance principles.

The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The governance committee will have a written charter that will be available without charge at www.sec.gov following the Closing.

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Compensation and Fees to Directors and Executive Officers

Each of the directors of the Combined Company shall be paid a fee in such sums as may from time to time be determined by the directors, which fee may be paid in cash and/or equity. Each such director may be paid all proper and reasonable expenses incurred in attending and returning from meetings of the directors or committees of the directors or general meetings of the Combined Company or separate meetings of the holders of any class of securities of the Combined Company.

Any director who is appointed to any executive office or who serves on any committee or who devotes special attention to the business of the Combined Company, or who otherwise performs services which in the opinion of the board of directors of the Combined Company are outside the scope of the ordinary duties of a director, may be paid such extra remuneration by way of fee, percentage of profits or otherwise as the board may determine.

The compensation of directors and officers are not finalized yet. Modulex proposed the following compensation for its directors and executive officers:

		Post-merger (pre profit)					Post-profit*
		Base		40% Cash#	Shares	Total	Base	50% Cash#	Shares	Total
Board			$160,000	$64,000	$96,000		$240,000	$120,000	$120,000
Director, Chair & CEO**	Suchit Punnose	$		$0	[% of the total equity up to a max of 12% over 12 years]	[$1 + equity shares]	$1	$0-	[% of the total equity up to a max of 12% over 12 years]	[$1 + equity shares]
Independent Director & Audit Committee Chair	Garry Stein		$160,000	$86,500	$96,000	$182,500	$240,000	$153,750	$120,000	$273,750
Independent Director & Compensation Chair	TBD		$160,000	$81,500	$96,000	$177,500	$240,000	$146,250	$120,000	$266,250
Independent Director & Governance Chair	Renu Bhatia		$160,000	$94,000	$96,000	$190,000	$240,000	$165,000	$120,000	$285,000
Independent Director	TBD		$160,000	$76,500	$96,000	$172,500	$240,000	$138,750	$120,000	$258,750
Committees
Audit Chair	Garry Stein			$15,000			$22,500
Audit Member	TBC and Renu Bhatia			$10,000			$15,000
Compensation Chair	TBC			$7,500			$11,250
Compensation Member	TBD and Renu Bhatia			$5,000			$7,500
Governance Chair	Renu Bhatia			$15,000			$22,500
Governance Member	Garry Stein and TBD			$7,500			$11,250
Lead Independent Director	if required			$15,000			$22,500
Officers
COO	TBD			$250,000			TBD
CFO	TBD			$200,000			TBD
Director – Manufacturing	TBD			$150,000			TBD
CTO	Taariq Mauthoor			$150,000			TBD
Director – Corporate Development	TBD			$125,000			TBD

* These levels only come in when represent less than 10% of pre-tax net income (or other appropriate % recommended by external compensation advisors).

**CEO share award of a percent of the total equity up to a max of 12% over 12 years in lieu of a salary following the Closing of the business combination.

# Includes base cash component plus committee fees. Base cash 40% of total initially and 50% post-profit.

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Description of Aggregate Compensation of Executive Officers and Directors

Certain compensation has not been determined, therefore the aggregate compensation is to be determined as well.

Approval of Related Party Transactions under the Laws of England and Wales

General Duties of Directors and Officers under the Companies Act

The Companies Act codifies the general duties that directors and officers owe to a company. An officer is defined in the Companies Act as any director, managing director or key managerial personnel or (company) secretary, and or any person in accordance with whose directions or instructions the Board of Directors or any one or more of the directors is or are accustomed to act. Each person listed in the table under “Management Following the Business Combination” is a director or officer under the Companies Act.

A director’s duties to the company, under the Companies Act, consist of the following:

●	to act in the way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;
●	to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;
●	to act in accordance with the company’s constitution and only exercise his or her powers for the purposes for which they are conferred;
●	to exercise independent judgment;
●	to exercise reasonable care, skill and diligence;
●	not to accept benefits from a third party conferred by reason of his or her being a director or doing (or not doing) anything as a director; and
●	to declare any interest that he or she has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Under the laws of England and Wales, a director is under a duty to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the company and is obliged to declare his or her interest in a proposed or ongoing transaction to the other directors. It is an offence to fail to declare an interest.

A director shall not vote at a meeting of the directors on any resolution concerning a matter in which he or she has, directly or indirectly, an interest which could reasonably be regarded as likely to give rise to a conflict of interest (other than an interest in shares, debentures or other securities of, or otherwise in or through, Modulex) unless his or her interest arises only because the case falls within one or more of the exceptions listed in the Modulex A&R Articles.

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The duty to avoid a conflict of interest is not infringed if the situation cannot reasonably be regarded as likely to give rise to a conflict of interest or if the matter has been authorised by the directors in accordance with the Modulex A&R Articles.

Provided that the director has declared his or her interest to the other directors, a director notwithstanding his or her office may, generally (i) be a party to, or otherwise interested in, any transaction or arrangement with the company or in which the company is directly or indirectly interested; or (ii) be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise be interested in, any body corporate in which the company is directly or indirectly interested.

Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions

Section 177 of the Companies Act requires that a director who is in any way, directly or indirectly, interested in an existing or proposed transaction with the company disclose to the board of directors any personal interest and all related material information known to such director. Director in this context shall include any person occupying the position of director, by whatever name called. This shall apply to persons in accordance with whose directions or instructions the directors of a company are accustomed to act, but only where and the extent that it is capable of so applying. A relevant interest need not be a property interest or something over which the director has legal control. A financial interest or expectation of benefit shall suffice, at least where the expectation of benefit is strong.

A declaration of personal interest in non-complaint if it made to only some of the other directors or not to the directors but only to the members of the company. A director declaring a personal interest must make full and frank disclosure of the precise nature and extent of their interest. Only full and frank disclosure shall allow the other directors, on behalf of the company, to decide whether to enter into the proposed certain transaction, if so, on what terms and with what safeguards. Simply stating that a director has an interest with a lack of additional context shall not be sufficient disclosure of personal interest.

Declaration of personal interest shall typically be given (i) at a meeting of the directors, (ii) by notice to the other directors in accordance with section 184 of the Companies Act (declaration made in writing) and (iii) by notice to the directors in accordance with section 185 of the Companies Act (general notice treated as sufficient declaration). Such declaration of personal interest should be made before the company enters into the certain transaction and should not be delayed and, the Chartered Governance Institute takes the view that a record should be kept of the disclosing director’s name, nature of the conflict and extent of the conflict in the minutes of any relevant company meeting prior to discussion of the certain transaction.

The effect of compliance with section 177 of the Companies Act and other relevant provisions is that the certain transaction in question is not liable to be set aside by virtue of any common law rule or equitable principle requiring the consent or approval of the members or the company in question. This is without prejudice to any enactment or provision of the company’s constitution requiring that consent or approval, if applicable.

Indemnification and Insurance of Office Holders

Save as described below, under the laws of England and Wales, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

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Subject to certain exemptions, the laws of England and Wales permits a company to indemnify a director against any liability attaching to them in connection with any negligence, default, breach of duty or breach of trust in relation to the company. The exceptions allow Modulex to: (1) purchase and maintain director and officer insurance insuring its directors or the directors of an “associated company” (i.e., a company that is a subsidiary of Modulex) against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company of which they are a director; (2) provide a qualifying third party indemnity provision which permits Modulex to indemnify its directors and directors of an associated company in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment), except for (a) the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the company or an associated company, or the legal costs incurred in connection with certain specified applications by the director for relief where the court refuses to grant the relief, (b) fines imposed in criminal proceedings, and (c) penalties imposed by regulatory bodies; (3) loan funds to a director to meet expenditure incurred defending civil and criminal proceedings against him or her (even if the action is brought by the company itself), or expenditure incurred applying for certain specified relief, subject to the requirement that the loan must be on terms that it is repaid if the defense or application for relief is unsuccessful; and (4) provide a qualifying pension scheme indemnity provision, which allows the company to indemnify a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with such director’s activities as a trustee of the scheme (subject to certain exceptions).

Under the Modulex A&R Articles, subject to the Companies Act (including as set out above), the Combined Company may do any or all of the following:

● indemnify every director or other officer of the Combined Company (which for the avoidance of doubt, shall not include auditors of the Combined Company), together with every former director and officer of the Combined Company out of the assets of the Combined Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default; and

● purchase and maintain insurance for any person who is or was a director or other officer of the Combined Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Combined Company.

We will enter into agreements that will become effective upon the consummation of the Transactions with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us because of a breach of duty of care and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of $100 million and 25% of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions—PHP

On May 3, 2021, we issued an aggregate of 1,437,500 founder shares to our sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.01 per share. Our Sponsor transferred 20,000 shares to Mr. Ngoh, 6,000 shares to Mr. Stein, 2,500 shares to Mr. Phoon, 2,500 shares to Mr. Anih and 3,000 shares to Legacy Royals, LLC an entity controlled by Mr. Gordon. Additionally, pursuant to a Securities Transfer Agreement dated January 23, 2023, Red Ribbon Asset Management PLC transferred 50,000 shares Class B Common Stock to Mr. Stein. Finally, pursuant to a Securities Transfer Agreement dated March 21, 2023, Low Ban Chai transferred 4,000 shares of Class B Common Stock to Mr. Stein.

Simultaneously with the closing of our IPO on August 16, 2021, we completed the private sale of 293,400 units (the “Private Placement Units”) to our Sponsor at a purchase price of $10.00 per Private Placement Unit (the “Private Placement”), generating gross proceeds to the Company of $2,934,000. Each Private Warrant is exercisable for one Class A ordinary share at $11.50 per share. The proceeds from the Private Warrants were added to the proceeds from the PHP IPO held in the trust account. A total of $58,600,000, comprised of $55,487,500 of the proceeds from the IPO (which amount includes $2,012,500 of the underwriters’ deferred discount) and $1,100,000 of the proceeds of the sale of the Private Placement Units, was placed in a U.S.-based trust account, maintained by Continental Stock Transfer & Trust Company, acting as trustee.

Subsequently, on August 19, 2021, the underwriters exercised the over-allotment option in full, and the closing of the issuance and sale of the additional units occurred. The total aggregate issuance by the Company of 750,000 units at a price of $10.00 per unit resulted in total gross proceeds of $7,500,000 and incurred additional offering costs of $412,500, of which 262,500 are for deferred underwriting commissions. Each Unit consists of one share of PHP Class A common stock, par value $0.0001 per share, one-half of one PHP Warrant, with each whole PHP Warrant entitling the holder thereof to purchase one share of PHP Class A Common Stock for $11.50 per share, and one PHP right, with each PHP right entitling the holder to receive one-tenth of one share of Class A Common Stock, subject to adjustment, pursuant to the Company’s registration statement on Form S-1 (File No. 333-256840).

Simultaneously with the sale of the Overallotment Units, the Company consummated the Private Placement of an additional 22,500 Private Placement Units, generating gross proceeds of $225,000. The Private Placement Units were issued pursuant to Section 4(a)(2) of the Securities Act. Transaction costs of the PHP IPO with the exercise of the overallotment amounted to $3,565,869 consisting of $1,150,000 of cash underwriting fees, $2,012,500 of deferred underwriting fees and $403,369 of other costs.

A total of $58,075,000, comprised of proceeds from the PHP IPO and proceeds from the Private Placement held on August 16, 2021 and August 19, 2021, net of the underwriting commissions, discounts, and offering expenses, was deposited into the Trust Account, maintained by Continental, acting as trustee.

Commencing on August 16, 2021, pursuant to the Administrative Support Agreement executed at the consummation of the PHP IPO, PHP agreed to pay Arc Group Limited, a total of $10,000 per month for office space, utilities and secretarial and administrative support. As of September 27, 2023, approximately $20,000 is due to the Arc Group Limited under the Administrative Support Agreement.

No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our sponsor, officers or directors or any affiliate of our sponsor, officers or directors prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

On August 31, 2021, our sponsor agreed to loan us up to $300,000 to be used for a portion of the expenses of the IPO. These loans are non-interest bearing, unsecured and are due at the earlier of December 31, 2022, or the closing of the IPO. The promissory Note was fully repaid on November 8, 2021.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds on a non-interest bearing basis as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment.

On August 8, 2022, the Company entered into a loan and transfer agreement with the Sponsor for a minimum of US$1,650,000 to cover required extension fees by PHP for working capital required to complete the Business Combination. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial business combination. The units would be identical to the placement units. Other than as described above, the terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

We do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

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After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the Combined Company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

The holders of the founder shares, placement units, and units that may be issued upon conversion of working capital loans (and in each case holders of their component securities, as applicable) will have registration rights to require us to register a sale of any of our securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO. These holders will be entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by us.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Modulex A&R Articles. The Modulex A&R Articles also permit us to secure insurance on behalf of any officer or director who at the request of the Combined Company is or was serving as a director or officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Combined Company has or would have had the power to indemnify the person against the liability as provided in the Modulex A&R Articles. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Related Party Policy

We have adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company. We have filed a copy of our code of ethics with the SEC and a copy is available on our website. You are able to review our code of ethics by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a Current Report on Form 8-K

In addition, our audit committee, pursuant to a written charter that we have adopted, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. We have filed a copy of our audit committee charter with the SEC and a copy is available on our website. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Founder Shares

The Sponsor purchased 1,437,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.02 per share. Our Sponsor transferred 20,000 shares to Mr. Ngoh, 6,000 shares to Mr. Stein, 2,500 shares to Mr. Phoon, 2,500 shares to Mr. Anih and 3,000 shares to Legacy Royals, LLC an entity controlled by Mr. Gordon. Additionally, pursuant to a Securities Transfer Agreement dated January 23, 2023, Red Ribbon Asset Management PLC transferred 50,000 shares Class B Common Stock to Mr. Stein. Finally, pursuant to a Securities Transfer Agreement dated March 21, 2023, Low Ban Chai transferred 4,000 shares of Class B Common Stock to Mr. Stein.

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The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) six months after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital share exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of ordinary shares for cash, securities or other property.

Promissory Note

On August 31, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2022 or (ii) the consummation of the PHP IPO. Promissory Note was fully repaid on November 8, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into units at a price of $10.00 per unit. Such units would be identical to the Private Placement Units. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Administrative Support Agreement

Commencing on the date the Units are first listed on the Nasdaq, the Company has agreed to pay Arc Group Limited, an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Loan and Transfer Agreement

On August 8, 2022, the Company entered into a loan and transfer agreement with Red Ribbon, advanced to PHP on behalf of the Sponsor, with agreement to repay Red Ribbon the total principal amount and interest due and payable at the Closing under the terms of the Loan and Transfer Agreement, at the sole option of Red Ribbon, convert up to $1,500,000 of the principal amount due thereunder into PHP units at a price of $10.00 per PHP unit. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay this loan, but no proceeds held in the Trust Account would be used to repay this loan.

Registration Rights

The holders of the Founder Shares, Private Placement Units and warrants that may be issued upon conversion of Working Capital Loans (and any shares of ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the PHP IPO requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

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Certain Relationships and Related Person Transactions—Modulex

Lease Agreement

Pursuant to the certain Deed of Leave and License, by and between Mr. Suchit Punnose and Modulex Modular Buildings Private Limited (“MMBPL”), dated as of November 26, 2020, Mr. Suchit Punnose leased his house property located in Pune, India to MMBPL for 11 months. The monthly payment was Rs 35,000 and the security deposit of Rs 1,05,000 was paid on signing of the agreement.

Loan Agreements

Pursuant to the certain Loan Agreement, by and between Modulex and Redribbon Modulex Buildings Limited (“Redribbon”), dated as of March 4, 2016, MMB Plc loaned Redribbon £2,191,246 as shareholder loan. The loan bears an annual interest of 5%. As of the filing of this Form S-4, the principal balance of the loan is £1,140,274.

Pursuant to the certain Loan and Transfer Agreement, by and between RRAM and PHP, dated August 8, 2022, RRAM loaned PHP $1,650,000 to cover extension fees with the balance to be used for working capital. Mr. Suchit Punnose is the founder and CEO of RRAM.

Franchise Agreements

Pursuant to certain Exclusive Master Franchise agreement (“Master Franchise Agreement”), by and between Modulex and MMBPL, dated as of July 1, 2017, Modulex granted MMBPL an exclusive 7-year license commencing on July 1, 2017 to use Modulex’s know-how and modular manufacturing construction technology (“Licensed Technology”) to manufacture, sell, or otherwise supply the modular buildings and structure developed or manufactured using the Licensed Technology (“Licensed Product”) together with an exclusive license to use the trade names in connection with the License Products and/or operation of the Licensed Technology. The license fee is £2,000,000, of which £1,000,000 shall be paid in cash and £1,000,000 as equity shares of the MMBPL. The royalty and design fee are 5% of gross operating profit payable in pounds sterling and due quarterly. On August 24, 2020, an amendment was made to this Master Franchise Agreement to [●]. On December [●], 2021, the second amendment was made to this Master Franchise Agreement to add a termination clause.

Service Agreement

Pursuant to certain Services Agreement, by and between MMB Plc and RRAM, dated May 3, 2022, Modulex retained RRAM as an independent contractor to perform management and administrative services on its behalf.

Employment Agreements

Pursuant to certain Executive Service Agreement, by and between Modulex and Mr. Suchit Punnose, dated June 22, 2010, Modulex appointed Mr. Suchit Punnose as the Chief Executive Officer with a basic salary of £100,000 a year.

In the same year, Mr. Suchit Punnose and Modulex entered into a Salary Conversion Agreement, which provided at his sole option and discretion, any accrued but unpaid salary, fees and expenses of Mr. Suchit Punnose in his capacity as director of the Company, be satisfied by the allotment to him of fully-paid Ordinary Shares at a price of £0.01 (being nominal value) per share (the “Relevant Price”). That option is being exercised by Mr. Suchit Punnose in part of those accrued but unpaid salary, fees and expenses and shall take effect prior to the Recapitalization such that he shall be issued such number of new Ordinary Shares, which at the Relevant Price is equal to the amount of up to £500,000 in accrued but unpaid salary, fees and expenses.

Pursuant to certain Letter of Appointment as Non-Executive Director dated June 22, 2010, Modulex appointed Paul Rodker as a Non-Executive Director with an annual rate is £24,000, no shares were issued to Mr. Paul Rodker.

Pursuant to certain Letter of Appointment as Non-Executive Director dated September 1, 2016, Modulex appointed Arvid Pedersen as a Non-Executive Director with an annual rate is £24,000, no shares were issued to Mr. Arvid Pedersen.

Rights of Appointment

Per the Modulex Current Articles, directors are designated by (a) ordinary resolution, or (b) by a decision of the directors. The board has the power to designate additional board members. See also “Management Following the Business Combination—Approval of Related Party Transactions under the Laws of England and Wales.”

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THE BUSINESS COMBINATION AGREEMENT

For a discussion of the Business Combination structure and merger consideration provisions of the Business Combination Agreement, see the section entitled “Proposal One – The Business Combination Agreement Proposal.” Such discussion and the following summary of other material provisions of the Business Combination Agreement is qualified by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to the proxy statement/prospectus. All PHP stockholders are encouraged to read the Business Combination Agreement in its entirety for a more complete description of the terms and conditions of the Business Combination.

The Business Combination Agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Business Combination Agreement and not to provide any other factual information regarding PHP, Modulex or their respective businesses. Accordingly, the representations and warranties and other provisions of the Business Combination Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

Closing and Effective Time of the Transactions

The closing will take place as promptly as reasonably practicable, but in no event later than the third business day following the satisfaction of (or, to the extent permitted by law, the waiver of) the conditions set forth in the Business Combination Agreement (the “Closing”) and summarized below under the subsection entitled “The Business Combination Agreement—Conditions to Closing of the Transactions,” unless PHP and Modulex agree in writing to another time or unless the Business Combination Agreement is terminated pursuant to its terms. The Transactions are expected to be consummated promptly after the special meeting of PHP’s stockholders described in this proxy statement/prospectus.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of PHP relating, among other things, to:

●	Organization and standing;
●	Authorization, delivery and enforceability of the Business Combination Agreement and the Ancillary Documents;
●	Governmental approvals and non-contravention;
●	Capitalization
●	SEC Filings and PHP financials;
●	Absence of certain changes;
●	Compliance with laws;
●	Actions; orders; permits;
●	Taxes and returns;
●	Employees and employee benefit plans;
●	Properties;
●	Material contracts;
●	Affiliate transactions;
●	Investment Company Act;
●	Finders and brokers;
●	Opinion of financial advisor;
●	Certain business practices;
●	Insurance;
●	Information supplied;
●	Independent investigation;
●	Trust account;
●	Company representations; and
●	No other representation.

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The Business Combination Agreement contains representations and warranties of Modulex and its subsidiaries relating, among other things, to:

●	Organization and standing;
●	The authorization, delivery and enforceability of the Business Combination Agreement and the Ancillary Documents;
●	Capitalization;
●	Capitalization of subsidiaries;
●	Assets and Liabilities of the Merger Sub;
●	Governmental Approvals;
●	Non-Contravention;
●	Financial Statements;
●	Absence of certain changes;
●	Compliance with laws;
●	Company permits;
●	Litigation;
●	Material contracts;
●	Intellectual property;
●	Privacy;
●	Taxes and returns;
●	Real property;
●	Personal property;
●	Employee matters;
●	Benefit plans;
●	Environmental matters;
●	Transactions with related persons;
●	Insurance;
●	Books and records;
●	Top customers and vendors;
●	Certain business practices;
●	Investment Company Act;
●	Finders and Brokers;
●	Information supplied;
●	Independent investigation by the Company;
●	Disclosure; and
●	No other representations or warranties or reliance.

Covenants

Each party agreed in the Business Combination Agreement to use its reasonable best efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms (the “Interim Period”), including, among other things, those relating to: (i) the provision of access to their properties, books and personnel; (ii) the operation of their respective businesses in the ordinary course of business; (iii) the provision by Modulex to PHP of final audited financial statements and unaudited interim financial statements that do not reflect any material adverse change from the drafts provided by Modulex to PHP prior to the execution of the Business Combination Agreement and of subsequent financial statements during the Interim Period; (iv) PHP’s public filings; (v) efforts to minimize the amount of funds in PHP’s trust account redeemed by PHP’s stockholders; (vi) no insider trading; (vii) notifications of certain breaches, consent requirements or other matters; (viii) efforts to consummate the Closing; (ix) further assurances; (x) the preparation and filing of the registration statement, (xi) public announcements; and (xii) confidentiality. Each party also agreed during the Interim Period not to solicit or enter into any inquiry, proposal or offer, or any indication of interest in making an offer or proposal for an alternative competing transactions, to notify the others as promptly as practicable in writing of the receipt of any inquiries, proposals or offers, requests for information or requests relating to an alternative competing transaction or any requests for non-public information relating to such transaction, and to keep the other party informed of the status of any such inquiries, proposals, offers or requests for information. The Business Combination Agreement also contains certain customary post-Closing covenants regarding (a) maintenance of books and records; (b) tax matters; (c) indemnification of directors and officers and the purchase of tail directors’ and officers’ liability insurance; and (d) use of trust account proceeds.

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PHP and Modulex have agreed that, unless otherwise contemplated under the Business Combination Agreement or any Ancillary Document or required by applicable law, and subject to certain disclosed exceptions, neither Modulex nor its subsidiaries will take the following actions during the Interim Period, among others, except as consented to in writing by PHP (such consent, not to be unreasonably withheld, conditioned or delayed),and except for COVID-19 actions which in the reasonable judgment of Modulex (after consultation with PHP) are required to be taken or implemented by Modulex or any of its subsidiaries:

●	amend, waive or otherwise change, in any respect, its organizational documents, except as required by applicable Law or to effect the Transactions;

●	except in connection with the exercise, adjustment or replacement of options outstanding as of the date of this Agreement or the grant of options to employees in the ordinary course of business consistent with past practice, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or other similar rights to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

●	except for the recapitalization, split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except for the repurchase of securities from former employees, consultants and advisors in accordance with agreements in effect on the date of the Business Combination Agreement providing for the repurchase of securities in connection with any termination of service;;

●	incur, create, assume, prepay or otherwise become liable for any Indebtedness (as defined in the Business Combination Agreement) (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or guarantee or endorse any indebtedness, liability or obligation of any person in excess of $100,000 individually or $250,000 in the aggregate;

●	increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any organizational documents with, for or in respect of any consultant, officer, manager director or employee engaged or employed as of the date of the Business Combination Agreement, in each case, other than as required by applicable law, pursuant to the terms of any benefit plans or in the ordinary course of business consistent with past practice;

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●	except for the recapitalization: (i) make or rescind any election relating to taxes; (ii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes; (iii) file any amended tax return or claim for refund; (iv) make any change in its accounting or tax policies or procedures; or (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of taxes may be issued (other than any extension pursuant to an extension to file any tax return); in each case except as required by applicable Law or in compliance with applicable accounting standards or otherwise;

●	terminate, waive or assign to any person other than Modulex or any of its subsidiaries any material right under any material contract of Modulex or enter into any contract that would be a material contract of Modulex, in any case outside of the ordinary course of business;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

●	establish any subsidiary or enter into any new line of business;

●	fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

●	revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with applicable accounting standards and after consulting with such party’s outside auditors;

●	waive, release, assign, settle or compromise any material claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such party or its affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in the Modulex financial statements;

●	close or materially reduce its activities;

●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the merger, recapitalization or the other transactions contemplated by the Business Combination Agreement);

●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

●	enter into any agreement, understanding or arrangement with respect to the voting of equity securities of any of its subsidiaries;

●	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

●	authorize or agree to do any of the foregoing actions.

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PHP and Modulex have agreed that, unless otherwise contemplated under the Business Combination Agreement or any Ancillary Document or required by applicable law, and subject to certain disclosed exceptions, PHP will not take the following actions during the interim period from the date of the Business Combination Agreement through the earlier of the Closing or the valid termination of the Business Combination Agreement pursuant to its terms, among others, except as consented to in writing by Modulex (such consent not to be unreasonably withheld, conditioned or delayed):

●	amend, waive or otherwise change, in any respect, its organizational documents;

●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other securities or security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities.

●	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

●	incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $200,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, liability or obligation of any person in excess of $100,000 individually or $200,000 in the aggregate (provided, that this shall not prevent PHP from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Transaction Expenses incurred in connection with the consummation of the Transactions, including the PIPE Investment);

●	make or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable Law or in compliance with US GAAP;

●	amend, waive or otherwise change the Trust Agreement in any manner;

●	terminate, waive or assign any material right under any material contract of Modulex or enter into any contract that would be a material contract of PHP, in any case outside of the Ordinary Course of Business consistent with past practice;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	establish any subsidiary or enter into any new line of business;

●	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

●	revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with US GAAP, and after consulting PHP’s outside auditors;

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●	waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, PHP or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in PHP financials;

●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

●	make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any transaction expenses);

●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Business Combination);

●	voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Transaction Expenses) other than pursuant to the terms of a contract in existence as of the date of the Business Combination Agreement or entered into in the Ordinary Course of Business or in accordance with the terms of the Business Combination Agreement during the Interim Period;

●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

●	enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

●	take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement; increase the wages, salaries or compensation of its officers or employees other than in the ordinary course of business consistent with past practice, or materially increase their benefits generally, or enter into, establish, materially amend or terminate any benefit plan with, for or in respect of any consultant, officer, manager director or employee engaged or employed as of the date of the Business Combination Agreement, in each case, other than as required by applicable law;

●	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person; or

authorize or agree to do any of the foregoing actions.

The Business Combination Agreement also contains additional covenants of the parties, including, among other things:

●	notifying the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Business Combination Agreement, any Ancillary Document or any matters relating thereto and reasonably cooperate with one another in connection therewith;

●	keeping certain information confidential in accordance with the existing non-disclosure agreements; and

●	making relevant public announcements.

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In addition, PHP and Modulex agreed that PHP and Modulex will prepare and mutually agree upon and Modulex will file with the SEC, this proxy statement/prospectus on Form S-4 relating to the Business Combination.

Conditions to Closing of the Transactions

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or waiver, if permitted by applicable law, in writing by the party for whose benefit such condition exists, of the following conditions:

●	Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.;

●	All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by the Business Combination Agreement shall have been obtained or made;

●	the requisite approval of Modulex’s shareholders shall have been obtained;

●	the requisite approval of PHP’s stockholders shall have been obtained;

●	No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement;

●	after giving effect to the Redemption and the PIPE Investment, PHP or the Company shall have net tangible assets of at least $5,000,001;

●	The Company’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved, and the Combined Company Ordinary Shares and the Combined Company Warrants shall have been approved for listing on Nasdaq subject to official notice of issuance, and the listing application shall cover (a) all of the Company Ordinary Shares that are issued and outstanding at the Effective Time and are issuable upon exercise of all Company Warrants outstanding at the Effective Time, (b)the Company Ordinary Shares issuable pursuant to the Company Equity Plan, and (c) all of the publicly-traded Company Warrants to the extent required by Nasdaq;

●	The members of the Post-Closing Company Board of Directors shall have been elected or appointed as of the Closing;

●	Prior to the Effective Time, the Company shall (i) have consummated the Recapitalization, and (ii) provide evidence that the Company’s shareholders have adopted the Modulex A&R Articles in form and substance mutually agreeable to PHP and the Company, and shall have provided PHP with evidence of such adoption; and

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Other Conditions to the Obligations of PHP

The obligations of PHP to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or waiver, if permitted by applicable law, waiver by PHP of the following further conditions:

●	the representations and warranties of the PHP set forth in the Business Combination Agreement regarding capitalization being true and correct in all respects as of the date of the Business Combination Agreement and, except for the issuance of securities to the PIPE Investors pursuant to their Subscription Agreements, as of the Effective Time, as though made as of such time (except to the extent any such representation and warranty expressly speaks as of another specified time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct is de minimis,

●	the representations contained in the Business Combination Agreement regarding absence of certain changes being true and correct in all respects as of the date of this Agreement and as of the Effective Time, as though made as of such time;

●	the other representations and warranties of Modulex set forth in the Business Combination Agreement being true and correct (without giving effect to any limitation as to “materiality” or “Modulex Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Effective Time (or, if given as of an earlier date, as of such earlier date, in which case such representation and warranty shall be true and correct in all respects), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Modulex Material Adverse Effect;

●	Modulex having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement prior to the Closing;

●	since the date of the Business Combination Agreement, no Material Adverse Effect with respect to Modulex or any of its subsidiaries has occurred that is continuing;

●	each of the Lock-Up Agreements and the Non-Competition Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing;

●	PHP shall have received, in each case not later than such date as may be necessary to include them in the Registration Statement of which this proxy statement/prospectus is a part, (i) a copy of the final unaudited consolidated financial statements of Modulex as of and for the three-month period ended September 30, 2022, as approved by the board of directors of Modulex and signed by an officer of Modulex, which shall have been reviewed in accordance with PCAOB reviewing standards by a PCAOB registered independent auditor, and which shall not reflect any material adverse change individually in Modulex’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the draft of such financial statements provided to PHP prior to the execution and delivery of the Business Combination Agreement or as to all such items on an aggregate basis, and (ii) a copy of the final audited financial statements of Modulex as of December 31, 2021 and December 31, 2022 and for the years then ended, as approved by the board of directors of Modulex and signed by an officer of Modulex, which shall be audited in accordance with PCAOB auditing standards by a PCAOB registered independent auditor and which shall not reflect any material adverse change individually in Modulex’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the draft of such financial statements provided to PHP prior to the execution and delivery of the Business Combination Agreement or as to all such items on an aggregate basis;

●	PHP having received a certificate executed by an authorized officer of Modulex confirming that the conditions specified in the Business Combination Agreement have been satisfied, particularly regarding representations and warranties, agreements and covenants and no material adverse effect;

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●	PHP having received a certificate of the secretary or equivalent officer of each of the Company and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or equivalent body of each of the Company and Merger Sub authorizing the execution, delivery, and performance of the Business Combination Agreement and the Transactions, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the Transactions;

●	PHP shall have received a good standing certificate for Modulex and each of its subsidiaries; and

●	each Ancillary Document (other than the PIPE Subscription Agreements) shall have been executed and delivered by the parties thereto (other than PHP and the Sponsor).

Other Conditions to the Obligations of the Modulex Parties

The obligations of each of Modulex and Merger Sub (together, the “Modulex Parties”) to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or waiver, if permitted by applicable law, by the Modulex Parties of the following further conditions:

●	the representations and warranties of the Company set forth in the Business Combination Agreement regarding capitalization being true and correct in all respects as of the date of the Business Combination Agreement and, except for the issuance of securities to the PIPE Investors pursuant to their Subscription Agreements, as of the Effective Time, as though made as of such time (except to the extent any such representation and warranty expressly speaks as of another specified time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct is de minimis,

●	the representations contained in the Business Combination Agreement regarding absence of certain changes being true and correct in all respects as of the date of the Business Combination Agreement and as of the Effective Time, as though made as of such time;

●	the other representations and warranties of PHP set forth in the Business Combination Agreement being true and correct (without giving effect to any limitation as to “materiality” or “Modulex Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Effective Time (or, if given as of an earlier date, as of such earlier date, in which case such representation and warranty shall be true and correct in all respects), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a PHP Material Adverse Effect;

●	PHP having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement prior to the Closing;

●	since the date of the Business Combination Agreement, no PHP Material Adverse Effect (as defined in the Business Combination Agreement) has occurred that is continuing;

●	the directors and officers of PHP shall have resigned or otherwise been removed, effective as of or prior to the Closing

●	Modulex having received a certificate executed by an authorized officer of PHP confirming that the conditions specified in the Business Combination Agreement have been satisfied, particularly regarding representations and warranties, agreements and covenants, no material adverse effect, resignation of directors and officers, ;

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●	Modulex having received a certificate of the secretary or equivalent officer of PHP certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or equivalent body of PHP authorizing the execution, delivery, and performance of the Business Combination Agreement and the Transactions, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the Transactions;

●	Modulex shall have received a good standing certificate for PHP; and

●	each Ancillary Document (other than the PIPE Subscription Agreements) shall have been executed and delivered by the parties thereto (other than PHP and the Sponsor).

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

●	by the mutual written consent of PHP and Modulex;

●	by PHP, if any of the representations or warranties set forth in Article IV of the Business Combination Agreement shall not be true and correct or if either Modulex or Merger Sub has breached or failed to perform any covenant or agreement on the part of Modulex set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) of the Business Combination Agreement could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the breaches or failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) twenty (20) days after written notice thereof is delivered to Modulex by PHP, and (ii) February 3, 2023 (the “Termination Date”); provided, however, that PHP is not then in breach of the Business Combination Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) of the Business Combination Agreement from being satisfied; provided, further, that PHP may only terminate the Business Combination Agreement pursuant to a breach or failure to perform Modulex’s obligations under Section 5.16(a) of the Business Combination Agreement before Modulex delivers specified required financial Statements of Modulex to PHP;

●	by Modulex, if any of the representations or warranties set forth in the Business Combination Agreement shall not be true and correct or if PHP has breached or failed to perform any covenant or agreement on the part of PHP set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in the Business Combination Agreement could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the breaches or failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) twenty (20) days after written notice thereof is delivered to PHP by Modulex and (ii) the Termination Date; provided, however, neither Modulex nor Merger Sub is then in material uncured breach of its representatives, warranties or covenants in the Business Combination Agreement so as to prevent the condition to Closing set forth in the Business Combination Agreement from being satisfied;

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●	by either PHP or Modulex, if the transactions contemplated by the Business Combination Agreement shall not have been consummated on or prior to the Termination Date; provided, that (i) the right to terminate the Business Combination Agreement pursuant to this paragraph shall not be available to PHP if PHP’s breach of any of its covenants or obligations under the Business Combination Agreement shall have proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement on or before the Termination Date, and (ii) the right to terminate the Business Combination Agreement pursuant to this paragraph shall not be available to Modulex if either Modulex’s or Merger Sub’s breach of its covenants or obligations under the Business Combination Agreement shall have proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement on or before the Termination Date;

●	by either PHP or Modulex, if any governmental entity shall have issued an order, promulgated a law or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and no appealable; provided, that (i) the right to terminate the Business Combination Agreement pursuant to this paragraph shall not be available to PHP if (A) PHP’s failure to fulfill any obligation under the Business Combination Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (B) PHP is in material breach of its obligations under the Business Combination Agreement on such date and (ii) the right to terminate the Business Combination Agreement pursuant to this paragraph shall not be available to Modulex if (A) Modulex’s or Merger Sub’s failure to fulfill any obligation under the Business Combination Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on before such date or (B) Modulex is in material breach of its obligations under the Business Combination Agreement on such date;

●	by either PHP or Modulex if PHP’s stockholders meeting has been held (including any adjournment thereof), has concluded, PHP’s stockholders have duly voted and the required approvals of PHP’s stockholders was not obtained;

Fees and Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the Ancillary Documents, and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that if the Closing occurs, then Modulex shall pay, or cause to be paid, all unpaid Modulex expenses and all unpaid PHP expenses., which expenses may be payable from the Trust Account.

Amendments

The Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Modulex, Merger Sub and PHP which, in the case of PHP, shall require the approval of the Special Committee) in the same manner as the Business Combination Agreement and which makes reference to the Business Combination Agreement.

Governing Law

The Business Combination Agreement, the Ancillary Agreements, and all claims or causes of action based upon, arising out of, or related to the Business Combination Agreement or the Transactions, is governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware; provided, however that (i) the internal affairs of the Company and any provisions of this Agreement that are expressly or otherwise required to be governed by the laws of England and Wales, shall be, respectively governed by the laws of England and Wales (without giving effect to choice of law principles thereof) and (ii) the Merger shall be governed by the laws of the State of Delaware and the Cayman Islands (without giving effect to choice of law principles thereof).

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AGREEMENTS ENTERED INTO IN CONNECTION WITH
THE BUSINESS COMBINATION AGREEMENT

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Ancillary Documents”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Documents, copies of which are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.

Assignment, Assumption and Amendment of Warrant Agreement

Simultaneously with the Closing, Modulex, PHP and Continental will enter into the Assignment, Assumption and Amendment of Warrant Agreement. Such agreement will amend the Existing Warrant Agreement to provide for the assignment by PHP of all its rights, title and interest in the outstanding warrants of PHP to Modulex. Pursuant to the Assignment, Assumption and Amendment of Warrant Agreement, all PHP warrants under the Existing Warrant Agreement will no longer be exercisable for shares of PHP Common Stock, but instead will be exercisable for Company Ordinary Shares.

Lock-Up Agreements

In connection with entry into the Business Combination Agreement, all pre-Merger directors, officers and founding shareholders of Modulex Ordinary Shares will be subject to a lockup of 90% of their shares for a period ending three years from the closing of the merger. Additionally, minority shareholders of Modulex will be subject to a lockup of 90% of their shares for a period of two years from the closing date of the merger. The closing of this proposed Transactions is subject to agreement to these lockups by 90% of the minority shareholders and founding shareholders, respectively, which term may be amended or waived by PHP at their sole discretion. Pursuant to the Lock-Up Agreements, each Modulex shareholder party will agree not to, during the period commencing from the closing of the Business Combination and ending three (3) and two (2) years, respectively, after the Effective Time for Insider and public shares (subject to early release if the closing price of the Company Ordinary Shares equals or exceeds $10.00 per share for any 20 out of 30 trading days and also subject to early release if the Combined Company consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all the Combined Company shareholders having the right to exchange their equity holdings in the Combined Company for cash, securities or other property) engage in any of the following activities: (i) lend, offer, pledge, hypothecate, mortgages, charges, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the restricted securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement).

Minority Lock-Up Agreement

Following the execution and delivery of this Business Combination Agreement, Modulex shall use its commercially reasonable best efforts to enter into lock-up agreements for a two-year period with at least ninety percent (90%) of Modulex shareholders at the date of this Agreement that are not signing Lock-Up Agreements, in the form attached to the Business Combination Agreement as Exhibit C, all of which will automatically become effective as of the date on which the Ordinary Shares first become listed on Nasdaq.

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Company Equity Plan

Prior to the filing of the Registration Statement, the Combined Company shall adopt the Company Equity Plan, which will provide that the total awards under such Company Equity Plan will be a number of Company Ordinary Shares equal to twenty-two percent (22%) of the aggregate number of Company Ordinary Shares issued and outstanding immediately after the Closing. Prior to the effectiveness of the Registration Statement, the board of directors of the Combined Company shall approve and adopt the Company Equity Plan in the manner prescribed under applicable Laws, effective as of the Effective Time, and shall submit the Company Equity Plan for approval by the Company’s shareholders as required by the laws of England and Wales.

First Amendment to Founder Registration Rights Agreement

Simultaneously with the execution of the Business Combination Agreement, Modulex, PHP and the Sponsor entered into the First Amendment to Registration Rights Agreement, pursuant to which the Combined Company assumed the obligations of PHP under the Registration Rights Agreement dated as of August 16, 2021 pursuant to which PHP granted certain registration rights to the Sponsor with respect to certain securities of PHP, and, among other things, added Modulex as a party to the Registration Rights Agreement and provided for the issuance of the Combined Company Ordinary Shares and Combined Company Warrants to be issued to the Sponsor pursuant to the Business Combination Agreement.

Sponsor Voting Agreement

Simultaneously with the execution of the Business Combination Agreement, the Sponsor entered into a Sponsor Voting Agreement in favor of Modulex and PHP, pursuant to which it has agreed to (i) vote all shares of PHP Common Stock beneficially owned by it in favor of the Business Combination and each other proposal related to the Business Combination and the Transactions proposed by the PHP Board of Directors at a meeting of PHP stockholders called to approve the Business Combination or the Transactions, (ii) vote all shares of PHP Common Stock beneficially owned by it against any action, agreement or transaction (other than the Business Combination Agreement or the Transactions) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of PHP or Merger Sub under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Transactions from being consummated, and (iii) not to transfer, assign, or sell such shares, except to certain permitted transferees, prior to the consummation of the Transactions. Additionally, pursuant to the Letter Agreement between the Sponsor and PHP, the Sponsor has agreed not to redeem any shares of PHP Common Stock in connection with the Business Combination.

Simultaneously with the execution of the Business Combination Agreement, PHP and Modulex entered into Voting and Support Agreements with certain significant shareholders of Modulex pursuant to which such shareholders are required to approve the Transactions, and each Modulex shareholder party thereto agreed to vote all of such shareholder’s shares of Modulex in favor of the Business Combination Agreement and the Transactions and to otherwise take certain other actions in support of the Business Combination Agreement and the Transactions and the other matters submitted to the Modulex shareholders for their approval in the manner and subject to the conditions set forth in the Modulex Voting Agreements, and provide a proxy to Modulex to vote such Modulex shares accordingly. The Voting Agreements prevent transfers of the Combined Company Ordinary Shares held by the Combined Company shareholders party thereto between the date of the Modulex Voting Agreements and the Effective Time, except for certain permitted transfers where the recipient also agrees to comply with the Modulex Voting Agreements.

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Amended Letter Agreement

On or prior to the Closing of the Business Combination, PHP, the Sponsor and Modulex agreed to enter into the Amended Letter Agreement pursuant to which Modulex will assume certain obligations of PHP thereunder with respect to the Combined Company securities issued in replacement of the Sponsor’s PHP securities in the Business Combination, the provisions of the Letter Agreement applicable to PHP securities would become applicable to the Combined Company securities issued in replacement therefor, and the lock-up provisions applicable to the Founder Shares, Private Placement Units, Private Placement Shares and Private Placement Warrants in the Letter Agreement would be revised to match the lock-up provisions applicable to Modulex securityholders who are parties to the Modulex Lock-Ups.

Modulex Registration Rights Agreement

Simultaneously with the Closing, Modulex, the Sponsor, and certain securityholders of Modulex will enter into the Registration Rights Agreement pursuant to which, following completion of the Transactions, the Combined Company will register for resale upon demand certain Combined Company Ordinary Shares that are held by the parties thereto from time to time. In certain circumstances, various parties to the Registration Rights Agreement will also be entitled to customary piggyback registration rights, in each case subject to certain limitations set forth in the Modulex Registration Rights Agreement. In addition, the Modulex Registration Rights Agreement provides that the Combined Company will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the Modulex Registration Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to the Combined Company securities, and all such prior agreements shall be terminated.

PIPE Subscription Agreements

The Business Combination Agreement provides that Modulex will use its commercially reasonable efforts to enter into and consummate the PIPE Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors will agree to purchase up to an aggregate of $3 million of PHP Class A common stock at a price per share of $10.00, with such purchases to be consummated upon or currently with the Closing. At the present time, there are no letters of intent with respect to any PIPE Subscription.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations of the Business Combination to U.S. Holders (as defined below) of PHP Common Stock and PHP warrants (collectively “PHP securities”). The following discussion also summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of PHP Common Stock that elect to have their common stock redeemed for cash and the material U.S. federal income tax consequences of the ownership and disposition of Combined Company Ordinary Shares and Combined Company Warrants following the Business Combination. This discussion applies only to the PHP securities, Combined Company Ordinary Shares and Combined Company Warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the Business Combination, the redemptions of PHP Common Stock or the ownership and disposal of Combined Company Ordinary Shares and Combined Company Warrants. The effects of and consequences under other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum tax or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Neither PHP nor Modulex has sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address the tax treatment (i) of Combined Company Ordinary Shares or Combined Company Warrants to be issued to holders of outstanding Modulex Preference Shares in connection with the Business Combination; or (ii) to Holders of PHP rights will receive one Combined Company Ordinary Share for each set of ten (10) PHP rights held on the Effective Time of the Business Combination (i.e., only sets of 10 PHP rights convert where the remaining balance, if any, of less than 10 PHP rights would expire worthless). Further, this discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	banks, insurance companies, and certain other financial institutions;
●	regulated investment companies and real estate investment trusts;
●	brokers, dealers or traders in securities that use a mark to market method of accounting;
●	tax-exempt organizations or governmental organizations;
●	U.S. expatriates and former citizens or long-term residents of the United States;
●	persons holding PHP securities or Combined Company Ordinary Shares and/or Combined Company Warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to PHP securities or Combined Company Ordinary Shares and/or Combined Company Warrants, as the case may be, being taken into account in an applicable financial statement;
●	persons that actually or constructively own 5% or more (by vote or value) of the outstanding PHP Common Stock or, after the Business Combination, the outstanding Combined Company Ordinary Shares;
●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
●	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);
●	U.S. Holders having a functional currency other than the U.S. dollar;
●	persons who hold or received PHP securities or Combined Company Ordinary Shares and/or Combined Company Warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and
●	tax-qualified retirement plans.

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For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of PHP securities and Combined Company Ordinary Shares and/or Combined Company Warrants, as the case may be, that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds PHP securities, Combined Company Ordinary Shares and/or Combined Company Warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF PHP SECURITIES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT OF OWNING COMBINED COMPANY ORDINARY SHARES AND MODULEX WARRANTS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF PHP SECURITIES, COMBINED COMPANY ORDINARY SHARES AND MODULEX WARRANTS.

U.S. Federal Income Tax Treatment of Modulex

Tax Residence of Modulex for U.S. Federal Income Tax Purposes

Although Modulex is incorporated and tax resident in the United Kingdom, the IRS may assert that it should be treated as a U.S. corporation (and therefore a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation (or U.S. tax resident) if it is organized in the United States, and a corporation is generally considered a “foreign” corporation (or non-U.S. tax resident) if it is not organized in the United States. Because Modulex is an entity incorporated and tax resident in the United Kingdom, it would generally be classified as a foreign corporation (or non-U.S. tax resident) under these rules. However, Section 7874 of the Code provides an exception under which a foreign incorporated and foreign tax resident entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

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Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation), (ii) the former shareholders of the acquired U.S. corporation hold or are treated as holding, by vote or value, at least 80% of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “Section 7874 Percentage”), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of tax residency relative to such expanded affiliated group’s worldwide activities. Having substantial business activities in the foreign corporation’s country of tax residency relative to such expanded affiliated group’s worldwide activities is referred to as the “Substantial Business Activities Exception.”

In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets and gross income of the foreign acquiring corporation’s “expanded affiliated group” must be based, located and derived, respectively, in the country in which the foreign acquiring corporation is a tax resident after the acquisition. The Treasury regulations promulgated under Section 7874 of the Code (the “Section 7874 Regulations”) provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Section 7874 of the Code as part of a plan or conducted over a 36-month period. Moreover, certain acquisitions of U.S. corporations over a 36-month period will impact the Section 7874 Percentage, making it more likely that Section 7874 of the Code will apply to a foreign acquiring corporation.

Modulex will indirectly acquire substantially all of the assets of PHP as a result of the Business Combination. As such, Section 7874 of the Code would apply to cause Modulex to be treated as a U.S. corporation for U.S. federal income tax purposes following the Business Combination if the Section 7874 Percentage equals or exceeds 80% and the Substantial Business Activities Exception is not met.

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, PHP and Modulex currently expect that the Section 7874 Percentage of the PHP stockholders in Modulex should be less than 80% after the Business Combination. Accordingly, Modulex is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The calculation of the Section 7874 Percentage is complex and is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such Treasury regulations with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 80% must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Moreover, former PHP securityholders will be deemed to own an amount of Combined Company Ordinary Shares in respect to certain redemptions by PHP of shares of PHP Common Stock prior to the Business Combination for purposes of determining the Section 7874 Percentage. Accordingly, there can be no assurance that the IRS will not challenge the status of Modulex as a foreign corporation under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Section 7874 of Code Modulex’s status as a foreign corporation for U.S. federal income tax purposes, Modulex and certain Modulex shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Modulex and potential future withholding taxes on distributions to non-U.S. Modulex shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes.

The remainder of this discussion assumes that Modulex will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Utilization of PHP’s Tax Attributes and Certain Other Adverse Tax Consequences to Modulex and Modulex’s Shareholders.

Even if the Section 7874 Percentage was such that Modulex were still respected as a foreign corporation under Section 7874 of the Code, Modulex may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Business Combination. If Modulex were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Business Combination, the Section 7874 Regulations would exclude certain shares of Modulex attributable to the Business Combination for purposes of determining the Section 7874 Percentage of that subsequent acquisition, making it more likely that Section 7874 of the Code would apply to such subsequent acquisition.

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Following the acquisition of a U.S. corporation by a foreign corporation, such as here, Section 7874 of the Code can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Section 7874 of the Code. Specifically, Section 7874 of the Code can apply in this manner if (i) the foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold or are treated as holding at least 60% (by vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not meet the Substantial Business Activities Exception.

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, PHP and Modulex currently expect that the Section 7874 Percentage should be less than 60% after the Business Combination. Accordingly, the limitations and other rules described above are not expected to apply to Modulex or PHP after the Business Combination.

If the Section 7874 Percentage applicable to the Business Combination is at least 60% but less than 80%, Modulex and certain of Modulex’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates and the requirement that any U.S. corporation owned by Modulex include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation they hold at a rate of 20%. PHP is not expected to have tax attributes to offset any inversion gain which might exist, regardless of whether PHP has any amount of inversion gain. However, as a blank check company whose assets are primarily comprised of cash and cash equivalents, it is not expected that PHP will have a significant amount of inversion gain as a result of the Business Combination.

The above determination, however, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in such Treasury regulations, with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 60% must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. There can be no assurance that the IRS will not challenge whether Modulex is subject to the above rules or that such a challenge would not be sustained by a court. If the IRS successfully applied these rules to Modulex, significant adverse tax consequences would result for Modulex and for certain Modulex shareholders, including a higher effective corporate tax rate on Modulex.

The remainder of this discussion assumes that the limitations and other rules described above will not apply to Modulex or PHP after the Business Combination.

A new 1% U.S. federal excise tax is expected to be imposed on PHP in connection with redemptions of PHP Class A Common Stock

On August 16, 2022 the Inflation Reduction Act of 2022 (the “IR Act”) became law, which, among other things, imposes a 1% excise tax on the fair market value of certain repurchases (including certain redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign (i.e., non-U.S.) corporations. The excise tax applies to stock repurchases occurring in 2023 and beyond. The amount of the excise tax is generally 1% of the fair market value of the shares of stock repurchased at the time of the repurchase. The excise tax is imposed on the repurchasing corporation itself, not the shareholders from which shares are repurchased. The U.S. Department of Treasury has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax; however, no guidance has been issued to date.

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While not free from doubt, absent such guidance, we currently expect that PHP (the securities of which are currently traded on the Nasdaq Global Market and which will become a subsidiary of Modulex, the securities of which are expected to also be traded on the Nasdaq Global Market after the Business Combination) will be subject to the excise tax with respect to any redemptions of its PHP Class A Common Stock in connection with the Business Combination that are treated as repurchases for this purpose. The extent of the excise tax that may be incurred depends on a number of factors, including the fair market value of the PHP Class A Common Stock redeemed, the extent such redemptions could be treated as dividends for federal income tax purposes and not as payments to repurchase shares of stock, and the content of any regulations and other guidance from the U.S. Department of the Treasury that may be issued and applicable to the redemptions. In addition, although issuances of stock by a repurchasing corporation in a year in which such corporation repurchases stock may reduce the amount of excise tax imposed with respect to such repurchase, absent the issuance of applicable guidance, it is not currently expected that this reduction would be available with respect to redemptions of PHP Class A Common Stock by PHP and the issuance of Modulex Class A Ordinary Shares by Modulex in connection with the Business Combination. The imposition of the excise tax could reduce the amount of cash available to PHP for effecting the redemptions of PHP Class A Common Stock such that the per-share redemption amount received by redeeming holders of PHP Class A Common Stock may be less than $10.10 per PHP public share.

U.S. Holders

U.S. Federal Income Tax Considerations of the Business Combination. Tax Consequences of the Business Combination Under Section 368(a) of the Code

It is intended that the Business Combination qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. However, there are significant factual and legal uncertainties as to whether the Business Combination will qualify as a reorganization. For example, under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as PHP. Moreover, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify as a reorganization, and neither PHP nor Modulex intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, although the parties intend to report the Business Combination in a manner consistent with treatment as a reorganization within the meaning of Section 368(a) to the extent permitted by law, no assurance can be given that the IRS will not challenge the Business Combination’s qualification as a reorganization or that a court will not sustain such a challenge by the IRS.

If, notwithstanding the above, at the Effective Time any requirement for Section 368(a) is not met or the IRS at a later date successfully challenges the Intended Tax Treatment, a U.S. Holder of PHP securities would recognize gain or loss in an amount equal to the difference, if any, between the fair market value as of the Effective Time of Combined Company Ordinary Shares and/or Combined Company Warrants received by such U.S. Holder in the Business Combination over such U.S. Holder’s tax basis in the PHP securities surrendered by such U.S. Holder in the Business Combination. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the PHP securities for more than one year (or short-term capital gain otherwise). Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. It is unclear, however, whether the redemption rights with respect to the PHP securities described herein may suspend the running of the applicable holding period for this purpose.

If the running of the holding period for the PHP securities is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period in the Combined Company Ordinary Shares and/or Combined Company Warrants received in the Business Combination, if any, would not include the holding period for the PHP securities surrendered in exchange therefor. In the case of a U.S. Holder that holds PHP securities with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or for different amounts, these tax basis and holding period rules must be applied separately to each identifiable block of PHP securities.

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Tax Consequences of the Business Combination Under Section 367(a) of the Code

Section 367(a) of the Code and the Treasury regulations promulgated thereunder provide that, where a U.S. person exchanges stock or securities in a U.S. corporation for stock or securities in a non-U.S. corporation in a transaction that would otherwise qualify as a reorganization under Section 368(a) of the Code, the U.S. person is required to recognize any gain (but not loss) realized on such exchange unless certain requirements are satisfied. In general, for the Business Combination to meet these additional requirements, certain reporting requirements must be satisfied and (i) no more than 50% of both the total voting power and the total value of the stock of the transferee non-U.S. corporation is received, in the aggregate, by the “U.S. transferors” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) in the transaction; (ii) no more than 50% of each of the total voting power and the total value of the stock of the transferee non-U.S. corporation is owned, in the aggregate, immediately after the transaction by “U.S. persons” (as defined in the Treasury regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferred U.S. corporation; and (iii) the “active trade or business test” as defined in Treasury regulation Section 1.367(a)-3(c)(3) must be satisfied. Conditions (i), (ii), and (iii) are expected to be met, and, as a result, the Business Combination is expected to satisfy the applicable requirements under Section 367(a) of the Code on account of such conditions.

Accordingly, it is intended that the Business Combination not result in gain recognition as of the Effective Time by a U.S. Holder exchanging PHP Common Stock for Combined Company Ordinary Shares so long as either (A) the U.S. Holder is not a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of Modulex (by total voting power or by total value) or (B) the U.S. Holder is a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the Modulex and enters into a “gain recognition agreement” with respect to the transferred PHP Common Stock. Each U.S. Holder that will own, actually or constructively, 5% or more of either the total voting power or the total value of the outstanding shares of Modulex after the Business Combination (taking into account, for this purpose, ownership of Combined Company Ordinary Shares, and any Combined Company Ordinary Shares not acquired in connection with the Business Combination) should consider entering into a valid “gain recognition agreement” under applicable Treasury regulations and are strongly urged to consult their own tax advisors to determine the particular consequences to them of the Business Combination.

Whether the requirements described above are met will depend on facts existing at the Effective Time, and the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel or ruling from the IRS that any transfer of PHP Common Stock by a U.S. Holder pursuant to the Business Combination will qualify for an exception to Section 367(a)(1) of the Code as of the Effective Time. In addition, no assurance can be given that the IRS will not challenge that the relevant requirements under Section 367(a) of the Code and the Treasury regulations promulgated thereunder have been met with respect to the Business Combination, or that a court would not sustain such a challenge.

If the Business Combination does meet the requirements of Section 368(a) of the Code but, at the Effective Time, any requirement for Section 367(a) of the Code not to impose gain on U.S. Holder is not satisfied, then a U.S. Holder of PHP Common Stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the Effective Time of the Combined Company Ordinary Shares (and, if such U.S. Holder’s PHP warrants convert to Combined Company Warrants, the fair market value of the Combined Company Warrants) received by such U.S. Holder in the Business Combination over such U.S. Holder’s tax basis in the PHP Common Stock (and PHP warrants, if any) surrendered by such U.S. Holder in the Business Combination. Any gain so recognized would generally be long-term capital gain if the U.S. Holder had held the PHP Common Stock (and PHP warrants, if any) for more than one year at the Effective Time (or short-term capital gain otherwise).

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Long-term capital gain of non-corporate U.S. Holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. It is unclear, however, whether the redemption rights with respect to the PHP securities described herein may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the PHP securities is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. A U.S. Holder’s holding period in the Combined Company Ordinary Shares received in the Business Combination, if any, would not include the holding period for the PHP Common Stock (and PHP warrants, if any) surrendered in exchange therefor. In the case of a U.S. Holder that holds PHP securities with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or for different amounts, these tax basis and holding period rules must be applied separately to each identifiable block of PHP securities.

U.S. Holders Exchanging PHP Securities for Combined Company Ordinary Shares and/or Modulex Warrants

If the Business Combination qualifies as a reorganization under Section 368(a) of the Code and is not taxable under Section 367(a) of the Code, a U.S. Holder generally should not recognize gain or loss if, pursuant to the Business Combination, the U.S. Holder either (i) exchanges only PHP Common Stock (but not PHP warrants) for Combined Company Ordinary Shares, (ii) exchanges PHP warrants for Combined Company Warrants, or (iii) both exchanges PHP Common Stock for Combined Company Ordinary Shares and exchanges PHP warrants for Combined Company Warrants.

In such a case, the aggregate tax basis of the Combined Company Ordinary Shares received by a U.S. Holder in the Business Combination should be equal to the aggregate adjusted tax basis of the PHP Common Stock surrendered in exchange therefor. The tax basis in a Combined Company Warrant received by a U.S. Holder in the Business Combination should be equal to the adjusted tax basis of a Combined Company Warrant exchanged therefor. The holding period of the Combined Company Ordinary Shares and/or Combined Company Warrants received by a U.S. Holder in the Business Combination should include the period during which the PHP Common Stock and/or warrants exchanged therefor were held by such U.S. Holder.

U.S. Holders Exercising Redemption Rights with Respect to PHP Common Stock

In the event that a U.S. Holder’s shares of PHP Common Stock are redeemed for cash pursuant to the redemption provisions described herein, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code. Whether a redemption qualifies as a sale of stock under Section 302 of the Code will depend largely on the total number of shares of PHP Common Stock treated as held by the U.S. Holder relative to all of the shares of PHP Common Stock outstanding, both before and after the redemption.

The redemption of PHP Common Stock generally will be treated as a sale of stock under Section 302 of the Code (rather than a distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in PHP, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests (determined immediately after the Business Combination) are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only PHP Common Stock actually owned by such U.S. Holder but also PHP Common Stock constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include PHP Common Stock that could be directly or constructively acquired pursuant to the exercise of PHP warrants.

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There will be a complete termination of a U.S. Holder’s interest if either (i) all of the PHP Common Stock actually and constructively owned by the U.S. Holder is redeemed or (ii) all of the PHP Common Stock actually owned by the U.S. Holder is redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules set forth in the Code and Treasury regulations, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares (including any shares constructively owned by the U.S. Holder as a result of owning warrants). In order to meet the “substantially disproportionate” test, (i) the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption, and (ii) immediately following the redemption the U.S. Holder owns less than 50 percent of the total combined voting power of PHP Common Stock outstanding immediately after the redemption.

The redemption of the PHP Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in PHP. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in PHP will depend on such U.S. Holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their own tax advisors as to the tax consequences of a redemption.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder would generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of PHP Common Stock redeemed. Such gain or loss generally would be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. Holder’s tax basis in such U.S. Holder’s PHP Common Stock generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from PHP’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s PHP Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the PHP Common Stock. After the application of these rules, any remaining tax basis of the U.S. Holder in the redeemed PHP Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining PHP Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its PHP warrants or possibly in other shares of common stock constructively owned by it.

U.S. Federal Income Tax Considerations of Ownership and Disposition of Combined Company Ordinary Shares and Modulex Warrants

Distributions on Combined Company Ordinary Shares

If Modulex makes distributions of cash or property on the Combined Company Ordinary Shares, such distributions will be treated for U.S. federal income tax purposes first as a dividend to the extent of Modulex’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. If Modulex does not provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussions above under “—Utilization of PHP’s Tax Attributes and Certain Other Adverse Tax Consequences to Modulex and Modulex’s Shareholders” and below under “—Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

●	either (a) the shares are readily tradable on an established securities market in the United States (such as the Nasdaq, where the Combined Company Ordinary Shares are intended to be listed), or (b) Modulex is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program;

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●	Modulex is neither a PFIC (as discussed below under below under “—Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for Modulex’s in any taxable year in which the dividend is paid or the preceding taxable year;

●	the U.S. Holder satisfies certain holding period requirements; and

●	the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There can be no assurances that Modulex will be eligible for benefits such as a reduced rate of tax under the U.S./UK tax treaty—formally known as the “Convention between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and on Capital Gains” (the “Treaty”). Furthermore, Modulex will not constitute a “qualified foreign corporation” for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Rules.” U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to Combined Company Ordinary Shares. The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss relating to the change in the exchange rate in effect on the date of actual or constructive receipt of the distribution and the date on which the distribution is converted to U.S. dollars if the dividend is converted into U.S. dollars after the date of receipt.

Subject to certain exceptions, dividends on Combined Company Ordinary Shares will constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Modulex with respect to the Combined Company Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of Combined Company Ordinary Shares and Modulex Warrants.

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Combined Company Ordinary Shares or Combined Company Warrants in an amount equal to the difference between (i) the amount realized on the disposition, and (ii) such U.S. Holder’s adjusted tax basis in such Combined Company Ordinary Shares and/or Combined Company Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Combined Company Ordinary Shares or Combined Company Warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the Combined Company Ordinary Shares and/or Combined Company Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source gain or loss. Accordingly, in the event any United Kingdom tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder may not be able to utilize foreign tax credits unless such U.S. Holder has foreign source income or gain in the same category from other sources. Moreover, there are special rules under the Treaty, which may impact a U.S. Holder’s ability to claim a foreign tax credit. U.S. Holders are urged to consult their own tax advisors regarding the ability to claim a foreign tax credit and the application of the Treaty to such U.S. Holder’s particular circumstances.

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Exercise or Lapse of a Modulex Warrant

Except as discussed below with respect to the cashless exercise of a Combined Company Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Combined Company Ordinary Shares on the exercise of a Combined Company Warrant for cash. A U.S. Holder’s tax basis in a Combined Company Ordinary Shares received upon exercise of the Combined Company Warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the Combined Company Warrant exercised and the exercise price.

The U.S. Holder’s holding period for a Combined Company Ordinary Shares received upon exercise of the Combined Company Warrant will generally begin on the date following the date of exercise (or possibly the date of exercise) of the Combined Company Warrant and will not include the period during which the U.S. Holder held the Combined Company Warrant. If a Combined Company Warrant is allowed to lapse unexercised, a U.S. Holder that has otherwise received no proceeds with respect to such Combined Company Warrant generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Combined Company Warrant.

The tax consequences of a cashless exercise of a Combined Company Warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the Combined Company Ordinary Shares received would generally equal the U.S. Holder’s basis in the Combined Company Warrants exercised for such shares. If the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period in the Combined Company Ordinary Shares would generally be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Combined Company Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Combined Company Ordinary Shares would generally include the holding period of the Combined Company Warrants exercised therefor.

It is also possible that a cashless exercise of a Combined Company Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “—Sale, Exchange, Redemption or Other Taxable Disposition of Combined Company Ordinary Shares and Modulex Warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the fair market value of the Combined Company Warrants deemed surrendered and (ii) the U.S. Holder’s tax basis in such Combined Company Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Combined Company Ordinary Shares received would equal the sum of (i) U.S. Holder’s tax basis in the Combined Company Warrants deemed exercised and (ii) the exercise price of such Combined Company Warrants. A U.S. Holder’s holding period for the Combined Company Ordinary Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Combined Company Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise of Combined Company Warrants.

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Possible Constructive Distributions

The terms of each Combined Company Warrant provide for an adjustment to the number of Combined Company Ordinary Shares for which the Combined Company Warrant may be exercised or to the exercise price of the Combined Company Warrant in certain events, as discussed under “Description of Combined Company Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a Combined Company Warrant would, however, be treated as receiving a constructive distribution from Modulex if, for example, the adjustment increases the holder’s proportionate interest in Modulex’s assets or earnings and profits (for instance, through an increase in the number of Combined Company Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash or other property such as other securities to the holders of the Combined Company Ordinary Shares which is taxable to the U.S. Holders of such shares as described under “—Distributions on Combined Company Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such Combined Company Warrant received a cash distribution from Modulex equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of the Combined Company Ordinary Shares could be materially different from that described above, if Modulex is treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

●	at least 75% of its gross income for such year is passive income; or

●	at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income (including cash).

For this purpose, Modulex will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which Modulex owns, directly or indirectly, 25% or more (by value) of the stock. Passive income generally includes dividends, interest, rents, royalties and capital gains.

Based on the current and anticipated composition of the income, assets and operations of Modulex and its subsidiaries, Modulex does not believe it will be treated as a PFIC for the taxable year that includes the Business Combination. However, there can be no assurances in this regard, nor can there be any assurances that Modulex will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and Modulex can make no assurances that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether Modulex or any of its subsidiaries is treated as a PFIC is determined on an annual basis. The determination of whether Modulex or any of its subsidiaries is a PFIC is a factual determination that depends on, among other things, the composition of Modulex’s income and assets, and the value of its and its subsidiaries’ shares and assets. Changes in the composition of the income or assets of Modulex and its subsidiaries may cause Modulex to be or become a PFIC for the current or subsequent taxable years. Under the PFIC rules, if Modulex were considered a PFIC at any time that a U.S. Holder owns Combined Company Ordinary Shares or Combined Company Warrants, Modulex would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its Combined Company Ordinary Shares and/or Combined Company Warrants at their fair market value on the last day of the last taxable year in which Modulex is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below, but any loss would not be recognized. After the deemed sale election, the Combined Company Ordinary Shares or Combined Company Warrants with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless Modulex subsequently becomes a PFIC.

For each taxable year that Modulex is treated as a PFIC with respect to a U.S. Holder’s Combined Company Ordinary Shares or Combined Company Warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its Combined Company Ordinary Shares (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below.

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Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the Combined Company Ordinary Shares will be treated as excess distributions. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Combined Company Ordinary Shares;

●	the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which Modulex is a PFIC, will be treated as ordinary income; and

●	the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the Combined Company Ordinary Shares or Combined Company Warrants cannot be treated as capital gains, even though the U.S. Holder holds the Combined Company Ordinary Shares or Combined Company Warrants as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which Modulex may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that Modulex does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of Modulex’s subsidiaries.

If Modulex is a PFIC, a U.S. Holder of Combined Company Ordinary Shares (but not Combined Company Warrants) may avoid taxation under the Excess Distribution Rules described above by making a “qualified electing fund” (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to its Combined Company Ordinary Shares only if Modulex provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations. Upon written request, Modulex will endeavor to provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make a QEF election with respect to the Combined Company Ordinary Shares in the event Modulex is treated as a PFIC for any taxable year. There can be no assurance, however, that Modulex will timely provide such information for the current year or subsequent years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election. In addition, U.S. Holders of Combined Company Warrants will not be able to make a QEF election with respect to their warrants.

In the event Modulex is a PFIC, a U.S. Holder that makes a QEF election with respect to its Combined Company Ordinary Shares would generally be required to include in income for each year that Modulex is treated as a PFIC the U.S. Holder’s pro rata share of Modulex’s ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of the Combined Company Ordinary Shares. Any net deficits or net capital losses of Modulex for a taxable year would not be passed through and included on the tax return of the U.S. Holder, however.

A U.S. Holder’s basis in the Combined Company Ordinary Shares would be increased by the amount of income inclusions under the qualified electing fund rules. Dividends actually paid on the Combined Company Ordinary Shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in the Combined Company Ordinary Shares by a corresponding amount.

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If Modulex owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to Modulex’s providing the relevant tax information for each Lower-Tier PFIC on an annual basis.

If a U.S. Holder does not make a QEF election (or a mark-to-market election, as discussed below) effective from the first taxable year of a U.S. Holder’s holding period for the Combined Company Ordinary Shares in which Modulex is a PFIC, then the Combined Company Ordinary Shares will generally continue to be treated as an interest in a PFIC, and the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the Excess Distribution Rules to its Combined Company Ordinary Shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold the Combined Company Ordinary Shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the Excess Distribution Rules described above. A U.S. Holder that is eligible to make a QEF election with respect to its Combined Company Ordinary Shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective.

U.S. Holders should consult their own tax advisors as to the availability and desirability of a QEF election.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) may make a mark-to-market election for its Combined Company Ordinary Shares to elect out of the Excess Distribution Rules discussed above if Modulex is treated as a PFIC. If a U.S. Holder makes a mark-to-market election with respect to its Combined Company Ordinary Shares, such U.S. Holder will include in income for each year that Modulex is treated as a PFIC with respect to such Combined Company Ordinary Shares an amount equal to the excess, if any, of the fair market value of the Combined Company Ordinary Shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the Combined Company Ordinary Shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the Combined Company Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the Combined Company Ordinary Shares included in the U.S. Holder’s income for prior taxable years.

Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Combined Company Ordinary Shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Combined Company Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Combined Company Ordinary Shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such Combined Company Ordinary Shares previously included in income. A U.S. Holder’s basis in the Combined Company Ordinary Shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions Modulex makes would generally be subject to the rules discussed above under “ —Distributions on Combined Company Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply. U.S. Holders of Combined Company Warrants will not be able to make a mark-to-market election with respect to their Combined Company Warrants.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The Combined Company Ordinary Shares, which are expected to be listed on the Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that Combined Company Ordinary Shares will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for Modulex.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for the Combined Company Ordinary Shares in which Modulex is a PFIC, then the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a mark-to-market election with respect to the Combined Company Ordinary Shares in a later year will continue to be subject to the Excess Distribution Rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the Excess Distribution Rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to its Combined Company Ordinary Shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

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A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis. U.S. Holders should consult their own tax advisors regarding any reporting requirements that may apply to them if Modulex is a PFIC. U.S.

Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Non-U.S. Holders of Combined Company Ordinary Shares and Modulex Warrants.

The section applies to Non-U.S. Holders of Combined Company Ordinary Shares and Combined Company Warrants. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Combined Company Ordinary Shares or Combined Company Warrants that is not a U.S. Holder, and is:

●	a non-resident alien individual, other than certain former citizens and residents of the United States;
●	a foreign corporation; or
●	an estate or trust that is not a U.S. Holder.

Non-U.S. Holders Exercising Redemption Rights with Respect to PHP Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s PHP Common Stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s PHP Common Stock, as described above under “—U.S. Holders Exercising Redemption Rights with Respect to PHP Common Stock.” Any redeeming Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing such Non-U.S. Holder’s U.S. federal income tax liability unless one of the exceptions described below under “—U.S. Federal Income Tax Consequences of the Ownership and Disposition of Combined Company Ordinary Shares and Modulex Warrants to Non-U.S. Holders” applies in respect of gain from the disposition of PHP Common Stock. However, redeeming Non-U.S. Holders may be subject to U.S. federal income tax on any gain recognized as a result of the redemption if PHP Common Stock constitutes a U.S. real property interest by reason of PHP’s status as a U.S. real property holding corporation for U.S. federal income tax purposes. PHP believes that it is not and has not been at any time since its formation a U.S. real property holding corporation.

If a Non-U.S. Holder receives cash for PHP Common Stock, and the redemption is treated as a distribution (rather than a sale of stock under Section 302 of the Code), the Non-U.S. Holder will be subject to a 30% withholding tax (unless otherwise reduced by an applicable income tax treaty) on dividends to the extent the distribution is paid from current or accumulated earnings and profits of PHP, as determined under U.S. federal income tax principles, provided such dividends are not effectively connected with such Non-U.S. Holders’ conduct of a trade or business within the United States.

U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Ownership and Disposition of Combined Company Ordinary Shares and Modulex Warrants

Subject to the discussion below concerning backup withholding, any (i) distributions of cash or property paid to a Non-U.S. Holders in respect of Combined Company Ordinary Shares (including constructive distributions treated as dividends as discussed above under “—U.S. Holders Possible Constructive Distributions”) or (ii) gain realized upon the sale or other taxable disposition of Combined Company Ordinary Shares and/or Combined Company Warrants generally will not be subject to U.S. federal income taxation unless:

●	the gain or distribution is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

●	in the case of any gain, the Non-U.S. Holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

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Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates in the same manner discussed in “—U.S. Holders Distributions on Ordinary Shares” and “—U.S. Holders Sale, Exchange, Redemption or Other Taxable Disposition of Combined Company Ordinary Shares and Modulex Warrants.” A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Combined Company Warrant, or the lapse of a Combined Company Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “—U.S. Holders—Exercise or Lapse of a Modulex Warrant,” above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the Combined Company Ordinary Shares and Combined Company Warrants.

Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Foreign Account Tax Compliance Act

The United States Foreign Account Tax Compliance Act, or FATCA, imposes a reporting regime and, potentially, a 30% withholding tax on certain payments made to certain non-U.S. financial institutions that fail to comply with certain information reporting, account identification, withholding, certification and other FATCA related requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. To avoid becoming subject to FATCA withholding, we may be required to report information to the IRS regarding the holders of Combined Company Ordinary Shares and to withhold on a portion of payments with respect to our ordinary shares to certain holders that fail to comply with the relevant information reporting requirements (or that hold our ordinary shares directly or indirectly through certain non-compliant intermediaries). This withholding tax made with respect to Combined Company Ordinary Shares will not apply to payments made before the date that is two years after the date of publication of final regulations defining the term “foreign passthrough payment”. An intergovernmental agreement between the United States and another country may also modify these requirements. FATCA is particularly complex and its application is uncertain at this time. Holders of our ordinary shares should consult their tax advisors to obtain a more detailed explanation of FATCA and to learn how FATCA might affect each holder in its particular circumstances.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of PHP Common Stock, dividends received by U.S. Holders of Combined Company Ordinary Shares, and the proceeds received on sale or other taxable the disposition of Combined Company Ordinary Shares or Combined Company Warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to PHP Common Stock and Combined Company Ordinary Shares and proceeds from the sale, exchange, redemption or other disposition of Combined Company Ordinary Shares or Combined Company Warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

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Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of PHP Common Stock or PHP warrants or their Combined Company Ordinary Shares or Combined Company Warrants, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to Combined Company Ordinary Shares and proceeds from the sale of other disposition of Combined Company Ordinary Shares or Combined Company Warrants received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

CERTAIN MATERIAL TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of Modulex Ordinary Shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

This discussion is based on the Code, the Treasury Regulations promulgated thereunder, which we refer to in this joint proxy statement/prospectus as the Treasury Regulations, judicial and administrative interpretations thereof.

This discussion of the U.S./UK tax treaty—formally known as the “Convention between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and on Capital Gains” (the “Treaty”), is limited in this joint proxy statement/prospectus.

Non-U.S. Holders should consult their own tax advisors regarding this Treaty and other potentially applicable income tax treaties that may provide for different rules.

Each of the foregoing is subject to change, potentially with retroactive effect, and any such change could affect the U.S. federal income tax considerations described below. Neither Modulex nor PHP will request a ruling from the IRS as to the U.S. federal income tax consequences of the mergers or any other matter and, thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

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For purposes of this discussion, a “U.S. holder” is a beneficial owner of Combined Company Ordinary Shares or PHP Common Stock or, after the completion of the Transactions, Combined Company Ordinary Shares, that for U.S. federal income tax purposes is:

●	an individual citizen or resident alien of the United States;
●	a corporation (or other entity taxable as a corporation for such purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust, if such trust validly has elected to be treated as a U.S. person for U.S. federal income tax purposes or if (i) a U.S. court can exercise primary supervision over its administration and (ii) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

A “non-U.S. holder” is a beneficial owner of Combined Company Ordinary Shares or PHP Common Stock or, after the completion of the Transactions, Combined Company Ordinary Shares, other than a U.S. holder or a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes, which we refer to in this joint proxy statement/prospectus as a partnership. If a partnership is a beneficial owner of Combined Company Ordinary Shares or PHP Common Stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Holders of Combined Company Ordinary Shares or PHP Common Stock that are partnerships, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax considerations for them with respect to the mergers and the subsequent ownership and disposition of Modulex shares.

U.S. Tax Residence of Modulex

Modulex, which will be an English public company at the time of the Transactions, generally would be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) under general rules of U.S. federal income taxation. Section 7874 of the Code, however, contains rules that result in a foreign corporation being taxed as a U.S. corporation for U.S. federal income tax purposes.

Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a foreign corporation) will be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, a U.S. tax resident and subject to U.S. federal income tax on its worldwide income) when (i) the foreign corporation acquires, directly or indirectly, substantially all of the assets held, directly or indirectly, by a U.S. corporation, (ii) after the acquisition, the stockholders of the acquired U.S. corporation hold at least 80% (by vote or value) of the shares of the foreign corporation by reason of holding shares of the U.S. acquired corporation, and (iii) after the acquisition, the foreign corporation’s expanded affiliated group does not have substantial business activities in the foreign corporation’s country of organization or incorporation when compared to the expanded affiliated group’s total business activities. For this purpose, “expanded affiliated group” means the foreign corporation and all subsidiaries in which the foreign corporation owns, directly or indirectly, more than 50% of the stock (by vote or value). In addition, Treasury Regulation Section 1.7874-2 provides that if, pursuant to a plan or a series of related transactions, a foreign corporation acquires substantially all of the assets held, directly or indirectly, by two or more U.S. corporations, then the acquisitions will be treated as a single acquisition of a single U.S. corporation for purposes of the 80% ownership test described above.

Pursuant to the Transactions, after the acquisition, the former shareholders of the acquired U.S. corporation (PHP) are expected to hold or be treated as holding less than 80% (by vote or value) of the shares of the foreign acquiring corporation (Modulex) by reason of holding shares in the acquired U.S. corporation (PHP). Accordingly, the limitations and other rules described above are not expected to apply to Modulex or PHP after the Business Combination.

We caution, however, that there have been legislative proposals to expand the scope of U.S. corporate tax residence and there could be a future change in law under Section 7874 of the Code, the Treasury Regulations promulgated thereunder or otherwise that could result in Modulex being treated as a U.S. corporation. If it were determined that Modulex should be taxed as a U.S. corporation for U.S. federal income tax purposes, Modulex could be liable for substantial additional U.S. federal income tax. For UK tax purposes, Modulex is expected, regardless of any application of Section 7874 of the Code, to be treated as a UK resident company since Modulex is incorporated under the laws of England and Wales.

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UK Tax Consequences

The following paragraphs set out below summarize material aspects of the UK tax treatment of holders of Combined Company Ordinary Shares and do not purport to be either a complete analysis of all tax considerations relating to the Business Combination or an analysis of the tax position of PHP or Modulex. They are based on current UK legislation and what is understood to be current HM Revenue & Customs practice, both of which are subject to change, possibly with retrospective effect.

The comments are intended as a general guide and (otherwise than where expressly stated to the contrary) apply only to holders of Combined Company Ordinary Shares who are resident for tax purposes in the United Kingdom, who hold or PHP Common Stock, and, following the Business Combination Combined Company Ordinary Shares (other than under a personal equity plan or individual savings account) and who are the absolute beneficial owners of such shares. These comments do not deal with certain types of shareholders such as charities, dealers in securities, persons holding or acquiring shares in the course of a trade, persons who have or could be treated for tax purposes as having acquired their PHP common stock, and, following the Business Combination, Combined Company Ordinary Shares by reason of their employment, collective investment schemes, persons subject to UK tax on the remittance basis and insurance companies. You are encouraged to consult an appropriate independent professional tax advisor with respect to your tax position.

Tax on Chargeable Gains as a Result of the Business Combination

Liability for UK tax on chargeable gains will depend on the individual circumstances of each shareholder.

UK Resident Individual Shareholders

In the absence of any available allowances and reliefs, a gain arising on the disposal of Combined Company Ordinary Shares by a UK resident individual will be taxed at the rate of 10% except to the extent that the gain, when it is added to such shareholder’s other taxable income and gains in excess of the personal allowance in the relevant tax year, exceeds the upper limit of the basic rate income tax band, in which case it will be taxed at the rate of 20%.

The capital gains tax annual exempt amount (£12,300 for the tax year ending April 5, 2023 and £6,000 for the tax year ending April 5, 2024) may be available to an individual shareholder to offset against chargeable gains realized on the disposal of such shareholder’s Combined Company Ordinary Shares

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UK Resident Corporate Shareholders

For a shareholder that is a UK resident company, any gain on the disposal of its will be subject to corporation tax (at 19% for the tax year ending March 31, 2023, and up to 25% for the tax year ending March 31, 2024 for companies with annual profits of £250,000 or more, with a system of marginal relief applying for companies with annual profits between £50,000 and £250,000, reducing the rate to a minimum 19% for companies with profits less than £50,000) in the absence of any available exemptions and reliefs.

Non-UK Resident Shareholders

Subject to the below, shareholders who are not resident in the United Kingdom for tax purposes will not generally be subject to UK tax on chargeable gains, unless they carry on a trade, profession or vocation in the United Kingdom through a branch or agency or (in the case of a company) permanent establishment and the disposed of Combined Company Ordinary Shares is used or held for the purposes of that branch, agency or permanent establishment.

A shareholder who is an individual, who has ceased to be resident for tax purposes in the United Kingdom for a period of less than five years and who disposes of Combined Company Ordinary Shares during that period may be liable for UK tax on capital gains (in the absence of any available exemptions or reliefs). If applicable, the tax charge will arise in the tax year that the individual returns to the United Kingdom.

Tax on Dividends

Modulex is not required to withhold UK tax when it pays a dividend. The amount of any liability for UK tax on dividends paid by Modulex will depend upon the individual circumstances of a shareholder.

UK Resident Individual Shareholders

Dividends received from Modulex by a UK resident individual will form part of such shareholder’s total income for income tax purposes and will constitute the top slice of that income. A nil rate of income tax (the dividend allowance) will apply to the first £2,000 of taxable dividend income received by the shareholder (for the tax year ending 5 April 2023. Where the dividend income is above the £2,000 dividend allowance, the first £2,000 of the dividend income will be charged at the nil rate and any excess amount will be taxed at the rate that would apply to that amount if the nil rate did not exist. The rates are 8.75% to the extent that the excess amount falls within the basic rate tax band, 33.75% to the extent that the excess amount falls within the higher rate tax band and 39.35% to the extent that the excess amount falls within the additional rate tax band. The dividend allowance would reduce from £2,000 to £1,000 from April 2023.

UK Resident Corporate Shareholders

UK resident corporate shareholders will not generally be subject to tax on dividends received from Modulex as long as the dividends fall within an “exempt class” and certain other conditions are met. Examples of dividends that fall within an exempt class are dividends paid on shares that are “ordinary share capital” for UK tax purposes and are not redeemable and dividends paid to a person holding less than 10% of the issued share capital of the payer.

Non-UK Resident Shareholders

Non-UK resident individual shareholders will not be subject to UK tax on dividends received from Modulex unless they are carrying on a trade, profession or vocation in the United Kingdom and the dividends are either a receipt of that trade or, in the case of corporation tax, the Combined Company Ordinary Shares are held by or for a UK permanent establishment through which the trade is carried on.

Stamp Duty and Stamp Duty Reserve Tax, referred to as SDRT

Based on current published HM Revenue & Customs practice and recent case law, no SDRT should be payable, and no liability for stamp duty should arise, in respect of the issue of Combined Company Ordinary Shares pursuant to the Business Combination. Transfers of Combined Company Ordinary Shares will generally be subject to stamp duty or SDRT at the rate of 0.5% of the amount or value of the consideration given.

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INFORMATION ABOUT THE COMPANIES

PHP Ventures Acquisition Corp.

PHP was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. PHP was incorporated under the laws of the State of Delaware on April 13, 2021.

On August 16, 2021, PHP consummated the PHP IPO of 5,000,000 units, with each unit consisting of one share of PHP Common Stock one-half of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of PHP Common Stock at a price of $11.50 per whole share, exercisable on the later of (i) 30 days after the completion of an initial business combination and (ii) 12 months from the closing of PHP IPO, and one right of PHP entitling the holder to purchase one share of PHP Common Stock per ten PHP rights will automatically be exchanged at the Effective Time whereby each set of ten PHP rights will be converted to one Combined Company Ordinary Share (and only sets of ten PHP rights will convert so any remaining PHP rights less than ten will expire). The units from the PHP IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $50,000,000. Simultaneously with the closing of the PHP IPO, the Company consummated the sale of 293,400 private placement units at a price of $10.00 per private placement unit in a private placement to the Sponsor, generating gross proceeds of $2,934,000. A total of $58,075,000 of the net proceeds of these offerings was deposited into the Trust Account, net of underwriting discounts and commissions and other costs and expenses, which became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. As of August 25, 2023, there was approximately $9,417,86 held in the Trust Account.

The PHP IPO was conducted pursuant to a registration statement on Form S-1 (Registration No. 333-256840) that became effective on August 11, 2021. PHP’s units, the PHP Common Stock, the PHP warrants and the PHP rights are listed on the Nasdaq Capital Market under the symbols PPHPU, PPHP, PPHPW and PPHPR, respectively.

The mailing address of PHP’s principal executive office is CT 10-06, Level 10, Corporate Tower Subang Square, Jalan SS15/4G, Subang Jaya, Selangor, Malaysia, and its telephone number is +60 3 5888 8485. After the consummation of the Business Combination, PHP’s principal executive office will be that of Modulex.

Modulex Modular Buildings Plc

Modulex is a global pioneer in construction technology, with a steadfast commitment to carbon neutrality and innovation, combined with a determination to harness the power of emerging technologies to meet critical housing and infrastructure needs across the globe, at pace, and with optimal efficiency. Modulex is harnesses emerging technologies like Artificial Intelligence, Blockchain & Internet of Things (IoT) to meet these burgeoning housing and infrastructure needs. Modulex is an incubation promoted by Red Ribbon Asset Management Plc, a Mainstream Impact Investing company, which intends to take disruptive construction technology to emerging and growth markets where there is an urgent need for infrastructure such as healthcare, offices, and affordable housing. Modulex’s foundation is built its values, which its management believes distinguishes them and guide their actions. Modulex conduct its business in a socially responsible and ethical manner with respect for the law, support for universal human rights, protection of the environment and benefits to the communities in which Modulex operates.

The mailing address of Modulex’s principal executive office is 16 Berkeley Street, London, WIJ 8DZ and its telephone number is +44 20 7183 3710.

Modulex Merger Sub

Modulex Merger Sub, Inc. is a newly formed Delaware corporation and a wholly-owned subsidiary of Modulex. Merger Sub was formed solely for the purpose of effecting the Transactions and has not carried on any activities other than those in connection with the Transactions. The address and telephone number for Merger Sub’s principal executive offices are the same as those for Modulex.

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PHP’S BUSINESS

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to PHP before the Business Combination.

Introduction

We are a blank check company incorporated in the State of Delaware on April 13, 2021, whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies. We focused on industries that complement our management team’s background, and to capitalize on the ability of our management team to identify and acquire a business, focusing on the consumer-facing companies, where our management team has extensive experience.

Our management team is led by our Chief Executive Officer, Marcus Choo Yeow Ngoh, and our Chief Financial Officer, Garry Stein who are well positioned to take advantage of the growing set of acquisition opportunities focused on the consumer-facing companies and our contacts and relationships, ranging from owners and management teams of private and public companies, private equity funds, investment bankers, attorneys, to accountants and business brokers will allow us to generate an attractive transaction for our stockholders.

Significant Activities Since Inception

On August 16, 2021, we consummated the PHP IPO of 5,750,000 units, including the underwriters’ over-allotment option of an additional 750,000 units. Each unit consists of one share of Class A common stock of the Company, par value $0.0001 per share, one-half of one redeemable warrant of the Company, with each whole warrant entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, and one right to receive one-tenth of one share of Class A Common Stock. The units were sold at a price of $10.00 per unit, generating gross proceeds of $57,500,000.

Simultaneously with the consummation of the PHP IPO, we completed the private placement of an aggregate of 293,400 units to our sponsor, including 22,500 units issued pursuant to the underwriters’ exercise of the over-allotment option in full, at a purchase price of $10.00 per private placement unit, generating total gross proceeds of $2,934,000.

A total of $58,075,000, comprised of proceeds from the PHP IPO and proceeds from the Private Placement held on August 16, 2021 and August 19, 2021, net of the underwriting commissions, discounts, and offering expenses, was deposited in a U.S.-based trust account, maintained by Continental, acting as trustee.

On October 4, 2021, the Class A ordinary shares and Public Warrants included in the Units began separate trading.

On August 15, 2023, PHP held a special meeting of its stockholders and shareholders approved the Trust Amendment Proposal to authorize PHP to enter into the Trust Agreement Amendment to amend the Trust Agreement to allow PHP to extend the date to complete an initial business combination or Continental must liquidate the Trust Account established in connection with the IPO, which was approved allowing PHP to extend beyond August 16, 2023 by up to twelve (12), one-month extensions through August 16, 2024, which is the date by which the Company must have completed its initial business combination or liquidate the Trust Account.

In connection with each Extension, the Sponsor (or its affiliates or permitted designees), will deposit into the Trust Account the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month, as set forth in the Trust Agreement. In connection with the voting on the Extension Amendment Proposal and the Trust Amendment Proposal at the Special Meeting, holders of 906,611 shares of Class A common stock exercised the right to redeem such shares for cash.

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Initial Business Combination

We are not presently engaged in, and we will not engage in, any operations other than the completion of our initial business combination. We intend to complete the Business Combination using remaining cash in our Trust Account after the redemption of our Public Shares from all of our public shareholders who properly request redemption as described below under the heading “Redemption Rights for Public Stockholders upon Completion of our Initial Business Combination” and the proceeds from the PIPE Investment.

Our amended and restated certificate of incorporation provides that we have up to August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023 in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter). If we do not complete the Business Combination with Modulex or another business combination by such period, then our existence will terminate, and we will distribute all amounts in the Trust Account.

Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors will make the determination as to the fair market value of our initial business combination. If our board of directors is not able to independently determine the fair market value of our initial business combination, we will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. While we consider it unlikely that our board of directors will not be able to make an independent determination of the fair market value of our initial business combination, it may be unable to do so if it is less familiar or experienced with the business of a particular target or if there is a significant amount of uncertainty as to the value of a target’s assets or prospects. Additionally, pursuant to Nasdaq rules, any initial business combination must be approved by a majority of our independent directors.

Status as a Public Company

We believe our structure will make us an attractive business combination partner to target businesses. As a public company, we offer a target business an alternative to the traditional initial public offering through a merger or other business combination with us. Following an initial business combination, we believe the target business would have greater access to capital and additional means of creating management incentives that are better aligned with stockholders’ interests than it would as a private company. A target business can further benefit by augmenting its profile among potential new customers and vendors and aid in attracting talented employees. In a business combination transaction with us, the owners of the target business may, for example, exchange their shares of stock in the target business for our shares of Class A common stock (or shares of a new holding company) or for a combination of our shares of Class A common stock and cash, allowing us to tailor the consideration to the specific needs of the sellers.

Although there are various costs and obligations associated with being a public company, we believe target businesses will find this method a more expeditious and cost-effective method to becoming a public company than the typical initial public offering. The typical initial public offering process takes a significantly longer period of time than the typical business combination transaction process, and there are significant expenses in the initial public offering process, including underwriting discounts and commissions, marketing and road show efforts that may not be present to the same extent in connection with an initial business combination with us.

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Furthermore, once a proposed initial business combination is completed, the target business will have effectively become public, whereas an initial public offering is always subject to the underwriters’ ability to complete the offering, as well as general market conditions, which could delay or prevent the offering from occurring or could have negative valuation consequences. Following an initial business combination, we believe the target business would then have greater access to capital and an additional means of providing management incentives consistent with stockholders’ interests and the ability to use its shares as currency for acquisitions. Being a public company can offer further benefits by augmenting a company’s profile among potential new customers and vendors and aid in attracting talented employees.

While we believe that our structure and our management team’s backgrounds will make us an attractive business partner, some potential target businesses may view our status as a blank check company, such as our lack of an operating history and our ability to seek stockholder approval of any proposed initial business combination, negatively.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following November 3, 2026, the fifth anniversary of the completion of the PHP IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates equals or exceeds $250 million as of the end of the prior June 30th, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30th.

Permitted Purchases of our Securities

Because we are seeking stockholder approval of our initial business combination and are not conducting redemptions in connection with our initial business combination pursuant to the tender offer rules, our Sponsor, Initial Stockholders, directors, officers, or their affiliates may purchase public shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination. There is no limit on the number of shares our Initial Stockholders, directors, officers or their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of the funds held in the Trust Account will be used to purchase shares or public warrants in such transactions prior to completion of our initial business combination.

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The purpose of any such purchases of shares could be to vote such shares in favor of the initial business combination and thereby increase the likelihood of obtaining stockholder approval of the initial business combination. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of our shares of Class A common stock or warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with our initial business combination. To the extent that our Sponsor, officers, directors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against our initial business combination, whether or not such stockholder has already submitted a proxy with respect to our initial business combination. Our Sponsor, officers, directors or their affiliates will only purchase public shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors and/or their affiliates will not make purchases of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchases are subject to such reporting requirements.

Additionally, in the event our Sponsor, directors, officers, advisors or their affiliates were to purchase shares or rights from public shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

● our registration statement/proxy statement filed for our business combination transaction would disclose the possibility that our Sponsor, directors, officers, advisors or any of their affiliates may purchase shares or rights from public stockholders outside the redemption process, along with the purpose of such purchases;

● if our Sponsor, directors, officers, advisors or any of their affiliates were to purchase shares or rights from public stockholders, they would do so at a price no higher than the price offered through our redemption process;

● our registration statement/proxy statement filed for our business combination transaction would include a representation that any of our securities purchased by our Sponsor, directors, officers, advisors or any of their affiliates would not be voted in favor of approving the business combination transaction;

● our Sponsor, directors, officers, advisors or any of their affiliates would not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

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● we would disclose in a Form 8-K, before our security holder meeting to approve the business combination transaction, the following material items:

○ the amount of our securities purchased outside of the redemption offer by our Sponsor, directors, executive officers, advisors or any of their affiliates, along with the purchase price;

○ the purpose of the purchases by our Sponsor, directors, executive officers, advisors or any of their affiliates;

○ the impact, if any, of the purchases by our Sponsor, directors, executive officers, advisors or any of their affiliates on the likelihood that the business combination transaction will be approved;

○ the identities of our security holders who sold to our Sponsor, directors, executive officers, advisors or any of their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to our Sponsor, directors, executive officers, advisors or any of their affiliates; and

○ the number of our securities for which we have received redemption requests pursuant to our redemption offer.

See “Proposal One — The Business Combination Proposal” of this proxy statement/prospectus for additional information on shares to be issued.

Redemption Rights for Public Stockholders upon Completion of our Initial Business Combination

We will provide our public stockholders with the opportunity to redeem all or a portion of their shares of PHP Class A Common Stock upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial business combination including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. As of December 30, 2022, the amount in the Trust Account was approximately $10.40 per public share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. Our Sponsor, officers and directors have entered into a Letter Agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and Private Placement Shares and any public shares held by them in connection with the completion of our initial business combination.

The purpose of any such purchases of shares could be to vote such shares in favor of the initial business combination and thereby increase the likelihood of obtaining stockholder approval of the initial business combination, where it appears that such requirement would otherwise not be met. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of our securities may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Existing PHP Charter provides that we will only redeem public shares so long as (after such redemption), PHP’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act, or of any entity that succeeds us as a public company (such as Modulex), will be at least $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial business combination either immediately prior to or upon consummation of the initial business combination and after payment of underwriters’ fees and commissions.

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We will complete our initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial business combination. A quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of the company representing a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting. Our Initial Stockholders will count toward this quorum and pursuant to the Letter Agreement, our Sponsor, officers and directors have agreed to vote their founder shares and Private Placement Shares and any public shares purchased during or after the PHP IPO (including in open market and privately negotiated transactions) in favor of our initial business combination. Each public stockholder may elect to redeem its public shares irrespective of whether they vote for or against the proposed transaction.

Our amended and restated certificate of incorporation provides that we will only redeem our public shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our initial business combination. For example, the proposed initial business combination may require: (i) cash consideration to be paid to the target or its owners, (ii) cash to be transferred to the target for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions in accordance with the terms of the proposed initial business combination. In the event the aggregate cash consideration we would be required to pay for all shares of Class A common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed initial business combination exceed the aggregate amount of cash available to us, we will not complete the initial business combination or redeem any shares, and all shares of PHP Class A common stock submitted for redemption will be returned to the holders thereof.

If stockholder approval of the transaction is required by law or stock exchange listing requirement, or we decide to obtain stockholder approval for business or other legal reasons, we will, pursuant to our amended and restated certificate of incorporation:

Limitation on Redemption upon Completion of our Initial Business Combination if we Seek Stockholder Approval

Notwithstanding the foregoing, because we are seeking stockholder approval of our initial business combination instead of conducting a tender offer, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the PHP IPO, which we refer to as the “Excess Shares.” Such restriction shall also be applicable to our affiliates. We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed initial business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the shares sold in our initial public offering without our prior consent, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with an initial business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination.

Tendering Stock Certificates in Connection with Redemption Rights

We may require our public stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent up to two business days prior to the vote on the proposal to approve the initial business combination, or to deliver their shares to the transfer agent electronically using the DWAC System, at the holder’s option. The proxy materials that we will furnish to holders of our public shares in connection with our initial business combination will indicate whether we are requiring public stockholders to satisfy such delivery requirements. Accordingly, a public stockholder would have up to two days prior to the vote on the initial business combination to tender its shares if it wishes to seek to exercise its redemption rights. Given the relatively short exercise period, it is advisable for stockholders to use electronic delivery of their public shares.

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There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $100.00 and the broker will decide whether or not to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights to tender their shares. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

The foregoing is different from the procedures used by many blank check companies. In order to perfect redemption rights in connection with their business combinations, many blank check companies would distribute proxy materials for the stockholders’ vote on an initial business combination, and a holder could simply vote against a proposed initial business combination and check a box on the proxy card indicating such holder was seeking to exercise his or her redemption rights. After the initial business combination was approved, the company would contact such stockholder to arrange for him or her to deliver his or her certificate to verify ownership. As a result, the stockholder then had an “option window” after the completion of the initial business combination during which he or she could monitor the price of the company’s stock in the market. If the price rose above the redemption price, he or she could sell his or her shares in the open market before actually delivering his or her shares to the company for cancellation. As a result, the redemption rights, to which stockholders were aware they needed to commit before the stockholder meeting, would become “option” rights surviving past the completion of the initial business combination until the redeeming holder delivered its certificate. The requirement for physical or electronic delivery prior to the meeting ensures that a redeeming holder’s election to redeem is irrevocable once the initial business combination is approved.

Any request to redeem such shares, once made, may be withdrawn at any time up to the date of the stockholder meeting. Furthermore, if a holder of a public share delivered its certificate in connection with an election of redemption rights and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). It is anticipated that the funds to be distributed to holders of our public shares electing to redeem their shares will be distributed promptly after the completion of our initial business combination.

If our initial business combination is not approved or completed for any reason, then our public stockholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the Trust Account. In such case, we will promptly return any certificates delivered by public holders who elected to redeem their shares.

If the Business Combination is not completed, we may continue to try to complete an initial business combination with a different target by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023 in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter).

Redemption of Public Shares and Liquidation if no Initial Business Combination

Our amended and restated certificate of incorporation provides that we will have until August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023 in an amendment to the PHP Charter) to complete our initial business combination. If we are unable to complete our initial business combination in accordance with the PHP charter, or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023 in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter).

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Our Sponsor, officers and directors have entered into a Letter Agreement with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to any Founder Shares and Private Placement Shares held by them if we fail to complete our initial business combination by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023 in an amendment to the Existing PHP Charter or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter). However, if our sponsor, officers or directors acquire public shares in or after the PHP IPO, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination by the deadline or such later date as may be approved by PHP’s stockholders in an amendment to the Existing PHP Charter).

We will depend on sufficient interest being earned on the proceeds held in the trust account to pay any tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the PHP IPO and the sale of the private placement units, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.10 The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.10. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. MaloneBailey, LLP, our independent registered public accounting firm, and the underwriters of the PHP IPO, have not executed agreements with us waiving such claims to the monies held in the trust account.

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In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Our sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, reduce the amount of funds in the trust account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.10 per PHP public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the PHP IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our sponsor to reserve for such indemnification obligations, nor have we independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and believe that our sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, and claims by vendors.

In the event that the proceeds in the trust account are reduced below (i) $10.10 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our sponsor to reserve for such indemnification obligations and we cannot assure you that our sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.10 per public share.

We seek to reduce the possibility that our sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our sponsor is also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. We have access to the amounts held outside the trust account with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $600,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our trust account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

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Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023 in an amendment to the PHP Charter), is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. It is our intention to redeem our public shares as soon as reasonably possible following a business combination and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that are provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the trust account is remote. Further, our sponsor may be liable only to the extent necessary to ensure that the amounts in the trust account are not reduced below (i) $10.10 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return 10.10 per PHP public share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

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Our public stockholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of our initial business combination, (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend any provisions of our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our public shares if we do not complete our initial business combination by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023, as was approved by PHP Stockholders on August 15, 2023 in an amendment to the PHP Charter) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of our public shares if we are unable to complete our business combination by August 16, 2024 (if PHP’s Sponsor deposits the amount of the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of each of the twelve (12), one-month extensions per month into the Trust Account for each one-month extension for up to twelve times commencing August 16, 2023), subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such stockholder must have also exercised its redemption rights as described above. These provisions of our amended and restated certificate of incorporation, like all provisions of our amended and restated certificate of incorporation, may be amended with a stockholder vote.

Employees

Modulex is incorporated in England and Wales with a wholly-owned subsidiary in Mauritius, Redribbon Modulex Buildings Limited (Mauritius) and a public subsidiary in India, Modulex Construction Technologies Limited (India), whose shares are publicly traded on the BSE Limited (formerly Bombay Stock Exchange) (MODULEX:IN), which owns 99.99% of Modulex Modular Buildings Private Limited and its subsidiaries currently have, in total, 12 employees, all of whom are located in India, 12 executives and directors, six of whom are located in India, three are located in the U.K. and three are located in Mauritius and 26 consultants all of whom are located in India. The Modulex officers are not obligated to devote any specific number of hours to Modulex matters but they intend to devote as much of their time as they deem necessary to Modulex’s affairs until Modulex has completed the Business Combination.

Directors and Executive Officers

PHP’s current directors and executive officers are as follows:

Name	Age	Position
Marcus Choo Yeow Ngoh	52	Chief Executive Officer and Chairman
Garry Stein	77	Chief Financial Officer
Khye Wang Phoon	64	Director nominee
Donald Nnamdi Anih Esq.	57	Director nominee
Antony Gordon	59	Director nominee

Marcus Choo Yeow Ngoh has served as Chief Executive Officer since our inception. From March 2006 to May 2021, Mr. Ngoh served as the Director of Edmark Promotions HongKong Co. Ltd., where he successfully opened up new businesses in the Middle East and Africa. From 1994 to 2005, Mr. Ngoh served as a Marketing Executive for Everdynamic Marketing where he promoted consumer products via live demonstrations. From 1992 to 1993, Mr. Ngoh served as an Accounting Assistant for Everdynamic Marketing where he maintained accounts payable, accounts receivable and prepared Financial Statements. Mr. Ngoh received his diploma in Accounting from Systematic Business School in May 1991 and Chartered Institutes of Marketing – CIM UK from Systematic Business College in May 1992.

Garry Stein is our Chief Financial Officer. See the section entitled “Management Following the Business Combination” above for this biography.

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Khye Wang Phoon founded Elite Organic and has been the Managing Director since 1995. From 1989 to 1995, Mr. Phoon served as a Sales Manager with Lindeteves-Jacoberg. From 1983 to 1989, Mr. Phoon worked at Behn Meyer as a Sales and Marketing Pharmacist. From 1982 to 1983, Mr. Phoon worked as pre-registration pharmacist at St. James Teaching Hospital. Mr. Phoon was registered as a qualified Pharmacist with the Royal Pharmaceutical Society of Great Britain in 1983 and registered with the Malaysian Pharmacy Board, Ministry of Health. Mr. Phoon received his Bachelor of Pharmacy from the University of Bradford in 1982.

Donald Nnamdi Anih Esq. has been serving as the Managing Partner of the law firm, Donald Anih & Co. since 2007. From 2003 to 2015, Mr. Anih served as the Director of Studies at the Kings Computer Institute. From 1993 to the present. Mr. Anih has served as the Chief Executive Officer of Donny Systems Limited where he negotiated terms of business acquisitions to increase business base, solidify market presence and diversify offerings. Mr. Anih received his degree in Data Processing and Programming in 1991 from the University of Lagos, Akoka Yaba. Mr. Anih additional received his LL.B in 2006 from the University of Lagos and his B.L in 2007 from the Council of Legal Education at the Nigerian Law School.

Antony Gordon has served as the President of Stealth Consulting Management, Inc. since December 2013 where he applies more than 25 years of experience working with family offices, high net worth individuals, professional athletes and celebrities, as well as assisting public and private companies with respect to a broad range of advisory services related to capital markets and business developments. Mr. Gordon was an officer in VitroTech, which declared bankruptcy in 2013. Mr. Gordon also filed a related Chapter 7 personal bankruptcy in 2013. Mr. Gordon served as the Managing Director of MGO from February 2017 to September 2020 where he directed business development for an entrepreneurial professional services firm. From February 2010 to November 2013, Mr. Gordon served as the Managing Director of CREO Select Opportunities Fund, L.P. where he spearheaded investor relations for an opportunistic long-short hedge fund. From January 2008 to October 2010, Mr. Gordon served as the Managing Director of Mesirow Financial where he managed business development for the valuation group. From September 2006 to December 2007, Mr. Gordon served as the Managing Director of East Avenue Capital Partners. Mr. Gordon attended the University of Witwatersrand and received a Bachelor of Arts in Law and Industrial Psychology as well as a Bachelor’s in Law. Mr. Gordon additionally has a Master of Law from Harvard Law School and attended Harvard Business School’s Executive Program.

Legal Proceedings

To the knowledge of our management team, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

Other Transactions by Members of the PHP Board

Liberty Resources Acquisition Corp. (Nasdaq: LIBY, LIBYU, LIBYW): Garry Stein

On December 22, 2022, Liberty Resources Acquisition Corp., a Delaware corporation, entered into a definitive Business Combination Agreement effective December 15, 2022 with Liberty Onshore Energy B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), Liberty Onshore Resources B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid, LIBY Merger Sub LLC, a Delaware limited liability company, and Markmore Energy (Labuan) Limited. Liberty Fields, LLC, a Delaware limited liability company, is the sponsor.

Vision Sensing Acquisition Corp: Garry Stein

Vision Sensing Acquisition Corp, a Delaware corporation (“VSAC”), Newsight Imaging Ltd., an Israeli company (“Newsight”), and Newsight MergerSub, Inc., a Delaware corporation, entered into a business combination agreement dated August 30, 2022, pursuant to which: (i) Newsight MergerSub, Inc. will merge into VSAC resulting in VSAC becoming a wholly-owned subsidiary of Newsight, (ii) Newsight will register as a publicly traded company, (iii) Newsight’s existing shares will be split to facilitate a fully diluted value per Newsight share of US$10, (iv) VSAC’s common stock will be exchanged on a one-for-one basis for Newsight ordinary shares and (v) warrants to purchase VSAC’s common stock will instead become eligible to purchase the same number of Newsight ordinary shares at the same exercise price and for the same exercise period.

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MODULEX’S BUSINESS

Unless otherwise indicated or the context otherwise requires, references in this section to the “Company,” “we,” “us,” “our,” and other similar terms refer to Modulex immediately following the consummation of the Business Combination. You should review the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following description of Modulex’s business.

In this section, all references to “we,” “us” and “our” refer to the business of Modulex Modular Buildings Plc. prior to the Business Combination and may also include the group of companies in India and Mauritius in the business of manufacturing commercial modular buildings.

Overview

Modulex Modular Buildings Plc. (the “Company” or “Modulex”) is a “ConstrucTech” business and the owner of the state-of-the-art technology for the manufacture of “Modular Buildings 2.0.” Modulex is a carbon net-zero certified business that harnesses emerging technologies like artificial intelligence (“AI”), blockchain & Internet of Things (“IoT”) and smart technology to meet the burgeoning housing and infrastructure needs with pace and optimal cost efficiency. A smart building uses its intelligence to collect actionable data from user devices, sensors, systems, and services on the premises. Applying that data using AI and machine learning makes the building both programmable and responsive to the needs of the users and the building manager.

The intelligence of the network also helps secure the network. For instance, the network can identify and segment devices and learn their behavior to improve detection of anomalies and intrusions.

Modulex’s innovative manufacturing process of steel modular buildings is a modern method of construction, established in the United Kingdom in 1942 that produces permanent buildings such as hotels, schools, student accommodation, hospitals, barracks, prisons, offices and residential buildings. Modulex’s 3-D volumetric, cold-rolled steel modular buildings technology incorporates AI, IoT, Blockchain for design, data collection and quality assurance to produce carbon net zero buildings to target affordable housing and infrastructure projects.

The Business Opportunity

Modulex’s disruptive construction technology addresses the urgent requirements for infrastructure particularly in healthcare, commercial buildings such as hospitality and offices, and affordable housing in emerging and growth markets and beyond. Globally, approximately 56% of the world’s current population lives in urban areas; by 2045, the world’s urban population is projected to increase by 1.5 times to 6 billion according to the World Bank. This trend is expected to continue, with the urban population more than doubling its current size by 2050, at which point nearly 7 of 10 people will live in cities.25 Modulex believes that city leaders must move quickly to plan for growth and provide the basic services, infrastructure, and affordable housing that their expanding populations need. However, the speed and scale of urbanization brings challenges, such as meeting accelerated demand for affordable housing, particularly for the nearly 1 billion urban poor who live in informal settlements to be near opportunities.

25 Urban Development Overview (worldbank.org)

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Access to adequate and affordable housing is an increasing challenge in most cities, as the supply of housing has not been able to keep up with demand because of rapid urbanization, migration and natural population growth. The influx of people, coupled with rising land prices, the cost of construction materials, the cost of labor, the impact of climate change, and the lack of adequate public-sector resources and capacity, has resulted in growing rates of informality, inequality and substandard housing.26 Increasingly, low-income households are excluded from networked infrastructure as local governments struggle to meet demand. In many cities, we are seeing the displacement of low-income vulnerable households from the centers of cities to their peripheries because of access and affordability issues. We believe that governments cannot achieve sustainability without significantly transforming the way we plan, build and manage our urban areas. A shift is needed from traditional approaches designed to serve formal systems and markets to a thoughtful and integrated approach to urban and economic planning, financing, regulation, construction and governing cities.

According to a United Nations’ study, the world is becoming increasingly urbanized, and the rapid urbanization is resulting in a growing number of slum dwellers, inadequate and overburdened infrastructure and services (such as waste collection and water and sanitation systems, roads and transport), worsening air pollution and unplanned urban sprawl. To respond to those challenges, 150 countries have developed national urban plans, with almost half of them currently in the implementation phase. Ensuring that those plans are well executed will help cities grow in a more sustainable and inclusive manner.27 According to a United Nations’ study, the growing number of slum dwellers is the result of both urbanization and population growth that are outpacing the construction of new affordable homes. Modulex believes that adequate housing is a human right, and the absence of it negatively affects urban equity and inclusion, health and safety, and livelihood opportunities. Renewed policy attention and increased investments are needed to ensure affordable and adequate housing for all.

Housing is an important component of the 2030 Agenda for Sustainable Development launched by a UN Summit in New York on September 25-27, 2015 that led to 17 goals adopted by all UN Member States (the “Sustainable Development Goals”). The Sustainable Development Goals are a universal call to action to end poverty, protect the planet and improve the lives and prospects of everyone, everywhere and set out a 15-year plan to achieve these goals.28 Adequate housing, according to the 2030 Agenda, is an essential driver for achieving many of the Sustainable Development Goals, or SDGs. Adequate and affordable housing leads to benefits in health, education and economic opportunities, as seen in the following UN diagram:

26 Housing-and-Sustainable-Development-Goals.pdf (habitat.org)

27 — SDG Indicators (un.org)

28 The Sustainable Development Agenda - United Nations Sustainable Development

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The process of housing improvement is often a ladder out of poverty for families and benefit the larger community, reducing inequality and building resilience against economic and natural disasters. Actions toward adequate and affordable housing have multiple effects and support the implementation of other global development strategies, such as the New Urban Agenda, the Sendai Framework for Disaster Risk Reduction, and the Paris Agreement.29 Today, housing progress is being made in many places but, overall, action to meet the Sustainable Development Goals is not yet advancing at the speed or scale required. Modulex believes that 2023 needs to usher in ambitious action to deliver the Sustainable Development Goals by 2030.

Global Construction Market Size and Projected Growth

Oxford Economics estimated that the global construction market was valued at US $10.7 trillion in 2020 and that US $5.7 trillion of this output was in emerging markets. Further, the global construction market is expected to grow by US $4.5 trillion between 2020 and 2030 to reach US $15.2 trillion with US $8.9 trillion in emerging markets in 2030.30 Oxford Economics projects that in the short term, global construction output is expected to reach US $13.3 trillion by 2025 – adding US $2.6 trillion to output in the five years from 2020.31

29 Housing-and-Sustainable-Development-Goals.pdf (habitat.org)

30 Future of Construction (oxfordeconomics.com)

31 See Id.

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Further, with respect to the global construction market, Oxford Economics projects that:

●	Asia-Pacific is expected to account for US $2.5 trillion of growth in construction output between 2020 and 2030, up by over 50% to become a US $7.4 trillion market by 2030;

●	Construction output in North America will grow by 32%, or US $580 billion from 2020 to 2030, to US $2.4 trillion in 2030;

●	Western Europe is forecast to grow by 23% between 2020 and 2030 and is expected to push up construction output to US $2.5 trillion in 2030.

●	Growth in construction over the decade to 2030 is projected to be higher than manufacturing or services;

●	Growth in construction output is forecast to average 3.6% per annum over the decade to 2030 – higher than either the manufacturing or services sectors.

●	Growth in construction output is forecast to average 4.5% over the five years between 2020 and 2025 – again higher than either manufacturing or services sectors and driven by sharp recovery from the effects of COVID-19 and huge stimulus support by governments.

Oxford Economics’ study projects that rising populations and urbanization across emerging nations will drive construction demand across emerging markets particularly for infrastructure and residential construction. Permanent inward immigration will support construction demand across developed countries as well.32 Permanent inward immigration into the Anglosphere (e.g., United States, United Kingdom, Australia, Canada, and New Zealand) as well as Germany and other OECD countries is expected to support demand across those developed countries.

32 Future of Construction (oxfordeconomics.com)

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Growing working age populations also drive need for workplace construction. In particular, growth in working age populations in countries such as India, China, United States and Indonesia – accounting for some 58% of projected global expansion, as well as Canada and Australia will support demand for workplace construction where, higher demand for industrial and logistics space to support growth in online retailing and manufacturing is expected according to Oxford Economics.33 A return to urban centers will support multifamily growth, which shift towards urban centers is gradually expected to support growth in multifamily residential construction.

According to a September 22, 2021 report by Marsh McLennan, “Global Construction Outlook,” construction is expected to be an economic driver over the medium term with growth averaging 4.4% between 2020 and 2025 – higher than the estimated growth in both the manufacturing and service sectors. Over the period 2020 to 2030 growth in construction output is projected to average approximately 3.5% per annum.34

33 Construction growth to outpace manufacturing this decade, says new global forecast - Global Construction Review

34 Global Construction Outlook | Marsh

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Global Headline Sector Growth

The Modulex Solution

Modulex’s Modular Building 2.0 allows for fast optimized design in minutes, traceable quality assurance, live monitoring utilizing IoT, and certified carbon net zero buildings. The application of Modulex’s technology shortens design and construction time, provides high quality construction, lowers construction and maintenance costs, and meets the highest building standards. Modulex building structures are extremely airtight and ensure energy efficiency and they are fully mortgageable.

Modulex’s Modern Method of Construction

Modulex’s modular construction uses modules manufactured in a controlled factory environment which are transported to the particular project site and connected to form a complete building. This method of construction has many advantages over traditional build techniques. We offer a complete turnkey service from initial concept design through to completion.

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What is Modular Construction?

Modular construction is a process in which a building is constructed off-site, under controlled plant conditions, using the same materials and designing to the same codes and standards as conventionally built facilities – but in about half the time or less as a result of the controlled conditions. Buildings are produced in “modules” that when put together on site, reflect the identical design intent and specifications of the most sophisticated site-built facility – without compromise. The modular units may form complete rooms, parts of rooms, or separate highly serviced units such as toilets. Modulex believes that modular construction is one of the most promising and high-technology innovations of the architectural and construction industry.

1.	Build — Modular building projects are usually completed 30-50% quicker than traditional construction methods. When using modular, the indoor construction process can take place alongside site and foundations work, and there is no need to worry about weather delays.

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2.	Off-Site Construction — Modular buildings are constructed off-site in modules and transported on-site in flat-packed panels, ready for build.

3.	Minimal Impact on Surrounding Businesses — The advantage of building modular is that it removes 80% of the construction activity away from the site location – creating minimum disruption to the surrounding businesses.

4.	Eco-Friendly Materials — Modular buildings are built with eco-friendly materials and are leading the market using recycled materials. The process of off-site construction ensures reduced waste.

5.	Cost-Effective — Modular constructions are very cost-effective, with flexible payment options available and a shorter construction time. The design service is often included, saving design and architectural costs.

6.	Attractive Design — Thanks to innovative and practical design, modular constructions can create unique and attractive designs using the best quality sustainable building materials.

7.	Bespoke Options Available — Modular buildings have a bespoke design. Each building is tailored to your needs. Modular buildings can be custom-made to fit your exact space and budget requirements.

8.	Flexibility of Use — Modular buildings are highly flexible, thanks to their bespoke design. Modular buildings can meet your requirements with the perfect flexible extra space.

9.	High-Quality Construction — Quality and safety are guaranteed due to the indoor nature of construction, and the building materials are protected from moisture and weather during the construction process.

10.	Durable Materials — Modular buildings are constructed with the most durable construction materials to ensure that the construction is built to last. The materials used for internal walls improve sound insulation and fire-proofing, and modular building structures are extremely airtight, ensuring energy efficiency.

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Structurally, modular buildings are generally stronger than site-built construction because each module is engineered to independently withstand the rigors of transportation and craning onto foundations.35 Once together and sealed, the modules become one integrated wall, floor, and roof assembly. Building offsite ensures better construction quality management. Manufacturing plants have stringent QA/QC programs (i.e., quality assurance and quality control respectively) with independent inspection and testing protocols that promote superior quality of construction every step of the way.

Beyond quality management and improved completion time, modular construction offers numerous other benefits to owners. Removing approximately 80% of the building construction activity from the site location significantly reduces site disruption, vehicular traffic, and improves overall safety and security. Highly active businesses such as those in the education and healthcare markets have need for reduced on-site activity and offsite construction eliminates a large part of ongoing construction hazards, ensuring a tremendous advantage when building new projects. While healthcare construction has been historically slow to adopt modular design due to the complexity of the requirements36 such as specialized facility rooms like those that house x-ray equipment, seismic requirements, and regularly changing codes and standards, among other reasons, the supply backlog stemming from the COVID-19 pandemic, and more positively, the merits of modular and prefabrication construction, have prompted the industry to re-evaluate the modular strategy because it increases the quality and safety of construction, decreases the project timeline while making milestones more predictable, and reducing the need to find expensive and skilled contractors resulting in a more budget-friendly project delivered as well.37

For architects, developers, and owners alike, Modulex can work with levels of design and construction sophistication that will met or exceed all expectations, rivaling their site-built counterparts. It is beneficial that when exploring the various project delivery methods, offsite construction is chosen early in the design development process, and the project built around that methodology, to avoid redesigning. Modulex can take a site-built design and create a modular version when required, so it’s never too late to explore the possibilities. As owners and designers look for more sustainable designs for improved environmental impact, modular construction is inherently a natural fit. Building in a controlled environment reduces waste through avoidance upstream rather than diversion downstream. This, along with improved quality management throughout the construction process and significantly less on-site activity and disturbance, which inherently promote sustainability resulting in high quality, sustainable, innovative, efficient and cost-effective design and construction that takes a shorter time to complete.

35 Benefits of Prefabrication & Modular Construction for Healthcare - e-Builder

36 Healthcare slow to adopt modular construction - Construction (healthcarefacilitiestoday.com)

37 (1) New Messages! (e-builder.net)

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With regards to addressing the global housing crisis, development costs have increased over recent decades, making it even more challenging for developers to create new affordable units.38 These costs are driven by market forces on land, labor, and materials; government entities at multiple levels; and particularly for affordable housing, the cost of layering multiple financing sources.39 Housing advocates and policymakers are seeking diverse solutions to address these cost drivers as a way to address affordable housing needs. Studies have reported that hard costs comprise 65 percent to 73 percent of total development costs for a multifamily project.40 Modular construction has the potential to impact the hard construction cost budget of a development significantly.

According to research done by the Terner Center for Housing Innovation, off-site multifamily construction has the potential to save on construction costs due to reductions in labor, time, and costs, economies of scale in material use, and procurement savings.41 Significant time savings is a key advantage of modular construction, which is a benefit in itself and something that contributes to project cost savings; since the site preparation work and off-site construction of the modules can be done simultaneously, therefore the overall timeline is greatly condensed.

Examples of Modular Construction Build Time

Considering these and other benefits of this technology, modular construction, if scaled up, can be an important piece of the strategy to address the affordable housing supply crisis currently taking place globally.

38 The State of the Nation’s Housing 2019 Joint Center for Housing Studies of Harvard University (2019).

39 See multifamily-modular-construction-toolkit.pdf (azureedge.net)

40 See Id.

41 “Building Affordability by Building Affordably: Exploring the Benefits, Barriers, and Breakthroughs Needed to Scale Off-Site Multifamily Construction,” Terner Center for Housing Innovation, UC Berkeley (March 2017).

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Photos of Actual Module Construction Projects Around the Globe

World’s Tallest Modular Building

Modular construction is rapidly evolving as a productive and powerful alternative to the conventional on-site buildings. It aims at providing quality output and satisfactory results through quantitative analysis and discerning of the approximate estimates are significant problems in the industry. It provides a variant range of social, environmental, economic advantages, thus contributing to sustainability. In addition, prefabricated and modular designs allow for such reduced operational inefficiencies and costs. According to research conducted by McKinsey & Company, “technological improvements, economic demands, and changing mind-sets is attracting an unprecedented wave of interest and investment” in prefab construction, which has the potential to claim $130 billion of the U.S. and European market by 2030 and deliver annual cost savings of $22 billion.42

Modulex Recent Developments

Cutting edge and emerging technologies lie at the heart of Modulex. Tapping into the overarching ambition of AI, Blockchain & IoT to spearhead the development of Modular Buildings 2.0 capable of meeting the burgeoning housing and infrastructure needs at pace and with optimal cost efficiency has led Modulex to commence with the constructing the world’s largest MegaFactoryTM for steel modular buildings.

42 Benefits of Prefabrication & Modular Construction for Healthcare - e-Builder

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Blockchain will be used for transparency and trust through all stages of the Modulex manufacturing process, from sourcing raw materials to delivering the finished product, including:

●	Supply chain monitoring for greater transparency	●	Engineering design for lasting durability
●	Materials provenance and counterfeit detection	●	Identity management
		●	Quality assurance
		●	Regulatory compliance

Construction of Modulex’s MegaFactory™

Modulex is currently building the world’s largest steel modular buildings factory in India, a MegaFactory™ to supply into the United Kingdom, European Union, United States, and Indian markets. The MegaFactory™ will feature a 40-acre manufacturing facility located 280 kilometers from Mumbai, functioning as a manufacturing cluster producing fully fitted steel modular buildings, bathroom pods, doors, and windows. The MegaFactory™ will be ISO 9000, 14000, 31000 and 26000 certified, is expected to be fully ESG compliant, and will harvest rain to recycle water. The site on which the MegaFactory™ is under construction is equipped with solar panels and organic farm food for the workers.

The MegaFactory™ is anticipated to feature an initial annual capacity of 300,000 square meters (scalable to 1.2 million square meters) to enable the supply chain to directly impact the shortage of affordable housing and other infrastructure requirements. The main modular assembly factory features are set forth in the photo inset below.

MegaFactory™ Key Features and Architect Rendering

Completion of construction of the MegaFactoryTM is estimated to occur by December 2023.

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Actual Photos of MegaFactory™ Construction Progress

Customer Contracts

On November 23, 2021, Modulex entered into a written Letter of Intent with Phoenix Capital Partners (“Phoenix”) to confirm their interest to engage Modulex as a preferred modular contractor for Phoenix’s projects in the United Kingdom. Phoenix is an asset manager specializing in the development of hotels in the UK and EU with a proven record of developing in excess of 5,000 keys with a pipeline of hotel development opportunities for which Phoenix will place confirmed orders with Modulex. Based on the project pipeline, Phoenix projects orders for hotels that feature approximately 500 rooms at an average rate of £75,000 amounting to £37,500,000 subject to final specifications and contract. The November 23, 2021 written Letter of Intent with Phoenix was renewed on March 23, 2023, which is attached hereto as Exhibit 10.11.

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Modulex Management

Modulex is an incubation business developed by Red Ribbon Asset Management Plc., a Mainstream Impact Investing company, which strives to take disruptive construction technology to emerging and growth markets where there is an urgent need for infrastructure such as healthcare, offices, and affordable housing. Red Ribbon Asset Management Plc. follows the principles of the Triple P Bottomline:

“Planet, People & Profit”

Presently, Modulex is led by a senior and experienced management team who is passionate about creating a futuristic ConstrucTech business by delivering the full potential of Modulex’s Modular Buildings 2.0, which includes:

Suchit Punnose, Founder, Chief Executive Officer and Interim Chief Financial Officer — Suchit has more than 22 years of experience in investments, real estate, and ventures across India and the UK. As the founder of Modulex, Mr. Suchit Punnose leads the strategic development of this offsite modular construction business based in India. Mr. Suchit Punnose is also the founder and CEO of Red Ribbon Asset Management Plc, which is a shareholder of Modulex and provides management and administrative services to Modulex. In additional to the above-mentioned positions, Mr. Suchit Punnose is also the CEO of Red Ribbon Fund Management Limited based out of the Gibraltar office. In addition, Mr. Suchit Punnose has served as the Chairman of Eco Hotels UK Plc since May 2008, Executive Chairman of Substantia Real Estate Limited since May 2014, Chairman of Ribbon Plc since March 2020, Director of Ribbon Life since July 2020, Chairman of Ribbon Wealth since October 2020, Chairman of CrowdInvest Limited since November 2014. Under the leadership and direction of Suchit, all Red Ribbon projects are committed to the three pillars of sustainability – Planet, People, and Profit. Each company within the group aims to deliver measurable social and environmental impact and above market-rate returns for investors. Suchit is a graduate of University of Delhi with a degree in History (1996).

Ajay Palekar, Managing Director, India — Ajay has more than 38 years of working experience in manufacturing, logistics and supply chain management. He has successfully managed clients, export markets and general administration. He is passionate about delivering change with cutting-edge technology, now with a keen focus on building a new-age ConstrucTech company at Modulex. Presently, Ajay serves as Head Of Supply Chain Management for Sequent Scientific Limited since June 2021 in Thane, Maharashtra, India. Prior to that, Ajay spent nearly 22 years as Deputy General Manager - Purchase and Planning with Wockhardt Ltd. from September 1999 to June 2021. Previously, Ajay held several executive purchasing roles since 1985. Ajay is a graduate of Christ College at Bangalore University with a degree in Commerce (1984).

Taariq Mauthoor, C. Eng., MSc., FCIBSE, Chief Technology Officer – With more than 20 years of experience in the built environment sector as a Chartered Engineer in Sustainable Design & Engineering, Taariq brings passion and knowhow for creating a sustainably-built environment for the future. Since October 2017, Taariq has served as Managing Director at GMF Consulting Engineers in Mauritius. Previously, he spent more than four years, from May 2013 to October 2017, as Associate Director - Sustainability, Energy & Building Services Design with SVM Consulting Engineers Ltd (UK). Prior to that, from May 2007 to May 2013, Taariq served as Associate Director at Capita Symonds Ltd. (Part of Capita Plc) in London and from June 2000 to May 2007, he served in various engineering roles for mechanical and design engineer firms in London and Mauritius. Taariq is a 1998 graduate from Queen Mary and Westfield College, University of London with a Bachelors of Engineering (Hons), and a 2002 graduate from environmental Design & Engineering Bartlett Institute, University College London, University of London with a master degree (MSc) in Built Environment - Environmental Design and Engineering. He studied Economics for Business at Imperial College in London in 2010. Taariq is a Chartered Consultant Engineer in Sustainable Design & engineering from the Barlett Institute, University College London (UCL) and is one of the UK’s leading Sustainability Engineers in the built environment sector. He served as the Group Secretary and International Director to the Chartered Institute of Building Services – CIBSE Energy Performance Group with more than 10,000 building professional members worldwide and is the representative for the Energy Performance Group – CIBSE for Africa.

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Our Competitive Strengths

Modulex believes that the combination of its cutting-edge technologies, expertise, executive team and disciplined focus will enable it to overcome many of the challenges associated with growing a ConstrucTech 2.0 modular construction company globally and positions Modulex to be a leader in delivering ConstrucTech 2.0 – Carbon Net Zero Certified, 3D Volumetric Steel Modular Building Technology.

Modulex believes that its competitive strengths include, in part:

⮚	ConstrucTech 2.0 – Carbon Net Zero Certified, 3D Volumetric Steel Modular Building Technology — Modulex’s ConstrucTech 2.0 – Carbon Net Zero certified, 3D volumetric steel modular cutting edge technology utilizing AI, Blockchain and IoT will distinguish Modulex from its competitors allowing it to construct complex health centers, multi-family dwellings, infrastructure projects and more;

⮚	Modulex’s First MegaFactory™ is Due to be Constructed by December 2023 – Modulex commenced construction of its first MegaFactory™ in India, which is due to be completed in December 2023 with production of materials for steel modular buildings to begin in 2024 to supply to projects in India and to export to the United Kingdom, the United States and the EU;

⮚	Modulex Intends to Construct 19 Additional MegaFactories™ is Due in 15 Countries Over 12 Years – Following the completion of the first MegaFactory™ in India, Modulex intends to construct 19 additional MegaFactories. The first six factories are expected to be located in India, South Korea, Vietnam, Egypt, Saudi Arabia and Brazil within the first four years with the completion of all 20 factories anticipated to be completed by the end of Year 12. Except for this first facility in India, which will export to the UK, EU and US, the 19 subsequent factories over 12 years are expected to supply their local market; and

⮚	“BOPAS Accredited” and NHBC and Zurich Warranties — Modulex’s modular buildings are expected to be “BOPAS Accredited” and U.K. and certain E.U. modular residences will be eligible for NHBC and Zurich warranties, as discussed immediately below.

BOPAS Accreditation

BOPAS accreditation (i.e., the Build Offsite Property Assurance Scheme) provides assurance to lenders, developers, contractors, housing associations and homeowners that construction systems designed, manufactured and installed by accredited Modular Mobilization Coalition Providers will conform to industry best practice in terms of durability and system integrity. The accredited designers, manufacturers and constructors involved in offsite system development are rigorously audited and approved to ensure good/best practice is adhered to throughout the delivery process and to ensure their construction systems are validated. The BOPAS accreditation regime was developed in conjunction with the Council of Mortgage Lenders to provide assurance to the lending community that the durability of offsite manufactured systems would exceed 60 years or two mortgage terms. As a result, residential developments served as the initial focus for the BOPAS accreditation regime this now includes housing associations, local councils and developments in the build to rent sector globally.43

43 Home - BOPAS

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BOPAS Accredited Modular Towers

In Commercial Developments, the Modular Mobilization Coalition sector comprises a range of construction systems but one of the most prevalent is that of modular manufacturers who deliver such systems that not only support the residential market but also schools, hospitals, and prisons as well as commercial developments and BOPAS accreditation can encompass the range of modular output as may be required.

The BOPAS accreditation regime spans the spectrum of Modular Mobilization Coalition Providers defining assessment criteria leading to accreditation for Designers, Manufacturers, Constructors and Project Managers. This means not only can the manufacturer within house design and construction capability be accredited to deliver a development but equally a Design House, demonstrating project management capabilities for manufacture and construction may also be accredited and similarly a constructor demonstrating project management capabilities for design and manufacture.

In order to support the transition of the construction industry into offsite construction, steel modular buildings in particular, Modulex will be offering credit to our customers who have forward refinancing arrangements. Moreover, Modulex promotes green construction technology that uses less energy, creates less waste, generates less dust and noise pollution, and delivers better-performing buildings.

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NHBC Warranties and Zurich Warranties

Modulex’s receipt of BOPAS accreditation for its building modules will enable Modulex’s buildings to secure NHBC warranties and Zurich warranties. The National House-Building Council (“NHBC”) is a United Kingdom building warranty that includes a two year contractor repair warranty backed by the NHBC resolution service and guarantee, which includes eight years NHBC insurance cover for physical damage to certain parts of the home caused by a failure to build to the NHBC Technical Requirements that is issued to conventional non-modular residential construction.44 Modulex anticipates that modular buildings manufactured at the MegaFactory™ will be eligible for “NHBC warranty” for the homebuyers in the United Kingdom.

Zurich is a leading provider of Builders Risk coverage for mid-sized to large construction projects ranging in size from $50 million and greater in total construction values. Projects valued up to USD $75 million can be submitted by any broker. Projects of $50 million and above are processed through a Zurich-assigned broker. The Zurich Building Guarantee is a leading new build warranty provider in the UK and a significant number of new properties are covered by one of their policies.

Our Business Model and Growth Strategies

Cutting edge and emerging technologies lie at the heart of Modulex. The essence of its business model and growth strategy involves tapping into AI, Blockchain & IoT to spearhead the development of Modular Buildings 2.0 in order to meet burgeoning housing and infrastructure needs locally and globally, at pace and with optimal cost efficiency. Whilst doing so, Modulex intends to continue to promote green construction technology that use less energy, create less waste, generate less dust and noise pollution in line with the Paris Agreement,45 and deliver better-performing buildings.

Modulex’s initial business rollout involves providing modular construction services throughout the United Kingdom and launching beyond U.K. borders to take its British offsite steel modular building technology global in order to cater to rising demand in growth such as the five leading emerging economies: Brazil, Russia, India, China, and South Africa (i.e., the “BRICs”) and the N11 nations46 that have BRIC potential. Modulex is planning to build 20 factories in 15 countries over the next 12 years.

Modulex aims to roll out 20 “MegaFactories” in 15 countries, with the first factory opening in India with plans for it to be the world’s largest and India’s first steel modular building factory. The subsequent target rollout markets include South Korea, Saudi Arabia, Vietnam, Egypt and Brazil among other BRIC and N11 markets. Modulex’s first MegaFactory™ in India is due to be constructed in December 2023 with production of materials for steel modular buildings in 2024 to supply India and export to major markets such as the UK, EU and Unite States. Except for this first facility in India, which will export to the United Kingdom, the 19 subsequent factories over 12 years will solely supply the local market.

Modulex’s solutions to the modular construction industries problems include, in part:

●	Offsite Manufacturing: Manufacturing of the superstructure in a semi-automated straight line production line ensuring 24/7 production;

●	Quality Assurance: Quality focused, with checks at every stage of the manufacturing process based on international standards to achieve a high level of quality; and

●	Low Climate Footprint: Manufacturing within a controlled environment enables significant reduction and control on wastage, energy, and water consumption.

44 NHBC increases number of accepted MMC systems with Legal & General | NHBC

45 The Paris Agreement | United Nations

46 The N-11 nations include Bangladesh, Egypt, Indonesia, Iran, Mexico, Nigeria, Pakistan, Philippines, Turkey, South Korea, and Vietnam.

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Sales and Marketing

On November 23, 2021, Modulex entered into a written Letter of Intent with Phoenix Capital Partners (“Phoenix”) to confirm their interest to engage Modulex as a preferred modular contractor for Phoenix’s projects in the United Kingdom. Phoenix is an asset manager specializing in the development of hotels in the UK and EU with a proven record of developing in excess of 5,000 keys with a pipeline of hotel development opportunities for which Phoenix will place confirmed orders with Modulex. Based on the project pipeline, Phoenix projects orders for hotels that feature approximately 500 rooms at an average rate of £75,000 amounting to £37,500,000 subject to final specifications and contract. The November 23, 2021 written Letter of Intent with Phoenix was renewed on March 23, 2023, which is attached hereto as Exhibit 10.11.

Employees and Human Capital

Modulex has 12 employees, all of whom are located in India, in the following departments: research and development, sales and marketing, administration, and believes its relationship with its employees is cooperative and its employees share the same goals as management to launch and grow its modular construction technology business, making the products available worldwide. In addition, Modulex has 12 executives and directors, six of whom are located in India, three are located in the U.K. and three are located in Mauritius and 26 consultants all of whom are located in India.

As Modulex expands, it believes it will be able to source personnel that can contribute to the technical, marketing and business development aspects of the company.

Facilities

Modulex is in the process of constructing a 40-acre manufacturing facility located 280 kilometers (174 miles) from Mumbai in Indapur, Maharashtra, India. The MegaFactoryTM is expected to commence production by March 2024. The MegaFactoryTM is a manufacturing facility that will produce fully fitted steel modular buildings, bathroom pods, doors, and windows for modular construction projects in India and for export to the U.K., the U.S. and throughout the E.U. This initial MegaFactoryTM is expected to be followed by 19 MegaFactories in the ensuing 12 years. The first six MegaFactories are expected to be located in India, South Korea, Vietnam, Egypt, Saudi Arabia and Brazil within the first four years with the completion of all 20 factories by the end of Year 12. Except for this first MegaFactory™ in India, which will export to the UK, EU and US, the 19 subsequent factories over 12 years are expected to supply their local market. Modulex construction addresses a documented England and Wales market demand in global construction. Oxford Economics estimates the global construction market was valued at US $107 trillion between 2020 and 2030

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Modulex believe its initial MegaFactoryTM will be the world’s largest modular buildings factory in the world, with an annual capacity of 300,000 square meters scalable to 1.2 million square meters. The main modular assembly factory features of the initial MegaFactoryTM are:

●	Land & Building: 40 acres of land with the initial development of 20 acres holding a cluster of 3 buildings of 35,000 square meters consisting of Main Assembly Unit (4 lines), Ancillary Unit and Timber Unit

●	Production Capacity: Each Main Assembly Unit can produce 200,000 square meters in a single shift and 300,000 square meters in a double shift per annum

●	Proposed ISO Certifications:

○	ISO 9000 - Quality management
○	ISO 14000 -Environmental Management
○	ISO 31000 - Risk management
○	ISO 26000 - Social responsibility

●	Net Zero: Rain harvesting, water recycling, solar panels and organic farming for food for workers

Modulex receives shared office space by Red Ribbon in London as per its RRAM Corporate Services Agreement.

In addition, Modulex has office space:

1. Registered Land Agreement dated April 6, 2011 between Modulex Modular Buildings Pvt. Ltd. and The Maharashtra Industrial Development Corporation.

2. Agreement of Leave and License Agreement dated May 29, 2018 between Khojeste P. Mistree and Modulex Modular Buildings Pvt. Ltd.

3. Deed of Leave and License dated November 26, 2020 between Modulex Modular Buildings Pvt. Ltd. and Suchit Punnose (“Deed of Leave and License”).

Intellectual Property

Modulex possesses the following three registered trademarks:

1.	India - Trademark No. 1893065 held by MCTL dated as of March 28, 2011, and as renewed on October 20, 2019.

2.	UK - Trademark No. UK00003783644 for “Megafactory” held by Modulex Modular Buildings Plc. dated as of March 5, 2022.

3.	3. UK - Trademark No. UK00003732850 for “MODULEX MODERN METHOD OF CONSTRUCTION” held by Modulex Modular Buildings Plc dated as of April 22, 2022.

Agreements with Directors or Officers

No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to Modulex’s officers and directors, or any affiliate of Modulex’s officers, prior to, or in connection with any services rendered in order to effectuate the consummation of an initial business combination (regardless of the type of transaction that it is) and there are no agreements with Modulex’s officers and directors regarding such compensation. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with the business combinations. Modulex does not have a policy that prohibits the executive officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Modulex’s behalf.

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Upon the consummation of the Business Combination, the Combined Company will enter into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Companies Act. The indemnification agreements will require the Combined Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

In addition, prior to the Closing, Modulex shall enter into employment contracts with minimum terms of three (3) years with each of the Senior Executive Officers. The Company may determine to enter into a new employment agreement with certain of its executives who are not Senior Executive Officers on terms to be reasonably determined by the Company in consultation with the PHP Board.

Plan of Operations

Modulex is a modular construction technology company headquartered in the United Kingdom with a wholly-owned subsidiary in Mauritius, Redribbon Modulex Buildings Limited (Mauritius) and a public subsidiary in India, Modulex Construction Technologies Limited (India), whose shares are publicly traded on the BSE Limited (formerly Bombay Stock Exchange) (MODULEX:IN). Modulex will build modular buildings by manufacturing the modules in a wholly-owned factory under construction in India for onsite construction in India as well as export to the UK, the U.S. and throughout the E.U. We currently have operations in the United Kingdom, India and Mauritius and are planning a global roll out to BRICs and N11 nations and major markets including the US and the European Union, with the goal of constructing up to 20 “MegaFactories” in 15 countries over the next 12 years. The 19 subsequent factories are expected to supply their local market. The first six MegaFactories are expected to be located in India, South Korea, Vietnam, Egypt, Saudi Arabia and Brazil within the first four years with the completion of all 20 factories by the end of Year 12.

Modulex’s first MegaFactoryTM is under construction in India that intends to manufacture code compliant factory-built modular buildings in the hotel, residential, education, sports center, student accommodations, hospital, infrastructure, airports, retail, and commercial sectors for export to the U.K., U.S., and the E.U. as well as for projects within India and the surrounding area. Modulex’s construction of its first MegaFactoryTM in India is due for completion of construction in December 2023 followed by the commencement of steel modular building supplies production in 2024 to be exported to the U.K., U.S. and E.U. and to supply projects within India.

Competition

Modulex competes with a number of construction tech companies that design, manufacture, and sell relocatable modular steel materials for commercial, residential, mixed use, and social infrastructure sectors in UK, EU, US. Principally, these companies are based worldwide and most of these competitors are significantly larger than Modulex and have additional capital and government support. These market participants have developed long-term relationships with many of their customers. Modulex will need to extend extra efforts to create awareness in the market through promotional activities to achieve market acceptance for its cutting edge technologies and high quality products. Certain key attributes of each are summarized in the following discussion.

Major Public Companies in modular construction business

Skanska AB — Skanska AB was founded in 1887 in Stockholm, Sweden with $17.2 billion of revenue and 33,500 employees worldwide. Skanska AB operates as a construction and project development company in the Nordic region, Europe, and the United States. It is traded at Nasdaq Stockholm as “SKA B.” Skanska AB operates through three segments: Construction, Residential Development, and Commercial Property Development. Skanska AB is using innovative technologies and processes such as building information modeling, material and asset tracking. Skanska adopted multi-trade prefabrication process that makes it competitive for two main reasons: (i) components are assembled locally, either onsite or in close proximity to the jobsite in a Skanska-managed facility; (ii) Skanska’s process delivers complex assemblies that integrate the work of multiple trades and contractors.

Lendlease Group — Lendlease Group (LLESF) was founded in 1958 and is headquartered in Barangaroo, Australia. With $5.9 billion of revenue and 8,500 employees, Lendlease Group operates as an integrated real estate and investment company in Australia, Asia, Europe, and the Americas. It operates through Development, Construction, and Investments segments. The Construction segment provides project management, design, and construction services primarily in the commercial, residential, mixed use, defense, and social infrastructure sectors. Lendlease applies “digital twin” technology to modular construction by using digital replica of a physical entity that aids construction projects by accelerating and automating traditional design, production, and operational processes.

ATCO Ltd. — ATCO Ltd. (ACLLF) was founded in 1947 and is headquartered in Calgary, Canada. It is traded at Toronto Stock Exchange (ACO-X.TO). With $10 million of revenue and 6,500 employees, ATCO Ltd., together with its subsidiaries, provides housing, logistics and transportation, agriculture, water, real estate, and energy infrastructure solutions in Canada, Australia, and internationally. ATCO developed innovative modular construction building design solutions and manufacturing systems that transform the speed, efficiency and quality of the construction industry in over 100 countries worldwide. ATCO solutions include relocatable site offices, workforce housing, hotels, classrooms, medical centers and beyond.

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Fluor corporation — Fluor Corporation was founded in 1912 and is headquartered in Irving, Texas. It is traded on New York Stock Exchange (FLR). With $14.1 billion of revenue and 40.500 employees worldwide, Fluor Corporation provides engineering, procurement, and construction (EPC), fabrication and modularization; operation and maintenance, asset integrity and project management services worldwide. It operates through four segments: Energy Solutions, Urban Solutions, Mission Solutions, and Other. Fluor has been using methodologies to maximize modular construction and establishing the patented 3rd Gen Modular execution process. Fluor’s 3rd Gen Modular execution significantly increases the level of achievable offsite work by splitting the project into process blocks and then leveraging the module design to drive the plot plan. Through design and fabrication with electrical components and instrumentation built in, modules can be quickly assembled on site reducing commissioning time improving our clients’ time to market.

WillScot Mobile — WillScot Mobile Mini Holdings Corp. was incorporated in 2017 and is headquartered in Phoenix, Arizona. It is traded on NASDAQ as WSC. With $2.2 billion of revenue and 3,164 employees, WillScot Mobile Mini Holdings Corp. is a manufacturer and distributor of modular space and portable storage solutions in the United States, Canada, Mexico, and the United Kingdom. The company leases modular space and portable storage units to customers in the commercial and industrial, construction, education, energy and natural resources, government, and other end markets.

Carlisle Companies Incorporated — Carlisle Companies Incorporated was founded in 1917 and is headquartered in Scottsdale, Arizona. It is traded on New York Stock Exchange as CSL. With $4.2 billion in revenue and 14,000 employees, Carlisle Companies Incorporated operates as a diversified manufacturer of engineered products in the United States, Europe, Asia, Canada, Mexico, the Middle East, Africa, and internationally. It operates through three segments: Carlisle Construction Materials, Carlisle Interconnect Technologies, and Carlisle Fluid Technologies. The Carlisle Construction Materials segment produces building envelopes for commercial, industrial, and residential buildings, including single-ply roofing products, rigid foam insulations, spray polyurethane foam, architectural metal products, heating, ventilation and air conditioning hardware and sealants, waterproofing products, and air and vapor barrier systems.

Owens Corning — Owens Corning was incorporated in 1938 and is headquartered in Toledo, Ohio. It is traded on New York Stock Exchange as OC. With $8.4 billion in revenue and 20,000+ employees worldwide, Owens Corning manufactures and markets insulation, roofing, and fiberglass composite materials in the United States, Canada, Europe, the Asia Pacific, and internationally. It operates in three segments: Composites, Insulation, and Roofing.

Champion Home Builders — Champion Homes was founded in 1953 and is headquartered in Troy, Michigan. Since 2018 Champion Homes operates as a subsidiary of the Skyline Corporation that is listed on the NYSE under ticker “SKY.” Champion Homes has 30+ manufacturing facilities located across the United States and Europe with 5,000+ employees worldwide. Champion Home Builders is one of the largest mobile and modular homebuilders in North America that has built modular homes for government applications. Champion Homes has acquired many brand names, including Caledonian Building Systems, Carolina Building Solutions, Commander, Dutch, Fortune, Highland Manufacturing, Homes of Merit, Moduline, New Era, New Image, North American, Redman, Silvercrest, SRI, Summit Crest and Titan. As of 2007 Champion Home Builders built over 1,000 homes a month, up from about 10 a month during their first year. As of 2019 Champion Homes had built 1,700,000+ of factory-built homes, modular and park model homes across North America.

Selected private modular construction companies in UK, EU, US

The UK, European and US modular construction market is fragmented with many players. The market is highly competitive, with no players occupying the major share. Some of the major players in the market include: Champion Home Builders, Vision Modular Systems UK Ltd, TopHat, Legal & General (L&G) Modular Homes, Dorce Prefabricated Building and Construction Industry Trade Inc., K-Prefab, Artmetall LLC d/b/a Modulex, Affinity Building Systems, Z Modular, Specialized Structures, Inc., Creative Modular Buildings, Inc., Olympia Steel Buildings Systems, PODCo Structures Inc. Certain key attributes of each are summarized in the following discussion:

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Private companies

Vision Modular Systems UK Ltd. — Vision Modular Systems UK Ltd., founded in 2010, is headquartered in Bedford, U with $25.5 million of revenue and 103 employee. Vision Modular Systems manufactures volumetric 3D structural modules for the Construction Industry to be used in sectors such as hotels, residential apartment buildings, and student accommodations. Vision Modular Systems UK manufactures turnkey modules for the construction industry using lean processes and techniques in a controlled assembly line environment, that transfer the modules through the manufacturing process where all internal finishes, M&E installations, windows, external insulation and some external finishes are applied. The Vision Modular System extends from the manufacturing to the delivery of the modules to site where the process continues with the module installation, followed by final connections and commissioning being carried out under strictly monitored procedures by Vision site based personnel. The Modules are manufactured utilizing integrated structural steel framing with solid concrete floors. Offsite manufacturing reduces potential onsite delays, e.g., weather, skills shortage, enabling a more secure, dependable construction program.

TopHat — TopHat was founded in 2016 and is headquartered in London, UK. TopHat is a technology-driven modular housing manufacturer, 70% owned by Goldman Sachs. With 146 employees, TopHat is “sized for future growth” and expecting to be in profit by 2025. The company’s modular homes engage in an automated moving production line that sends an entire home out of the factory gate every six hours, which are then transported to destination sites, enabling the customer to assemble their house anywhere efficiently. TopHat plans to open a new 650,000 square foot factory in Corby, Northamptonshire that will be operational in 2023 and capable of delivering 4,000 homes per year.

Dorce Prefabricated Building and Construction Industry Trade Inc. (“DORCE”) — DORCE was founded in 1982 and is headquartered in Ankara, Turkey. It employs 2,675 people with revenue in 2021 of $795.1 Million. DORCE is one of the biggest manufacturers of light gauge steel structures in Europe. The production facility is located in Ankara, Turkey. DORCE manages entire lifecycle of a project with in-house design, construction and operation services by using Building Information Modeling rather than traditional methods, by catching the necessities of the era with Modern Methods of Construction, Design for Manufacturing and Assembly and Designing for Industrialized Methods of Construction. With presence in more than 60 countries, DORCE is one of the biggest 250 contracting companies in the world according to Engineering News-Record for the last 10 years. As a manufacturer and contractor, DORCE completes the construction of turnkey fully-fledged hospitals, clinics, infirmaries, mobile hospitals, mobile clinics, field hospitals etc.

K-Prefab — K-Prefab (former - Finja Prefab) was founded in 1987 and is headquartered in Finja, Sweden. K-Prefab is a producer of prefabricated concrete elements (concrete frames, wall elements, stairs, balcony slabs etc.) and specializes in building and developing future multi-family housing, offices, public buildings, industrial and agricultural buildings. K-Prefab has 213 employees and its estimated revenue in 2023 is $67.9M.

Artmetall LLC dba Modulex — Artmetall LLC is headquartered in Ukraine DBA in Europe as Modulex (https://modulex-eu.com/) It is a Ukrainian LLC that manufactures modular buildings including industrial structures, residential buildings and office spaces. Modulex offers prefabricated metal buildings to customers in Iceland, Poland, Norway, Sweden and Germany. Artmetall LLC has approximately 21 employees and is reporting $6.3 M in revenue.

Affinity Building Systems — Affinity Building Systems is headquartered in Lakeland, Georgia, USA. With $26.9 M in revenues and 107 employees, Affinity Building Systems is a leading manufacturer of high-performance modular structures for single-family or multi-family residences, hospitality, and commercial structures such as offices, hotels, apartments in the Southeast of the USA (Florida, Georgia, Alabama, Mississippi, Louisiana, South Carolina, North Carolina, and Tennessee). Affinity’s modular buildings are built to the same building codes as traditional site-built construction. Affinity Building Systems provides modular buildings to independent, authorized builders throughout the Southeast.

Specialized Structures, Inc. — Specialized Structures, Inc. was established in 1997 and incorporated in GA. Current estimates show this company has an annual revenue of $7,4 M and has approximately 50 employees. Specialized Structures Inc. provides high quality modular buildings. Located on 15 acres in Willacoochee, Georgia, company’s 70,000 plus square foot facility provides flexibility to work on custom projects. Specialized Structures, Inc’s services include projects for assembly, administration, institutional, military, and medical. Projects range from a single floor building to a multi floor complex either single or two stories high.

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Z Modular — Z Modular was founded in 1986 and is headquartered in Chicago, Illinois. With $178.2 M in revenue and 185 employees, Z Modular is an expert in Commercial & Residential Construction steel fabrication. The company provides universal construction systems and offers open-source software solutions, design assistance, and a wide range of manufacturing and stacking services to their clients across the North America. Z Modular is an innovator in off-site construction in North America. It has commissioned robotics in its automated manufacturing facility in Killeen, Texas, about 70 miles north of Austin. The specially developed robotics, ensure greater precision and accelerate production. It is one of four Z Modular manufacturing facilities and part of a broader Z Modular® Network of factories building with the open-source Z Modular Building Ecosystem, enabling a total annual production capacity of 10 million sq. ft. The Killeen facility features 200,000 sq. ft. of manufacturing space and a 2 million sq. ft. production capacity on its own. Specialized equipment includes material-handling robots, welding robots, automated cranes, CNC machines for structural floorboards, conveyors, and 30+ stations for outfitting modules and preparing them for transportation to job sites. The equipment allows a team of tradespeople, engineers and operations managers to complete up to 80% of the total construction of a project within the factory. The facility is producing modules for student housing, hotels and apartments.

Creative Modular Buildings, Inc. — Creative Modular Buildings, Inc. was founded in 1998 and is located in Tampa, Florida. Creative Modular Buildings has an annual revenue of $5 M and has approximately 25 employees. It is a provider of both portable and permanent modular buildings. Creative Modular Buildings, Inc. build structures out of different materials and is widely known for their cost-effective steel buildings, garages and storages.

Olympia Steel Buildings Systems — Olympia Steel Building Systems was founded in 1988 and is headquartered in McKees Rocks, Pennsylvania. It employs 21-50 people and has $5M-$10M of revenue. Olympia Steel Building Systems is a manufacturer and retailer of modular buildings and pre-engineered steel buildings. Company’s main advantage is their 25-year “warranty offer and being 100% made in the U.S.”

PODCo Structures Inc. — PODCo Structures Inc. was established in 2021 with headquarters in Prague, Czech Republic. PODCo Structures Inc. is the manufacturer and provider of innovative modular building solutions including high quality modular bathroom and kitchen pods. PODCo’s niche in modular bathrooms market is focused on strong aesthetics, comfort, and innovative engineering. PODCo bath pods utilize a lightweight galvanized steel frame solution and are used in hotels & hospitality, residential, student housing or commercial projects across Europe and Canada.

Government Regulation

Modular buildings are required to meet all current building regulations in which the construction is located including U.K. Building Regulations, including Part L2, in the U.K. and the Code Enforcement of the Industrialized Building Systems (Modular) and Mobile Structures certification program (675 IAC, Article 15 for the rules adopted by the Fire Prevention and Building Safety Commission) that govern the administration and enforcement of the modular construction program India. All of Modulex’s buildings will be constructed and installed in accordance with current UK Building Regulations and India’s the Industrialized Building Systems (Modular) and Mobile Structures certification program.

Legal Proceedings

To the knowledge of Modulex’s management, there are no legal proceedings pending against Modulex.

Available Information

Modulex is a private modular construction technology company headquartered in the United Kingdom with a wholly-owned subsidiary in Mauritius, Redribbon Modulex Buildings Limited (Mauritius) and a public subsidiary in India, Modulex Construction Technologies Limited (India), whose shares are publicly traded on the BSE Limited (formerly Bombay Stock Exchange) (MODULEX:IN). Additional information about Modulex’s public subsidiary in India, Modulex Construction Technologies Limited (India), can be found at: Modulex Construction Technologies Ltd Live Stock Price, Modulex Live Share Price, 504273 | BSE (bseindia.com). Additional information about Modulex can be found a www.modulexglobal.com. Modulex does not presently file reports with the SEC.

Corporate Information

Modulex Modular Buildings Plc., a company incorporated in England and Wales (company number 07291662) (the “Company” or “Modulex”), is a “ConstrucTech” steel modular buildings company delivering “Modular Buildings 2.0” with established and proven British 3D volumetric cold rolled steel modular buildings technology. Modulex has a wholly-owned subsidiary in Mauritius, Redribbon Modulex Buildings Limited (Mauritius) and a public subsidiary in India, Modulex Construction Technologies Limited (India), whose shares are publicly traded on the BSE Limited (formerly Bombay Stock Exchange) (MODULEX:IN), which owns 99.99% of Modulex Modular Buildings Private Limited. Modulex Modular Buildings Private Limited (India), a private limited company formed in India.

The mailing address of Modulex’s headquarters and principal executive office in the United Kingdom is 16 Berkeley Street, Mayfair, London W1J 8DZ and Modulex’s telephone number is +44 20 7183 3710

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PHP’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

References to the “Company,” “us,” “our” or “we” refer to PHP Ventures Acquisition Corp. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited financial statements and related notes included herein

Cautionary Note Regarding Forward-Looking Statements

All statements other than statements of historical fact included in this proxy statement/registration statement including, without limitation, statements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward- looking statements. When used in this proxy statement/registration statement, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or the Company’s management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in our filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company’s behalf are qualified in their entirety by this paragraph.

Overview

The Company is a blank check company formed under the laws of the State of Delaware on April 13, 2021, for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, are subject to all the risks associated with emerging growth companies. The Company intends to effectuate its initial Business Combination using cash from the proceeds of Public Offering and the Private Placement, the proceeds of the sale of our securities in connection with our initial Business Combination, our shares, debt or a combination of cash, stock and debt.

We expect to continue to incur significant costs in the pursuit of our initial Business Combination plans. We cannot assure you that our plans to raise capital or to complete our initial Business Combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to June 30, 2023, were organizational activities, those necessary to prepare for the PHP IPO and identifying a target company for a business combination. We will not generate any operating revenues until after the completion of the Business Combination, at the earliest. We expect to generate non-operating income in the form of interest income on cash and cash equivalents from the PHP IPO.

For the six months ended June 30, 2023, we had a net loss of $361,788, which consisted of realized and unrealized gain from marketable securities held in the Trust Account of $325,465 offset by operating costs of $516,068, franchise tax of $100,000 and income tax provision of $71,185.

For the six months ended June 30, 2022, we had a net loss of $1,080,867, which consisted of realized and unrealized from marketable securities held in the Trust Account of $27,352 offset by operating costs of $1,008,219 and franchise tax of $100,000.

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Liquidity and Capital Resources

On August 16, 2021, we consummated our PHP IPO of 5,000,000 Units at a price of $10.00 per Unit, generating gross proceeds of approximately $50,000,000, and incurring offering costs of $3,153,369, of which $1,750,000 was for deferred underwriting commissions. Simultaneously with the consummation of the PHP IPO, we completed the private placement of an aggregate of 270,900 units to our sponsor at a purchase price of $10.00 per private placement unit, generating total gross proceeds of $2,709,000.

Subsequently, on August 19, 2021, PHP consummated the closing of the sale of 750,000 additional units at a price of $10 per Units upon receiving notice of the underwriters’ election to fully exercise their overallotment option (“Overallotment Units”), generating additional gross proceeds of $7,500,000 and incurred additional offering costs of $412,500, of which 262,500 are for deferred underwriting commissions. Each Unit consists of one share of PHP Class A common stock, par value $0.0001 per share, one-half of one PHP Warrant, with each whole PHP Warrant entitling the holder thereof to purchase one share of PHP Class A Common Stock for $11.50 per share, and one PHP right, with each PHP right entitling the holder to receive one-tenth of one share of Class A Common Stock, subject to adjustment, pursuant to the Company’s registration statement on Form S-1 (File No. 333-256840).

Simultaneously with the exercise of the overallotment, PHP consummated the Private Placement of an additional 22,500 Private Placement Units to Sponsor, generating gross proceeds of $225,000. Transaction costs of the PHP IPO with the exercise of the overallotment amounted to $3,565,869 consisting of $1,150,000 of cash underwriting fees, $2,012,500 of deferred underwriting fees and $403,369 of other costs.

A total of $58,075,000 comprised of the proceeds from the PHP IPO and Private Placements that closed on August 16, 2021 and August 19, 2021, net of underwriting commissions, discounts, and offering expenses, was deposited into the Trust Account, maintained by Continental, acting as trustee.

As of June 30, 2023, we had available to us $366 of cash on our balance sheet and a working capital of $12,898,203.

For the period from April 13, 2021 (inception) through December 31, 2021, net cash used in operating activities was $344,316, and for the year ended December 31,2022, net cash used in operating activities was $1,347,411. For the six months ended June 30, 2023, net cash used in operating activities was $330,465.

As of June 30, 2023, we had investments of $19,100,921 held in the Trust Accounts. We intend to use substantially all of the funds held in the Trust Accounts, including any amounts representing interest earned on the Trust Accounts (less taxes paid and deferred underwriting commissions) to complete our initial Business Combination. We may withdraw interest to pay taxes. During the period ended June 30, 2023, we did not withdraw any interest earned on the Trust Accounts. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial Business Combination, the remaining proceeds held in the Trust Accounts will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

Following the closing of the Initial Public Offering $925,077 of cash was held outside of the Trust Account available for working capital purposes. As of June 30, 2023, we have available to us $366 of cash on our balance sheet and a working capital of $12,898,203. We intend to use the funds held outside the Trust Accounts primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete our initial Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with our initial Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial Business Combination, we would repay such loaned amounts. In the event that our initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Accounts to repay such loaned amounts but no proceeds from our Trust Accounts would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units identical to the Placement Units, at a price of $10.00 per unit at the option of the lender.

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We do not currently believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating our initial Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to complete our initial Business Combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our initial Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial Business Combination. If we are unable to complete our initial Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Accounts. In addition, following our initial Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. Commencing on the date of the prospectus and until completion of PHP’s Business Combination or liquidation, the Company may reimburse ARC Group Limited, up to an amount of $10,000 per month for office space, secretarial and administrative support.

The Underwriter was paid a cash underwriting fee of 2.0% of gross proceeds of the PHP IPO, or $1,150,000. In addition, the Underwriter is entitled to aggregate deferred underwriting commissions of $2,012,500 consisting of 3.5% of the gross proceeds of the PHP IPO. The deferred underwriting commissions will become payable to the Underwriter from the amounts held in the Trust Account solely in the event that PHP completes an initial Business Combination, subject to the terms of the underwriting agreement.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item. Following the consummation of the PHP IPO, the net proceeds of the PHP IPO, including amounts in the Trust Account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 185 days or less or in certain money market funds that invest solely in US treasuries. Due to the short-term nature of these investments, we do not believe that there will be an associated material exposure to interest rate risk

Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer, to allow timely decisions regarding required disclosure.

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our management, including our principal executive officer and principal financial and accounting officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures as of the fiscal quarter ended June 30, 2023, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on this evaluation, our principal executive officer and principal financial and accounting officer have concluded that during the period covered by this report, our disclosure controls and procedures were not effective.

Changes in Internal Control over Financial Reporting

During the most recently completed fiscal quarter ended June 30, 2023, there was no change in our internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

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MODULEX’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Modulex’s financial condition and results of operations together with Modulex’s audited consolidated financial statements and the related notes appearing elsewhere in this proxy statement/prospectus and the pro forma financial information as of and for the years ended June 30, 2022 and June 30, 2021 included elsewhere in this registration statement. Some of the information contained in this discussion and analysis is set forth elsewhere in this proxy statement/prospectus, including information with respect to Modulex’s plans and strategy for Modulex’s business, and includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” Modulex’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Throughout this section, unless otherwise noted or the context requires otherwise, “we,” “us,” “our” and the “Company” refer to Modulex and its consolidated subsidiaries, and in references to monetary amounts, “dollars” and “$” refer to U.S. Dollars, and “GDP” or “£” refers to the British pound sterling.

Company Overview

Modulex is a “ConstrucTech” business and the owner of state-of-the-art technology for the manufacture of “Modular Buildings 2.0.” Modulex is a carbon net-zero certified business that harnesses emerging technologies like Artificial Intelligence, Blockchain and Internet of Things (IoT) and smart technology to meet the burgeoning housing and infrastructure needs with pace and optimal cost efficiency. A smart building uses its intelligence to collect actionable data from user devices, sensors, systems, and services on the premises. Applying that data using AI and machine learning makes the building both programmable and responsive to the needs of the users and the building manager. Modular construction is the process of using modules manufactured in a controlled factory environment which are transported to the site and connected to form a complete building. This method of construction has many advantages over traditional build techniques. We offer a complete turnkey service from initial concept design through to completion.

Modulex’s innovative manufacturing process of steel modular buildings is a modern method of construction, established in the United Kingdom that produces permanent buildings such as hotels, schools, student accommodation, hospitals, barracks, prisons, offices and residential buildings. Modulex’s 3-D volumetric, cold-rolled steel modular buildings technology incorporates AI, IoT, Blockchain for design, data collection and quality assurance to produce carbon net zero buildings to target affordable housing and infrastructure projects.

Modulex is actively expanding its manufacturing and facilities in-house to support greater annually output of its construction products. Upon Modulex’s first MegaFactoryTM is under construction in India that intends to manufacture code compliant factory-built modular buildings in the hotel, residential, education, sports center, student accommodations, hospital, infrastructure, airports, retail, and commercial sectors for export to the U.K., U.S., and the E.U. as well as for projects within India and the surrounding area. Modulex seeks to become the world’s largest modular construction technology company with a steadfast commitment to carbon neutrality and innovation, combined with a determination to harness the power of emerging technologies to meet critical housing and infrastructure needs across the globe with optimal efficiency. The steel modular buildings constructed in a factory can support twenty-four stories. The business resolves a host of problems in the construction industry arising from on-site construction including providing consistent high-quality construction in a time- and cost-efficient manner. Modulex maintains a low carbon footprint, the buildings are fully mortgageable and are earthquake resistant.

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Technology and Patents

Modulex is an incubation business developed by Red Ribbon Asset Management Plc., a Mainstream Impact Investing company, which strives to take disruptive construction technology to emerging and growth markets where there is an urgent need for infrastructure such as healthcare, offices, and affordable housing. Modulex uses a proprietary manufacturing process that allows us to be code-compliant in our ConstrucTech” steel modular buildings, delivering “Modular Buildings 2.0” with established and proven British 3D volumetric cold rolled steel modular buildings technology. Such manufacturing process is unique to the construction industry and is important to ensure our continued success, and we cannot assure you that our efforts to protect our proprietary rights will be sufficient or effective.

Modulex possesses three registered trademarks in India and the U.K., as follows:

1.	India - Trademark No. 1893065 held by MCTL dated as of March 28, 2011, and as renewed on October 20, 2019.

2.	UK - Trademark No. UK00003783644 for “Megafactory” held by Modulex Modular Buildings Plc. dated as of March 5, 2022.

3.	3. UK - Trademark No. UK00003732850 for “MODULEX MODERN METHOD OF CONSTRUCTION” held by Modulex Modular Buildings Plc dated as of April 22, 2022.

We have not registered the right to use of some of our products’ trademarks or service marks and cannot ensure that any such registrations will be made by us or that, if they are made, they will be granted.

Key Relationships

We operate and source a majority of our products from outside of the United States. We maintain key relationships with _______.

We have relationships with vendors for the purchase of a wide range of construction materials and products, such as steel and wood, used in the construction of our modular building projects. We maintain key relationships with _______.

We also rely on other vendors for critical services such as transportation, supply chain and professional services. We maintain key relationships with _______.

Path Forward

Modulex is in the process of constructing a 40-acre manufacturing facility located 280 kilometers (174 miles) from Mumbai in Indapur, Maharashtra, India. The MegaFactoryTM is expected to commence production by March 2024. The MegaFactoryTM is a manufacturing facility that will produce fully fitted steel modular buildings, bathroom pods, doors, and windows for modular construction projects in India and for export to the U.K., the U.S. and throughout the E.U. This initial MegaFactoryTM is expected to be followed by 19 MegaFactories in the ensuing 12 years.

The first six MegaFactories are expected to be located in India, South Korea, Vietnam, Egypt, Saudi Arabia, and Brazil within the first four years with the completion of all 20 factories by the end of Year 12. Except for this first MegaFactory™ in India, which will export to the U.K., E.U. and U.S., the 19 subsequent factories over 12 years are expected to supply their local market. Modulex construction addresses a documented England and Wales market demand in global construction. Oxford Economics estimates the global construction market was valued at US $107 trillion between 2020 and 2030.

Modulex believe its initial MegaFactoryTM will be the world’s largest modular buildings factory in the world, with an annual capacity of 300,000 square meters scalable to 1.2 million square meters. The main modular assembly factory features of the initial MegaFactoryTM are:

●	Land & Building: 40 acres of land with the initial development of 20 acres holding a cluster of 3 buildings of 35,000 square meters consisting of Main Assembly Unit (4 lines), Ancillary Unit and Timber Unit;

●	Production Capacity: Each Main Assembly Unit can produce 200,000 square meters in a single shift and 300,000 square meters in a double shift per annum;

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●	Proposed ISO Certifications:

○	ISO 9000 - Quality management
○	ISO 14000 -Environmental Management
○	ISO 31000 - Risk management
○	ISO 26000 - Social responsibility

●	Net Zero: Rain harvesting, water recycling, solar panels and organic farming for food for workers.

To date, Modulex has not had any revenues or sales of its products.

Modulex has a sizeable letter of intent for future procurement. On November 23, 2021, Modulex entered into a written Letter of Intent with Phoenix Capital Partners (“Phoenix”) to confirm their interest to engage Modulex as a preferred modular contractor for Phoenix’s projects in the United Kingdom. Phoenix is an asset manager specializing in the development of hotels in the UK and EU with a proven record of developing in excess of 5,000 keys with a pipeline of hotel development opportunities for which Phoenix will place confirmed orders with Modulex. Based on the project pipeline, Phoenix projects orders for hotels that feature approximately 500 rooms at an average rate of £75,000 amounting to £37,500,000 subject to final specifications and contract. The November 23, 2021 written Letter of Intent with Phoenix was renewed on March 23, 2023, which is attached hereto as Exhibit 10.11.

Components of Results of Operations

Expenses

Expenses consist of selling, general and administrative expenses, contractual commissions, business development and marketing, bad debt expense and impairment of investment expenses.

General and administrative expenses

General and administrative expenses consist primarily of audit, tax and secretarial fees.

Results of Operations for year ended June 30, 2022 and 2021

	For the year ended June 30,
	2022	2021
Revenue	$—	$—

Operating expenses:
Selling, general and administrative	1,825,004	9,029,742
Contractual commission	956,433	876,288
Business development and marketing	1,005,687	467,255
Bad debt	2,196,150	—
Impairment of investment	3,525,977	—
Total operating expenses	9,509,251	10,373,285

Operating income (loss)	(9,509,251)	(10,373,285)

Other income (expense)
Share of loss of associates	(293,440)	(229,654)
Total other income (expense)	(293,440)	(229,654)

Loss before taxes	(9,802,691)	(10,602,939)

Taxes	—	(1,455)

Net Loss	$(9,802,691)	$(10,604,394)

Net loss per common shares outstanding – basic	$(0.04)	$(0.13)

Weighted average common shares outstanding – basic and diluted	254,769,452	78,976,246

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	June 30, 2022		June 30, 2021
Balance Sheet Data:
Cash and cash equivalents		$35,856		$110,526
Total assets		$8,613,516		$13,681,135
Total liabilities		$545,655		$786,561
Total shareholders’ profit	$		$
Attributable to members of the parent entity	$		$
Attributable to non-controlling interest	$		$

Finance expenses

Finance expenses increased by AUD$307,339 or 340% for the six-month period ended on December 31, 2022 in comparison with six month period ended December 31, 2021, primarily due to interest rate increase (Australian cash rate increased from 0.1% to 3.1%) and additional debt financing activity as a result of additional working capital requirement caused by strong sales performance.

Employee benefits expense

Employee benefits expense increased by AUD$243,430 or 26% for the six month period ended on December 31, 2022 in comparison with six month period ended December 31, 2021, primarily due to increases in the size of our staff and operations and payroll tax started to apply the Company given the total wage over the tax threshold.

Depreciation expense

Depreciation expense decreased by AUD$18,407 or 9% for the six-month period ended on December 31, 2022 in comparison with six month period ended December 31, 2021, primarily due to diminishing depreciation method adopted.

Significant Accounting Policies

Revenue Recognition

Revenues are recognized when control of promised goods or services is transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfils its obligations under each of its agreements:

●	Step 1: Identify the contract(s) with customers.

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●	Step 2: Identify the performance obligations in the contract.
●	Step 3: Determine the transaction price.
●	Step 4: Allocate the transaction price to performance obligations.
●	Step 5: Recognize revenue when the entity satisfies a performance obligation.

At this time, the Company has not identified specific planned revenue streams. During the year ended June 30, 2023, and 2022, the Company did not recognize any revenue.

Cash and Cash Equivalents

Cash consists of cash maintained in checking and other operating accounts. The Company invests in money market funds which are classified as cash equivalents. When investments in an SEC-registered money market fund meet the qualifications of Investment Company Act Rule 2a-7, investors in the fund are permitted to classify their investments as cash equivalents. In addition, a floating rate NAV money market fund would meet the definition of a cash equivalent except in the event credit or liquidity issues arise, including the enactment of liquidity fees or redemption gates. The Company has evaluated the classification of the money market funds as of June 30, 2023, and 2022, and determined that they are appropriately classified as cash equivalents as there are no known credit or liquidity issues.

As of June 30, 2023, and 2022, the Company had $366 and $35,856 of cash on hand.

Accounts Receivable, Net

Account receivable are recognized at invoiced amounts and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company reviews its allowance for doubtful accounts receivable on an ongoing basis. In establishing the required allowance, management considers any historical losses, the customer’s financial condition, the accounts receivable aging, and the customer’s payment patterns. After all attempts to collect a receivable have failed and the potential for recovery is remote, the receivable is written off against the allowance.

Property and Equipment, net

Property and equipment consist of furniture and fixtures that are stated at cost, net of accumulated depreciation. Property and equipment are depreciated using the straight-line method over the estimated useful lives of related assets (primarily three to five years).

Leases

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) as assets, operating lease non-current liabilities, and operating lease current liabilities in our balance sheet. Finance leases are property and equipment, other current liabilities, and other non-current liabilities in the balance sheet.

ROU assets represent the right to use an asset for the lease term and lease liability represents the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of the leases don’t provide an implicit rate. We generally use the incremental borrowing rate on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at the commencement date. The operating ROU asset also includes any lease payments made and excludes lease incentives. Lease expense for lease payment is recognized on a straight-line basis over the lease term.

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The Company was not a party to any lease transaction during the year ended June 30, 2023, and 2022.

Investments

Investments include investments accounted for under the equity method of accounting, and equity investments with and without readily determinable fair value.

Equity Method Investments

The Company uses the equity method of accounting for investments in companies in which it has a minority equity interest and the ability to exert significant influence over operating decisions of the companies. Significant influence is generally presumed to exist when the Company owns between 20% and 50% of the voting interests in the investee, holds substantial management rights or holds an interest of less than 20% in an investee that is a limited liability partnership or limited liability corporation that is treated as a flow-through entity.

Under the equity method of accounting, the Company’s share of the investee’s earnings (losses) are included in the “equity interests income (loss)” line item in the consolidated statement of operations. The Company records its share of the net income or loss of most equity method investments on a one quarter lag and, accordingly, during the years ended March 31, 2023, 2022, and 2021, the Company recorded its share of the income or loss generated by these entities for the years ended December 31, 2022, 2021 and 2020, respectively.

Dividends and other distributions from equity method investees are recorded as a reduction of the Company’s investment. Distributions received up to the Company’s interest in the investee’s retained earnings are considered returns on investments and are classified within cash flows from operating activities in the consolidated statement of cash flows. Distributions from equity method investments in excess of the Company’s interest in the investee’s retained earnings are considered returns of investments and are classified within cash flows provided by investing activities in the statement of cash flows.

Other Equity Investments

Investments in nonconsolidated affiliates in which the Company owns less than 20% of the voting common stock or does not exercise significant influence over operating and financial policies, are recorded at fair value using quoted market prices if the investment has a readily determinable fair value. If an equity investment’s fair value is not readily determinable, the Company will recognize it at cost less any impairment, adjusted for observable price changes in orderly transactions in the investees’ securities that are identical or similar to the Company’s investments in the investee. The unrealized gains and losses and the adjustments related to the observable price changes are recognized in net income (loss).

Impairments of Investments

The Company regularly reviews its investments for impairment, including when the carrying value of an investment exceeds its market value. If the Company determines that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings. Factors that are considered by the Company in determining whether an other-than-temporary decline in value has occurred include (i) the market value of the security in relation to its cost basis, (ii) the financial condition of the investee, and (iii) the Company’s intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment.

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For investments accounted for using the equity method of accounting or equity investments without a readily determinable fair value, the Company evaluates information available (e.g., budgets, business plans, financial statements, etc.) in addition to quoted market prices, if any, in determining whether an other-than temporary decline in value exists. Factor’s indicative of an other-than-temporary decline include recurring operating losses, credit defaults and subsequent rounds of financing at an amount below the cost basis of the Company’s investment.

Advertising Costs

We expense advertising costs when advertisements occur. Advertising and marketing costs are expensed as incurred. $5,549 and $38,733 advertising and marketing costs were incurred during the year ended June 30, 2022, and 2021 respectively.

Income Taxes

The provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

Uncertain Tax Positions:

We evaluate tax positions in a two-step process. We first determine whether it is more likely than not that a tax position will be sustained upon examination, based on the technical merits of the position. If a tax position meets the more- likely-than-not recognition threshold, it is then measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely to be realized upon ultimate settlement. We classify gross interest and penalties and unrecognized tax benefits that are not expected to result in payment or receipt of cash within one year as long-term liabilities in the financial statements.

Foreign Currency Translation Adjustments

The functional currency of the Company’s foreign operations is generally their respective local currency. For reporting purposes assets and liabilities, as well as results of the Company’s foreign operations were translated into the reporting currency, U.S. Dollar, as follows: assets and liabilities are translated at the spot exchange rates in effect at the balance sheet date, revenues and expenses are translated at the average exchange rates during the period presented and equity, exclusive of net income for the period, is translated at the historical exchange rates. The resulting translation adjustments are recorded directly in equity. Foreign exchange gains or losses arising from transactions denominated in currencies other than the functional currency are recorded in Office and general expenses in the Consolidated Statements of Operations and Comprehensive Income. This also includes any gains and losses on intercompany balances with foreign subsidiaries denominated in foreign currencies. These gains and losses are not eliminated and are included in the results of operations.

Stock-Based Compensation

The cost of equity instruments issued to employees and non-employees in return for goods and services is measured by the grant date fair value of the equity instruments issued in accordance with ASC 718, Compensation–Stock Compensation. The related expense is recognized as services are rendered or vesting periods elapse.

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Net Loss Per Share

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is based on the treasury stock method and computed by dividing net loss available to common stockholders by the diluted weighted-average shares of common stock outstanding during each period. The potentially dilutive shares are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share when the effect is dilutive.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) (ASC 842), which establishes the principles for the recognition, measurement, presentation, and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether the lease is effectively a financed purchase by the lessee. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months regardless of the lease classification. ASC 842 provides lessees with the option to not account for leases with a term of 12 months or less as leases. ASC 842 supersedes the previous leases standard, ASC 840 Leases, and requires a modified retrospective transition approach for leases existing at or entered into after the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued supplemental adoption guidance and clarification to ASC 842 within ASU No. 2018-10, Codification Improvements to Topic 842, Leases and ASU No. 2018-11, Leases (Topic 842): Targeted Improvements. ASU No. 2018-11 provides another transition method in addition to the existing modified retrospective transition method by allowing entities to initially apply the new leasing standard at the adoption date and recognize a cumulative effect adjustment to the opening balance of accumulated deficit in the period of adoption.

In June 2016, FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326). The amendments in ASU 2016-13 affect entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments in ASU 2016-13 requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. On April 8, 2020, the FASB changed the effective date of this standard applicable to the Company to January 1, 2023. The Company is currently evaluating the potential impact of this standard on its financial position, results of operations, and cash flows.

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard-setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position, results of operations, or cash flows upon adoption

Emerging Growth Company Status

Following the Business Combination, the Combined Company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, the Combined Company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the Combined Company’s securities less attractive as a result, there may be a less active trading market for the Combined Company’s securities and the prices of the Combined Company’s securities may be more volatile.

The Combined Company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the PHP IPO, (b) in which the Combined Company has total annual gross revenue of at least $1.07 billion, or (c) in which the Combined Company is deemed to be a large accelerated filer, which means the market value of the Combined Company’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the Combined Company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

We are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. Unless the context otherwise requires, the terms “we,” “us,” “our,” “PHP,” and the “Company” refers to PHP Ventures Acquisition Corp. and its consolidated subsidiaries following the Effective Time, and references to “Modulex” refer to Modulex Modular Buildings Plc and its subsidiaries at or prior to the Effective Time.

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presents the pro forma effects of the Business Combination.

The Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined balance sheet as of March 31, 2023, assumes that the Business Combination occurred on March 31, 2023. The unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2023 and for the twelve months ended June 30, 2022 assumes that the Business Combination had been completed on July 1, 2022 and July 1, 2021, respectively.

Management has made estimates and assumptions in its determination of the pro forma transaction accounting adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The unaudited pro forma transaction accounting adjustments reflecting the completion of the Business Combination are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited pro forma transaction accounting adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the unaudited pro forma transaction accounting adjustments, and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the unaudited pro forma transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements do not necessarily reflect what PHP’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of PHP was derived from:

(i)	the unaudited financial statements of PHP as of and for the nine months ended March 31, 2023 included in PHP’s Quarterly Report on Form 10-Q/A filed with the United States Securities and Exchange Commission on August 30, 2023,

(ii)	the unaudited financial statements of PHP as of and for the six months ended June 30, 2022 included in PHP’s Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission on August 5, 2022,

(iii)	the audited financial statements of PHP as of and for the year ended December 31, 2022 included in PHP’s Annual Report on Form 10-K filed with the SEC on March 31, 2023, and

(iv)	the audited financial statements of PHP as of December 31, 2021 and for the period from April 13, 2021 (inception) to December 31, 2021 included in PHP’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission on March 10, 2022.

The pro forma statement of operations for PHP the nine months ending March 31, 2023 combines (i) the unaudited statement of operations for the three months ended September 30, 2022, (ii) the unaudited statement of operations for the three months ended December 31, 2022, and (iii) the unaudited statement of operations for the three months ended March 31, 2023.

The historical financial information of Modulex was derived from:

(i)	the unaudited condensed consolidated financial statements as of and for the nine months ended March 31, 2023, and

(ii)	the audited condensed consolidated financial statements as of and for the twelve months ended June 30, 2022, which are included in this prospectus.

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The unaudited pro forma condensed combined financial statements are presented in five scenarios, assuming different share redemption amounts. The no redemptions scenario assumes that no PHP stockholders elect to redeem the rest of their PHP Class A Common Stock for a pro rata portion of cash in the Trust Account. The maximum redemptions scenario assumes that PHP stockholders redeem the maximum number of their PHP Class A Common Stock for a pro rata portion of cash in the Trust Account. Scenarios assuming the redemption of 25%, 50%, and 75% of the remaining PHP Class A Common Stock have also been presented. In all scenarios, the amount of cash available is sufficient to (a) pay the net cash consideration to existing Modulex owners and (b) pay transaction expenses.

The unaudited pro forma condensed combined financial information is qualified in its entirety by reference to, and should be read together with Modulex’s and PHP’s audited and unaudited financial statements and related notes, included in this prospectus, as well as “Modulex’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.

Description of the Business Combination

On December 8, 2022, PHP Ventures Acquisition Corp., a Delaware corporation, executed a business combination agreement by and among Modulex Modular Buildings Plc, a company incorporated in England and Wales, and Modulex Merger Sub, a Cayman Islands exempted company and wholly-owned subsidiary of Modulex. Pursuant to the terms of the Business Combination Agreement, Merger Sub will merge with and into PHP, following which the separate corporate existence of PHP shall cease and Merger Sub shall continue as the surviving entity and a wholly-owned subsidiary of Modulex. Merger Sub will change its name to Modulex Cayman Limited.

Immediately prior to the effective time of the Business Combination, pursuant to a recapitalization, Modulex intends to effect a share consolidation of its ordinary shares with a nominal value of £0.01 each using a conversion ratio set forth in the Business Combination Agreement that will result in all of the issued Modulex Ordinary Shares and all Modulex Ordinary Shares arising on conversion of all then-outstanding Company Convertible Securities, after giving effect to the Consolidation having an aggregate market value equal to approximately $600,000,000, such that as a result of such recapitalization, each Modulex Ordinary Share shall be valued at $10.00 per share and each of the outstanding Continuing Company Warrants shall be adjusted using the Conversion Ratio to reflect the recapitalization. For the avoidance of doubt, the Total Deal Value shall exclude any Modulex Ordinary Shares to be issued or issuable in connection with the PIPE Investment following the Recapitalization.

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Pursuant to the Business Combination Agreement, assuming the Consolidation has occurred, at the Effective Time, (a) each share of PHP Common Stock, par value $0.0001 per share, outstanding immediately prior to the Effective Time will be exchanged for on Ordinary Share, (b) each PHP warrant entitling the holder to purchase one share of PHP Common Stock per warrant at a price of $11.50 per whole share outstanding immediately prior to the Effective Time will be assumed by Modulex and will become one Modulex warrant entitling the holder to purchase one Ordinary Share per warrant at a price of $11.50 per whole share, and (c) each PHP right, entitling the holder thereof to receive one-tenth (1/10) of one share of PHP Common Stock outstanding immediately prior to the Effective Time, shall automatically convert whereby each holder of ten (10) outstanding PHP rights shall, at the Effective Time, receive one (1) Ordinary Share in exchange therefor, thus holders of PHP rights must hold rights in multiples of 10 in order to receive shares for all of their PHP rights upon closing of the Business Combination. The following table shows the outstanding shares of the Combined Company after giving effect to the Business Combination:

	Outstanding Shares of Modulex Holdings Limited
	Assuming No Additional Redemptions	Assuming 25% Additional Redemptions	Assuming 50% Additional Redemptions	Assuming 75% Additional Redemptions	Assuming Max Additional Redemptions
Class A common shares subject to redemption	1,772,750	1,772,750	1,772,750	1,772,750	1,772,750
Class A common shares issued to Sponsor in private placement	293,400	293,400	293,400	293,400	293,400
Class B common shares issued to Sponsor in private placement	1,437,500	1,437,500	1,437,500	1,437,500	1,437,500
Total outstanding shares pre-Business Combination	3,503,650	3,503,650	3,503,650	3,503,650	3,503,650
Class A common shares issuable to Modulex directors and associates	2,527,443	2,527,443	2,527,443	2,527,443	2,527,443
Class A common shares issuable to Modulex external investors	42,720,282	42,720,282	42,720,282	42,720,282	42,720,282
Class A common shares issuable to related parties	15,156,596	15,156,596	15,156,596	15,156,596	15,156,596
Class A common shares issuable in a private placement	29,340	29,340	29,340	29,340	29,340
Class A common shares issuable pursuant to the conversion of Rights	575,000	575,000	575,000	575,000	575,000
Class A common shares issuable in a pre-transaction financing	750,000	750,000	750,000	750,000	750,000
Class A common shares issuable pursuant to PIPE financing	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000
Share redemptions	(906,611)	(1,123,145)	(1,339,680)	(1,556,215)	(1,772,750)
Total Modulex Global Ordinary Shares outstanding post-Business Combination	74,355,700	74,139,166	73,922,631	73,706,096	73,489,561

In addition, the following table illustrates varying ownership levels in Modulex Ordinary Shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders, on a fully diluted basis, showing full exercise and conversion of all securities expected to be outstanding as of the Closing of the Business Combination, including public warrants, private placement warrants, warrants issued in a pre-transaction financing, and warrants issued in a PIPE:

		% of Total (2)
Additional Dilution Sources (1)	Total Shares	Assuming No Additional Redemptions (3)	Assuming 25% Additional Redemptions (4)	Assuming 50% Additional Redemptions (5)	Assuming 75% Additional Redemptions (6)	Assuming Maximum Redemptions (7)
Shares underlying PHP public warrants (8)	1,038,194	1.4%	1.4%	1.4%	1.4%	1.4%
Shares underlying PHP private placement warrants (9)	52,975	0.1%	0.1%	0.1%	0.1%	0.1%
Shares underlying Modulex warrants (10)	248,919	0.3%	0.3%	0.3%	0.3%	0.3%
Shares underlying PHP warrants issued in a pre-transaction financing (11)	750,000	1.0%	1.0%	1.0%	1.0%	1.0%
Shares underlying PHP warrants issued in a PIPE (12)	10,000,000	11.9%	11.9%	11.9%	11.9%	12.0%
Total additional dilution sources	12,090,088	14.6%	14.7%	14.7%	14.8%	14.8%

(1)	All share numbers and percentages for the Additional Dilution Sources are presented without the potential reduction of any amounts paid by the holders of the given Additional Dilution Sources and therefore may overstate the presentation of dilution.

(2)	The Percentage of Total with respect to each Additional Dilution Source set forth above, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the illustrative no redemption scenario, the Percentage of Total with respect to the shares underlying the public warrants would be calculated as follows: (a) 1,038,194 shares issued pursuant to the public warrants; divided by (b) (i) 74,355,700 shares (the number of shares outstanding prior to any issuance pursuant to the shares underlying the public warrants) plus (ii) 1,038,194 shares issued pursuant to the shares underlying the private placement warrants.

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(3)	Amount shown represents share redemption levels reflecting no additional redeemable public shares outstanding.

(4)	Amount shown represents share redemption levels reflecting 25% of the redeemable public shares outstanding (1,123,145 shares).

(5)	Amount shown represents share redemption levels reflecting 50% of the redeemable public shares outstanding (1,339,680 shares).

(6)	Amount shown represents share redemption levels reflecting 75% of the redeemable public shares outstanding (1,556,215 shares).

(7)	Assumes that 100% of PHP’s remaining redeemable public shares (1,772,750 shares) are redeemed in connection with the Business Combination.

(8)	Assumes exercise of all publicly held warrants to purchase 1,038,194 shares of PHP Common Stock.

(9)	Assumes exercise of all private placement warrants to purchase 52,975 shares of PHP Common Stock.

(10)	Assumes exercise of all Modulex warrants to purchase 248,919 shares of PHP Common Stock.

(11)	Assumes exercise of all warrants issued in a pre-transaction financing to purchase 750,000 shares of PHP Common Stock.

(12)	Assumes exercise of all warrants issued in a PIPE financing to purchase 10,000,000 shares of PHP Common Stock.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of our public shares. The following table shows the dilutive effect and the effect on the per share value of Modulex Ordinary Shares held by non-redeeming holders of PHP Common Stock under a range of redemption scenarios and PHP Warrant exercise scenarios:

	Assuming No Additional Redemptions (1)		Assuming 25% Additional Redemptions (2)		Assuming 50% Additional Redemptions (3)
	Shares	Value per Share (6)	Shares	Value per Share (7)	Shares	Value per Share (8)
Base Scenario (11)	74,355,700	$11.50	74,139,166	$11.50	73,922,631	$11.50
Excluding Sponsor Shares (12)	72,624,800	11.77	72,408,266	11.77	72,191,731	11.78
Exercising public warrants (13) (14)	75,393,894	11.34	75,177,360	11.34	74,960,825	11.34
Exercising private placement warrants (13) (14)	74,657,594	11.45	74,441,060	11.45	74,224,525	11.45
Exercising pre-transaction financing warrants (13) (14)	76,143,894	11.23	75,927,360	11.23	75,710,825	11.23
Exercising PIPE financing warrants (13) (14)	84,657,594	10.10	84,441,060	10.10	84,224,525	10.09
Exercising all warrants (13) (14)	86,445,788	9.89	75,479,254	11.30	75,262,719	11.30

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	Assuming 75% Additional Redemptions (4)		Assuming Maximum Redemptions (5)
	Shares	Value per Share (9)	Shares	Value per Share (10)
Base Scenario (11)	73,706,096	$11.50	73,489,561	$11.50
Excluding Sponsor Shares (12)	71,975,196	11.78	71,758,661	11.78
Exercising public warrants (13) (14)	74,744,290	11.34	74,527,755	11.34
Exercising private placement warrants (13) (14)	74,007,990	11.45	73,791,455	11.45
Exercising pre-transaction financing warrants (13) (14)	75,494,290	11.23	75,277,755	11.23
Exercising PIPE financing warrants (13) (14)	84,007,990	10.09	83,791,455	10.09
Exercising all warrants (13) (14)	75,046,184	11.29	74,829,649	11.29

(1)	Assumes that no additional shares of PHP Class A Common Stock are redeemed.

(2)	Assumes that 1,123,145 shares of PHP Class A Common Stock, or 25% of PHP’s outstanding redeemable public shares, are redeemed.

(3)	Assumes that 1,339,680 shares of PHP Class A Common Stock, or 50% of PHP’s outstanding redeemable public shares, are redeemed.

(4)	Assumes that 1,556,215 shares of PHP Class A Common Stock, or 75% of PHP’s outstanding redeemable public shares, are redeemed.

(5)	Assumes that 1,772,750 shares of PHP Class A Common Stock, or 100% of PHP’s outstanding redeemable public shares, are redeemed.

(6)	Based on a post-transaction equity value of the Combined Company of $208.7 million.

(7)	Based on a post-transaction equity value of the Combined Company of $206.4 million.

(8)	Based on a post-transaction equity value of the Combined Company of $204.0 million.

(9)	Based on a post-transaction equity value of the Combined Company of $201.6 million.

(10)	Based on a post-transaction equity value of the Combined Company of $199.3 million.

(11)	Represents the post-Closing share ownership of the Combined Company assuming various levels of redemption by holders of PHP Common Stock.

(12)	Represents the Base Scenario excluding the 1,437,500 founders shares (the PHP Class B Common Stock) held by Sponsor and the PHP Initial Stockholders and excluding the 293,400 private placement units (consisting of placement shares and private placement warrants) held by Sponsor, and which we collectively refer to in this table as “Sponsor Shares.”

(13)	Represents the Base Scenario plus the exercise of warrants. Warrants are exercisable up to 12,090,088 shares of Modulex Ordinary Shares. Of these, public warrants are exercisable into 1,038,194 shares, and PHP’s private placement warrants are exercisable into 52,975 shares. PHP’s public warrants and private placement warrants are only exercisable after the consummation of the Business Combination, and following their conversion into Combined Company Warrants. Assumes no redemption of PHP warrants. See “Description of Securities of the Combined Company —Warrants” for more information, including the terms for redemption of warrants, which, among other things, are only redeemable after the Business Combination and if the price of the Combined Company Common Stock exceeds $11.50 per share for a specified period of time.

(14)	Does not account for proceeds paid to PHP or the Combined Company, if any, in connection with payment of the exercise prices for warrants, which may be exercisable, in the case of our public warrants, by payment either of an exercise price or on a cashless basis under certain circumstances. See “Description of Securities of The Combined Company —Warrants” for more information.

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Accounting for the Business Combination

Business combinations in which the legal acquirer is not the accounting acquirer are commonly referred to as “reverse acquisitions” and can represent asset acquisitions, capital transactions and business combinations. A reverse acquisition occurs when the entity that issues securities (the legal acquirer) is identified as the acquiree for accounting purposes and the entity whose equity interests are acquired (the legal acquiree) is identified as the acquirer for accounting purposes. Reverse acquisitions are accounted for in accordance with Subtopic 805-40 of Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805-40”). The Business Combination will be accounted for as a common control reverse acquisition for which Modulex was determined to be the accounting acquirer based on the following factors:

●	Red Ribbon controlled the operating company prior to the Business Combination and controls the Company subsequent to the Business Combination through control of the board of directors as well as having majority ownership.

●	Modulex’s former management will represent the management of the Company.

●	Modulex is larger as compared to PHP based on assets, revenues and earnings.

Other factors were evaluated but are not considered to have a material impact on the determination of Modulex as the accounting acquirer. The Business Combination was accounted for as a common control reverse acquisition in accordance with U.S. GAAP. Under this method of accounting, PHP, which is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Modulex will be treated as the accounting acquirer. As the same entity controls the target company and post transaction public reporting entity, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Modulex is issuing units for the net assets of PHP, accompanied by a recapitalization. The net assets of PHP are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Modulex.

Accounting Policies and Reclassifications

Based on management’s initial analysis of the accounting policies of Modulex and PHP, there were no significant differences identified that would have an impact on the unaudited pro forma condensed combined financial information or that would require adjustments to the unaudited pro forma condensed combined statements. Currently, management is performing a comprehensive review of the accounting policies of Modulex and PHP. As a result of the comprehensive review, management may identify differences between the accounting policies of these entities, which, when conformed, could have a material impact on the financial statements of the post-combination company.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2023 and the unaudited pro forma condensed combined statements of operations for the nine months ended March 31, 2023 and for the twelve months ended June 30, 2022 are based on the historical financial statements of Modulex and PHP. The unaudited pro forma transaction accounting adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma transaction accounting adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

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PHP VENTURES ACQUISITION CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2023

			ASSUMING NO ADDITIONAL REDEMPTIONS			ASSUMING 25% ADDITIONAL REDEMPTIONS			ASSUMING 50% ADDITIONAL REDEMPTIONS			ASSUMING 75% ADDITIONAL REDEMPTIONS			ASSUMING MAX ADDITIONAL REDEMPTIONS
	PHP	Modulex	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,327	$197,869	$9,487,057	A	$199,352,324	$7,115,293	A	$196,980,560	$4,743,529	A	$194,608,796	$2,371,764	A	$192,237,031	$—	A	$189,865,267
			(5,583,929)	E		(5,583,929)	E		(5,583,929)	E		(5,583,929)	E		(5,583,929)	E
			5,250,000	G		5,250,000	G		5,250,000	G		5,250,000	G		5,250,000	G
			95,000,000	H		95,000,000	H		95,000,000	H		95,000,000	H		95,000,000	H
			95,000,000	I		95,000,000	I		95,000,000	I		95,000,000	I		95,000,000	I
Trade and other receivables	—	5,562	—		5,562	—		5,562	—		5,562	—		5,562	—		5,562
VAT receivable	—	76,698	—		76,698	—		76,698	—		76,698	—		76,698	—		76,698
Cash and marketable securities held in Trust Account	18,768,721	—	(18,768,721)	A	—	(18,768,721)	A	—	(18,768,721)	A	—	(18,768,721)	A	—	(18,768,721)	A	—
Total current assets	18,770,048	280,129	180,384,407		199,434,584	178,012,643		197,062,820	175,640,879		194,691,056	173,269,114		192,319,291	170,897,350		189,947,527

Noncurrent assets:
Investments	—	9,314,402	—		9,314,402	—		9,314,402	—		9,314,402	—		9,314,402	—		9,314,402
Total noncurrent assets	—	9,314,402	—		9,314,402	—		9,314,402	—		9,314,402	—		9,314,402	—		9,314,402

Total assets	$18,770,048	$9,594,531	$180,384,407		$208,748,986	$178,012,643		$206,377,222	$175,640,879		$204,005,458	$173,269,114		$201,633,693	$170,897,350		$199,261,929

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Trade and other payables	$—	$896,036	$—		$896,036	$—		$896,036	$—		$896,036	$—		$896,036	$—		$896,036
Accrued expenses	1,644,098	16,642	—		1,660,740	—		1,660,740	—		1,660,740	—		1,660,740	—		1,660,740
Subscription payable	—	697,677	—		697,677	—		697,677	—		697,677	—		697,677	—		697,677
Franchise tax payable	134,762	—	—		134,762	—		134,762	—		134,762	—		134,762	—		134,762
Income tax payable	93,537	—	—		93,537	—		93,537	—		93,537	—		93,537	—		93,537
Working capital loans - related party	662,787	—	(662,787)	E	—	(662,787)	E	—	(662,787)	E	—	(662,787)	E	—	(662,787)	E	—
Deferred underwriter fee payable	2,012,500	—	(2,012,500)	E	—	(2,012,500)	E	—	(2,012,500)	E	—	(2,012,500)	E	—	(2,012,500)	E	—
Extension loan - related party	1,371,594	—	(1,371,594)	E	—	(1,371,594)	E	—	(1,371,594)	E	—	(1,371,594)	E	—	(1,371,594)	E	—
Total current liabilities	5,919,278	1,610,355	(4,046,881)		3,482,752	(4,046,881)		3,482,752	(4,046,881)		3,482,752	(4,046,881)		3,482,752	(4,046,881)		3,482,752

Noncurrent liabilities:
Loan payable	—	—	—		—	—		—	—		—	—		—	—		—
Total noncurrent liabilities	—	—	—		—	—		—	—		—	—		—	—		—

Total liabilities	5,919,278	1,610,355	(4,046,881)		3,482,752	(4,046,881)		3,482,752	(4,046,881)		3,482,752	(4,046,881)		3,482,752	(4,046,881)		3,482,752
(continued)

			ASSUMING NO ADDITIONAL REDEMPTIONS			ASSUMING 25% ADDITIONAL REDEMPTIONS			ASSUMING 50% ADDITIONAL REDEMPTIONS			ASSUMING 75% ADDITIONAL REDEMPTIONS			ASSUMING MAX ADDITIONAL REDEMPTIONS
	PHP	Modulex	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined
Commitments and Contingencies
Class A common shares subject to possible redemption: 1,772,750 shares, at redemption value of $10.59 at March 31, 2023	18,768,721	—	(18,768,721)	B	—	(18,768,721)	B	—	(18,768,721)	B	—	(18,768,721)	B	—	(18,768,721)	B	—

Stockholders’ Equity (deficit)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—		—	—		—	—		—	—		—	—		—
Class A common shares, $0.0001 par value; 100,000,000 shares authorized; 293,400 issued and outstanding (excluding 5,750,000 Class A shares subject to redemption)	29	—	177	B	7,435	177	B	7,435	177	B	7,435	177	B	7,435	177	B	7,435
			6,010	C		6,010	C		6,010	C		6,010	C		6,010	C
			144	D		144	D		144	D		144	D		144	D
			75	G		75	G		75	G		75	G		75	G
			500	H		500	H		500	H		500	H		500	H
			500	I		500	I		500	I		500	I		500	I
Class B common shares, par value $0.0001; 10,000,000 shares authorized; 1,437,500 issued and outstanding	144	—	(144)		—	(144)		—	(144)		—	(144)		—	(144)		—
Series B preferred stock, $0.01 par value, 500.000 shares authorized	—	3,453	(3,453)	C	—	(3,453)	C	—	(3,453)	C	—	(3,453)	C	—	(3,453)	C	—
Common stock, $0.01 par value, 1,500,000,000 shares authorized	—	6,892,844	(6,892,844)	C	—	(6,892,844)	C	—	(6,892,844)	C	—	(6,892,844)	C	—	(6,892,844)	C	—
Additional paid-in capital	—	22,911,420	(9,281,664)	A	227,082,340	(11,653,428)	A	224,710,576	(14,025,192)	A	222,338,812	(16,396,957)	A	219,967,047	(18,768,721)	A	217,595,283
			18,768,544	B		18,768,544	B		18,768,544	B		18,768,544	B		18,768,544	B
			6,890,287	C		6,890,287	C		6,890,287	C		6,890,287	C		6,890,287	C
			(1,537,048)	E		(1,537,048)	E		(1,537,048)	E		(1,537,048)	E		(1,537,048)	E
			(5,918,124)	F		(5,918,124)	F		(5,918,124)	F		(5,918,124)	F		(5,918,124)	F
			5,249,925	G		5,249,925	G		5,249,925	G		5,249,925	G		5,249,925	G
			94,999,500	H		94,999,500	H		94,999,500	H		94,999,500	H		94,999,500	H
			94,999,500	I		94,999,500	I		94,999,500	I		94,999,500	I		94,999,500	I
Accumulated other comprehensive income	—	(1,091,043)	—		(1,091,043)	—		(1,091,043)	—		(1,091,043)	—		(1,091,043)	—		(1,091,043)
Accumulated deficit	(5,918,124)	(20,732,498)	5,918,124	F	(20,732,498)	5,918,124	F	(20,732,498)	5,918,124	F	(20,732,498)	5,918,124	F	(20,732,498)	5,918,124	F	(20,732,498)
Total stockholders’ equity (deficit)	(5,917,951)	7,984,176	203,200,009		205,266,234	200,828,245		202,894,470	198,456,481		200,522,706	196,084,716		198,150,941	193,712,952		195,779,177

Total Liabilities and Stockholders’ Deficit	$18,770,048	$9,594,531	$180,384,407		$208,748,986	$178,012,643		$206,377,222	$175,640,879		$204,005,458	$173,269,114		$201,633,693	$170,897,350		$199,261,929

230

PHP VENTURES ACQUISITION CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2023

			ASSUMING NO ADDITIONAL REDEMPTIONS			ASSUMING 25% ADDITIONAL REDEMPTIONS			ASSUMING 50% ADDITIONAL REDEMPTIONS			ASSUMING 75% ADDITIONAL REDEMPTIONS			ASSUMING MAX ADDITIONAL REDEMPTIONS
	PHP	Modulex	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined
Formation and operating costs	$455,771	$—	$(455,771)	J	$—	$(455,771)	J	$—	$(455,771)	J	$—	$(455,771)	J	$—	$(455,771)	J	$—
Franchise tax	50,000	—	(50,000)	J	—	(50,000)	J	—	(50,000)	J	—	(50,000)	J	—	(50,000)	J	—
Selling, general and administrative expenses	—	3,050,519	—		3,050,519	—		3,050,519	—		3,050,519	—		3,050,519	—		3,050,519
Contractual commission	—	—	—		—	—		—	—		—	—		—	—		—
Business development and marketing	—	—	—		—	—		—	—		—	—		—	—		—
Bad debt	—	—	—		—	—		—	—		—	—		—	—		—
Impairment of investment	—	—	—		—	—		—	—		—	—		—	—		—
Total operating expenses	505,771	3,050,519	(505,771)		3,050,519	(505,771)		3,050,519	(505,771)		3,050,519	(505,771)		3,050,519	(505,771)		3,050,519

Other income and expenses:
Unrealized loss from marketable securities held in trust account	—	—	—	K	—	—	K	—	—	K	—	—	K	—	—	K	—
Realized gain from marketable securities held in trust account	108,924	—	(108,924)	K	—	(108,924)	K	—	(108,924)	K	—	(108,924)	K	—	(108,924)	K	—
Share of loss of associates	—	—	—		—	—		—	—		—	—		—	—		—
Interest income	—	22,117	—		22,117	—		22,117	—		22,117	—		22,117	—		22,117
Interest expenses	—	(1,894)	—		(1,894)	—		(1,894)	—		(1,894)	—		(1,894)	—		(1,894)
Total other income and expenses	108,924	20,223	(108,924)		20,223	(108,924)		20,223	(108,924)		20,223	(108,924)		20,223	(108,924)		20,223

Net income (loss) before income tax	(396,847)	(3,030,296)	396,847		(3,030,296)	396,847		(3,030,296)	396,847		(3,030,296)	396,847		(3,030,296)	396,847		(3,030,296)

Income tax expense	(12,374)	—	—		(12,374)	—		(12,374)	—		(12,374)	—		(12,374)	—		(12,374)

Net income (loss)	$(409,221)	$(3,030,296)	$396,847		$(3,042,670)	$396,847		$(3,042,670)	$396,847		$(3,042,670)	$396,847		$(3,042,670)	$396,847		$(3,042,670)

Basic weighted average shares outstanding					74,355,700			74,139,166			73,922,631			73,706,096			73,489,561
Fully diluted weighted average shares outstanding					74,355,700			74,139,166			73,922,631			73,706,096			73,489,561
Basic net income per share					$(0.04)			$(0.04)			$(0.04)			$(0.04)			$(0.04)
Fully diluted net income per share					$(0.04)			$(0.04)			$(0.04)			$(0.04)			$(0.04)

231

PHP VENTURES ACQUISITION CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED JUNE 30, 2022

			ASSUMING NO ADDITIONAL REDEMPTIONS			ASSUMING 25% ADDITIONAL REDEMPTIONS			ASSUMING 50% ADDITIONAL REDEMPTIONS			ASSUMING 75% ADDITIONAL REDEMPTIONS			ASSUMING MAX ADDITIONAL REDEMPTIONS
	PHP	Modulex	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined
Formation and operating costs	$1,282,674	$—	$(1,282,674)	J	$—	$(1,282,674)	J	$—	$(1,282,674)	J	$—	$(1,282,674)	J	$—	$(1,282,674)	J	$—
Franchise tax	244,160	—	(244,160)	J	—	(244,160)	J	—	(244,160)	J	—	(244,160)	J	—	(244,160)	J	—
Selling, general and administrative expenses	—	1,825,004	—		1,825,004	—		1,825,004	—		1,825,004	—		1,825,004	—		1,825,004
Contractual commission	—	956,433	—		956,433	—		956,433	—		956,433	—		956,433	—		956,433
Business development and marketing	—	1,005,687	—		1,005,687	—		1,005,687	—		1,005,687	—		1,005,687	—		1,005,687
Bad debt	—	2,196,150	—		2,196,150	—		2,196,150	—		2,196,150	—		2,196,150	—		2,196,150
Impairment of investment	—	3,525,977	—		3,525,977	—		3,525,977	—		3,525,977	—		3,525,977	—		3,525,977
Total operating expenses	1,526,834	9,509,251	(1,526,834)		9,509,251	(1,526,834)		9,509,251	(1,526,834)		9,509,251	(1,526,834)		9,509,251	(1,526,834)		9,509,251

Other income and expenses:
Unrealized loss from marketable securities held in trust account	(5,627)	—	5,627	K	—	5,627	K	—	5,627	K	—	5,627	K	—	5,627	K	—
Realized gain from marketable securities held in trust account	33,573	—	(33,573)	K	—	(33,573)	K	—	(33,573)	K	—	(33,573)	K	—	(33,573)	K	—
Share of loss of associates	—	(293,440)	—		(293,440)	—		(293,440)	—		(293,440)	—		(293,440)	—		(293,440)
Interest income	—	—	—		—	—		—	—		—	—		—	—		—
Interest expenses	—	—	—		—	—		—	—		—	—		—	—		—
Total other income and expenses	27,946	(293,440)	(27,946)		(293,440)	(27,946)		(293,440)	(27,946)		(293,440)	(27,946)		(293,440)	(27,946)		(293,440)

Net income (loss) before income tax	(1,498,888)	(9,802,691)	1,498,888		(9,802,691)	1,498,888		(9,802,691)	1,498,888		(9,802,691)	1,498,888		(9,802,691)	1,498,888		(9,802,691)

Income tax expense	—	—	—		—	—		—	—		—	—		—	—		—

Net income (loss)	$(1,498,888)	$(9,802,691)	$1,498,888		$(9,802,691)	$1,498,888		$(9,802,691)	$1,498,888		$(9,802,691)	$1,498,888		$(9,802,691)	$1,498,888		$(9,802,691)

Basic weighted average shares outstanding					74,355,700			74,139,166			73,922,631			73,706,096			73,489,561
Fully diluted weighted average shares outstanding					74,355,700			74,139,166			73,922,631			73,706,096			73,489,561
Basic net income per share					$(0.13)			$(0.13)			$(0.13)			$(0.13)			$(0.13)
Fully diluted net income per share					$(0.13)			$(0.13)			$(0.13)			$(0.13)			$(0.13)

232

Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company.

There were no intercompany balances or transactions between PHP and Modulex as of the dates and for the periods of these unaudited pro forma condensed combined financial statements.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statements of operations for the nine months ending March 31, 2023 and for the twelve months ended June 30, 2022 are based upon the number of shares outstanding, assuming the Business Combination occurred on July 1, 2022 and July 1, 2021, respectively.

The unaudited pro forma transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2023, and the unaudited pro forma condensed combined statements of operations for the nine months ended March 31, 2023 and for the twelve months ended June 30, 2022 are as follows:

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

A.	Represents the release of cash and investments held in the Trust Account of $9,487,057 that become available at the closing of Business Combination, less any cash paid for redemptions under each redemption scenario. Redemption amounts are calculated by multiplying the number of shares redeemed by the redemption price of $10.59 per share.

B.	Represents the reclassification of Class A common shares subject to possible redemption to permanent equity.

C.	Represents the elimination of Modulex’s members equity as a result of the recapitalization, pursuant to which all classes of equity held by Modulex equity holders were converted into 60,102,050 Units and corresponding shares of Modulex pursuant to the Business Combination Agreement.

D.	Represents the conversion of Class B common shares to Class A common shares pursuant to the Business Combination.

E.	Represents the payment of estimated transaction costs incurred in aggregate by PHP and Modulex.

F.	Represents the elimination of PHP’s historical accumulated deficit at the time of the common control reverse acquisition.

G.	Represents the issuance of 750,000 shares issued in Modulex’s Pre-Transaction Financing for aggregate net proceeds of $5,250,000.

H.	Represents the issuance of 5,000,000 units in PIPE financing for aggregate gross proceeds of $100,000,000, net of estimated fees of 5%.

I.	Represents the issuance of notes, which are convertible to 5,000,000 shares in PIPE financing for aggregate gross proceeds of $100,000,000, net of estimated fees of 5%.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

J.	Represents the elimination of historical expenses incurred by PHP, which will not be recurring after the completion of the Business Combination.

K.	Represents the elimination of unrealized and realized gains and losses on PHP’s Trust Account, which will not be recurring after the completion of the Business Combination.

233

Net Income Per Share

Represents the net income/loss per share calculated using the historical weighted average shares outstanding of PHP, giving the effect of shares issued in the Business Combination to PHP Equity holders assuming the shares were outstanding since January 1, 2022. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income/loss per share assumes that the shares currently outstanding as well as issued related to the Business Combination have been outstanding for the entire period presented.

	Three months ended March 31, 2023
	Assuming No Additional Redemptions	Assuming 25% Additional Redemptions	Assuming 50% Additional Redemptions	Assuming 75% Additional Redemptions	Assuming Maximum Redemptions
Pro forma net income attributable to common shareholders	$(3,042,670)	$(3,042,670)	$(3,042,670)	$(3,042,670)	$(3,042,670)
Weighted average common shares outstanding, basic	74,355,700	74,139,166	73,922,631	73,706,096	73,489,561
Weighted average common shares outstanding, diluted	74,355,700	74,139,166	73,922,631	73,706,096	73,489,561
Net income per share, basic	$(0.04)	$(0.04)	$(0.04)	$(0.04)	$(0.04)
Net income per share, diluted	$(0.04)	$(0.04)	$(0.04)	$(0.04)	$(0.04)

Weighted average common shares calculation:
Total outstanding shares pre Business Combination	3,503,650	3,503,650	3,503,650	3,503,650	3,503,650
Total pro forma common shares to be issued pursuant to the Business Combination Agreement	71,758,661	71,758,661	71,758,661	71,758,661	71,758,661
Share redemptions	(906,611)	(1,123,145)	(1,339,680)	(1,556,215)	(1,772,750)
Weighted average common shares outstanding, basic	74,355,700	74,139,166	73,922,631	73,706,096	73,489,561
Weighted average common shares outstanding, diluted	74,355,700	74,139,166	73,922,631	73,706,096	73,489,561

	Twelve months ended June 30, 2022
	Assuming No Additional Redemptions	Assuming 25% Additional Redemptions	Assuming 50% Additional Redemptions	Assuming 75% Additional Redemptions	Assuming Maximum Redemptions
Pro forma net income attributable to common shareholders	$(9,802,691)	$(9,802,691)	$(9,802,691)	$(9,802,691)	$(9,802,691)
Weighted average common shares outstanding, basic	74,355,700	74,139,166	73,922,631	73,706,096	73,489,561
Weighted average common shares outstanding, diluted	74,355,700	74,139,166	73,922,631	73,706,096	73,489,561
Net income per share, basic	$(0.13)	$(0.13)	$(0.13)	$(0.13)	$(0.13)
Net income per share, diluted	$(0.13)	$(0.13)	$(0.13)	$(0.13)	$(0.13)

Weighted average common shares calculation:
Total outstanding shares pre Business Combination	3,503,650	3,503,650	3,503,650	3,503,650	3,503,650
Total pro forma common shares to be issued pursuant to the Business Combination Agreement	71,758,661	71,758,661	71,758,661	71,758,661	71,758,661
Share redemptions	(906,611)	(1,123,145)	(1,339,680)	(1,556,215)	(1,772,750)
Weighted average common shares outstanding, basic	74,355,700	74,139,166	73,922,631	73,706,096	73,489,561
Weighted average common shares outstanding, diluted	74,355,700	74,139,166	73,922,631	73,706,096	73,489,561

234

DESCRIPTION OF MODULEX ORDINARY SHARES

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Modulex as the Combined Company, with PHP having merged into Merger Sub, as wholly-owned subsidiaries of Modulex, immediately following the Closing of the Business Combination. A summary of the material provisions governing Modulex’s share capital as the Combined Company immediately following the Closing of the Business Combination is described below. This summary is not complete and should be read together with Modulex’s Amended and Restated Articles of Association (the “Modulex A&R Articles”), a copy of which is appended to this proxy statement/prospectus as Annex C.

The following descriptions of share capital and provisions of the Modulex A&R Articles are summaries and are qualified by reference to the Modulex A&R Articles, which shall be in effect from or shortly prior to Closing. A copy of this document will be filed with the SEC as an exhibit to this registration statement. The description of the Modulex Ordinary Shares reflects changes to Modulex’s capital structure that will occur upon the closing of the Business Combination.

General

This section summarizes the material rights of the holders of the Combined Company Ordinary Shares and Combined Company warrants under the applicable laws of England and Wales, the Companies Act, and the material provisions of the Modulex A&R Articles, which shall become effective from or shortly prior to the Closing of the Business Combination.

Share Capital

Upon the Closing of the Business Combination, the Combined Company will have no authorised share capital limit under the Modulex A&R Articles.

By passage of a special resolution at a general meeting of the Company (prior to the Recapitalization), Modulex’s board of directors will be authorised to issue and allot [1,453,212,577] Modulex Ordinary Shares with a nominal value of £[0.01] (which shall be equal to [149,699,954] Combined Company Ordinary Shares of approximately £[0.097] nominal value post-Consolidation), as well as, to grant rights to subscribe for or to convert any security into Modulex Ordinary Shares up to such amount. This authority will apply to the issue of Combined Company Ordinary Shares post-Closing and for a period of five years from the date of such resolution having been passed with such authority to be renewed by the Combined Company’s shareholders upon expiration (i.e., at least every five years) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period).

All of the issued Combined Company Ordinary Shares are validly issued and fully paid. The Combined Company Ordinary Shares are not redeemable.

The Combined Company’s board of directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. The Combined Company may also issue and redeem redeemable securities on such terms and in such manner as its board of directors shall determine.

Pre-emption Rights

The laws of England and Wales provides for statutory preemption rights that apply on an allotment of equity securities. However, it is possible for the articles of association, or shareholders in a general meeting, to exclude preemptive rights. Such an exclusion of preemptive rights may be for a maximum period of five years from the date of adoption of the articles of association in which the exclusion is contained or the date of the shareholder resolution, if the exclusion is by shareholder resolution. In either case, this exclusion would need to be renewed by the Combined Company’s shareholders upon its expiration (i.e., at least every five years).

By passage of a special resolution at a general meeting of the Company (prior to the Recapitalization), pre-emption rights shall be excluded for a period of five years from the date of such resolution having been passed in respect of the allotment of up to a maximum amount of [1,453,212,577] Modulex Ordinary Shares of £0.01 nominal value (which shall be equal to [149,699,954] ordinary shares of approximately £[0.097] nominal value post-Consolidation), in aggregate, which exclusion will need to be renewed by the Combined Company’s shareholders upon expiration (i.e., at least every five years) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period).

235

Voting Rights

All Combined Company Ordinary Shares will have identical voting rights in all respects.

At any general meeting, a resolution put to the vote of the meeting (other than a general meeting held partly by means of electronic facility) must be decided on a show of hands unless either the notice of the meeting specifies that a poll will be called on such resolution or a poll is (before the resolution is put to the vote on a show of hands or on the declaration the result of a show of hands on that resolution) demanded.

A poll may be demanded by the chair of the meeting, by any holder(s) of not less than 10% of the total voting rights, by any holder(s) of shares conferring a right to vote on the resolution (being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right), who in each case is present in person or by proxy or corporate representative. A resolution put to the vote of a general meeting held partly by means of electronic facility must be decided on a poll unless the chair of the meeting determines that it shall be decided on a show of hands (subject to the above rights to call a poll).

On a show of hands, every shareholder who is present in person has one vote regardless of the number of shares held by such shareholder. Every proxy duly appointed by one or more shareholders entitled to vote on the resolution and present has one vote, except that if the proxy has been duly appointed by more than one shareholder entitled to vote and is instructed by one or more of those shareholders to vote for the resolution and by one or more others to vote against it, or is instructed by one or more of those shareholders to vote in one way and is given discretion as to how to vote by one or more others (and wishes to use that discretion to vote in the other way) he has one vote for and one vote against the resolution.

On a poll every shareholder present in person or by duly appointed proxy or corporate representative has one vote for every share held by the shareholder.

Transfer of Shares

In accordance with the laws of England and Wales, the Modulex Ordinary Shares may be transferred by an instrument of transfer in any usual form (or any form approved by the Board) or if title is held and transferred through a depositary or clearance service, through an electronic system.

The transferor of a Modulex Ordinary Share is deemed to remain the holder until the transferee’s name is entered in the share register. The Modulex Ordinary Shares are in registered form. The ownership or voting of Combined Company Ordinary Shares by non-residents of England and Wales is not restricted in any way by the Modulex A&R Articles or the Companies Act.

The board may decline to register any transfer of any share:

●	which is not fully paid up;
●	where the transfer is not lodged at the registered office or such other place as the directors have appointed;
●	where the transfer is not accompanied by the share certificate to which it relates, or such other evidence as the board may reasonably require to show the transferor’s right to make the transfer, or evidence of the right of someone other than the transferor to make the transfer on the transferor’s behalf;
●	where the transfer is in respect of more than one class of share; and
●	where the number of joint holders to whom the share is to be transferred exceeds four.

If the board declines to register a transfer, it must return to the transferor the instrument of transfer together with notice of the refusal within two months.

Election of Directors

Under the Modulex A&R Articles, the Combined Company’s board of directors must consist of not less than three but no more than nine directors.

The directors or the shareholders, by ordinary resolution, may appoint a person who is willing to act as a director, either to fill a vacancy or as an additional director but so that the total number of directors does not exceed any maximum number fixed by the Articles. A director appointed by the directors shall retire at the next annual general meeting and shall then be eligible for reappointment.

The Modulex A&R Articles provide that the Combined Company’s directors shall be divided into three classes, one class being elected each year at the annual general meeting of our shareholders, to serve on our board of directors until the third annual general meeting following such election or re-election or until they are removed by a special resolution of our shareholders at a general meeting or upon the occurrence of certain events in accordance with the Companies Act and the Modulex A&R Articles. A retiring director shall be eligible for re-appointment. A director retiring at a meeting shall, if he or she is not re-appointed at such meeting, retain office until the meeting appoints someone in his or her place, or if it does not do so, until the conclusion of such meeting.

236

Dividend and Liquidation Rights

The Modulex A&R Articles provide that the Combined Company may by ordinary resolution of the shareholders declare dividends out of distributable profits to be paid in accordance with the respective rights of shareholders, but no such dividend shall exceed the amount recommended by the board of directors. The Combined Company’s board of directors may from time to time pay shareholders such interim dividends, and also any fixed rate dividend, whenever the Combined Company’s financial position, in the directors’ opinion, justifies its payment. No dividend shall be paid otherwise than out of profits available for distribution as specified under the applicable provisions of the Companies Act.

The directors may, if authorized by an ordinary resolution of shareholders, offer shareholders the right to receive, in lieu of a dividend, or part of a dividend, an allotment of Modulex Ordinary Shares credited as fully paid up. Subject to any rights attaching to or the terms of issue of any share, all dividends are to be paid according to the amounts paid up on the shares. All dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid, but, if any share is allotted or issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly.

Dividends may be declared or paid in any currency and the board may decide the rate of exchange for any currency conversions that may be required, and how any costs involved are to be met, in relation to the currency of any dividend. No dividend or other moneys payable by the Combined Company on or in respect of any share shall bear interest against it unless otherwise provided by the rights attached to the share. All unclaimed dividends may be made use of by the board of directors for the Combined Company’s benefit until claimed. Any dividend unclaimed after a period of 12 years from the date such dividend became due for payment shall be forfeited and cease to remain owing.

Any general meeting declaring a dividend may by ordinary resolution of shareholders, upon the recommendation of the board, direct payment or satisfaction of such dividend wholly or in part by the distribution of non-cash assets of equivalent value, including without limitation paid up shares or debentures of another body corporate. In the event of the Combined Company’s liquidation, after satisfaction of liabilities to creditors, its assets will be distributed to the holders of the Combined Company Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future.

Variation of rights

The rights attached to any class of shares may (unless otherwise provided by the terms of the issue of the shares of that class) be varied or abrogated, in accordance with the provisions of the Companies Act by (i) the written consent of the holders of three quarters (3/4) in nominal value of the issued shares of that class (excluding any shares held as treasury shares) or (ii) a special resolution passed at a general meeting of the shareholders of that class. The Companies Act also provides a right to object to the variation of the share capital by the shareholders who did not vote in favor of the variation. Should 15% or more of the shareholders of the issued shares in question apply to the court to have the variation cancelled, the variation shall have no effect unless and until it is confirmed by the court.

The quorum at every such separate general meeting (except an adjourned meeting) must be two or more persons holding or representing by proxy not less than one-third in nominal value of the issued shares of the class (calculated excluding any shares held as treasury shares).

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by the Combined Company, or that may affect the remittance of dividends, interest, or other payments by the Combined Company to non-resident holders of the Combined Company’s shares, other than withholding tax requirements. There is no limitation imposed by the laws of England and Wales or in the Modulex A&R A articles on the right of non-residents to hold or vote shares.

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Registration Rights

Concurrently with the execution of the Business Combination Agreement, Modulex, the Sponsor and certain securityholders of Modulex entered into the Registration Rights Agreement pursuant to which, following completion of the Transactions, Modulex agreed to register for resale upon demand certain of the Combined Company Ordinary Shares that are held by the parties thereto from time to time. In certain circumstances, various parties to the Registration Rights Agreement will also be entitled to customary piggyback registration rights, in each case subject to certain limitations set forth in the Registration Rights Agreement. In addition, the Registration Rights Agreement provides that the Combined Company will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the Registration Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to the Combined Company securities, and all such prior agreements shall be terminated.

Additionally, under the Registration Rights Agreement, each of the securityholders of the parties thereto (other than the Sponsor) have agreed not to transfer its Combined Company Ordinary Shares, except to certain permitted transferees, beginning on the Effective Time of the Business Combination and continuing for a period of one hundred eighty (180) days thereafter. The Sponsor has agreed not to transfer the Sponsor Lock-Up Shares except to certain permitted transferees, beginning on the Effective Time of the Business Combination and continuing until the earlier of (i) one hundred eighty (180) days thereafter and (ii) when the Combined Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Combined Company shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Separately, the Modulex A&R Articles will be amended and restated as of the Effective Time of the Business Combination. Pursuant to such Modulex A&R Articles, each securityholder of Modulex as of immediately prior to such amendment will be restricted from transferring its Combined Company Ordinary Shares, except to certain permitted transferees, beginning on the date of such amendment and continuing for a period of one hundred eighty (180) days thereafter with the exception of certain officers and directors of the Combined Company who will agree to a lock-up of two years.

Shareholder Meetings

Under the Companies Act, the Combined Company is required to hold an annual general meeting once every calendar year and no later than six months after its financial year end All meetings other than the annual general meeting are referred to in the Modulex A&R Articles as general meetings and the Combined Company’s board of directors may convene a general meeting which is not an annual general meeting whenever it sees fit, at such time and place, as the board appoints.

In addition, the Companies Act provides that our board of directors is required to call a general meeting if requested by shareholders representing 5% or more of the Combined Company’s paid up issued share capital carrying voting rights at general meetings (excluding voting rights attaching to any treasury shares). In certain circumstances, under the Companies Act, a shareholder or shareholders can require resolutions to be put before a general meeting, if the request is made by:

●	a shareholder or shareholders representing at least 5% of the total voting rights of all the shareholders having a right to vote on the resolution at the annual general meeting (excluding voting rights attached to any treasury shares); or

●	at least 100 shareholders with the right to vote on the resolution at the annual general meeting and each holding, on average, at least £100 of paid-up share capital.

The Companies Act provides that a general meeting (other than an adjourned meeting) must be called by notice of at least 21 clear days’ in the case of an annual general meeting (unless shareholders approve a notice period of 14 days’ by special resolution) and at least 14 clear days’ in any other case (the “clear days” rule is set out in section 360 of the Companies Act and excludes the day of the meeting and the day that the notice is given).

The notice shall specify the time, date and place of such general meeting, the means, or all different means, of attendance and participation (including, without limitation, any satellite meeting places and any electronic facilities the board has determined be used to enable attendance and participation) and the general nature of the business with which to be dealt.

Quorum

Two persons present and entitled to vote upon the business to be transacted, each being either a shareholder or a proxy for a shareholder or a duly authorized representative of a corporation which is a shareholder shall be a quorum for all purposes. The requisite quorum must be present within half an hour of the time fixed for the commencement of the general meeting (or such longer interval as their chairperson in his absolute discretion thinks fit). A general meeting adjourned for lack of a quorum shall be adjourned to not less than 10 clear days after the date of the original meeting at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, if a quorum is not present within fifteen minutes of the start time, one shareholder present in person or by proxy shall constitute a quorum.

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Vote Requirements

Under the laws of England and Wales certain resolutions must be passed as a special resolution and others can be passed as an ordinary resolution:

●	an ordinary resolution means a resolution that is passed by a simple majority of shareholders or holders of a simple majority of the shares (depending on whether the vote is by a show of hands or by a poll) present in person or by proxy and entitled to vote at the meeting.

●	a special resolution means a resolution passed by a majority of not less than 75% of the shareholders or holders of 75% of the voting rights attaching to the shares (depending on whether the vote is by a show of hands or by a poll) present in person or by proxy and entitled to vote at the meeting.

Matters requiring an ordinary resolution under the Modulex A&R Articles include: (i) to amend the number of Directors (ii) to appoint and re-appoint Directors (iii) declaration of dividends and (iv) consent to an alternative jurisdiction for a cause of action involving the Company. Matters requiring a special resolution under the laws of England and Wales and/or the Modulex A&R Articles include, amongst others: (i) amendments to the articles of association (including for the Modulex A&R Articles to become effective from or shortly prior to Closing of the Business Combination), (ii) disapplication (or renewal of disapplication) of pre-emption rights where directors are acting under general authority to allot (iii) variation of class rights (iv) changes to the company’s name and (v) reductions of capital.

For a resolution to be regarded as a special resolution, the notice of the meeting must specify the intention to propose the resolution as a special resolution. Under the laws of England and Wales, shareholders of a public company such as Modulex are not permitted to pass resolutions by written consent. All shareholder decisions must be taken at the general meeting.

Access to Corporate Records

Under the laws of England and Wales, the register of shareholders, register of directors, register of secretaries and other statutory registers of a company may be inspected at any time: (i) for free, by its shareholders, and (ii) for a fee by any other person. A company may apply to the relevant court of England and Wales for an order not to permit inspection if the person seeking inspection does not have a proper purpose in inspecting the register.

A company must also keep available for inspection by shareholders free of charge records of all resolutions and meetings by shareholders and for a fee, provide copies of the minutes to shareholders who request them. In each case, the records of all resolutions and meetings by shareholders should be kept for at least ten years. These records may be kept in electronic form, as long as they are capable of being produced in hard copy form.

Shareholders may also inspect the service contracts of directors without charge at the Combined Company’s registered offices during business hours. Where service contracts are not in writing, a written memorandum setting out the terms must be provided by the company.

In addition, the annual accounts of a company are required by the laws of England and Wales to be made available to shareholders at a general meeting and a shareholder is entitled to a copy of such accounts. These are also publicly available online, once filed. together with other documents such as a company’s articles of association, required to be filed by a company with the Registrar of Companies in England and Wales.

Section 793 Notices

Under the Companies Act and the Modulex A&R Articles, any publicly listed company has the right to investigate who has an interest in its shares. Pursuant to the Companies Act, a publicly listed company can carry out an investigation into the identity of any person (individual or corporate entity) it knows, and/or suspects, is (or was at any time in the three years’ prior) interested in the shares of the company by circulating a notice in accordance with section 793 of the Companies Act. Such person thereafter has an obligation to confirm or deny whether they have an interest in the company’s shares. If the former, they are required to disclose certain information concerning their interest, including information about any other person (individual or corporate entity) that also has an interest in such shares.

UK City Code on Takeovers and Mergers (the “Takeover Code”)

The Takeover Code applies, among other things, to an offer for a public limited company whose registered office is in the United Kingdom and whose securities are not admitted to trading on a regulated market in the U.K. if the company satisfies the “residency test”. The residency test is satisfied if the UK Panel on Takeovers and Mergers (or the Takeover Panel) considers the company to have its place of central management and control in the U.K. The Takeover Panel will look at, in the first instance, whether a majority of the members of the Combined Company’s Board are resident in the United Kingdom, the Channel Islands and the Isle of Man and if they are, the “residency test” will normally be satisfied.

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Modulex is not currently subject to the Takeover Code and given that the Combined Company’s central management and control post-Closing shall not be situated within (and the Combined Company’s has no intention to have it situated within) the United Kingdom or the Channel Islands or the Isle of Man, it is not envisaged that the residency test will be met and that the Takeover Code will be applicable to it post-Closing.

If at the time of a takeover offer, the Takeover Panel determines that the residency test is satisfied, the Combined Company would be subject to the Takeover Code which provides a framework within which mergers and takeovers of companies subject to it are conducted. In particular, the Takeover Code contains certain rules in respect of mandatory offers. Under Rule 9 of the Takeover Code, if a person:

●	acquires an interest in the Combined Company’s shares that, when taken together with shares in which persons acting in concert with such person are interested, carries 30% or more of the voting rights of Combined Company’s shares; or

●	who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the company, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer (or provide a cash alternative) for the Combined Company’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

While the mandatory offer rules under Rule 9 of the Takeover Code to require a person to make an offer to all shareholders upon gaining over 30% of the voting rights of a company provides a significant anti-takeover defense to public companies in England and Wales, the Takeover Panel will normally waive the obligation provided that the shareholders who are independent of the transaction pass a resolution approving the Rule 9 waiver. By following a specific procedure set out in appendix 1 to the Takeover Code, independent shareholders of the company are given the opportunity (subject to certain safeguards) to assess the commercial merits of a transaction against the possibility of ceding control (as defined by the Code) to the Company.

Pursuant to the Companies Act, and regardless of whether or not the Combined Company is subject to the Takeover Code, where a takeover offer has been made for the Combined Company and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates that the offeror has not acquired or unconditionally contracted to acquire that it is entitled to acquire those shares on the same terms as the general offer. The dissenting minority shareholders subject to the compulsory acquisition have six weeks from such notice to file an application with the court objecting to the transfer and preventing such acquisition from proceeding. A minority shareholder is also entitled in similar circumstances to require the offeror to acquire his or her shares on the same terms as the offer.

However, if a takeover for the Combined Company is conducted by way of a scheme of arrangement pursuant to Part 26 of the Companies Act, the scheme (and therefore the takeover) would need: (i) approval by a majority in number of shareholders representing 75% in value of the share capital by the shareholders or each applicable class of shareholders present and voting at a shareholder meeting convened by the order of the court; and (ii) approval of the relevant court of England and Wales. If approved, the scheme, and therefore takeover, once sanctioned and effective would be binding on 100% of the shareholders.

Borrowing Powers

Pursuant to the Companies Act and our Modulex A&R Articles, our board of directors may exercise all powers and take all actions that are not required under law or under our Modulex A&R Articles to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our Modulex A&R Articles enable us to increase or reduce our share capital. Any such changes are subject to the laws of England and Wales and must be approved by a special and ordinary resolutions (as applicable) duly passed by our shareholders at a general meeting.

Exclusive Forum

Under the Modulex A&R Articles, save for any cause of action arising under the Securities Act or the Exchange Act, or in the event that the Combined Company by ordinary resolution consents to the selection of an alternative forum, the relevant courts of England and Wales shall be the exclusive forum for the resolution of: (a) any derivative action or proceeding brought on behalf of the Company; (b) any action or proceeding asserting a claim of breach of fiduciary duty owed by any director, office or other employee to the Combined Company; (c) any action or proceeding asserting a claim arising out of any provision of the Companies Act or the Modulex A&R Articles; and (d) any action or proceeding asserting a claim or otherwise related to the affairs of the Combined Company.

Unless the Combined Company by ordinary resolution consents to the selection of an alternative forum in the United States, federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act or the Exchange Act

Transfer Agent and Registrar

The transfer agent and registrar for Combined Company Ordinary Shares is Continental Stock Transfer & Trust Company and its address is 1 State Street — 30th Floor, New York, New York 10004.

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DESCRIPTION OF COMBINED COMPANY WARRANTS

PHP Warrants

Only after the expiration of this full time period will public security holders be entitled to distributions from the Trust Account if PHP is unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate their investment, public security holders may be forced to sell their public units or Public Warrants, potentially at a loss. In addition, if PHP fails to complete an initial business combination by the prescribed time frame, there will be no redemption rights or liquidating distributions with respect to the Public Warrants, which will expire worthless.

The exercise price of the PHP Warrants is $11.50 per share, which is above the recent trading price for the underlying PHP Class A Ordinary Shares and may reduce their near-term value. To the extent such warrants are exercised, additional PHP Class A Ordinary Shares will be issued, which will result in dilution to the then existing holders of PHP Class A Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of PHP Class A Ordinary Shares.

Each of our outstanding whole warrants is exercisable commencing 30 days following the Closing of the Business Combination for one Combined Company Ordinary Share.

Pursuant to the Business Combination Agreement, assuming the Consolidation has occurred, at the Effective Time, (a) each share of PHP Common Stock, par value $0.0001 per share, outstanding immediately prior to the Effective Time will be exchanged for on Ordinary Share, (b) each PHP warrant entitling the holder to purchase one share of PHP Common Stock per warrant at a price of $11.50 per whole share outstanding immediately prior to the Effective Time will be assumed by Modulex and will become one Modulex warrant entitling the holder to purchase one Ordinary Share per warrant at a price of $11.50 per whole share, and (c) each PHP right, entitling the holder thereof to receive one-tenth (1/10) of one share of PHP Common Stock outstanding immediately prior to the Effective Time, shall automatically convert whereby each holder of ten (10) outstanding PHP rights shall, at the Effective Time, receive one (1) Ordinary Share in exchange therefor, thus holders of PHP rights must hold rights in multiples of 10 in order to receive shares for all of their PHP rights upon closing of the Business Combination. The following table shows the outstanding shares of the Combined Company after giving effect to the Business Combination:

	Outstanding Shares of Modulex Holdings Limited
	Assuming No Additional Redemptions	Assuming 25% Additional Redemptions	Assuming 50% Additional Redemptions	Assuming 75% Additional Redemptions	Assuming Max Additional Redemptions
Total outstanding shares pre-Business Combination	3,503,650	3,503,650	3,503,650	3,503,650	3,503,650
Class A common shares issuable to Modulex directors and associates	2,527,443	2,527,443	2,527,443	2,527,443	2,527,443
Class A common shares issuable to Modulex external investors	42,720,282	42,720,282	42,720,282	42,720,282	42,720,282
Class A common shares issuable to related parties	15,156,596	15,156,596	15,156,596	15,156,596	15,156,596
Class A common shares issuable in a private placement	29,340	29,340	29,340	29,340	29,340
Class A common shares issuable pursuant to the conversion of Rights	575,000	575,000	575,000	575,000	575,000
Class A common shares issuable in a pre-transaction financing	750,000	750,000	750,000	750,000	750,000
Class A common shares issuable pursuant to PIPE financing	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000
Share redemptions	(906,611)	(1,123,145)	(1,339,680)	(1,556,215)	(1,772,750)
Total Modulex Global Ordinary Shares outstanding post-Business Combination	74,355,700	74,139,166	73,922,631	73,706,096	73,489,561

The following table illustrates varying ownership levels in Modulex Ordinary Shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders, on a fully diluted basis, showing full exercise and conversion of all securities expected to be outstanding as of the Closing of the Business Combination, including public warrants, private placement warrants, warrants issued in a pre-transaction financing, and warrants issued in a PIPE:

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		% of Total (2)
Additional Dilution Sources (1)	Total Shares	Assuming No Additional Redemptions(3)	Assuming 25% Additional Redemptions(4)	Assuming 50% Additional Redemptions(5)	Assuming 75% Additional Redemptions(6)	Assuming Maximum Redemptions(7)
Shares underlying PHP public warrants (8)	1,038,194	1.4%	1.4%	1.4%	1.4%	1.4%
Shares underlying PHP private placement warrants (9)	52,975	0.1%	0.1%	0.1%	0.1%	0.1%
Shares underlying Modulex warrants (10)	248,919	0.3%	0.3%	0.3%	0.3%	0.3%
Shares underlying PHP warrants issued in a pre-transaction financing (11)	750,000	1.0%	1.0%	1.0%	1.0%	1.0%
Shares underlying PHP warrants issued in a PIPE (12)	10,000,000	11.9%	11.9%	11.9%	11.9%	12.0%
Total additional dilution sources	12,090,088	14.7%	14.7%	14.7%	14.7%	14.8%
(1)	All share numbers and percentages for the Additional Dilution Sources are presented without the potential reduction of any amounts paid by the holders of the given Additional Dilution Sources and therefore may overstate the presentation of dilution.

(2)	The Percentage of Total with respect to each Additional Dilution Source set forth above, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the illustrative no redemption scenario, the Percentage of Total with respect to the shares underlying the public warrants would be calculated as follows: (a) 1,038,194 shares issued pursuant to the public warrants; divided by (b) (i) 74,355,700 shares (the number of shares outstanding prior to any issuance pursuant to the shares underlying the public warrants) plus (ii) 1,038,194 shares issued pursuant to the shares underlying the private placement warrants.

(3)	Amount shown represents share redemption levels reflecting no additional redeemable public shares outstanding.

(4)	Amount shown represents share redemption levels reflecting 25% of the redeemable public shares outstanding (1,123,145 shares).

(5)	Amount shown represents share redemption levels reflecting 50% of the redeemable public shares outstanding (1,339,680 shares).

(6)	Amount shown represents share redemption levels reflecting 75% of the redeemable public shares outstanding (1,556,215 shares).

(7)	Assumes that 100% of PHP’s remaining redeemable public shares (1,772,750 shares) are redeemed in connection with the Business Combination.

(8)	Assumes exercise of all publicly held warrants to purchase 1,038,194 shares of PHP Common Stock.

(9)	Assumes exercise of all private placement warrants to purchase 52,975 shares of PHP Common Stock.

(10)	Assumes exercise of all Modulex warrants to purchase 248,919 shares of PHP Common Stock.

(11)	Assumes exercise of all warrants issued in a pre-transaction financing to purchase 750,000 shares of PHP Common Stock.

(12)	Assumes exercise of all warrants issued in a PIPE financing to purchase 10,000,000 shares of PHP Common Stock.

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In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of our public shares. The following table shows the dilutive effect and the effect on the per share value of Modulex Ordinary Shares held by non-redeeming holders of PHP Common Stock under a range of redemption scenarios and PHP Warrant exercise scenarios:

	Assuming No Additional Redemptions (1)		Assuming 25% Additional Redemptions (2)		Assuming 50% Additional Redemptions (3)
	Shares	Value per Share (6)	Shares	Value per Share (7)	Shares	Value per Share (8)
Base Scenario (11)	74,355,700	$11.50	74,139,166	$11.50	73,922,631	$11.50
Excluding Sponsor Shares (12)	72,624,800	11.77	72,408,266	11.77	72,191,731	11.78
Exercising public warrants (13) (14)	75,393,894	11.34	75,177,360	11.34	74,960,825	11.34
Exercising private placement warrants (13) (14)	74,657,594	11.45	74,441,060	11.45	74,224,525	11.45
Exercising pre-transaction financing warrants (13) (14)	76,143,894	11.23	75,927,360	11.23	75,710,825	11.23
Exercising PIPE financing warrants (13) (14)	84,657,594	10.10	84,441,060	10.10	84,224,525	10.09
Exercising all warrants (13) (14)	86,445,788	9.89	75,479,254	11.30	75,262,719	11.30

	Assuming 75% Additional Redemptions (4)		Assuming Maximum Redemptions (5)
	Shares	Value per Share (9)	Shares	Value per Share (10)
Base Scenario (11)	73,706,096	$11.50	73,489,561	$11.50
Excluding Sponsor Shares (12)	71,975,196	11.78	71,758,661	11.78
Exercising public warrants (13) (14)	74,744,290	11.34	74,527,755	11.34
Exercising private placement warrants (13) (14)	74,007,990	11.45	73,791,455	11.45
Exercising pre-transaction financing warrants (13) (14)	75,494,290	11.23	75,277,755	11.23
Exercising PIPE financing warrants (13) (14)	84,007,990	10.09	83,791,455	10.09
Exercising all warrants (13) (14)	75,046,184	11.29	74,829,649	11.29
(1)	Assumes that no additional shares of PHP Class A Common Stock are redeemed.

(2)	Assumes that 1,123,145 shares of PHP Class A Common Stock, or 25% of PHP’s outstanding redeemable public shares, are redeemed.

(3)	Assumes that 1,339,680 shares of PHP Class A Common Stock, or 50% of PHP’s outstanding redeemable public shares, are redeemed.

(4)	Assumes that 1,556,215 shares of PHP Class A Common Stock, or 75% of PHP’s outstanding redeemable public shares, are redeemed.

(5)	Assumes that 1,772,750 shares of PHP Class A Common Stock, or 100% of PHP’s outstanding redeemable public shares, are redeemed.

(6)	Based on a post-transaction equity value of the Combined Company of $208.7 million.

(7)	Based on a post-transaction equity value of the Combined Company of $206.4 million.

(8)	Based on a post-transaction equity value of the Combined Company of $204.0 million.

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(9)	Based on a post-transaction equity value of the Combined Company of $201.6 million.

(10)	Based on a post-transaction equity value of the Combined Company of $199.3 million.

(11)	Represents the post-Closing share ownership of the Combined Company assuming various levels of redemption by holders of PHP Common Stock.

(12)	Represents the Base Scenario excluding the 1,437,500 founders shares (the PHP Class B Common Stock) held by Sponsor and the PHP Initial Stockholders and excluding the 293,400 private placement units (consisting of placement shares and private placement warrants) held by Sponsor, and which we collectively refer to in this table as “Sponsor Shares.”

(13)	Represents the Base Scenario plus the exercise of warrants. Warrants are exercisable up to 12,090,088 shares of Modulex Ordinary Shares. Of these, public warrants are exercisable into 1,038,194 shares, and PHP’s private placement warrants are exercisable into 52,975 shares. PHP’s public warrants and private placement warrants are only exercisable after the consummation of the Business Combination, and following their conversion into Combined Company Warrants. Assumes no redemption of PHP warrants. See “Description of Securities of the Combined Company —Warrants” for more information, including the terms for redemption of warrants, which, among other things, are only redeemable after the Business Combination and if the price of the Combined Company Common Stock exceeds $11.50 per share for a specified period of time.

(14)	Does not account for proceeds paid to PHP or the Combined Company, if any, in connection with payment of the exercise prices for warrants, which may be exercisable, in the case of our public warrants, by payment either of an exercise price or on a cashless basis under certain circumstances. See “Description of Securities of The Combined Company —Warrants” for more information.

Moreover, the PHP Warrants are redeemable provided not less than all of the outstanding PHP Warrants are redeemed, at the option of PHP (or the Combined Company after the Closing), at any time while they are exercisable and prior to their expiration, at the office of the warrant agent, upon notice to the holders of the PHP Warrants, at the price of $0.01 per Warrant, provided that the reported last sales price of the PHP Class A Ordinary Shares (or Combined Company Ordinary Shares after the Closing) has been at least $18.00 per share, on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third business day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the issuance of the applicable Ordinary Shares issuable upon exercise of the PHP Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period or PHP (or the Combined Company after the Closing) has elected to require the exercise of the PHP Warrants on a “cashless basis”. If and when the PHP Warrants become redeemable, PHP (or the Combined Company after the Closing) may not exercise such redemption right if the issuance of the applicable Ordinary Shares upon exercise of the PHP Warrants is not exempt from registration or qualification under applicable state blue sky laws or PHP (or the Combined Company after the Closing) is unable to effect such registration or qualification.

There will be no liquidating distributions with respect to PHP Warrants, which will expire worthless. In such event, third-parties may bring claims against PHP. Although PHP has obtained waiver agreements from certain vendors and service providers (other than its independent auditors) it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims that could take priority over those of PHP’s Public Shareholders.

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The Sponsor has agreed that it will be liable to PHP if and to the extent any claims by a third party for services rendered or products sold to it, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per PHP public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under PHP’s indemnity of the underwriters in the PHP IPO against certain liabilities, including liabilities under the Securities Act.

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. PHP has not asked the Sponsor to reserve for its indemnification obligations, it has not independently verified whether the Sponsor has sufficient funds to satisfy such obligations, and it believes that the Sponsor’s only assets are securities of PHP. As a result, if any such claims were successfully made against the Trust Account, the funds available for PHP’s initial business combination and redemptions could be reduced to less than $10.10 per PHP public share. In such event, PHP may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares.

Public Warrants

Each of the 5,750,000 public warrants will be assumed by the Combined Company will entitle the registered holder to purchase one Combined Company Ordinary Share at a price of $11.50 per full share, subject to adjustment as discussed below, at any time commencing on the Effective Time. Pursuant to the Assignment & Assumption of Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a warrant holder. However, except as set forth below, no warrants will be exercisable for cash unless the Combined Company has an effective and current registration statement covering the Combined Company Ordinary Shares issuable upon exercise of the Combined Company warrants and a current prospectus relating to such Combined Company Ordinary Shares. Under the terms of the Assignment & Assumption of Warrant Agreement, Modulex has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the Combined Company Ordinary Shares issuable upon exercise of the Combined Company warrants until the expiration of the Combined Company warrants.

However, the Combined Company cannot assure you that it will be able to do so. Notwithstanding the foregoing, if a registration statement covering the Combined Company Ordinary Shares issuable upon exercise of the warrants is not effective, warrant holders may, until such time as there is an effective registration statement and during any period when the Combined Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Combined Company Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Combined Company Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Combined Company Ordinary Shares for the 10 trading days ending on the day prior to the date of exercise. For example, if a holder held 300 warrants to purchase 150 ordinary shares and the fair market value on the date prior to exercise was $15.00, that holder would receive 35 ordinary shares without the payment of any additional cash consideration. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the Effective Time at 5:00 p.m., Eastern Standard Time.

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The Combined Company may call the outstanding public warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

● at any time while the warrants are exercisable;

● upon not less than 30 days’ prior written notice of redemption to each warrant holder;

● if, and only if, the reported last sale price of the Combined Company Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders (the “Force-Call Provision”), and

● if, and only if, there is a current registration statement in effect with respect to the Combined Company Ordinary Shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the Combined Company warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If the Combined Company calls the Combined Company warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Combined Company Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Combined Company Ordinary Shares underlying the Combined Company warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of Combined Company Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether the Combined Company will exercise our option to require all holders to exercise their Combined Company warrants on a “cashless basis” will depend on a variety of factors including the price of our common shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The warrants will be issued in registered form pursuant to the Assignment & Assumption of Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Assignment & Assumption of Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of Combined Company Ordinary Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Combined Company warrants will not be adjusted for issuances of Combined Company Ordinary Shares at a price below their respective exercise prices.

The Combined Company warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Combined Company Ordinary Shares and any voting rights until they exercise their warrants and receive Combined Company Ordinary Shares. After the issuance of Combined Company Ordinary Shares upon exercise of the Combined Company warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

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Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of [●]% of the Combined Company Ordinary Shares outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying Combined Company Ordinary Shares and not be able to take advantage of this provision.

No fractional shares will be issued upon exercise of the Combined Company warrants. If, upon exercise of the Combined Company warrants, a holder would be entitled to receive a fractional interest in a share, the Combined Company will, upon exercise, round down to the nearest whole number the number of Combined Company Ordinary Shares to be issued to the warrant holder.

An exchange offer made to both the publicly traded warrants and the warrants held by our sponsor on the same terms will not constitute an amendment requiring consent of any warrant holder.

Private Placement Warrants

Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Units in the PHP IPO. The Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of PHP’s initial business combination.

The purchase price for the Private Placement Units to be paid by the Sponsor has been delivered to Continental or counsel to the Company or the representative of the Underwriter to hold in a separate escrow account at least 24 hours prior to the date hereof so that such funds are readily available to be delivered to the Trust Account on the closing date or the option closing date, as the case may be.

No underwriting discounts, commissions, or placement fees have been or will be payable in connection with the Private Placement Warrants.

The Private Placement Units are identical to the Units except that (i) the Private Placement Warrants will be non-redeemable by PHP, (ii) the Private Placement Warrants may be exercised on a cashless basis so long as they are held by the initial purchasers or their permitted transferees, (iii) none of the private placement securities may be sold, assigned or transferred by the Sponsor, the underwriters or their permitted transferees until thirty (30) days after consummation of PHP’s initial Business Combination, and (iv) the Private Placement Warrants will be entitled to registration rights.

The Private Placement Warrants constitute valid and binding obligations of PHP to issue the number and type of securities of PHP called for thereby in accordance with the terms thereof, and are, or will be, enforceable against PHP in accordance with their respective terms, except: (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; (ii) as enforceability of any indemnification or contribution provision may be limited under federal and state securities laws; and (iii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

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THE COMBINED COMPANY ORDINARY SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Business Combination, the Combined Company will have allotted 85,839,490 ordinary shares based on the assumptions set out elsewhere in this proxy statement/prospectus, assuming the Recapitalization and the Consolidation has occurred based on the Conversion Ratio and no additional shares of PHP Common Stock are redeemed in connection with the Business Combination. All of the Combined Company Ordinary Shares issued in connection with the Business Combination will be freely transferable by persons other than by Modulex’s “affiliates” without restriction or further registration under the Securities Act, except 1,437,500 Combined Company Ordinary Shares issued to the Sponsors, which are subject to the lock-up described below, and the PIPE Shares, each of which are also subject to securities law restrictions.

The Combined Company warrants will become exercisable following the closing of the Business Combination and we expect the Combined Company Ordinary Shares underlying such Combined Company warrants to be freely transferable upon such exercise, as we intend to file a registration statement registering such shares with the SEC. The remaining Combined Company Ordinary Shares held by existing Modulex shareholders are subject to the lock-up restrictions described below and are subject to securities law restrictions, though may still be sold pursuant to existing registration rights or under Rule 144. Sales of substantial amounts of the Combined Company Ordinary Shares in the public market could adversely affect prevailing market prices of the Combined Company Ordinary Shares.

Lock-up Periods and Registration Rights

Registration Rights Agreement Lock-up

Concurrently with the execution of the Business Combination Agreement, Modulex, the Sponsor and certain securityholders of Modulex entered into the Registration Rights Agreement pursuant to which, following completion of the Transactions, each of the securityholders of Modulex party thereto (other than the Sponsor) have agreed not to transfer its Combined Company Ordinary Shares, except to certain permitted transferees, beginning on the Effective Time of the Business Combination and continuing for a period of one hundred eighty (180) days thereafter except the officers and directors of Modulex have agreed to a lock-up of two years. The Sponsor has agreed not to transfer certain of its Combined Company Ordinary Shares, except to certain permitted transferees, beginning on the Effective Time of the Business Combination and continuing until the earlier of (i) one hundred eighty (180) days thereafter and (ii) when the Combined Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Combined Company shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Registration Rights Agreement Registration Rights

Under the Registration Rights Agreement, Modulex agreed to register for resale upon demand certain Combined Company Ordinary Shares that are held by the parties thereto from time to time. In certain circumstances, various parties to the Registration Rights Agreement will also be entitled to customary piggyback registration rights, in each case subject to certain limitations set forth in the Registration Rights Agreement. In addition, the Registration Rights Agreement provides that the Combined Company will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the Registration Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to the Combined Company securities, and all such prior agreements shall be terminated.

Articles of Association Lock-up

The Modulex A&R Articles will be amended and restated as of the consummation of the Business Combination. Pursuant to such Modulex A&R Articles, each securityholder of Modulex as of immediately prior to such amendment will be restricted from transferring its Combined Company Ordinary Shares, except to certain permitted transferees, beginning on the date of such amendment and continuing for a period of one hundred eighty (180) days thereafter.

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Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Combined Company Ordinary Shares for at least six months would, subject to the restrictions noted in the section below, be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Modulex at the time of, or at any time during the three months preceding, a sale and (ii) the Combined Company has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as the Combined Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Combined Company Ordinary Shares for at least six months but who are affiliates of the Combined Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

● 1% of the total number of Combined Company Ordinary Shares then outstanding; or

● the average weekly reported trading volume of the Combined Company Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. Sales by affiliates of the Combined Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Combined Company.

Options

Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register the Combined Company Ordinary Shares reserved for issuance under our equity compensation programs. The registration statement on Form S-8 will become effective automatically upon filing.

The Combined Company Ordinary Shares issued upon exercise of a share option and registered under the Form S-8 registration statement will, subject to vesting provisions, lock-up restrictions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the applicable 180-day lock-up period expires.

COMPARISON OF RIGHTS OF THE COMBINED COMPANY SHAREHOLDERS AND PHP STOCKHOLDERS

The rights of the shareholders of the Combined Company and the relative powers of the Combined Company board of directors are governed by the laws of England and Wales and the Modulex A&R Articles. As a result of the Transactions, securities held by the PHP stockholders will be canceled and automatically converted into the right to receive Combined Company Ordinary Shares and/or Combined Company warrants. Each Combined Company Ordinary Share will be issued in accordance with, and subject to the rights and obligations of, the Modulex A&R Articles, which will be effective from or shortly prior to the Closing of the Business Combination, in substantially the form attached hereto as Annex C. Because the Combined Company will be, at the Effective Time, a company organized under the laws of England and Wales, the rights of the shareholders of PHP will be governed by England and Wales, the Companies Act and the Modulex A&R Articles.

Many of the principal attributes of Ordinary Shares and PHP Common Stock will be similar. However, there are differences between the rights of shareholders of the Combined Company under the laws of England and Wales and the rights of stockholders of PHP.

The following is a summary comparison of the material differences between the rights of PHP securityholders under the PHP Existing Charter and the DGCL, and the rights of the Combined Company shareholders under the laws of England and Wales, the Companies Act and the Modulex A&R Articles from or shortly prior to Closing of the Business Combination. The discussion in this section does not include a description of rights or obligations under the United States federal securities laws or Nasdaq listing requirements or of the Combined Company’s, Modulex’s or PHP’s governance or other policies.

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The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Companies Act, the Modulex A&R Articles, the DGCL and the Restated Charter and bylaws of PHP as they will be in effect from and after the Effective Time. The Restated Charter is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You are also urged to carefully read the relevant provisions of the Companies Act and the DGCL for a more complete understanding of the differences between being a shareholder of the Combined Company and a stockholder of PHP.

	Combined Company	PHP
Authorized and Outstanding Capital Stock	Upon the Closing of the Transactions, the issued and outstanding share capital of the Combined Company shall be 85,839,490, assuming full dilution of ordinary shares, with a nominal value of approximately US $10 per share.	Under the Existing PHP Charter, PHP has authorized 111,000,000 shares of capital stock, of which 110,000,000 shares are common stock and 1,000,000 shares are preferred stock.

General/Special Meetings of Shareholders or Stockholders

Pursuant to the Companies Act, the directors may convene a general meeting at such date, time and place, as they may specify in the notice of meeting.

The directors are required to call a general meeting if requested by shareholders representing at least 5% of the paid-up capital of the Combined Company as carries the right of voting at general meetings (excluding any paid-up capital held as treasury shares). Such meeting must be called within 21 days from the date on which the directors become subject to the requirement and held on a date not more than 28 days after the date of the notice calling the meeting.

The directors may propose other business at the meeting but the business that may be conducted at a general meeting is the business that is referred to in the relevant notice of such general meeting.

Under the Existing PHP Charter, special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive officer, or the PHP Board of Directors pursuant to a resolution adopted by a majority of the PHP Board of Directors, and the ability of stockholders to call a special meeting is specifically denied.

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Action by Written Consent	The Companies Act prohibits public companies such as the Combined Company from passing resolutions by written consent. All decisions must be taken at the general meeting.	Under the Existing PHP Charter, any action required or permitted to be taken by the stockholders of PHP must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Shareholder / Stockholder Quorum

No business other than the appointment of a chairman shall be transacted at any general meeting unless a quorum is present. Two persons entitled to vote upon the business to be transacted, each being a shareholder or a proxy for a shareholder or a duly authorized representative of a corporation which is a shareholder, shall be a quorum. The requisite quorum shall be present within half an hour of the time fixed for the commencement of the general meeting.

A general meeting adjourned for lack of a quorum shall be adjourned to another day (not being less than ten clear days after the date of the original meeting), and at such time and place(s), with such means of attendance and participation as the chairperson (or in default, the board) may determine. If at such adjourned meeting a quorum is not present within fifteen minutes from the time appointed for holding the meeting, one person entitled to vote on the business to be transacted, being a member or proxy for a member or a duly authorized representative of a corporation which is a member, shall be a quorum and any notice of an adjourned meeting shall state this.

Under PHP’s bylaws, generally, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of PHP representing a majority of the voting power of all outstanding shares of capital stock of PHP entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting.

Notice of Meetings

The Companies Act provides that a general meeting (other than an adjourned meeting) must be called by notice of at least 21 clear days’ in the case of an annual general meeting (unless shareholders approve a notice period of 14 days’ by special resolution) and at least 14 clear days’ in any other case (the “clear days” rule is set out in section 360 of the Companies Act and excludes the day of the meeting and the day that the notice is given).

For certain matters specified in the Companies Act (including the removal of directors), not less than 28 days special notice is required. Notices published on its website and/or on the SEC’s EDGAR website shall be deemed to have been received by all of the Combined Company shareholders on the date of such publication on the website.

Under PHP’s bylaws, PHP stockholder meetings generally require notice not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL.

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Advance Notice Provisions

In certain circumstances, under the Companies Act, shareholders can require the company to circulate to shareholders that are entitled to receive notice of a general meeting, a statement of not more than 1,000 words with respect to: (a) a matter referred to in a proposed resolution to be dealt with at that meeting, or (b) other business to be dealt with at that meeting or resolutions to be put before an annual general meeting. The request must be made by: a shareholder or shareholders representing at least 5% (or such lower percentage as is specified for this purpose in the company’s articles) of the voting rights of all members entitled to vote on the resolution. This right can also be exercised by at least 100 shareholders with a relevant right to vote and holding shares in the company on which there has been paid up an average sum per member of at least £100.

Under PHP’s bylaws, stockholders may propose matters to be brought forth at the annual meeting of stockholders of PHP if they are a stockholder of record entitled to vote if (i) that stockholder provides notice to the Secretary of PHP at the principal executive offices of PHP not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary of the immediately preceding annual meeting of stockholders; (ii) such notice (A) contains a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business, and the reasons for conducting such notice, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and (iii) compliance with Rule 14a-8 of the Exchange Act.

Amendments to the Articles of Association	According to the Companies Act and the Modulex A&R Articles, a special resolution is required to amend any provision of the Modulex A&R Articles.	Under the Existing PHP Charter, PHP reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in its Charter (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by its Charter and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to its Charter in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX of its Charter may be amended only as provided therein.

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Size of Board, Election of Directors	Under the Companies Act, a public limited company must have at least two directors. The Modulex A&R Articles further provide that the number of directors shall be not less than three or more than nine. Immediately after the Closing of the Business Combination, there will be five (5) directors serving on the board of directors.	Under the Existing PHP Charter, the number of directors shall be fixed from time to time exclusively by the PHP Board of Directors pursuant to a resolution adopted by a majority of the PHP Board of Directors.

Under the Modulex A&R Articles, the:

(a)   shareholders of the Combined Company may by ordinary resolution; or

(b)   the board of directors of the Combined Company may,

appoint a person who is willing to act to be a director, either to fill a provided in each case that the appointment does not cause the number of directors to exceed the number fixed as the maximum number of directors in the Modulex A&R Articles. Any director appointed by the board of directors as per the above, shall retire at the next annual general meeting and shall then be eligible for re-appointment.

Furthermore, under the Modulex A&R Articles, the directors of the Combined Company are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that commencing from the annual general meeting to be held in 2024 and after, each year the term of office of only one class of directors will expire.

Under the Existing PHP Charter, the PHP Board of Directors shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The PHP Board of Directors is authorized to assign members of the PHP Board of Directors already in office to Class I, Class II or Class III. At each succeeding annual meeting of the stockholders of PHP, beginning with the first annual meeting of the stockholders of PHP following the effectiveness of the Restated Charter, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

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Removal of Directors

The Combined Company shareholders may, by a vote of least 75% of the total voting power of the shareholders, remove any director. Under the Companies Act, shareholders in the Combined Company may remove a director without cause by ordinary resolution at a general meeting, provided that notice of such proposal is given to the Combined Company by the shareholder making such proposal at least 28 days’ prior to the general meeting at which such proposal is to be put to shareholders. A director subject to any such procedure has a right to: (i) make certain written representations (which the company must circulate to shareholders) as to why he or she should not be removed, and (ii) be heard orally at the general meeting.

Under the Modulex A&R Articles, the Combined Company shareholders may also remove a director from office.by special resolution.

Under the Existing PHP Charter, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of PHP entitled to vote generally in the election of directors, voting together as a single class.

Board Vacancies and Newly Created Directorships	The directors or the shareholders, by ordinary resolution, may appoint a person who is willing to act as a director, either to fill a vacancy or as an additional director. A director appointed by the directors shall retire at the next annual general meeting and shall then be eligible for reappointment.	Under the Existing PHP Charter, newly created directorships resulting from an increase in the number of directors and any vacancies on the PHP Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

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Exclusive Forum

Under the Modulex A&R Articles, save for any cause of action arising under the Securities Act or the Exchange Act, or in circumstance that the Combined Company by ordinary resolution consents to the selection of an alternative forum, the relevant courts of England and Wales shall be the exclusive forum for the resolution of: (a) any derivative action or proceeding brought on behalf of the Company; (b) any action or proceeding asserting a claim of breach of fiduciary duty owed by any director, office or other employee to the Combined Company; (c) any action or proceeding asserting a claim arising out of any provision of the Companies Act or the Modulex A&R Articles; and (d) any action or proceeding asserting a claim or otherwise related to the affairs of the Combined Company.

Unless the Combined Company by ordinary resolution consents to the selection of an alternative forum in the United States, federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act or the Exchange Act.

No equivalent provision.

Limitation of Liability	The Modulex A&R Articles provide that the Combined Company may, subject and pursuant to the provisions of the Companies Act or other additionally applicable law, exempt the Combined Company directors and officers from and against all liability incurred by them in defending any civil or criminal proceedings, in which judgment is given in their favor or in which they are acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on their part or in connection with any application in which the court grants them, in their capacity as a relevant officer, relief from liability for negligence, default, breach of duty or breach of trust. If a director of the Combined Company acts in good faith, it shall not incur any liability to the holders of shares for any loss that they may suffer by the lawful payment of any interim dividend on any other class of shares ranking with or after those shares.	Under the Existing PHP Charter, a director shall not be personally liable to PHP or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to PHP or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

255

Indemnification and Advancement

Under the Modulex A&R Articles , subject to the Companies Act (including as set out above), the Combined Company may do any or all of the following:

● indemnify every director or other officer of the Combined Company (which for the avoidance of doubt, shall not include auditors of the Combined Company), together with every former director and officer of the Combined Company out of the assets of the Combined Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default; and

● purchase and maintain insurance for any person who is or was a director or other officer of the Combined Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Combined Company

Under the Existing PHP Charter, PHP, to the fullest extent permitted by Section 145 of the DGCL, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by PHP in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall finally be determined that he is not entitled to be indemnified by PHP.

256

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF

PHP, MODULEX AND THE COMBINED COMPANY

The following table sets forth information regarding the beneficial ownership of our common stock by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

●	each of our executive officers and directors that beneficially owns shares of common stock; and

●	all our executive officers and directors as a group.

In the table below, percentage ownership is based on 860,368 shares of Class A common stock, 299,171 shares of non-redeemable Class A common stock, $0.0001 per share par value, and 1,437,500 shares of Class B common stock issued and outstanding as of August 16, 2023. On all matters to be voted upon, holders of the shares of Class A common stock and shares of Class B common stock vote together as a single class. The following table does not reflect record or beneficial ownership of the private placement warrants as these warrants are not exercisable within 60 days of the date of this Form S-4.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all of our common stock beneficially owned by them.

On May 3, 2021, our sponsor paid an aggregate of $25,000, or approximately $0.02 per share, in exchange for the issuance of 1,437,500 shares of founder shares. Prior to the initial investment in the company of $25,000 by our sponsor, the company had no assets, tangible or intangible. The per unit price of the Founder Shares was determined by dividing the amount contributed to the company by the number of Founder Shares issued. Our Sponsor transferred 20,000 shares to Mr. Ngoh, 6,000 shares to Mr. Stein, 2,500 shares to Mr. Phoon, 2,500 shares to Mr. Anih and 3,000 shares to Legacy Royals, LLC an entity controlled by Mr. Gordon. Additionally, pursuant to a Securities Transfer Agreement dated January 23, 2023, Red Ribbon Asset Management PLC transferred 50,000 shares Class B Common Stock to Mr. Stein. Finally, pursuant to a Securities Transfer Agreement dated March 21, 2023, Low Ban Chai transferred 4,000 shares of Class B Common Stock to Mr. Stein.

	Class A Common Stock			Class B Common Stock		Approximate
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class	Percentage of Outstanding Common Stock
Sponsor, Officers and Directors
Global Link Investment LLC (1)	—		—	1,349,500	93.87%	51.96%
Marcus Ngoh (1)(2)	—		—	1,369,500	95.26%	52.73. %
Garry Stein (1)(3)	—		—	1,409,500	98.05%	54.27. %
Antony Gordon (4)	—		—	3,000	*	—
Khye Wang Phoon (5)	—		—	2,500	*	—
Donald Nnamdi Anih, Esq. (6)	—		—	2,500	*	—
All officers and directors as a group	—		—	1,437,500	100%	—

5% Stockholders
Yakira Partners, L.P. (7)	22,633		28.45%	—	—	12.70%
Yakira Enhanced Offshore Fund Ltd. (7)	1,811
MAP 136 Segregated Portfolio (7)	305,556
Polar Asset Management Partners Inc. (8)	300,000		25.87%	—	—	11.55%
Wolverine Asset Management, LLC(9)	99,737		8.6%	—		3.84%
Karpus Investment Management (10)	369,460	†	31.86%	—	—	14.22%
Saba Capital Management, L.P. (11)	550,000	†	47.32. %	—	—	21.17%
Mizuho Financial Group, Inc. (12)	394,688	†	34.05%	—	—	15.19%
ATW SPAC Management LLC (13)	450,000	†	38.80%	—	—	17.32%

*	Less than 1%

†	The most recent Schedule 13G or 13G/A on file with the SEC is dated in either 2022 or 2021 and may not accurately reflect current holdings.

257

(1)	Global Link Investment LLC, our sponsor, is the holder of record of the securities reported herein. Marcus Choo Yeow Ngoh, our Chairman and Chief Executive Officer, is the manager and member and Garry Stein is a member of our sponsor. By virtue of this relationship, Mr. Ngoh and Mr. Stein may be deemed to share beneficial ownership of the securities held of record by our sponsor. Mr. Ngoh and Mr. Stein each disclaims any such beneficial ownership except to the extent of his pecuniary interest. The business address of each of these entities and individuals is CT 10-06, Level 10, Corporate Tower Subang Square, Jalan SS15/4G, Subang Jaya, Selangor, Malaysia.

(2)	On May 26, 2021, our sponsor, Global Link Investment LLC, transferred 20,000 shares Class B Common Stock to Mr. Ngoh.

(3)	On May 26, 2021, our sponsor, Global Link Investment LLC, transferred 6,000 shares Class B Common Stock to Mr. Stein. Additionally, pursuant to a Securities Transfer Agreement dated January 23, 2023, Red Ribbon Asset Management PLC transferred 50,000 shares Class B Common Stock to Mr. Stein. Finally, pursuant to a Securities Transfer Agreement dated March 21, 2023, Low Ban Chai transferred 4,000 shares of Class B Common Stock to Mr. Stein.

(4)	The securities reported herein are held of record by Legacy Royals. LLC, which is controlled by Mr. Antony Gordon.

(5)	On May 26, 2021, our sponsor, Global Link Investment LLC, transferred 2,500 shares Class B Common Stock to Mr. Phoon.

(6)	On May 26, 2021, our sponsor, Global Link Investment LLC, transferred 2,500 shares Class B Common Stock to Mr. Anih.

(7)	According to a Schedule 13G filed with the SEC on March 20, 2023 by Yakira Capital Management, Inc on behalf of Yakira Partners, L.P., Yakira Enhanced Offshore Fund Ltd., and MAP 136 Segregated Portfolio, Yakira Partners, L.P. is the beneficial owner of 22,633 shares of Class A Common Stock, Yakira Enhanced Offshore Fund Ltd. is the beneficial owner of 1,811 shares of Class A Common Stock and MAP 136 Segregated Portfolio is the beneficial owner of 305,556 shares of Class A Common Stock. Yakira Partners, L.P., Yakira Enhanced Offshore Fund Ltd., and MAP 136 Segregated Portfolio may be deemed to have beneficial ownership of 330,000 shares of Class A common stock. The business address of these stockholders is 1555 Post Road East, Suite 202, Westport, CT 06880.

(8)	According to a Schedule 13G filed with the SEC on March 9, 2023 by Polar Asset Management Partners Inc., which serves as the investment advisor to Polar Multi-Strategy Master Fund, a Cayman Islands exempted company with respect to the securities reported herein which are directly held by Polar Multi-Strategy Master Fund. The business address of this stockholder 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(9)	According to a Schedule 13G filed with the SEC on February 3, 2023 by Wolverine Asset Management, LLC, Wolverine Holdings, L.P., Wolverine Trading Partners, Inc., Christopher L. Gust and Robert R. Bellick, each of Wolverine Asset Management, LLC, Wolverine Holdings, L.P., Wolverine Trading Partners, Inc., Christopher L. Gust and Robert R. Bellick have the shared voting power and the shared dipositive power with respect to 99,737 shares of Class A common stock. The business address of these stockholders is 175 West Jackson Blvd., Suite 340, Chicago, IL 60604.

(10)	According to a Schedule 13G filed with the SEC on April 8, 2022 by Karpus Management, Inc., d/b/a Karpus Investment Management, the business address of this stockholder is 183 Sully’s Trail, Pittsford, New York 14534.

(11)	According to a Schedule 13G filed with the SEC on February 14, 2022 by Saba Capital Management, L.P., a Delaware limited partnership, Saba Capital Management GP, LLC, a Delaware limited liability company, and Mr. Boaz R. Weinstein, each of Saba Capital Management, L.P., Saba Capital Management GP, LLC and Mr. Boaz R. Weinstein have the shared voting power and the shared dipositive power with respect to 550,000 shares of Class A common stock. The business address of these stockholder is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(12)	According to a Schedule 13G filed with the SEC on February 14, 2022 on behalf of Mizuho Financial Group, Inc., the business address of this stockholder is 1–5–5, Otemachi, Chiyoda–ku, Tokyo 100–8176, Japan.

(13)	According to a Schedule 13G filed with the SEC on September 13, 2021 by ATW SPAC Management LLC and Antonio Ruiz-Gimenez, each of ATW SPAC Management LLC and Antonio Ruiz-Gimenez have the shared voting power and the shared dipositive power with respect to 450,000 shares of Class A common stock. The business address of this stockholder is 7969 NW 2nd Street, #401, Miami, Florida 33126.

The following table shows the beneficial ownership of Modulex Ordinary Shares and Modulex Preference Shares as of the Record Date, the date of execution of the Business Combination Agreement, by:

●	each person known by Modulex to beneficially own more than 5% of the outstanding Modulex Ordinary Shares and Modulex Preference Shares;
●	each of Modulex’s named executive officers and directors; and
●	all of Modulex’s executive officers and directors as a group.

Unless otherwise indicated, Modulex believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of Modulex Ordinary Shares and Modulex Preference Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Modulex Ordinary Shares and Modulex Preference Shares as to which the holder has sole or shared voting power or investment power and also any Modulex Ordinary Shares and Modulex Preference Shares which the holder has the right to acquire within 60 days of the date of this proxy statement/prospectus through the exercise of any option, conversion or any other right. As of the Record Date, and prior to the Recapitalization, there were 572,127,951 Modulex Ordinary Shares outstanding.

258

Modulex Pre-Business Combination Beneficial Ownership Table

	Modulex Ordinary Shares		Modulex Preference Shares
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class	Approximate Percentage of All Capital Shares
Current Directors and Executive Officers of Modulex and 5% Shareholders:	-	-
Red Ribbon Asset Management Plc	41,736,919	7.29%	-		7.29%
Suchit Punnose	91,146,562	15.93%	-		15.93%
	-	-

	132,883,481	23.23%			23.23%

*	Less than 1%

(1)	Unless otherwise noted, the business address of each beneficial owner is c/o Modulex Modular Buildings Plc, 16 Berkeley Street, London, England WIJ 8DZ.

The following table shows the beneficial ownership of the Combined Company Ordinary Shares following the consummation of the Business Combination by:

●	each person known to Modulex who will beneficially own more than 5% of the Combined Company Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination;

●	each person who will remain or become an executive officer or a director of Combined Company upon consummation of the Business Combination; and

●	all of the executive officers and directors of Combined Company as a group upon consummation of the Business Combination.

Except as otherwise noted herein, the number and percentage of Combined Company Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Combined Company Ordinary Shares as to which the holder has sole or shared voting power or investment power and also any Combined Company Ordinary Shares which the holder has the right to acquire within 60 days of the date of this proxy statement/prospectus through the exercise of any option, warrant or any other right.

Assuming that no additional holders of PHP Common Stock exercises redemption rights as described in this proxy statement/prospectus, at the Closing, existing Modulex shareholders would hold approximately 79.91% assuming no dilution and 68.95% assuming full dilution of the Combined Company Ordinary Shares and current PHP public stockholders would hold approximately 1.13% assuming no dilution and 2.18% assuming full dilution of the Combined Company Ordinary Shares, the Initial Stockholders (including the Sponsor) would hold approximately 2.39% assuming no dilution and 2.11% assuming full dilution of the Combined Company Ordinary Shares), PIPE Investors would hold approximately 14.58% assuming no dilution and 25.05% assuming full dilution of the Combined Company Ordinary Shares, and FA Equity would hold approximately 1.99% assuming no dilution and 1.71% assuming full dilution of the Combined Company Ordinary Shares. This assumes (1) the amount from the various sources of cash may change based on (a) the amount of public stockholder redemptions prior to Closing, (b) investor interest in the acquisition, and (c) the then current markets for equity and debt financing; (2) pre-Transaction funds of $5,250,000; (3) Unit PIPE Investment funds of $50,000,000; (4) convertible note PIPE Investment funds of $50,000,000; (5) pre-Transaction valuation of Combined Company at $600,000,000; (6) includes differed PHP IPO fees and underwriter Business Combination fee, working capital account and does not include additional fees from service providers at closing (such as legal, audit, and financial advisors); (7) there are no new awards under any new Company Equity Plan and no adjustments to the transaction consideration; (8) a redemption price per share of $10.00; (9) public investors redemptions of 70%; (10) PHP IPO of $57,500,000; (11) cashless exercise of warrants at $18 price; and (12) Sponsor shares acquired prior to Business Combination by Red Ribbon.

259

Unless otherwise noted or as previously provided in a foregoing table, the business address of each beneficial owner is c/o Modulex Modular Buildings Plc, 16 Berkeley Street, London, England WIJ 8DZ.

Post-Business Combination
(Percentage Outstanding)

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Assuming no redemptions	Assuming 25% of maximum redemptions	Assuming 50% of maximum redemptions	Assuming 75% of maximum redemptions	Assuming maximum redemptions
Directors and Executive Officers of Modulex Post-Business Combination:
Suchit Punnose	91,146,562
Garry Stein	60,000
Renu Bhatia	—	—	—	—	—	—
Paul Rodker	—	—	—	—	—	—
Arvid Pedersen	—	—	—	—	—	—
Delva Patman	—	—	—	—	—	—
Ajay Palekar	—	—	—	—	—	—
Taariq Mauthoor	—	—	—	—	—	—
[CFO]
All executive officers and directors as a group (7 individuals)
Five Percent or More Holders:
Red Ribbon Asset Management Plc	41,736,919
Global Link Investment LLC	1,730,900
Total

If the Business Combination is completed, the Combined Company shareholders will be entitled to attend and participate in the Combined Company’s annual general meetings of shareholders. The Combined Company will provide notice of the date on which its annual general meeting will be held in accordance with the Modulex A&R Articles and the Companies Act.

APPRAISAL RIGHTS

Under Section 262 of the General Corporation Law of the State of Delaware, the holders of PHP Common Stock and PHP warrants will not have appraisal rights in connection with the Business Combination.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with PHP’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of PHP, CT 10-06, Level 10, Corporate Tower Subang Square, Jalan SS15/4G, Subang Jaya, 47500 Selangor, Malaysia or via and telephone +60 358888485. Following the Business Combination, such communications should be sent in care of the Combined Company, c/o Modulex Modular Buildings Plc, 16 Berkeley Street, London, WIJ 8DZ or via telephone on +44 20 7183 3710. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all nonmanagement directors.

LEGAL MATTERS

The legality of the Combined Company Ordinary Shares offered by this proxy statement/prospectus and certain other England and Wales legal matters will be passed upon for Modulex by the U.K. law firm of Memery Crystal in London.

The legality of the Combined Company warrants offered by this proxy statement/prospectus and certain legal matters relating to U.S. law will be passed upon for the Combined Company by Rimon P.C., Washington, D.C. Certain legal matters will be passed upon for PHP by Nelson Mullins Riley & Scarborough LLP, Washington, D.C.

260

EXPERTS

The consolidated balance sheets of Modulex Modular Buildings Plc and subsidiaries as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows, for each of the two years in the period ended December 31, 2021, and the related notes included in this proxy statement/prospectus have been so included in reliance on the report of BF Borders CPA PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PHP Ventures Acquisition Corp.’s balance sheets as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the year ended December 31, 2022 and period from April 13, 2021 (inception) through December 31, 2021, and the related notes and schedules, have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as set forth in their report, thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The fairness of the Business Combination was passed upon for PHP by Houlihan Capital, LLC.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, PHP and service providers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of PHP’s proxy statement. Upon written or oral request, PHP will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of such document was delivered and who wishes to receive separate copies of such document. Stockholders receiving multiple copies of such document may likewise request that PHP delivers single copies of such document in the future. Stockholders may notify PHP of their requests by writing or calling PHP at its principal executive offices CT 10-06, Level 10, Corporate Tower Subang Square, Jalan SS15/4G, Subang Jaya, 47500 Selangor, Malaysia or +60 358888485.

ENFORCEABILITY OF CIVIL LIABILITY

We are incorporated under the laws of England and Wales. Service of process upon us and upon our directors and officers and English experts named in this prospectus, who reside outside the United States, may be difficult to obtain within the United States. Furthermore, because a majority of our assets and certain of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

Subject to certain time limitations and legal procedures, the courts of England and Wales may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	competent to render the judgment;

●	the judgment was rendered by a court which was, according to the laws of the state of the court,

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in England and Wales and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, England and Wales court may not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of England and Wales courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of England and Wales;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the courts of England and Wales;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in England and Wales;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in England and Wales.

If a foreign judgment is enforced by a court of England and Wales (for a judgment debt), it will generally be payable in foreign currency or the equivalent amount in Pound Sterling (with any applicable interest), which can then be transferred out of England and Wales.

261

TRANSFER AGENT AND REGISTRAR

The transfer agent for the Combined Company’s securities will be Continental Stock Transfer & Trust.

WHERE YOU CAN FIND MORE INFORMATION

Modulex has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

PHP files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on PHP at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Laurel Hill Advisory Group, LLC

2 Robbins Lane, Suite 201

Jericho, NY 11753

Telephone No.: (855) 414-2266

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the special meeting, or no later than [●], 2023.

All information contained in this proxy statement/prospectus relating to Modulex has been supplied by Modulex, and all such information relating to PHP has been supplied by PHP. Information provided by one another does not constitute any representation, estimate or projection of the other.

262

PHP VENTURES ACQUISITION CORP.

INDEX TO FINANCIAL STATEMENTS

Page(s)
Report of Independent Registered Public Accounting Firm (PCAOB ID No: 206)	F-2
Audited Financial Statements:
Balance Sheets as of December 31, 2022 and December 31, 2021	F-3
Statements of Operations for the year ended December 31, 2022 and for the period from April 13, 2021 (inception) through December 31, 2021	F-4
Statements of Changes in Stockholders’ Deficit for the year ended December 31, 2022 and for the period from April 13, 2021 (inception) through December 31, 2021	F-5
Statements of Cash Flows for the year ended December 31, 2022 and for the period from April 13, 2021 (inception) through December 31, 2021	F-6
Notes to the Audited Financial Statements	F-7 - F-17

Financial Statements:
Balance Sheets as of June 30, 2023 (Unaudited) and December 31, 2022 (Unaudited)	F-18
Statement of Operations for the Three and Six Months Ended June 30, 2023 and 2022 (Unaudited)	F-19
Statement of Changes Stockholders’ Deficit for the Three and Six Months Ended June 30, 2023 and 2022 (Unaudited)	F-20
Statement of Cash Flows for the Six Months Ended June 30, 2023 and 2022 (Unaudited)	F-22
Notes to Financial Statements (Unaudited)	F-23

MODULEX MODULAR BUILDINGS PLC

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

PHP Ventures Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of PHP Ventures Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, and the related statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2022 and the period from April 13, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and the period from April 13, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination within a prescribed period of time and if not completed will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2021.

Houston, Texas

March 31, 2023

F-2

PHP VENTURES ACQUISITION CORP.

BALANCE SHEETS

	December 31,	December 31,
	2022	2021
ASSETS
Cash	$24,927	$486,315
Prepaid expenses	24,670	99,250
Cash and marketable securities held in trust account	59,805,199	58,075,594
Total Current Assets	59,854,796	58,661,159

Total assets	$59,854,796	$58,661,159

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$1,236,597	$29,389
Franchise tax payable	84,762	144,160
Income tax payable	81,163	-
Working Capital Loans – related party	662,787	-
Deferred underwriter fee payable	2,012,500	2,012,500
Extension loan – related party	1,150,000	-
Amount due to redeemed public shareholders (including 3,977,250 shares for redemptions claimed as of 12/31/22 but not yet paid)	41,366,996	-
Total current liabilities	46,594,805	2,186,049

Total liabilities	46,594,805	2,186,049

Commitments and Contingencies (Note 6)
Class A common stock subject to possible redemption; 1,772,750 shares (excluding 3,977,250 shares for redemptions claimed as of 12/31/22 but not yet paid) at redemption value of $10.40 on December 31, 2022 and 5,750,000 shares at redemption value of $10.10 per share on December 31, 2021, respectively	18,438,203	58,075,000

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common shares, $0.0001 par value; 100,000,000 shares authorized; 293,400 issued and outstanding (excluding 1,772,750 at 12/31/22, (including 3,977,250 shares for redemptions claimed as of 12/31/22 but not yet paid), at redemption value of $10.10 per share on December 31, 2021 and 5,750,000 Class A shares subject to redemption on December 31, 2022 and 2021, respectively)	29	29
Class B common shares, par value $0.0001; 10,000,000 shares authorized; 1,437,500 issued and outstanding	144	144
Additional paid-in capital	—	—
Accumulated deficit	(5,178,385)	(1,600,063)
Total Stockholders’ Deficit	(5,178,212)	(1,599,890)
Total Liabilities and Stockholders’ Deficit	$59,854,796	$58,661,159

The accompanying notes are an integral part of these audited financial statements.

F-3

PHP VENTURES ACQUISITION CORP.

STATEMENTS OF OPERATIONS

		For the Period from
		April 13, 2021
	For the year ended	(Inception) Through
	December 31, 2022	December 31, 2021
Formation and operating costs	$(2,369,751)	$(274,455)
Franchise tax	(200,050)	(144,160)
Loss from operations	(2,569,801)	(418,615)

Other income:
Unrealized Loss from marketable securities held in Trust Account	-	(5,627)
Realized gain from marketable securities held in trust account	802,841	6,221
Other income, net	802,841	594

Loss before provision for income taxes:	(1,766,960)	(418,021)
Provision for income taxes	(81,163)	-
Net Loss	$(1,848,123)	$(418,021)

Weighted average shares outstanding of Class A common stock	6,013,155	3,162,250
Basic and diluted net loss per common stock	(0.25)	(0.10)
Weighted average shares outstanding of Class B common stock	1,437,500	1,202,471
Basic and diluted net loss per common stock	(0.25)	(0.10)

The accompanying notes are an integral part of these audited financial statements.

F-4

PHP VENTURES ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2022

AND FOR THE PERIOD FROM APRIL 13, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance - January 1, 2022	293,400	$29	1,437,500	$144	$—	$(1,600,063)	$(1,599,890)
Additional amount deposited into trust ($0.20 per common stock subject to possible redemption)	—	—	—	—	—	(1,150,000)	(1,150,000)
Accretion of Class A ordinary shares to redemption amount	—	—	—	—	—	(580,199)	(580,199)
Net loss	—	—	—	—	—	(1,848,123)	(1,848,123)
Balance –December 31, 2022	293,400	$29	1,437,500	$144	$—	$(5,178,385)	$(5,178,212)

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance - April 13, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B Common stock to Sponsor	—	—	1,437,500	144	24,856	—	25,000

Sale of IPO Units	5,750,000	575	—	—	57,499,425	—	57,500,000

Sale of Private Placement Units	293,400	29	—	—	2,933,971	—	2,934,000

Offering and Underwriting costs	—	—	—	—	(3,565,869)	—	(3,565,869)

Common shares subject to redemption	(5,750,000)	(575)			(58,074,425)		(58,075,000)
Accretion of APIC to deficit	—	—	—	—	1,182,042	(1,182,042)	—
Net loss	—	—	—	—	—	(418,021)	(418,021)
Balance – December 31, 2021	293,400	$29	1,437,500	$144	$—	$(1,600,063)	$(1,599,890)

The accompanying notes are an integral part of these audited financial statements.

F-5

PHP VENTURES ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2022	For the Period from April 13, 2021 (inception) through December 31, 2021
Cash flow from operating activities:
Net loss	$(1,848,123)	$(418,021)
Adjustments to reconcile net loss to net cash used in operating activities:
Realized gain from marketable securities held in trust account	(802,841)	(6,221)
Unrealized Loss from marketable securities held in Trust Account	-	5,627
Changes in operating assets and liabilities:
Prepaid expenses	74,580	(99,250)
Income tax payable	81,163	-
Franchise tax payable	(59,398)	144,160
Accrued expenses	1,207,208	29,389
Net cash used in operating activities	(1,347,411)	(344,316)

Cash flows from investing activities:
Cash withdrawn from Trust Account to pay franchise taxes	223,236	-
Investment of cash in Trust Account	(1,150,000)	(58,075,000)
Net cash used in investing activities	(926,764)	(58,075,000)

Cash flow from financing activities:
Proceeds from extension	1,150,000	-
Proceeds from sponsor working capital loan	662,787	-
Proceeds from issuance of Class B common stock to Sponsor	-	25,000
Proceeds from sale of Units, net of underwriting discount paid	-	56,350,000
Proceeds from sale of private placement units	-	2,934,000
Payment of offering costs	-	(403,369)
Proceeds from promissory note - related party	-	95,120
Repayment of promissory note - related party	-	(95,120)
Net cash provided by financing activities	1,812,787	58,905,631

Net change in cash	(461,388)	486,315
Cash at the beginning of the period	486,315	—
Cash at the end of the period	$24,927	$486,315

Supplemental disclosure of non-cash financing activities:
Deferred underwriting fee payable	$-	$2,012,500
Value of Class A common stock subject to possible redemption	$-	$58,075,000
Re-measurement of ordinary shares subject to redemption	$580,199	$-
Extension funds attributable to common stock subject to redemption	$1,150,000	$-
Amount due to redeemed shareholder	$41,366,996	$-

The accompanying notes are an integral part of these audited financial statements.

F-6

PHP VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

PHP Ventures Acquisition Corp. (the “Company”) is a blank check company incorporated in the State of Delaware on April 13, 2021. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”). While the Company may pursue a business combination target in any business or industry, it intends to focus on consumer-facing companies with a significant Africa presence or a compelling Africa potential, which complements the expertise of its management team.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from April 13, 2021 (inception) through December 31, 2022 relates to the Company’s formation and the Offering (as defined below). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Global Link Investment LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s IPO was declared effective on August 11, 2021.

On August 16, 2021, the Company consummated its IPO of 5,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $50,000,000, and incurring offering costs of $3,153,369, of which $1,750,000 was for deferred underwriting commissions (see Note 6).

Simultaneously with the consummation of the closing of the Offering, the Company consummated the private placement of an aggregate of 270,900 units (the “Private Placement Units”) to Global Link Investment LLC, the sponsor of the Company (the “Sponsor”), at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $2,709,000 (the “Private Placement”) (see Note 4).

Subsequently, on August 19, 2021, the Company consummated the closing of the sale of 750,000 additional units at a price of $10 per unit (the “Units”) upon receiving notice of the underwriters’ election to fully exercise their overallotment option (“Overallotment Units”), generating additional gross proceeds of $7,500,000 and incurred additional offering costs of $412,500, of which $262,500 are for deferred underwriting commissions. Each Unit consists of one share of Class A common stock of the Company, par value $0.0001 per share (“Class A Common Stock”), one-half of one redeemable warrant of the Company (“Warrant”), with each whole Warrant entitling the holder thereof to purchase one share of Class A Common Stock for $11.50 per share, and one Right (“Right”), with each Right entitling the holder to receive one-tenth of one share of Class A Common Stock, subject to adjustment, pursuant to the Company’s registration statement on Form S-1 (File No. 333-256840).

Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 22,500 Private Placement Units to Global Link Investment LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $225,000.

A total of $58,075,000, comprised of the proceeds from the Offering and the proceeds of private placements that closed on August 16, 2021 and August 19, 2021, net of the underwriting commissions, discounts, and offering expenses, was deposited in a trust account (“Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account to the Company’s stockholders, as described below.

Transaction costs of the Initial Public Offering with the exercise of the overallotment amounted to $3,565,869 consisting of $1,150,000 of cash underwriting fees, $2,012,500 of deferred underwriting fees and $403,369 of other costs.

F-7

PHP VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (Continued)

Following the closing of the IPO $925,077 of cash was held outside of the Trust Account available for working capital purposes. As of December 31, 2022, we have available to us $24,927 of cash on our balance sheet and a working capital of $13,259,991.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing of a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

On August 15, 2022, the Company’s Sponsor has deposited into the Company’s trust account $575,000 (representing $0.10 per public share) to extend the period of time it has to consummate its initial business combination by three months from August 16, 2022 to November 16, 2022 (the “Extension”). On November 16, 2022, the Company’s Sponsor has further deposited into the Company’s trust account $575,000 (representing $0.10 per public share) to extend the period of time it has to consummate its initial business combination by three months from November 16, 2022 to February 16, 2023 (the “Extension”). On December 30, 2022, the Company held a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation giving the Company the right to extend the date by which the Company must (i) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company and one or more businesses (a “Business Combination”), (ii) cease its operations if it fails to complete such business combination, and (iii) redeem or repurchase 100% of the Company’s Class A common stock included as part of the units sold in the Company’s Initial Public Offering that closed on August 16, 2021 (the “IPO”) from February 16, 2023 (the “Termination Date”) by up to six (6) one-month extensions to August 16, 2023 at a price of $0.0625 per share per month, commencing February 16, 2023, our current Termination Date (which we refer to as the “Extension,” and such later date, the “Extended Deadline”) (such proposal is the “Extension Amendment Proposal”). In connection with such Extension Amendment Proposal, stockholders elected to redeem 3,977,250 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), which represents approximately 69% of the shares that were part of the units that were sold in the Company’s IPO. Following such redemptions, $18,438,203 will remain in the trust account and 2,066,150 shares of Class A Common Stock will remain issued and outstanding.

If the Company is unable to complete a Business Combination before August 16, 2023 (or as extended by the Company’s stockholders in accordance with our certificate of incorporation), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

F-8

PHP VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (Continued)

Our sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than the independent public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.10 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our sponsor to reserve for such indemnification obligations, nor have we independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and believe that our sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Liquidity and Management’s Plans

Prior to the completion of the IPO, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The Company has since completed its IPO at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes. The Company have incurred and expect to continue to incur significant costs in pursuit of our financing and acquisition plans. Management plans to address this uncertainty during period leading up to the business combination. However, there is no assurance that the Company’s plans to consummate an initial Business Combination will be successful within the Combination Period.

Going Concern Consideration

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unsuccessful in consummating an initial business combination within the prescribed period of time from the closing of the IPO, the requirement that the Company cease all operations, redeem the public shares and thereafter liquidate and dissolve raises substantial doubt about the ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management has determined that the Company has funds that are sufficient to fund the working capital needs of the Company until the consummation of an initial business combination or the winding up of the Company as stipulated in the Company’s amended and restated memorandum of association. The accompanying financial statement has been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the U.S. Department of the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Modulex Business Combination

On December 8, 2022, we entered into a Business Combination Agreement (the “Merger Agreement”) by and among (i) Modulex Modular Buildings Plc, a company registered in England and Wales with company number 07291662 (“Modulex”), (ii) Modulex Merger Sub, upon execution of a joinder agreement to become party to the Merger Agreement (a “Joinder”), a to-be-formed Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), and (iii) PHP Ventures Acquisition Corp., a Delaware corporation (“PHP Ventures”).

Pursuant to the Merger Agreement, PHP Ventures and Merger Sub shall consummate the Merger, pursuant to which PHP Ventures shall be merged with and into Merger Sub with Merger Sub being the surviving entity (the “Surviving Company”), following which the separate corporate existence of PHP Ventures shall cease, and Merger Sub shall change its name to Modulex Cayman Limited and continue as the surviving entity and a wholly owned subsidiary of Modulex.

As consideration for the Merger, the holders of PHP common stock (“PHP Common Stock”), as of immediately prior to the effective time of the Business Combination, shall be entitled to receive an equal number of Modulex Ordinary Shares. Modulex will assume all the outstanding warrants of PHP, and each PHP warrant (the “PHP Warrants”) will become a warrant to purchase the same number of Modulex Ordinary Shares (the “Modulex Warrants”) being assumed. Each PHP right to acquire one-tenth (1/10) of one share of PHP Common Stock (the “PHP Rights”) shall become the right to receive one-tenth (1/10) of one Modulex Ordinary Share (the “Modulex Rights”). In furtherance of the Business Combination, and in accordance with the terms of the Business Combination Agreement, PHP shall provide an opportunity for PHP stockholders to have their outstanding shares of PHP Common Stock redeemed on the terms and subject to the conditions set forth in the Business Combination Agreement and PHP’s certificate of incorporation and bylaws, each as amended from time to time.

The Transaction will be consummated subject to the deliverables and provisions as further described in the Merger Agreement.

F-9

PHP VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying audited financial statements are presented in U.S. Dollars and conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of audited financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the audited financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Offering Costs Associated with the Initial Public Offering

Offering costs consist of costs incurred in connection with preparation for the Public Offering executed on August 16, 2021. These costs, together with the underwriting discounts and commissions, were charged to additional paid-in capital.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Public Offering, and/or search for a target company, the specific impact is not readily determinable as of the date of these audited financial statements. The audited financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. As of December 31, 2022, the Company had $24,927 cash in operating account and $59,805,199 cash in trust account. There were no cash equivalents as of December 31, 2022.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company’s effective tax rate was -4.59% for the year ended December 31, 2022, primarily due to valuation allowance on the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

F-10

PHP VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (Continued)

The provision for income taxes for the year ended December 31, 2022 was $81,163.

Class A Common Stock Subject to Possible Redemption

All of the Class A common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with ASC 480, conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. On December 30, 2022, in connection with the Extension Amendment Proposal, stockholders elected to redeem 3,977,250 shares of the Company’s Class A common stock. On December 31, 2022, there were 1,772,750 shares of Class A Common Stock sold as part of the Units in the Public Offering issued and subject to possible redemption.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2022, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Net Loss Per Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common stock shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the Initial Public Offering and warrants issued as components of the Private Placement Units (the “Placement Warrants”) since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

Net loss per share, basic and diluted, for Class A and Class B non-redeemable common stock is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable common stock shares, by the weighted average number of Class A and Class B non-redeemable common stock shares outstanding for the period. Non-redeemable Class A and Class B common stock shares includes the Founder Shares and non-redeemable common stock shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income per common share:

	For The Year Ended December 31, 2022	For The Period from April 13, 2021 (Inception) Through December 31, 2021
Class A common stock
Numerator: net loss allocable to Class A common stock	(1,491,553)	(302,693)
Denominator: weighted average number of Class A common stock	6,013,155	3,162,250
Basic and diluted net income per redeemable Class A common stock	$(0.25)	$(0.10)

Class B common stock
Numerator: net loss allocable to Class B common stock	(356,570)	(115,328)
Denominator: weighted average number of Class B common stock	1,437,500	1,202,471
Basic and diluted net loss per Class B common stock	$(0.25)	$(0.10)

F-11

PHP VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (Continued)

Fair Value of Financial Instruments

The Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2022 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

Description	Quoted Prices in Active Markets (Level 1)	Significant other Observable Inputs (Level 2)	Significant other Unobservable Inputs (Level 3)
Assets
Cash held in trust account	$59,805,199	$—	$—

Recently Issued Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted as of inception of the Company. Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 —Public Offering

Pursuant to the Initial Public Offering and full exercise underwriter’s overallotment option, the Company sold 5,750,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one Class A common stock and one-half of one redeemable warrant (“Public Warrant”) and one right (“Public Right”). Each Public Warrant will entitle the holder to purchase one half of one Class A common stock at an exercise price of $11.50 per whole share (see Note 7). Each Public Right entitles the holder to receive one-tenth (1/10) of one Class A common stock upon consummation of our initial business combination, so you must hold rights in multiples of 10 in order to receive shares for all of your rights upon closing of a business combination (see Note 7).

F-12

PHP VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 4 — Private Placement

Simultaneously with the Initial Public Offering and full exercise underwriter’s overallotment option, the Sponsor purchased an aggregate of 293,400 Private Placement Units at a price of $10.00 per Private Placement Unit for an aggregate purchase price of $2,934,000.

The proceeds from the sale of the Placement Units will be added to the net proceeds from the Proposed Offering held in the Trust Account. The Placement Units are identical to the Units sold in the Proposed Offering, except for the placement warrants (“Placement Warrants”), as described in Note 7. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Warrants and the rights underlying the Placement Units (“Private Rights”) will expire worthless.

Note 5 — Related Party Transactions

Class B Common Stock

On May 3, 2021, the Company issued an aggregate of 1,437,500 shares of Class B common stock to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.02 per share. On May 26, 2021, our sponsor transferred 20,000 shares to Mr. Ngoh, 6,000 shares to Mr. Stein, 2,500 shares to Mr. Phoon, 2,500 shares to Mr. Anih and 3,000 shares to Legacy Royals, LLC an entity controlled by Mr. Gordon.

The initial stockholders have agreed not to transfer, assign or sell any of these founder shares (or shares of common stock issuable upon conversion thereof) until the earlier to occur of: (A) six months after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the reported last sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On May 3, 2021, the Sponsor issued an unsecured promissory note to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, to be used for payment of costs related to the Proposed Offering. The note is non-interest bearing and payable on the earlier of (i) October 31, 2021 or (ii) the consummation of the Proposed Offering. A total of $95,120 under the promissory note was repaid on September 1, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into additional Placement Units at a price of $10.00 per Unit. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

As December 31, 2021, the Company did not borrow any amount under such loans. As December 31, 2022, the Company has borrowed $662,787 under such loans.

F-13

PHP VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (Continued)

Extension Loan — Related Party

The Company will have until 12 months (or up to 18 months if the Company extends the period of time to consummate a business combination) from the closing of the Proposed Offering to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $100,000), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the amount initially deposited in the Trust Account per Unit ($10.10).

On August 8, 2022, the Company entered into a loan and transfer agreement with the Sponsor, according to which on August 15, 2022, the Company’s Sponsor has deposited into the Company’s trust account $575,000 representing $0.10 per public share) to extend the period of time it has to consummate its initial business combination by three months from August 16, 2022 to November 16, 2022 (the “Extension”). On November 16, 2022, the Company’s Sponsor has further deposited into the Company’s trust account $575,000 (representing $0.10 per public share) to extend the period of time it has to consummate its initial business combination by three months from November 16, 2022 to February 16, 2023. As of December 31, 2022, $1,150,000 were outstanding under such extension loan.

This extension loan is non-interest bearing and will be due upon consummation of the initial business combination. If the Company complete the initial business combination, the Company will, at the option of the sponsor, repay such loaned amounts out of the proceeds of the trust account released to the Company or convert a portion or all of the total loan amount into units at a price of $10.00 per unit, which units will be identical to the Placement Units. If the Company does not complete a business combination, the Company will repay such loans only from funds held outside of the trust account.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the insider shares, as well as the holders of the Placement Units (and underlying securities) and any securities issued in payment of working capital loans made to the Company, will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of Proposed Public Offering. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. Notwithstanding anything to the contrary, the underwriters (and/or their designees) may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on the effective date of the Proposed Public Offering. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Placement Units (and underlying securities) and securities issued in payment of working capital loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding anything to the contrary, the underwriters (and/or their designees) may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Proposed Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding anything to the contrary, under FINRA Rule 5110, the underwriters and/or their designees may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on the effective date of the registration statement relating to the Proposed Public Offering, and the underwriters and/or their designees may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement relating to the Proposed Public Offering.

F-14

PHP VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (Continued)

Underwriters Agreement

The Company granted the underwriter a 45-day option to purchase up to 750,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. The aforementioned option was exercised in full on August 19, 2021.

The underwriter was paid a cash underwriting discount of two percent (2.00%) of the gross proceeds of the Initial Public Offering, or $1,150,000. In addition, the underwriter is entitled to a deferred fee of three point five percent (3.50%) of the gross proceeds of the Initial Public Offering, or $2,012,500. The deferred fee was placed in the Trust Account and will be paid in cash upon the closing of a Business Combination, subject to the terms of the underwriting agreement.

Right of First Refusal

Subject to certain conditions, the Company has granted EF Hutton, division of Benchmark Investments, LLC, for a period of 12 months after the date of the consummation of a business combination, a right of first refusal to act as sole book runner, and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings for us or any of our successors or subsidiaries. In accordance with FINRA Rule 5110(g)(6)(A), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement of which this prospectus forms a part.

Note 7 – Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At December 31, 2022, there were no preferred shares issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. At December 31, 2022, there were 293,400 shares of Class A Common Stock issued and outstanding, excluding 1,772,750 shares of Class A Common Stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. At December 31, 2022, there were 1,437,500 shares of Class B common stock issued and outstanding. Class B common stock will automatically convert into shares of Class A common stock at the time of our initial business combination on a one-for-one basis.

Warrants — Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Warrants. The Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the effective date of the registration statement relating to the Proposed Offering. No Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the common stock issuable upon exercise of the Warrants and a current prospectus relating to such common stock. Notwithstanding the foregoing, if a registration statement covering the common stock issuable upon the exercise of the Warrants is not effective within 60 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Warrants on a cashless basis. The Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

F-15

PHP VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 7 – Stockholders’ Equity (Continued)

The Company may call the Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

● at any time while the Warrants are exercisable,

● upon not less than 30 days’ prior written notice of redemption to each Warrant holder,

● if, and only if, the reported last sale price of the common stock equals or exceeds $18 per share, for any 20 trading days within a 30-trading day period ending on the third trading day prior to the notice of redemption to Warrant holders, and

● if, and only if, there is a current registration statement in effect with respect to the common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Offering, except that the Placement Warrants and the common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger, or consolidation. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

The exercise price is $11.50 per share, subject to adjustment as described herein. In addition, if (x) if the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

Rights — Each holder of a right will receive one-tenth (1/10) of one Class A common stock upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the unit purchase price paid for by investors in the Proposed Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the Class A common stock will receive in the transaction on an as-converted into Class A common stock basis and each holder of a right will be required to affirmatively convert its rights in order to receive 1/10 share underlying each right (without paying additional consideration). The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

F-16

PHP VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 8 – Income Taxes

The Company did not have any significant deferred tax assets or liabilities as of December 31, 2022.

The Company’s net deferred tax assets are as follows:

	December 31, 2022	December 31, 2021
Deferred tax asset
Sec. 195 Start-up Costs	$538,646	$57,636
Net Operating Loss – Federal	-	28,967
Unrealized gain on investment in trust account	1,182	1,182
Total deferred tax asset	539,827	87,784
Valuation allowance	(539,827)	(87,784)
Deferred tax asset, net of allowance	$-	$-

The income tax provision consists of the following:

	December 31, 2022	December 31, 2021
Federal
Current	$81,163	$-
Deferred	452,043	87,784
State and Local
Current	-	-
Deferred	-	-
Change in valuation allowance	(452,043)	(87,784)
Income tax provision	$81,163	$-

As of December 31, 2022, the Company did not have any U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022, the change in the valuation allowance was $539,827.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 is as follows:

	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.00%	21.00%
NOL Carry-forward - US	-	(6.93)%
Permanent differences	(0.01)%	-
Change in valuation allowance	(25.58)%	(14.07)%
Income tax provision	(4.59)%	0.0%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

Note 9 – Subsequent Events

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred up to the filing date, the date the audited financial statements were available to issue. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 20, 2023, $41,366,996 of cash held in trust was paid to redeemed public shareholders and $18,438,203 was reinvested in treasury liquidity funds.

On February 14, 2023, Company’s Sponsor has further deposited into the Company’s trust account $150,938, including $110,797 (representing $0.0625 per public share) to extend the period of time it has to consummate its initial business combination by one month from February 16, 2022 to March 16, 2023 and $40,141 extra funds for further one month extension. On March 13, 2023, Company’s Sponsor has further deposited into the Company’s trust account $70,656 to extend the period of time it has to consummate its initial business combination by one month from March 16, 2022 to April 16, 2023.

F-17

PHP VENTURES ACQUISITION CORP.

BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
	2023	2022
ASSETS
Cash	$366	$24,927
Other receivable	56	-
Prepaid expenses	-	24,670
Cash and marketable securities held in trust account	19,100,921	59,805,199
Total Current Assets	19,101,343	59,854,796

Total assets	$19,101,343	$59,854,796

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$1,610,348	$1,236,597
Franchise tax payable	100,000	84,762
Income tax payable	24,348	81,163
Working Capital Loans - related party	751,929	662,787
Deferred underwriter fee payable	2,012,500	2,012,500
Extension loan - related party	1,704,015	1,150,000
Amount due to redeemed public shareholders (including 3,977,250 shares for redemptions claimed as of 12/31/22 but not yet paid)	-	41,366,996
Total current liabilities	6,203,140	46,594,805

Total liabilities	6,203,140	46,594,805

Commitments and Contingencies (Note 6)
Class A common stock subject to possible redemption; 1,772,750 shares, at redemption value of $10.77 at June 30, 2023 and 1,772,750 shares (excluding 3,977,250 shares for redemptions claimed as of 12/31/22 but not yet paid) at redemption value of $10.40 on December 31, 2022, respectively	19,100,921	18,438,203

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Class A common shares, $0.0001 par value; 100,000,000 shares authorized; 293,400 issued and outstanding (excluding 5,750,000 Class A shares subject to redemption)	29	29
Class B common shares, par value $0.0001; 10,000,000 shares authorized; 1,437,500 issued and outstanding	144	144
Additional paid-in capital	-	-
Accumulated deficit	(6,202,891)	(5,178,385)
Total Stockholders’ Deficit	(6,202,718)	(5,178,212)
Total Liabilities and Stockholders’ Deficit	$19,101,343	$59,854,796

The accompanying notes are an integral part of these unaudited financial statements

F-18

PHP VENTURES ACQUISITION CORP.

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the three	For the three	For the six	For the six
	months ended	months ended	months ended	months ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Formation and operating costs	$(60,296)	$(586,494)	$(516,068)	$(1,008,219)
Franchise tax	(50,000)	(50,000)	(100,000)	(100,000)
Loss from operations	(110,296)	(636,494)	(616,068)	(1,108,219)

Other income and expense:
Realized and Unrealized Gain from marketable securities held in Trust Account	216,540	31,178	325,465	27,352
Total other income and (expense)	216,540	31,178	325,465	27,352

Loss before provision for income taxes:	106,244	(605,316)	(290,603)	(1,080,867)
Provision for income taxes	(58,811)	-	(71,185)	-
Net Loss	$47,433	$(605,316)	$(361,788)	$(1,080,867)

Weighted average shares outstanding of Class A common stock	2,066,150	6,043,400	2,066,150	6,043,400
Basic and diluted net loss per common stock	0.01	(0.08)	(0.10)	(0.14)
Weighted average shares outstanding of Class B common stock	1,437,500	1,437,500	1,437,500	1,437,500
Basic and diluted net loss per common stock	0.01	(0.09)	(0.10)	(0.15)

The accompanying notes are an integral part of these unaudited financial statements

F-19

PHP VENTURES ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THREE AND SIX MONTHS ENDED JUNE 30, 2023

(UNAUDITED)

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance - January 1, 2023	293,400	$29	1,437,500	$144	$-	$(5,178,385)	$(5,178,212)
Additional amount deposited into trust ($0.125 per common stock subject to possible redemption)	-	-	-	-	-	(221,594)	(221,594)
Accretion of Class A ordinary shares to redemption amount	-	-	-	-	-	(108,924)	(108,924)
Net loss	-	-	-	-	-	(409,221)	(409,221)
Balance - March 31, 2023	293,400	$29	1,437,500	$144	$-	$(5,918,124)	$(5,917,951)
Additional amount deposited into trust ($0.188 per common stock subject to possible redemption)	-	-	-	-	-	(332,422)	(332,422)
Accretion of Class A ordinary shares to redemption amount	-	-	-	-	-	222	222
Net loss	-	-	-	-	-	47,433	47,433
Balance - June 30, 2023	293,400	$29	1,437,500	$144	$-	$(6,202,891)	$(6,202,718)

The accompanying notes are an integral part of these unaudited financial statements

F-20

PHP VENTURES ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THREE AND SIX MONTHS ENDED JUNE 30, 2022

(UNAUDITED)

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance - January 1, 2022	293,400	$29	1,437,500	$144	$-	$(1,600,063)	$(1,599,890)
Net loss	-	-	-	-	-	(475,551)	(475,551)
Balance - March 31, 2022	293,400	$29	1,437,500	$144	$-	$(2,075,614)	$(2,075,441
Net loss	-	-	-	-	-	(605,316)	(605,316)
Balance - June 30, 2022	293,400	$29	1,437,500	$144	$-	$(2,680,930)	$(2,680,757)

The accompanying notes are an integral part of these unaudited financial statements

F-21

PHP VENTURES ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended June 30, 2023	For the Six Months Ended June 30, 2022
Cash flow from operating activities:
Net loss	$(361,788)	$(1,080,867)
Adjustments to reconcile net loss to net cash used in operating activities:
Realized and Unrealized Gain from securities held in Trust Account	(325,465)	(27,352)
Changes in operating assets and liabilities:
Prepaid expenses	24,670	54,000
Other receivable	(56)	-
Franchise tax payable	15,238	(144,160)
Income tax payable	(56,815)	-
Accounts payable and accrued expenses	373,751	601,890
Net cash used in operating activities	(330,465)	(596,489)

Cash flows from investing activities:
Cash withdrawn from Trust Account	41,583,758	-
Investment of cash in Trust Account	(554,015)	-
Net cash used in investing activities	41,029,743	-

Cash flow from financing activities:
Payments due to redeemed shareholders	(41,366,996)	-
Proceeds from working capital loans - related party	89,142	159,705
Proceeds from extension loan - related party	554,015	-
Net cash provided by financing activities	(40,723,839)	159,705

Net change in cash	(24,561)	(436,784)
Cash at the beginning of the period	24,927	486,315
Cash at the end of the period	$366	$49,531

Supplemental disclosure of non-cash financing activities:
Re-measurement of ordinary shares subject to redemption	108,702	-
Extension funds attributable to Class A common stock subject to possible redemption	554,015	-

The accompanying notes are an integral part of these unaudited financial statements

F-22

PHP VENTURES ACQUISITION CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 - Description of Organization and Business Operations, Going Concern and Basis of Presentation

PHP Ventures Acquisition Corp. (the “Company”) is a blank check company incorporated in the State of Delaware on April 13, 2021. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”). While the Company may pursue a business combination target in any business or industry, it intends to focus on consumer-facing companies with a significant Africa presence or a compelling Africa potential, which complements the expertise of its management team.

As of June 30, 2023, the Company had not commenced any operations. All activity for the period from April 13, 2021 (inception) through June 30, 2023 relates to organizational activities and identifying a target company for a business combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Global Link Investment LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 11, 2021.

On August 16, 2021, the Company consummated its Initial Public Offering of 5,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $50,000,000, and incurring offering costs of $3,153,369, of which $1,750,000 was for deferred underwriting commissions (see Note 6).

Simultaneously with the consummation of the closing of the Offering, the Company consummated the private placement of an aggregate of 270,900 units (the “Private Placement Units”) to Global Link Investment LLC, the sponsor of the Company (the “Sponsor”), at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $2,709,000 (the “Private Placement”) (see Note 4).

Subsequently, on August 19, 2021, the Company consummated the closing of the sale of 750,000 additional units at a price of $10 per unit (the “Units”) upon receiving notice of the underwriters’ election to fully exercise their overallotment option (“Overallotment Units”), generating additional gross proceeds of $7,500,000 and incurred additional offering costs of $412,500, of which 262,500 are for deferred underwriting commissions. Each Unit consists of one share of Class A common stock of the Company, par value $0.0001 per share (“Class A Common Stock”), one-half of one redeemable warrant of the Company (“Warrant”), with each whole Warrant entitling the holder thereof to purchase one share of Class A Common Stock for $11.50 per share, and one Right (“Right”), with each Right entitling the holder to receive one-tenth of one share of Class A Common Stock, subject to adjustment, pursuant to the Company’s registration statement on Form S-1 (File No. 333-256840).

Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 22,500 Private Placement Units to Global Link Investment LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $225,000.

A total of $58,075,000, comprised of the proceeds from the Offering and the proceeds of private placements that closed on August 16, 2021 and August 19, 2021, net of the underwriting commissions, discounts, and offering expenses, was deposited in a trust account (“Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account to the Company’s stockholders, as described below.

Transaction costs of the Initial Public Offering with the exercise of the overallotment amounted to $3,565,869 consisting of $1,150,000 of cash underwriting fees, $2,012,500 of deferred underwriting fees and $403,369 of other costs.

F-23

PHP VENTURES ACQUISITION CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 - Description of Organization and Business Operations (Continued)

Following the closing of the Initial Public Offering $925,077 of cash was held outside of the Trust Account available for working capital purposes. As of June 30, 2023, we have available to us $366 of cash on our balance sheet and a working capital of $12,898,203.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing of a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

On August 15, 2022, the Company’s Sponsor has deposited into the Company’s trust account $575,000 (representing $0.10 per public share) to extend the period of time it has to consummate its initial business combination by three months from August 16, 2022 to November 16, 2022 (the “Extension”). On November 16, 2022, the Company’s Sponsor has further deposited into the Company’s trust account $575,000 (representing $0.10 per public share) to extend the period of time it has to consummate its initial business combination by three months from November 16, 2022 to February 16, 2023 (the “Extension”). On December 30, 2022, the Company held a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation giving the Company the right to extend the date by which the Company must (i) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company and one or more businesses (a “Business Combination”), (ii) cease its operations if it fails to complete such business combination, and (iii) redeem or repurchase 100% of the Company’s Class A common stock included as part of the units sold in the Company’s Initial Public Offering that closed on August 16, 2021 (the “IPO”) from February 16, 2023 (the “Termination Date”) by up to six (6) one-month extensions to August 16, 2023 at a price of $0.0625 per share per month, commencing February 16, 2023, our current Termination Date (which we refer to as the “Extension,” and such later date, the “Extended Deadline”) (such proposal is the “Extension Amendment Proposal”). In connection with such Extension Amendment Proposal, stockholders elected to redeem 3,977,250 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), which represents approximately 69% of the shares that were part of the units that were sold in the Company’s IPO. Following such redemptions, $18,438,203 will remain in the trust account and 2,066,150 shares of Class A Common Stock will remain issued and outstanding.

On August 15, 2023, the Company held a special meeting of its stockholders (the “Special Meeting”) and shareholders approved the proposal (the “Trust Amendment Proposal”) to authorize the Company to enter into Amendment No. 2 to the Trust Agreement (the “Trust Agreement Amendment”) to amend the Trust Agreement to allow the Company to extend beyond August 16, 2023 the date by which either the Company must have completed its initial business combination or Continental must liquidate the Trust Account established in connection with the IPO (the “Trust Account”). The Company has the right to extend beyond August 16, 2023 by up to twelve (12), one-month extensions through August 16, 2024 (each of the twelve (12), one-month extensions, an “Extension”, and each such extended date a “Deadline Date”), which is the date by which the Company must have completed its initial business combination or liquidate the Trust Account. In connection with each Extension, the Company’s sponsor (or its affiliates or permitted designees), will deposit into the Trust Account the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of the applicable Deadline Date, and the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with (the “Extension Amendment Proposal”). In connection with the voting on the Extension Amendment Proposal and the Trust Amendment Proposal at the Special Meeting, holders of 906,611 shares of Class A common stock exercised the right to redeem such shares for cash.

If the Company is unable to complete a Business Combination before August 16, 2024 (or as extended by the Company’s stockholders in accordance with our certificate of incorporation), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

F-24

PHP VENTURES ACQUISITION CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 - Description of Organization and Business Operations (Continued)

Our sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than the independent public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.10 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our sponsor to reserve for such indemnification obligations, nor have we independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and believe that our sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Liquidity and Management’s Plans

Prior to the completion of the Initial Public Offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The Company has since completed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes. The Company have incurred and expect to continue to incur significant costs in pursuit of our financing and acquisition plans. Management plans to address this uncertainty during period leading up to the business combination. However, there is no assurance that the Company’s plans to consummate an initial Business Combination will be successful within the Combination Period.

Going Concern Consideration

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unsuccessful in consummating an initial business combination within the prescribed period of time from the closing of the IPO, the requirement that the Company cease all operations, redeem the public shares and thereafter liquidate and dissolve raises substantial doubt about the ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management has determined that the Company has funds that are sufficient to fund the working capital needs of the Company until the consummation of an initial business combination or the winding up of the Company as stipulated in the Company’s amended and restated memorandum of association. The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

F-25

PHP VENTURES ACQUISITION CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 - Description of Organization and Business Operations (Continued)

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the U.S. Department of the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Modulex Business Combination

On December 8, 2022, we entered into a Business Combination Agreement (the “Merger Agreement”) by and among (i) Modulex Modular Buildings Plc, a company registered in England and Wales with company number 07291662 (“Modulex”), (ii) Modulex Merger Sub, upon execution of a joinder agreement to become party to the Merger Agreement (a “Joinder”), a to-be-formed Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), and (iii) PHP Ventures Acquisition Corp., a Delaware corporation (“PHP Ventures”).

Pursuant to the Merger Agreement, PHP Ventures and Merger Sub shall consummate the Merger, pursuant to which PHP Ventures shall be merged with and into Merger Sub with Merger Sub being the surviving entity (the “Surviving Company”), following which the separate corporate existence of PHP Ventures shall cease, and Merger Sub shall change its name to Modulex Cayman Limited and continue as the surviving entity and a wholly owned subsidiary of Modulex.

As consideration for the Merger, the holders of PHP common stock (“PHP Common Stock”), as of immediately prior to the effective time of the Business Combination, shall be entitled to receive an equal number of Modulex Ordinary Shares. Modulex will assume all the outstanding warrants of PHP, and each PHP warrant (the “PHP Warrants”) will become a warrant to purchase the same number of Modulex Ordinary Shares (the “Modulex Warrants”) being assumed. Each PHP right to acquire one-tenth (1/10) of one share of PHP Common Stock (the “PHP Rights”) shall become the right to receive one-tenth (1/10) of one Modulex Ordinary Share (the “Modulex Rights”). In furtherance of the Business Combination, and in accordance with the terms of the Business Combination Agreement, PHP shall provide an opportunity for PHP stockholders to have their outstanding shares of PHP Common Stock redeemed on the terms and subject to the conditions set forth in the Business Combination Agreement and PHP’s certificate of incorporation and bylaws, each as amended from time to time.

The Transaction will be consummated subject to the deliverables and provisions as further described in the Merger Agreement.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and note disclosures normally included in the annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. The interim financial statements as of June 30, 2023 and for the three and six months ended June 30, 2023 and June 30, 2022, respectively, are unaudited. In the opinion of management, the interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to provide a fair statement of the results for the interim periods. The accompanying balance sheet as of December 31, 2022, is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

F-26

PHP VENTURES ACQUISITION CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 2 - Summary of Significant Accounting Policies (Continued)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

F-27

PHP VENTURES ACQUISITION CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 2 - Summary of Significant Accounting Policies (Continued)

Offering Costs Associated with the Initial Public Offering

Offering costs consist of costs incurred in connection with preparation for the Public Offering executed on August 16, 2021. These costs, together with the underwriting discounts and commissions, were charged to additional paid-in capital upon completion of the Public Offering.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Public Offering, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. The Company had $366 in cash and no cash equivalents as of June 30, 2023.

Cash and Marketable Securities Held in Trust Account

At June 30, 2023, substantially all of the assets held in the Trust Account were held in U.S. Treasury Securities Money Market Funds.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of June 30, 2023 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

F-28

PHP VENTURES ACQUISITION CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 2 - Summary of Significant Accounting Policies (Continued)

The provision for income taxes was $71,185 for the six months ended June 30, 2023 and was deemed to be immaterial for the six months ended June 30, 2022.

Class A Common Stock Subject to Possible Redemption

All of the Class A common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with ASC 480, conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. On June 30, 2023, there were 1,772,750 shares of Class A Common Stock sold as part of the Units in the Public Offering issued and subject to possible redemption.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At June 30, 2023, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Net Loss Per Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common stock shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the Initial Public Offering and warrants issued as components of the Private Placement Units (the “Placement Warrants”) since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

Net income (loss) per share, basic and diluted, for Class A and Class B non-redeemable common stock is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable common stock shares, by the weighted average number of Class A and Class B non-redeemable common stock shares outstanding for the period. Non-redeemable Class A and Class B common stock shares include the Founder Shares and non-redeemable common stock shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income per common share:

	For The Three months Ended June 30, 2023	For The Three months Ended June 30, 2022	For The Six months Ended June 30, 2023	For The Six months Ended June 30, 2022
Class A common stock
Numerator: net income (loss) allocable to Class A common stock	27,972	(483,010)	(213,351)	(867,916)
Denominator: weighted average number of Class A common stock	2,066,150	6,043,400	2,066,150	6,043,400
Basic and diluted net income (loss) per redeemable Class A common stock	$0.01	$(0.08)	$(0.10)	$(0.14)

Class B common stock
Numerator: net income (loss) allocable to Class B common stock	19,461	(122,306)	(148,437)	(212,951)
Denominator: weighted average number of Class B common stock	$1,437,500	$1,437,500	$1,437,500	$1,437,500
Basic and diluted net income (loss) per Class B common stock	0.01	(0.09)	(0.10)	$(0.15)

F-29

PHP VENTURES ACQUISITION CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 2 - Summary of Significant Accounting Policies (Continued)

Fair Value of Financial Instruments

The Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 -Public Offering

Pursuant to the Initial Public Offering and full exercise underwriter’s overallotment option, the Company sold 5,750,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one Class A common stock and one-half of one redeemable warrant (“Public Warrant”) and one right (“Public Right”). Each Public Warrant will entitle the holder to purchase one half of one Class A common stock at an exercise price of $11.50 per whole share (see Note 7). Each Public Right entitles the holder to receive one-tenth (1/10) of one Class A common stock upon consummation of our initial business combination, so you must hold rights in multiples of 10 in order to receive shares for all of your rights upon closing of a business combination (see Note 7).

Note 4 - Private Placement

Simultaneously with the Initial Public Offering and full exercise underwriter’s overallotment option, the Sponsor purchased an aggregate of 293,400 Private Placement Units at a price of $10.00 per Private Placement Unit for an aggregate purchase price of $2,934,000.

The proceeds from the sale of the Placement Units will be added to the net proceeds from the Proposed Offering held in the Trust Account. The Placement Units are identical to the Units sold in the Proposed Offering, except for the placement warrants (“Placement Warrants”), as described in Note 7. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Warrants and the rights underlying the Placement Units (“Private Rights”) will expire worthless.

Note 5 - Related Party Transactions

Class B Common Stock

On May 3, 2021, the Company issued an aggregate of 1,437,500 shares of Class B common stock to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.02 per share. On May 26, 2021, our sponsor transferred 20,000 shares to Mr. Ngoh, 6,000 shares to Mr. Stein, 2,500 shares to Mr. Phoon, 2,500 shares to Mr. Anih and 3,000 shares to Legacy Royals, LLC an entity controlled by Mr. Gordon.

F-30

PHP VENTURES ACQUISITION CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 5 - Related Party Transactions (Continued)

The initial stockholders have agreed not to transfer, assign or sell any of these founder shares (or shares of common stock issuable upon conversion thereof) until the earlier to occur of: (A) six months after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the reported last sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note - Related Party

On May 3, 2021, the Sponsor issued an unsecured promissory note to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, to be used for payment of costs related to the Proposed Offering. The note is non-interest bearing and payable on the earlier of (i) October 31, 2021 or (ii) the consummation of the Proposed Offering. A total of $95,120 under the promissory note was repaid on September 1, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into additional Placement Units at a price of $10.00 per Unit. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

As June 30, 2023, the Company has borrowed $751,929 under such loans. As December 31, 2022, the Company has borrowed $662,787 under such loans.

Extension Loan - Related Party

The Company will have until 12 months (or up to 18 months if the Company extends the period of time to consummate a business combination) from the closing of the Proposed Offering to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $100,000), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the amount initially deposited in the Trust Account per Unit ($10.10).

On August 8, 2022, the Company entered into a loan and transfer agreement with the Sponsor, according to which on August 15, 2022, the Company’s Sponsor has deposited into the Company’s trust account $575,000 representing $0.10 per public share) to extend the period of time it has to consummate its initial business combination by three months from August 16, 2022 to November 16, 2022 (the “Extension”). On November 16, 2022, the Company’s Sponsor has further deposited into the Company’s trust account $575,000 (representing $0.10 per public share) to extend the period of time it has to consummate its initial business combination by three months from November 16, 2022 to February 16, 2023. On February 14, 2023, Company’s Sponsor has further deposited into the Company’s trust account $150,938, including $110,797 (representing $0.0625 per public share) to extend the period of time it has to consummate its initial business combination by one month from February 16, 2022 to March 16, 2023 and $40,141 extra funds for further one month extension. On March 13, 2023, Company’s Sponsor has further deposited into the Company’s trust account $70,656 to extend the period of time it has to consummate its initial business combination by one month from March 16, 2022 to April 16, 2023. On April 17, 2023, the Company caused to be deposited $110,796.88 into the Company’s Trust account for its public stockholders, representing $0.0625 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from April 16, 2023 to May 16, 2023. On May 16, 2023, the Company caused to be deposited $110,796.88 into the Company’s Trust account for its public stockholders, representing $0.0625 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from May 16, 2023 to June 16, 2023. The Extension is the fourth of six one-month extensions permitted under the Company’s governing documents. On June 14, 2023, the Company caused to be deposited $110,796.88 into the Company’s Trust account for its public stockholders, representing $0.0625 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from June 16, 2023 to July 16, 2023. The Extension is the fifth of six one-month extensions permitted under the Company’s governing documents. On July 14, 2023, the Company caused to be deposited $110,796.88 into the Company’s Trust account for its public stockholders, representing $0.0625 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from July 16, 2023 to August 16, 2023. As of December 31, 2022, $1,150,000 were outstanding under such extension loan. As of June 30, 2023, $1,704,015 were outstanding under such extension loan. Following the Special Meeting on August 15, 2023, the Company caused to be deposited $110,796.88 into the Company’s trust account for its public stockholders on August 16, 2023, allowing the Company to extend the date by which the Company may consummate an initial business combination by one month from August 16, 2023 to September 16, 2023.

This extension loan is non-interest bearing and will be due upon consummation of the initial business combination. If the Company complete the initial business combination, the Company will, at the option of the sponsor, repay such loaned amounts out of the proceeds of the trust account released to the Company or convert a portion or all of the total loan amount into units at a price of $10.00 per unit, which units will be identical to the Placement Units. If the Company does not complete a business combination, the Company will repay such loans only from funds held outside of the trust account.

F-31

PHP VENTURES ACQUISITION CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 6 - Commitments and Contingencies

Registration Rights

The holders of the insider shares, as well as the holders of the Placement Units (and underlying securities) and any securities issued in payment of working capital loans made to the Company, will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of Proposed Public Offering. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. Notwithstanding anything to the contrary, the underwriters (and/or their designees) may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on the effective date of the Proposed Public Offering. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Placement Units (and underlying securities) and securities issued in payment of working capital loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding anything to the contrary, the underwriters (and/or their designees) may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Proposed Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding anything to the contrary, under FINRA Rule 5110, the underwriters and/or their designees may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on the effective date of the registration statement relating to the Proposed Public Offering, and the underwriters and/or their designees may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement relating to the Proposed Public Offering.

Underwriters Agreement

The Company granted the underwriter a 45-day option to purchase up to 750,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. The aforementioned option was exercised in full on August 19, 2021.

The underwriter was paid a cash underwriting discount of two percent (2.00%) of the gross proceeds of the Initial Public Offering, or $1,150,000. In addition, the underwriter is entitled to a deferred fee of three point five percent (3.50%) of the gross proceeds of the Initial Public Offering, or $2,012,500. The deferred fee was placed in the Trust Account and will be paid in cash upon the closing of a Business Combination, subject to the terms of the underwriting agreement.

Right of First Refusal

Subject to certain conditions, the Company has granted EF Hutton, division of Benchmark Investments, LLC, for a period of 12 months after the date of the consummation of a business combination, a right of first refusal to act as sole book runner, and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings for us or any of our successors or subsidiaries. In accordance with FINRA Rule 5110(g)(6)(A), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement of which this prospectus forms a part.

F-32

PHP VENTURES ACQUISITION CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 7 - Stockholders’ Equity

Preferred Stock - The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At June 30, 2023, there were no preferred shares issued or outstanding.

Class A Common Stock - The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. At June 30, 2023, there were 293,400 shares of Class A Common Stock issued and outstanding, excluding 1,772,750 shares of Class A Common Stock subject to possible redemption.

Class B Common Stock - The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. At June 30, 2023, there were 1,437,500 shares of Class B common stock issued and outstanding. Class B common stock will automatically convert into shares of Class A common stock at the time of our initial business combination on a one-for-one basis.

Warrants - Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Warrants. The Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the effective date of the registration statement relating to the Proposed Offering. No Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the common stock issuable upon exercise of the Warrants and a current prospectus relating to such common stock. Notwithstanding the foregoing, if a registration statement covering the common stock issuable upon the exercise of the Warrants is not effective within 60 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Warrants on a cashless basis. The Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

F-33

PHP VENTURES ACQUISITION CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 7 - Stockholders’ Equity (Continued)

The Company may call the Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

● at any time while the Warrants are exercisable,

● upon not less than 30 days’ prior written notice of redemption to each Warrant holder,

● if, and only if, the reported last sale price of the common stock equals or exceeds $18 per share, for any 20 trading days within a 30-trading day period ending on the third trading day prior to the notice of redemption to Warrant holders, and

● if, and only if, there is a current registration statement in effect with respect to the common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Offering, except that the Placement Warrants and the common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger, or consolidation. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

F-34

PHP VENTURES ACQUISITION CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

The exercise price is $11.50 per share, subject to adjustment as described herein. In addition, if (x) if the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

Rights - Each holder of a right will receive one-tenth (1/10) of one Class A common stock upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the unit purchase price paid for by investors in the Proposed Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the Class A common stock will receive in the transaction on an as-converted into Class A common stock basis and each holder of a right will be required to affirmatively convert its rights in order to receive 1/10 share underlying each right (without paying additional consideration). The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

Note 8 - Subsequent Events

On August 15, 2023, the Company held a special meeting of its stockholders (the “Special Meeting”) and shareholders approved the proposal (the “Trust Amendment Proposal”) to authorize the Company to enter into Amendment No. 2 to the Trust Agreement (the “Trust Agreement Amendment”) to amend the Trust Agreement to allow the Company to extend beyond August 16, 2023 the date by which either the Company must have completed its initial business combination or Continental must liquidate the Trust Account established in connection with the IPO (the “Trust Account”). The Company has the right to extend beyond August 16, 2023 by up to twelve (12), one-month extensions through August 16, 2024 (each of the twelve (12), one-month extensions, an “Extension”, and each such extended date a “Deadline Date”), which is the date by which the Company must have completed its initial business combination or liquidate the Trust Account. In connection with each Extension, the Company’s sponsor (or its affiliates or permitted designees), will deposit into the Trust Account the lesser of (x) 40,000 or (y) $0.04 per share for each public share outstanding as of the applicable Deadline Date, and the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with (the “Extension Amendment Proposal”). In connection with the voting on the Extension Amendment Proposal and the Trust Amendment Proposal at the Special Meeting, holders of 906,611 shares of Class A common stock exercised the right to redeem such shares for cash.

Following the Special Meeting on August 15, 2023, the Company caused to be deposited $110,796.88 into the Company’s trust account for its public stockholders on August 16, 2023, allowing the Company to extend the date by which the Company may consummate an initial business combination by one month from August 16, 2023 to September 16, 2023.

On September 16, 2023, in accordance with the Trust Agreement Amendment, the Company caused to be deposited $34,646 into the Company’s trust account for its public stockholders, allowing the Company to extend the date by which the Company may consummate an initial business combination by one month from September 16, 2023 to October 16, 2023.

F-35

INDEPENDENT AUDITOR REPORT

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Modulex Modular Buildings PLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Modulex Modular Buildings as of June 30, 2022 and 2021, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company’s auditor since 2022

Lakewood, CO

September 22, 2023

F-36

MODULEX MODULAR BUILDINGS PLC

CONSOLIDATED BALANCE SHEETS

(Audited)

	June 30,	June 30,
	2022	2021
ASSETS
Current asset:
Cash and cash equivalents	$35,856	$110,526
Trade and other receivables	5,474	75,467
VAT Receivable	24,491
Total Current assets	65,821	185,993
Investments	8,547,695	13,494,934
Property, plant and equipment	—	209
Total assets	8,613,516	13,681,135

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Trade payable and accrued expenses	$139,769	$248,939
Accounts payable- Related party	330,493	444,989
Accrued interest	20,762	23,572
Total current liabilities	491,024	717,500
Long term liabilities:
Loan payable	54,631	69,061
Total long-term liabilities	54,631	69,061
Total liabilities	545,655	786,561

Commitments and Contingencies (Note 8)

STOCKHOLDERS’ EQUITY (DEFICIT) (Note 7)
Series A preferred stock, $0.01 par value, 10,000,000 shares authorized, 0 and 5,849,902 issued and outstanding as of June 30, 2022, and June 30, 2021 respectively	—	80,800
Series B preferred stock, $0.01 par value, 500,000 shares authorized, 250,000 and 250,000 issued and outstanding as of June 30, 2022, and June 30, 2021 respectively	3,453	3,453
Common stock, $0.01 par value, 1,500,000,000 shares authorized, 492,774,728 and 145,802,302 shares issued and outstanding, as of June 30, 2022, and June 30, 2021 respectively	6,234,920	2,013,844
Additional paid-in capital	20,485,781	18,965,353
AOCI	(954,091)	(269,365)
Accumulated deficit	(17,702,202)	(7,899,511)
Total stockholders’ equity (deficit)	8,067,861	12,894,574
TOTAL LIABILITIES & EQUITY (DEFICIT)	$8,613,516	$13,681,135

The accompanying notes are an integral part of these audited consolidated financial statements.

F-37

MODULEX MODULAR BUILDINGS PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Audited)

	For the year ended June 30,
	2022	2021
Revenue	$—	$—

Operating expenses:
Selling, general and administrative	1,825,004	9,029,742
Contractual commission	956,433	876,288
Business development and marketing	1,005,687	467,255
Bad debt	2,196,150	—
Impairment of investment	3,525,977	—
Total operating expenses	9,509,251	10,373,285

Operating income (loss)	(9,509,251)	(10,373,285)

Other income (expense)
Share of loss of associates	(293,440)	(229,654)
Total other income (expense)	(293,440)	(229,654)

Loss before taxes	(9,802,691)	(10,602,939)

Taxes	—	(1,455)

Net Loss	$(9,802,691)	$(10,604,394)

Net loss per common shares outstanding – basic	$(0.04)	$(0.13)

Weighted average common shares outstanding – basic and diluted	254,769,452	78,976,246

The accompanying notes are an integral part of these audited consolidated financial statements.

F-38

MODULEX MODULAR BUILDINGS PLC

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED 30 JUNE 2022 AND 30 JUNE 2021

	Class A Preferred Shares		Class B Preferred Shares		Common Share		Additional Paid in		Accumulated	Total Stockholders’ Equity
	Share	Amount	Share	Amount	Share	Amount	Capital	AOCI	Deficit	(Deficit)

Balance at 1 July 2020	—	$—	—	$—	—	$—	$12,674,790	$—	$2,704,883	$15,379,673

Issue of Share	5,849,902	80,800	250,000	3,453	145,802,302	2,013,844	6,290,563	—	—	8,388,660

Foreign currency change	—	—	—	—	—	—	—	(269,365)	—	(269,365)

Net loss for the year	—	—	—	—	—	—	—	—	(10,604,394)	(10,604,394)

Balance at 30 June 2021	5,849,902	$80,800	250,000	$3,453	145,802,302	$2,013,844	$18,965,353	$(269,365)	$(7,899,511)	$12,894,574

Issue of Share	(5,849,902)	(80,800)	—	—	346,972,426	4,221,076	1,520,428	—	—	5,660,704

Foreign currency change	—	—	—	—	—	—	—	(684,726)	—	(684,726)

Net loss for the year	—	—	—	—	—	—	—	—	(9,802,691)	(9,802,691)

Balance at 30 June 2022	—	$—	250,000	$3,453	492,774,728	$6,234,920	$20,485,781	$(954,091)	$(17,702,202)	$8,067,861

The accompanying notes are an integral part of these audited consolidated financial statements.

F-39

MODULEX MODULAR BUILDINGS PLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Audited)

	For the year ended June 30,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(9,802,691)	$(10,604,394)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of tangible assets	201	489
Amortization of intangible assets	4,020,137	6,489,974
Impairment of investments	3,501,612	—
Bad debt	—	2,222,550
Share of loss in associate	(293,441)	(229,654)
Changes in Operating Assets and Liabilities:
Trade and other debtors	1,192,380	(415,150)
Trade and other creditors	(147,131)	486,806
Net Cash Used in Operating Activities	(1,528,933)	(2,049,379)

Cash Flows from Investing Activities:
Purchase of intangible assets	(3,674,438)	(4,153,660)
Purchase of investments	(122,507)	(326,821)
Net Cash Used in Investing Activities	(3,796,945)	(4,480,481)

Cash Flows from Financing Activities:
Proceeds from issue of share capital	5,257,403	6,470,688
Proceeds from borrowings	(6,195)	69,061
Net Cash Flows from Financing Activities	5,251,208	6,539,749

Net increase/(decrease) in cash	(74,670)	9,889
Cash at beginning of the year:	110,526	100,637
Cash at end of the year:	$35,856	$110,526

The accompanying notes are an integral part of these audited consolidated financial statements.

F-40

MODULEX MODULAR BUILDINGS PLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2022 AND 2021

Note 1 - Description of Business

Description of Business

Modulex Modular Buildings Plc (“Modulex”) is a public limited company, limited by shares, registered in England and Wales. The company’s registered number and registered office address can be found on the General Information page.

Modulex is a ConstrucTech Company, harnessing emerging technologies like Artificial Intelligence Blockchain & Internet of Things (IoT) to meet the burgeoning housing and infrastructure needs at a pace and with optimal cost efficiency.

Modulex is an incubation promoted by Red Ribbon Asset Management Plc, a Mainstream Impact Investing company, which intends to take disruptive construction technology to emerge and grow markets where there is an urgent need for infrastructure such as healthcare, offices, and affordable housing.

Modulex Modular Buildings PLC has a 20.83% stake in Bombay Stock Exchange (BSE) listed entity Modulex Construction Technologies Limited

Modulex Modular Buildings Plc, headquartered in the United Kingdom with additional offices in India and Mauritius, is a cutting-edge “ConstrucTech” company manufacturing 3D volumetric steel modular buildings and harnessing emerging technologies, such as Artificial Intelligence, Blockchain & Internet of Things (IoT), to meet the burgeoning housing and infrastructure needs at a rapid pace and with optimal cost efficiency by delivering “Modular Buildings 2.0.”

About PHP Ventures Acquisition Corp

PHP Ventures Acquisition Corp.(“PHP”) is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. PHP is listed on the Nasdaq Stock Exchange under the symbol “PHP.” On December 22, 2022, PHP and Modulex announced the signing of a definitive agreement for a Business Combination of the two entities, valuing Modulex at US$600 million.

Additional Information and where to find it

In connection with the proposed Business Combination, PHP intends to file a Registration Statement with the US Securities and Exchange Commission (“SEC”) on Form S-4. The Form S-4 will include a proxy statement to be distributed to holders of PHP’s common stock in connection with PHP’s solicitation of proxies for the vote by PHP’s stockholders with respect to the proposed Business Combination and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of securities to be issued to Modulex’s shareholders in connection with the proposed Business Combination. After the Registration Statement has been filed and declared effective, PHP will mail a definitive proxy statement, when available, to its shareholders.

Investors and security holders and other interested parties are urged to read the Registration Statement, any amendments thereto and any other documents filed or to be filed with the SEC carefully and in their entirety when they become available because they will contain important information about PHP, Modulex and the proposed Business Combination. Additionally, PHP will file other relevant materials with the SEC in connection with the Business Combination. Copies may be obtained free of charge at the SEC’s web site at www.sec.gov. Securityholders of PHP are urged to read the Registration Statement and the other relevant materials when they become available before making any voting decision with respect to the proposed Business Combination because they will contain important information about the Business Combination and the parties to the Business Combination.

F-41

Risks and Uncertainties

Management continues to evaluate the impact of the pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these unaudited condensed financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows are also not determinable as of the date of these unaudited condensed financial statements.

Going Concern

The consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America applicable for a going concern, which assumes that the Company will realize its assets and discharge its liabilities in the ordinary course of business. Since its inception, the Company has incurred net losses of $17,702,202 and has a net working capital deficit of $425,202 on June 30, 2022. Management has concluded that the company is a going concern owing to the support it has been receiving from its current shareholders and new incoming shareholders.

We have increased our efforts to raise additional capital through equity or debt financings from other sources. However, we cannot be certain that such capital (from our stockholders or third parties) will be available to us or whether such capital will be available on terms that are acceptable to us. Any such financing likely would be dilutive to existing stockholders.

These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and the classification of liabilities that might result from this uncertainty.

Note 2 - Basic of Presentation and Summary of Significant Accounting Policies Basis of Presentation

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

F-42

Principles of Consolidation

The Company’s consolidated financial statements include the accounts of its consolidated subsidiaries, some of which are not wholly owned. All intercompany transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non- binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Use of Estimates

Financial statements prepared on a U.S. GAAP basis require management to make estimates and assumptions that affect the reported amounts, contingent assets and liabilities, and disclosures in the financial statements. Actual results could differ from those estimates. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

Significant Accounting Policies

Revenue Recognition

Revenues are recognized when control of promised goods or services is transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfils its obligations under each of its agreements:

Step 1: Identify the contract(s) with customers.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to performance obligations.

Step 5: Recognize revenue when the entity satisfies a performance obligation.

At this time, the Company has not identified specific planned revenue streams. During the year ended June 30, 2023, and 2022, the Company did not recognize any revenue.

Cash and Cash Equivalents

Cash consists of cash maintained in checking and other operating accounts. The Company invests in money market funds which are classified as cash equivalents. When investments in an SEC-registered money market fund meet the qualifications of Investment Company Act Rule 2a-7, investors in the fund are permitted to classify their investments as cash equivalents. In addition, a floating rate NAV money market fund would meet the definition of a cash equivalent except in the event credit or liquidity issues arise, including the enactment of liquidity fees or redemption gates. The Company has evaluated the classification of the money market funds as of June 30, 2022, and 2021, and determined that they are appropriately classified as cash equivalents as there are no known credit or liquidity issues.

F-43

As of June 30, 2022, and 2021, the Company had $35,856 and $110,526 of cash on hand. The restricted cash is held in a separate bank account in order to pay healthcare providers for claims incurred by the plan participants. As of June 30, 2022, the Company had no restricted cash on hand.

Accounts Receivable, Net

Accounts receivable are recognized at invoiced amounts and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company reviews its allowance for doubtful accounts receivable on an ongoing basis. In establishing the required allowance, management considers any historical losses, the customer’s financial condition, the accounts receivable aging, and the customer’s payment patterns. After all attempts to collect a receivable have failed and the potential for recovery is remote, the receivable is written off against the allowance.

Property and Equipment, net

Property and equipment consist of furniture and fixtures that are stated at cost, net of accumulated depreciation. Property and equipment are depreciated using the straight-line method over the estimated useful lives of related assets (primarily three to five years).

Leases

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) as assets, operating lease non-current liabilities, and operating lease current liabilities in our balance sheet. Finance leases are property and equipment, other current liabilities, and other non-current liabilities in the balance sheet.

ROU assets represent the right to use an asset for the lease term and lease liability represents the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of the leases don’t provide an implicit rate. We generally use the incremental borrowing rate on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at the commencement date. The operating ROU asset also includes any lease payments made and excludes lease incentives. Lease expense for lease payment is recognized on a straight-line basis over the lease term.

The Company was not a party to any lease transaction during the year ended June 30, 2022, and 2021.

Investments

Investments include investments accounted for under the equity method of accounting, and equity investments with and without readily determinable fair value.

Equity Method Investments

The Company uses the equity method of accounting for investments in companies in which it has a minority equity interest and the ability to exert significant influence over operating decisions of the companies. Significant influence is generally presumed to exist when the Company owns between 20% and 50% of the voting interests in the investee, holds substantial management rights or holds an interest of less than 20% in an investee that is a limited liability partnership or limited liability corporation that is treated as a flow-through entity.

Under the equity method of accounting, the Company’s share of the investee’s earnings (losses) are included in the “equity interests income (loss)” line item in the consolidated statement of operations. The Company records its share of the net income or loss of most equity method investments on a one quarter lag and, accordingly, during the years ended March 31, 2023, 2022, and 2021, the Company recorded its share of the income or loss generated by these entities for the years ended December 31, 2022, 2021 and 2020, respectively.

F-44

Dividends and other distributions from equity method investees are recorded as a reduction of the Company’s investment. Distributions received up to the Company’s interest in the investee’s retained earnings are considered returns on investments and are classified within cash flows from operating activities in the consolidated statement of cash flows. Distributions from equity method investments in excess of the Company’s interest in the investee’s retained earnings are considered returns of investments and are classified within cash flows provided by investing activities in the statement of cash flows.

Other Equity Investments: Investments in nonconsolidated affiliates in which the Company owns less than 20% of the voting common stock or does not exercise significant influence over operating and financial policies, are recorded at fair value using quoted market prices if the investment has a readily determinable fair value. If an equity investment’s fair value is not readily determinable, the Company will recognize it at cost less any impairment, adjusted for observable price changes in orderly transactions in the investees’ securities that are identical or similar to the Company’s investments in the investee. The unrealized gains and losses and the adjustments related to the observable price changes are recognized in net income (loss).

Impairments of Investments

The Company regularly reviews its investments for impairment, including when the carrying value of an investment exceeds its market value. If the Company determines that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings. Factors that are considered by the Company in determining whether an other-than-temporary decline in value has occurred include (i) the market value of the security in relation to its cost basis, (ii) the financial condition of the investee, and (iii) the Company’s intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment.

For investments accounted for using the equity method of accounting or equity investments without a readily determinable fair value, the Company evaluates information available (e.g., budgets, business plans, financial statements, etc.) in addition to quoted market prices, if any, in determining whether an other-than temporary decline in value exists. Factor’s indicative of an other-than-temporary decline include recurring operating losses, credit defaults and subsequent rounds of financing at an amount below the cost basis of the Company’s investment.

Advertising Costs

We expense advertising costs when advertisements occur. Advertising and marketing costs are expensed as incurred.

$5,549 and $38,733 advertising and marketing costs were incurred during the year ended June 30, 2022, and 2021 respectively.

Income Taxes

The provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

Uncertain Tax Positions:

We evaluate tax positions in a two-step process. We first determine whether it is more likely than not that a tax position will be sustained upon examination, based on the technical merits of the position. If a tax position meets the more- likely-than-not recognition threshold, it is then measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely to be realized upon ultimate settlement. We classify gross interest and penalties and unrecognized tax benefits that are not expected to result in payment or receipt of cash within one year as long-term liabilities in the financial statements.

F-45

Foreign Currency Translation Adjustments

The functional currency of the Company’s foreign operations is generally their respective local currency. For reporting purposes assets and liabilities, as well as results of the Company’s foreign operations were translated into the reporting currency, U.S. Dollar, as follows: assets and liabilities are translated at the spot exchange rates in effect at the balance sheet date, revenues and expenses are translated at the average exchange rates during the period presented and equity, exclusive of net income for the period, is translated at the historical exchange rates. The resulting translation adjustments are recorded directly in equity. Foreign exchange gains or losses arising from transactions denominated in currencies other than the functional currency are recorded in Office and general expenses in the Consolidated Statements of Operations and Comprehensive Income. This also includes any gains and losses on intercompany balances with foreign subsidiaries denominated in foreign currencies. These gains and losses are not eliminated and are included in the results of operations.

Stock-Based Compensation

The cost of equity instruments issued to employees and non-employees in return for goods and services is measured by the grant date fair value of the equity instruments issued in accordance with ASC 718, Compensation–Stock Compensation. The related expense is recognized as services are rendered or vesting periods elapse.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is based on the treasury stock method and computed by dividing net loss available to common stockholders by the diluted weighted-average shares of common stock outstanding during each period. The potentially dilutive shares are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share when the effect is dilutive.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) (ASC 842), which establishes the principles for the recognition, measurement, presentation, and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether the lease is effectively a financed purchase by the lessee. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months regardless of the lease classification. ASC 842 provides lessees with the option to not account for leases with a term of 12 months or less as leases. ASC 842 supersedes the previous leases standard, ASC 840 Leases, and requires a modified retrospective transition approach for leases existing at or entered into after the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued supplemental adoption guidance and clarification to ASC 842 within ASU No. 2018-10, Codification Improvements to Topic 842, Leases and ASU No. 2018-11, Leases (Topic 842): Targeted Improvements. ASU No. 2018-11 provides another transition method in addition to the existing modified retrospective transition method by allowing entities to initially apply the new leasing standard at the adoption date and recognize a cumulative effect adjustment to the opening balance of accumulated deficit in the period of adoption.

In June 2016, FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326). The amendments in ASU 2016-13 affect entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments in ASU 2016-13 requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. On April 8, 2020, the FASB changed the effective date of this standard applicable to the Company to January 1, 2023. The Company is currently evaluating the potential impact of this standard on its financial position, results of operations, and cash flows.

F-46

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard-setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position, results of operations, or cash flows upon adoption.

Note 3 – Investments

As per the original agreement dated December 1, 2015, Redribbon Modulex Buildings Limited (Mauritius) has invested in common stock of Modulex Modular Buildings Private Limited (India) (MMBPL) through share purchase agreement and later swapped its investments with an associate public listed Indian company Modulex Construction Technologies Limited (MCTL) Total ownership holding in MCTL as on June 30,2022 is 20.83% with significant influence. The recognition and valuation of the MCTL shares is based on equity method under ASC 323.

Equity Method Investments:

The Company has investments in equity method investees with ownership percentages ranging from approximately 20% to 50%. These investments include investment in 10,684,526 shares of stock of Modulex Construction Technologies Limited (MCTL) recognized initial at cost GBP 9,649,199 in the year of purchase 2019. Subsequently investments value is determined using equity method. The value of investment as on June 30,2022 and 2021 is USD 8,584,503 and USD 13,392,076 respectively.

Further, investments were made in common stock of GV Windows and Doors Private Limited (India) directly with 13.34%, 90,000 shares and debentures using fair market value. See Note 6 for details.

Note 4 – Property and Equipment

	FOR THE YEAR ENDED JUNE 30,
	2022	2021
Equipment	$209	$4,873
Less: Depreciation	(254)	(4,664)
Less: Foreign Exchange	(45)
Equipment, Net	$—	$209

Note 5 – Debt

Long-Term Debt: the company has taken a long-term debt from the bank which as of June 30, 2022 is $54,361, and 2021 is $69,061. For short-term payables and accrued expenses, the company has $139,769 and $248,939 with related parties, the payables are $330,493 and $444,989. The accrued interest is $20,762 and $23,572.

	FOR THE YEAR ENDED JUNE 30,
	2022	2021
Trade and other payables	$470,263	$693,928
Accrued interest	20,762	23,572
Long term liabilities	54,631	69,061
Debt	$545,656	$786,561

F-47

Note 6 – Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) provides a comprehensive framework for measuring fair value and expands disclosures that are required about fair value measurements. Specifically, ASC 820 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs. ASC 820 defines the hierarchy as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level 2 – Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability.

Level 3 – Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

Our other financial instruments consist of other receivables, VAT receivable, litigation contingency reserve, and trade payable, loan payable which equate to their fair values because of the short-term maturities of these instruments. The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2022, and 2021, and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

	Fair Value Measured as of June 30, 2022
	Level 1	Level 2	Level 3	Total
Assets
Investment in Give Vinduet Windows and Doors Private Limited	$—	$—	$104,030	$104,030

	Fair Value Measured as of June 30, 2021
	Level 1	Level 2	Level 3	Total
Assets
Investment in Give Vinduet Windows and Doors Private Limited	$—	$—	$216,414	$216,414

Note 7 – Common Stock and Preferred Stock

The authorised share capital of the Company as at 30 June 2022 was £2,755,000 divided into 270,000,000 Common Stock of £0.01 each in nominal value, 5,000,000 Series A Preferred Stock of £0.01 each in nominal value and 500,000 Series B Preferred Stock of £0.01 each in nominal value.

The Companies Act 2006 abolished the concept of authorised share capital with effect from 1 October 2009, however the Company’s articles of association still include a provision regarding the same.

F-48

The Company intends to remove this restriction and revoke any such provision at a general meeting of the shareholders of the Company, such revocation to take effect from the date on which the amended and restated articles of association are adopted as part of (and subject to completion of) the Business Combination.

The Company intends to ratify all historic allotments made in excess of the authorised share capital at such general meeting and for the time being increase the authorised share capital to £15,105,000 divided into 1,500,000,000 Common Stock of £0.01 each in nominal value and 10,000,000 Series A Preferred Stock of £0.01 each in nominal value and 500,000 Series B Preferred Stock of £0.01 each in nominal value.

(a) Series A Preferred Stock

The Company issued Series A preferred stock, $0.01 par value, 10,000,000 shares authorized, 0 and 5,849,902 issued and outstanding as of June 30, 2022, and June 30, 2021.

(b) Series B Preferred Stock

The Company is authorized to issue 500,000 Series B Preferred Stock with a par value of $0.01 per share. Holders of the Company’s Series B preferred stock are not entitled to vote. As of June 30, 2022, and June 30, 2021, there were 250,000 and 250,000 Series B preferred stock allotted.

(c) Common Stock

The Company is authorized to issue 1,500,000,000 Common Stock with a par value of $0.01 per share. Holders of the Company’s common stock are entitled to one vote for each share. As of June 30, 2022, and June 30, 2021, there were 546,073,800 and 492,774,728 common stock allotted respectively.

(d) Conversion in Commons

Following to the approval of the shareholders of the company, the Conversion of Series A Preferred stock to Common stock was executed as of 29.06.2022 as per the ratio in the Articles of Association. The 6,454,602 Series A Preferred Stock was converted into 323,097,264 Common Stock based on the valuation at which the investments was made by the shareholders.

Note 8 – Commitments and Contingencies

The Company has accrued the salary of directors amounting to $2,256,671 as a contingent liability subject to company starts generating revenues.

A sum of $5,270,864 has been accrued in the books of the Company as coupon for the Preference A shareholders to be paid on priority from distributable reserves.

Note 9 – Related Party Transactions

As of June 30, 202, the Company has Trade payable and accrued expenses of $139,769 and Accounts payable – related party of $ 330,493 with accrued interest of $20,762.

Note 10 – Comprehensive Loss

Comprehensive loss generally represents all changes in the equity of a business except those resulting from investments or contributions by stockholders. Unrealized gains and losses on foreign currency translation adjustments are included in the Company’s components of comprehensive loss, which are excluded from net loss.

Note 11 – Subsequent Events

The Company entered into a LOI with PHP Ventures & Acquisitions Corporation on 16 Sept 2022 and a business combination agreement on 08 Dec 2022 which has led to the Company incurring $1.1m in transaction costs and requires a further $2.3m to conclude the transaction.

The Company secured a valuation report from an authorized valuation agent Marshall & Stevens which placed the Company’s value at $600 million.

The Company has converted £500,000 of director salary accrual of Suchit Punnose to ordinary shares at par in December post shareholder approval in General Meeting.

The related party Loan has been repaid post year end - Modulex Design, Modulex Construction, MMB UK

F-49

MODULEX MODULAR BUILDINGS PLC

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	MU	UK			March 31,	FX EXCHNAGE	March 31,	June 30,
	2023	2023	ELIMINATION		2023	RATE	2023	2022
ASSETS
Current Asset:
Cash and cash equivalents	£4,242	£155,834		£-	£160,076	0.809	$197,869	$35,856
Trade and other receivable	7,669	244,934		(248,103)	4,500	0.809	5,562	5,474
VAT receivable		62,049			62,049	0.809	76,698	24,491
Total current assets	11,911	1,565,591		(1,350,877)	226,625	0.809	280,129	65,822
Investments	7,535,351	2,013,000		(2,013,000)	7,535,351	0.809	9,314,402	8,547,695
TOTAL ASSETS	£7,547,262	£10,405,955		£(10,191,241)	£7,761,976	0.809	$9,594,531	$8,613,517
LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current Liabilities:
Trade and other Payables	£78,237	£646,656	£		£724,893	0.809	$896,036	$470,263
Accrued interest	13,463				13,463	0.809	16,642	20,762
Subscription payable	242,012	322,409			564,421	0.809	697,677	—
Total current liabilities	1,436,486	969,065		(1,102,774)	1,302,777	0.809	1,610,355	491,025
Long term liabilities:
Loan payable	—				-	0.809	—	54,631
Total liabilities	1,436,486	969,065		(1,102,774)	1,302,777	0.809	1,610,355	545,656

Commitments and contingencies (Note 8)

STOCKHOLDERS’ EQUITY (DEFICIT):
Series B preferred stock, $0.01 par value, 500.000 shares authorized, 250,000 issued and outstanding as of March 31, 2023 and June 30, 2022.	122,000	2,500		(122,000)	2,500	Historical	$3,453	$3,453
Common stock, $0.01 par value, 1,500,000,000shares authorized, 546,073,800 and 492,774,728 shares issued and outstanding, as of March 31, 2023 June 30, 2022.	2,013,000	5,460,738		(2,013,000)	5,460,738	Historical	6,892,844	6,234,920
Additional paid in capital		16,823,743			16,823,743	Historical	22,911,420	20,485,781
AOIC						Historical	(1,091,043)	(954,091)
Accumulated deficit	3,975,776	(12,850,091)		(6,953,467)	(15,827,782)	Historical	(20,732,498)	(17,702,202)
Total stockholders’ equity (deficit)	6,110,776	9,436,890		(9,088,467)	6,459,199	Historical	7,984,176	8,067,861
TOTAL LIABILITIES & EQUITY (DEFICIT)	£7,547,262	£10,405,955		£(10,191,241)	£7,761,976		$9,594,531	$8,613,517

The accompanying notes are an integral part of these unaudited consolidated financial statements.

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MODULEX MODULAR BUILDINGS PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED MARCH 31, 2023

	March 31,	March 31,
	2023	2022
Revenue	$	$
Operating Expenses
Selling, general and administrative	3,050,519	5,584,823
Total Operating Expenses	3,050,519	5,584,823

Operating Income (Loss)	(3,050,519)	(5,584,823)

Other Income (Expense)
Interest income	22,117	15,147
Interest expense	(1,894)	(22,446)
Total Other Income (Expense)	20,223	(7,300)

Net income (loss)	$(3,030,296)	$(5,592,123)

Net loss per common shares outstanding – basic and diluted	$(0.01)	$(0.04)

Weighted average common shares outstanding – basic and diluted	522,385,324	158,705,420

The accompanying notes are an integral part of these unaudited consolidated financial statements.

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MODULEX MODULAR BUILDINGS PLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THREE AND NINE MONTHS ENDED MARCH 31, 2023

	Series A Preferred Shares		Series B Preferred Shares		Common Shares		Additional		Accumulated	Total
	Shares	Amount	Shares	Amount	Shares	Amount	paid in capital	AOCI	Deficit	Equity
THREE MONTHS

Balance at December 31, 2022	—	$—	250,000	$3,453	$543,087,870	$6,855,985	$20,653,214	$(954,091)	(19,121,333)	$7,437,228

Common Shares Issued	—	—	—	—	2,985,930	36,859	2,258,206	—	—	2,295,065

Foreign Currency Chamge	—	—	—	—	—	—	—	(136,952)	—	(136,952)

Net loss for the quarter	—	—	—	—	—	—	—	—	(1,611,165)	(1,611,165)

Balance at March 31, 2023	—	$—	250,000	$3,453	$546,073,800	$6,892,844	$22,911,420	$(1,091,043)	(20,732,498)	$7,984,176

Balance at December 31, 2021	5,849,902	$80,800	250,000	$3,453	$162,430,859	$2,216,130	$21,853,555	$(269,365)	(9,080,850)	$14,803,723

Shares Issued	(5,849,902)	(80,800)	—	—	6,597,056	80,254	1,652,364	—	—	1,651,818

Foreign Currency Chamge	—	—	—	—	—	—	—	(6,444,547)	—	(6,444,547)

Net loss for the quarter	—	—	—	—	—	—	—	—	(4,410,784)	(4,410,784)

Balance at March 31, 2022	—	$—	250,000	$3,453	$169,027,915	$2,296,384	$23,505,919	$(6,713,912)	(13,491,634)	$5,600,210

NINE MONTHS

Balance at June 30, 2022	—	$—	250,000	$3,453	492,774,728	$6,234,920	$20,485,781	$(954,091)	$(17,702,202)	$8,067,861

Common Shares Issued	—	—	—	—	3,299,072	39,424	2,425,639	—	—	2,465,063

Common Shares Issued for services	—	—	—	—	50,000,000	618,500	—	—	—	618,500

Foreign Currency Chamge	—	—	—	—	—	—	—	(136,952)	—	(136,952)

Net loss for the period	—	—	—	—	—	—	—	—	(3,030,296)	(3,030,296)

Balance at March 31, 2023	—	$—	250,000	$3,453	$546,073,800	$6,892,844	$22,911,420	$(1,091,043)	(20,732,498)	$7,984,176

Balance at June 30, 2021	5,849,902	$80,800	250,000	$3,453	145,802,302	$2,013,844	$18,965,353	$(269,365)	$(7,899,511)	$12,894,574

Shares Issued	(5,849,902)	(80,800)	—	—	23,225,613	282,540	4,540,566	—	—	4,742,306

Foreign Currency Chamge	—	—	—	—	—	—	—	(6,444,547)	—	(6,444,547)

Net loss for the period	—	—	—	—	—	—	—	—	(5,592,123)	(5,592,123)

Balance at March 31, 2022	—	$—	250,000	$3,453	$169,027,915	$2,296,384	$23,505,919	$(6,713,912)	(13,491,634)	$5,600,210

The accompanying notes are on integral part of these condensed unaudited financial statements.

F-52

MODULEX MODULAR BUILDINGS PLC

CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	For nine months ended March 31,
	2023	2022
Cash Flows from Operating Activities:
Net loss	$(3,030,296)	$(5,592,123)
Changes in Operating Assets and Liabilities:
Accounts receivable	(88)	(85,695)
VAT Receivable	(52,207)	(9,980)
Accounts payable	425,773	(146,250)
Accrued interest	(4,120)	(1,117)
Subscription payable/ receiveable	697,677	314,226
Net Cash Used in Operating Activities	(1,963,261)	(5,520,939)

Cash Flows from Investing Activities:
Loan receivable	—	(116,264)
Investments	(766,707)	6,425,706
Property plant & equipment	—	209
Net Cash Used in Investing Activities	(766,707)	6,309,442

Cash Flows from Financing Activities:
Shareholder’s loan	-	784,777
Debt	(54,631)	(69,901)
Common stock issuance	2,946,612	(1,701,197)
Net Cash Flows from Financing Activities	2,891,981	(986,321)

Net increase/(decrease) in cash	162,013	(197,818)
Cash at beginning of the year:	35,856	110,526
Cash at end of the year:	$197,869	$(87,292)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-53

MODULEX MODULAR BUILDINGS PLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED MARCH 31, 2023 AND 2022

(Unaudited)

Note 1 - Description of Business

Description of Business

Modulex Modular Buildings Plc (“Modulex”) is a public limited company, limited by shares, registered in England and Wales. The company’s registered number and registered office address can be found on the General Information page.

Modulex is a ConstrucTech Company, harnessing emerging technologies like Artificial Intelligence Blockchain & Internet of Things (IoT) to meet the burgeoning housing and infrastructure needs at a pace and with optimal cost efficiency.

Modulex is an incubation promoted by Red Ribbon Asset Management Plc, a Mainstream Impact Investing company, which intends to take disruptive construction technology to emerge and grow markets where there is an urgent need for infrastructure such as healthcare, offices, and affordable housing.

Modulex Modular Buildings PLC has a 20.83% stake in Bombay Stock Exchange (BSE) listed entity Modulex Construction Technologies Limited

Modulex Modular Buildings Plc, headquartered in the United Kingdom with additional offices in India and Mauritius, is a cutting-edge “ConstrucTech” company manufacturing 3D volumetric steel modular buildings and harnessing emerging technologies, such as Artificial Intelligence, Blockchain & Internet of Things (IoT), to meet the burgeoning housing and infrastructure needs at a rapid pace and with optimal cost efficiency by delivering “Modular Buildings 2.0.”

About PHP Ventures Acquisition Corp

PHP Ventures Acquisition Corp.(“PHP”) is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. PHP is listed on the Nasdaq Stock Exchange under the symbol “PHP.” On December 22, 2022, PHP and Modulex announced the signing of a definitive agreement for a Business Combination of the two entities, valuing Modulex at US$600 million.

Additional Information and where to find it

In connection with the proposed Business Combination, PHP intends to file a Registration Statement with the US Securities and Exchange Commission (“SEC”) on Form S-4. The Form S-4 will include a proxy statement to be distributed to holders of PHP’s common stock in connection with PHP’s solicitation of proxies for the vote by PHP’s stockholders with respect to the proposed Business Combination and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of securities to be issued to Modulex’s shareholders in connection with the proposed Business Combination. After the Registration Statement has been filed and declared effective, PHP will mail a definitive proxy statement, when available, to its shareholders.

Investors and security holders and other interested parties are urged to read the Registration Statement, any amendments thereto and any other documents filed or to be filed with the SEC carefully and in their entirety when they become available because they will contain important information about PHP, Modulex and the proposed Business Combination. Additionally, PHP will file other relevant materials with the SEC in connection with the Business Combination. Copies may be obtained free of charge at the SEC’s web site at www.sec.gov. Securityholders of PHP are urged to read the Registration Statement and the other relevant materials when they become available before making any voting decision with respect to the proposed Business Combination because they will contain important information about the Business Combination and the parties to the Business Combination.

F-54

Risks and Uncertainties

Management continues to evaluate the impact of the pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these unaudited condensed financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows are also not determinable as of the date of these unaudited condensed financial statements.

Going Concern

The consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America applicable for a going concern, which assumes that the Company will realize its assets and discharge its liabilities in the ordinary course of business. Since its inception, the Company has incurred net losses of $19,830,899 and has a net working capital deficit of $364,398 as of March 31, 2023. Management has concluded that the company is a going concern owing to the support it has been receiving from its current shareholders and new incoming shareholders.

We have increased our efforts to raise additional capital through equity or debt financings from other sources. However, we cannot be certain that such capital (from our stockholders or third parties) will be available to us or whether such capital will be available on terms that are acceptable to us. Any such financing likely would be dilutive to existing stockholders.

These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and the classification of liabilities that might result from this uncertainty.

Note 2 - Basic of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Principles of Consolidation

The Company’s consolidated financial statements include the accounts of its consolidated subsidiaries, some of which are not wholly owned. All intercompany transactions have been eliminated in consolidation.

F-55

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non- binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Use of Estimates

Financial statements prepared on a U.S. GAAP basis require management to make estimates and assumptions that affect the reported amounts, contingent assets and liabilities, and disclosures in the financial statements. Actual results could differ from those estimates. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

Significant Accounting Policies

Revenue Recognition

Revenues are recognized when control of promised goods or services is transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

Step 1: Identify the contract(s) with customers.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to performance obligations.

Step 5: Recognize revenue when the entity satisfies a performance obligation.

At this time, the Company has not identified specific planned revenue streams. During the nine months ended March 31, 2023, and 2022, the Company did not recognize any revenue.

Cash and Cash Equivalents

Cash consists of cash maintained in checking and other operating accounts. The Company invests in money market funds which are classified as cash equivalents. When investments in an SEC-registered money market fund meet the qualifications of Investment Company Act Rule 2a-7, investors in the fund are permitted to classify their investments as cash equivalents. In addition, a floating rate NAV money market fund would meet the definition of a cash equivalent except in the event credit or liquidity issues arise, including the enactment of liquidity fees or redemption gates. The Company has evaluated the classification of the money market funds as of March 31, 2023, and June 30, 2022, and determined that they are appropriately classified as cash equivalents as there are no known credit or liquidity issues.

F-56

As of March 31, 2023 and June 30, 2022, the Company had $197,869 and $35,856 of cash on hand. The restricted cash is held in a separate bank account in order to pay healthcare providers for claims incurred by the plan participants. As of March 31, 2023, the Company had no restricted cash on hand.

Accounts Receivable, Net

Account receivable are recognized at invoiced amounts and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company reviews its allowance for doubtful accounts receivable on an ongoing basis. In establishing the required allowance, management considers any historical losses, the customer’s financial condition, the accounts receivable aging, and the customer’s payment patterns. After all attempts to collect a receivable have failed and the potential for recovery is remote, the receivable is written off against the allowance.

Leases

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) as assets, operating lease non-current liabilities, and operating lease current liabilities in our balance sheet. Finance leases are property and equipment, other current liabilities, and other non-current liabilities in the balance sheet.

ROU assets represent the right to use an asset for the lease term and lease liability represents the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of the leases don’t provide an implicit rate. We generally use the incremental borrowing rate on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at the commencement date. The operating ROU asset also includes any lease payments made and excludes lease incentives. Lease expense for lease payment is recognized on a straight-line basis over the lease term.

The Company was not a party to any lease transaction during the nine months ended March 31, 2023 and 2022.

Investments

Investments include investments accounted for under the equity method of accounting, and equity investments with and without readily determinable fair value.

Equity Method Investments: The Company uses the equity method of accounting for investments in companies in which it has a minority equity interest and the ability to exert significant influence over operating decisions of the companies. Significant influence is generally presumed to exist when the Company owns between 20% and 50% of the voting interests in the investee, holds substantial management rights or holds an interest of less than 20% in an investee that is a limited liability partnership or limited liability corporation that is treated as a flow-through entity.

Under the equity method of accounting, the Company’s share of the investee’s earnings (losses) is included in the “equity interest income (loss)” line item in the consolidated statement of operations.

Dividends and other distributions from equity method investees are recorded as a reduction of the Company’s investment. Distributions received up to the Company’s interest in the investee’s retained earnings are considered returns on investments and are classified within cash flows from operating activities in the consolidated statement of cash flows. Distributions from equity method investments in excess of the Company’s interest in the investee’s retained earnings are considered returns of investments and are classified within cash flows provided by investing activities in the statement of cash flows.

F-57

Other Equity Investments: Investments in nonconsolidated affiliates in which the Company owns less than 20% of the voting common stock, or does not exercise significant influence over operating and financial policies, are recorded at fair value using quoted market prices if the investment has a readily determinable fair value. If an equity investment’s fair value is not readily determinable, the Company will recognize it at cost less any impairment, adjusted for observable price changes in orderly transactions in the investees’ securities that are identical or similar to the Company’s investments in the investee. The unrealized gains and losses and the adjustments related to the observable price changes are recognized in net income (loss).

Impairments of Investments: The Company regularly reviews its investments for impairment, including when the carrying value of an investment exceeds its market value. If the Company determines that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings. Factors that are considered by the Company in determining whether an other-than-temporary decline in value has occurred include (i) the market value of the security in relation to its cost basis, (ii) the financial condition of the investee, and (iii) the Company’s intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment.

For investments accounted for using the equity method of accounting or equity investments without a readily determinable fair value, the Company evaluates information available (e.g., budgets, business plans, financial statements, etc.) in addition to quoted market prices, if any, in determining whether an other-than temporary decline in value exists. Factor’s indicative of an other-than-temporary decline include recurring operating losses, credit defaults and subsequent rounds of financing at an amount below the cost basis of the Company’s investment.

Advertising Costs

We expense advertising costs when advertisements occur. Advertising and marketing costs are expensed as incurred. $12,042 and $4,169 advertising and marketing costs were incurred during the three months period ended March 31, 2023 and 2022 respectively.

Income Taxes

The provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

Uncertain Tax Positions:

We evaluate tax positions in a two-step process. We first determine whether it is more likely than not that a tax position will be sustained upon examination, based on the technical merits of the position. If a tax position meets the more-likely-than-not recognition threshold, it is then measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely to be realized upon ultimate settlement. We classify gross interest and penalties and unrecognized tax benefits that are not expected to result in payment or receipt of cash within one year as long-term liabilities in the financial statements.

F-58

Foreign Currency Translation Adjustments

The functional currency of the Company’s foreign operations is generally their respective local currency. For reporting purposes assets and liabilities, as well as results of the Company’s foreign operations were translated into the reporting currency, U.S. Dollar, as follows: assets and liabilities are translated at the spot exchange rates in effect at the balance sheet date, revenues and expenses are translated at the average exchange rates during the period presented and equity, exclusive of net income for the period, is translated at the historical exchange rates. The resulting translation adjustments are recorded directly in equity. Foreign exchange gains or losses arising from transactions denominated in currencies other than the functional currency are recorded in Office and general expenses in the Consolidated Statements of Operations and Comprehensive Income. This also includes any gains and losses on intercompany balances with foreign subsidiaries denominated in foreign currencies. These gains and losses are not eliminated and are included in the results of operations.

Stock-Based Compensation

The cost of equity instruments issued to employees and non-employees in return for goods and services is measured by the grant date fair value of the equity instruments issued in accordance with ASC 718, Compensation–Stock Compensation. The related expense is recognized as services are rendered or vesting periods elapse.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is based on the treasury stock method and computed by dividing net loss available to common stockholders by the diluted weighted-average shares of common stock outstanding during each period. The potentially dilutive shares are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share when the effect is dilutive.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) (ASC 842), which establishes the principles for the recognition, measurement, presentation, and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether the lease is effectively a financed purchase by the lessee. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months regardless of the lease classification. ASC 842 provides lessees with the option to not account for leases with a term of 12 months or less as leases. ASC 842 supersedes the previous leases standard, ASC 840 Leases, and requires a modified retrospective transition approach for leases existing at, or entered into after the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued supplemental adoption guidance and clarification to ASC 842 within ASU No. 2018-10, Codification Improvements to Topic 842, Leases and ASU No. 2018-11, Leases (Topic 842): Targeted Improvements. ASU No. 2018-11 provides another transition method in addition to the existing modified retrospective transition method by allowing entities to initially apply the new leasing standard at the adoption date and recognize a cumulative effect adjustment to the opening balance of accumulated deficit in the period of adoption.

In June 2016, FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326). The amendments in ASU 2016-13 affect entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments in ASU 2016-13 requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. On April 8, 2020, the FASB changed the effective date of this standard applicable to the Company to January 1, 2023. The Company is currently evaluating the potential impact of this standard on its financial position, results of operations, and cash flows.

F-59

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard-setting bodies, and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position, results of operations, or cash flows upon adoption.

Note 3 – Investments

As per the original agreement dated December 1, 2015 Redribbon Modulex Buildings Limited (Mauritius) has invested in common stock of Modulex Modular Buildings Private Limited (India) (MMBPL) through share purchase agreement and later swapped its investments with an associate public listed Indian company Modulex Construction Technologies Limited (MCTL) Total ownership holding in MCTL as on March 31,2023 is 20.83% with significant influence. The recognition and valuation of the MCTL shares is based on equity method under ASC 323.

Equity Method Investments:

The Company has investments in equity method investees with ownership percentages ranging from approximately 20% to 50%. These investments include: investment in 10,684,526 stock of company Modulex Construction Technologies Limited (MCTL) recognized initial at cost GBP 9,649,199 in the year of purchase 2019. Subsequently investments value is determined using equity method. The value of investment as on March 31,2023 and 2022 is USD 8,584,503 and USD 13,392,076 respectively.

Further, investments were made in common stock of GV Windows and Doors Private Limited (India) directly with 13.34%, 90,000 shares and debentures using fair market value. See Note 5 for details.

Note 4 – Debt

Long-Term Debt: the company has taken a long-term debt from the bank which as of March 31, 2023 and June 30, 2022 is $50,360 and $54,361, respectively. For short-term payables and accrued expenses, the company has $247,235 and $139,769 with related parties, the payables are $576,879 and $330,493 with accrued interest of $16,642 and $20,762 respectively.

	FOR THE NINE MONTHS ENDED MARCH 31, 2023	FOR THE YEAR ENDED JUNE 30, 2022
Trade and other payables	$824,114	$470,263
Accrued interest	16,642	20,762
Long term liabilities	50,360	54,631
Debt	$891,116	$545,656

Note 5 – Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) provides a comprehensive framework for measuring fair value and expands disclosures that are required about fair value measurements. Specifically, ASC 820 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs. ASC 820 defines the hierarchy as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level 2 – Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability.

Level 3 – Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

F-60

Our other financial instruments consist of other receivables, VAT receivable, litigation contingency reserve, and trade payable, loan payable which equate to their fair values because of the short-term maturities of these instruments. The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2023, and June 30, 2022, and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

	Fair Value Measured as of March 31, 2023
	Level 1	Level 2	Level 3	Total
Assets
Investment in Give Vinduet Windows and Doors Private Limited	$—	$—	$104,030	$104,030

	Fair Value Measured as of June 30, 2022
	Level 1	Level 2	Level 3	Total
Assets
Investment in Give Vinduet Windows and Doors Private Limited	$—	$—	$104,030	$104,030

Note 6 – Common Stock and Preferred Stock

The authorized share capital of the Company as at 30 June 2022 was £2,755,000 divided into 270,000,000 Common Stock of £0.01 each in nominal value, 5,000,000 Series A Preferred Stock of £0.01 each in nominal value and 500,000

Series B Preferred Stock of £0.01 each in nominal value.

The Companies Act 2006 abolished the concept of authorized share capital with effect from 1 October 2009, however the Company’s articles of association still include a provision regarding the same.

The Company intends to remove this restriction and revoke any such provision at a general meeting of the shareholders of the Company, such revocation to take effect from the date on which the amended and restated articles of association are adopted as part of (and subject to completion of) the Business Combination.

The Company intends to ratify all historic allotments made in excess of the authorized share capital at such general meeting and for the time being increase the authorized share capital to £15,105,000 divided into 1,500,000,000 Common Stock of £0.01 each in nominal value and 10,000,000 Series A Preferred Stock of £0.01 each in nominal value and 500,000 Series B Preferred Stock of £0.01 each in nominal value.

(a)	Series B Preference Shares

The Company is authorized to issue 500,000 Preference B shares with a par value of £0.01 per share. Holders of the Company’s Preference B shares are not entitled to vote. As of March 31, 2023, and June 30, 2022, there were 250,000 and 250,000 Preference B shares issued and outstanding.

F-61

(b)	Common Shares

The Company is authorized to issue 1,500,000,000 Ordinary shares with a par value of £0.01 per share. Holders of the Company’s ordinary shares are entitled to one vote for each share.

Company has converted £500,000 of director salary accrual of Suchit Punnose to ordinary shares at par in December post shareholder approval in General Meeting.

As of March 31, 2023, and June 30, 2022, there were 546,073,800 and 492,774,728 ordinary shares issued and outstanding.

Note 7 – Commitments and Contingencies

The Company has accrued the salary of directors amounting to $1,602,242 as a contingent liability subject to company starts generating revenues.

A sum of $4,833,412 and $271,906 has been accrued in the books of the Company as coupon for the Preference A and Preference B shareholders to be paid on priority from distributable reserves.

Note 8 – Related Party Transactions

As of March 31, 2023, the company has trade payable and accrued expenses of $247,235 and accounts payable – related party of $576,879 with accrued interest of $16,642.

Note 9 – Comprehensive Loss

Comprehensive loss generally represents all changes in the equity of a business except those resulting from investments or contributions by stockholders. Unrealized gains and losses on foreign currency translation adjustments are included in the Company’s components of comprehensive loss, which are excluded from net loss.

Note 10 – Subsequent Events

The Company evaluated subsequent events after March 31, 2023, in accordance with FASB ASC 855 Subsequent Events, through the date of the issuance of these financial statements and has determined there have been no subsequent events for which disclosure is required.

F-62

Annex A

BUSINESS COMBINATION AGREEMENT

[NOTE: Schedules and exhibits to this agreement are omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request. Additionally, certain exhibits to this agreement have been separately filed as part of this Registration / Proxy Statement.]

A-1

Annex B

PHP SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

B-1

Annex C

FORM OF AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF MODULEX

C-1

Annex D

HOULIHAN FAIRNESS OPINION

HOULIHAN CAPITAL
Investment Banking Valuation & Financial Advisory Special Situations

November 30, 2022 **PRIVATE & CONFIDENTIAL**

Ladies and Gentlemen:

Houlihan Capital, LLC ("Houlihan Capital") understands PHP Ventures Acquisition Corp. (the "Client" or the "Company"), a Delaware corporation, is a special purpose acquisition company formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. The Client is contemplating a business combination (the "Transaction"), pursuant to which 100% of the outstanding equity interests of Modulex Modular Buildings Plc (the "Target") would be exchanged for $600 million of equity consideration in the post-Transaction combined entity, with such amount premised on a pro forma per-share value of $10.00.

Pursuant to an engagement letter dated October 4, 2022, the Board of Directors of the Company engaged Houlihan Capital as its financial advisor to render a written opinion, as to whether, as of the date of such Opinion, the Transaction is fair to the shareholders of the Company from a financial point of view.

In completing our analysis for purposes of the Opinion set forth herein, Houlihan Capital has, among other things, the following:

200 West Madison Suite 2150 Chicago, IL 60606
Tel: 312.450.8600 Fax: 312.277.7599
www.houlihan.com

D-1

Board of Directors of PHP Ventures Acquisition Corp.
November 30, 2022
Fairness Opinion - Confidential

- reviewed a Modulex Investor Presentation dated November 2022; and
- performed financial studies, analyses and investigations, and considered such other information, as was deemed necessary or appropriate.

Our analyses contained herein are confidential and addressed to, and provided exclusively for use by, the Board of Directors. Our written opinion may be used (i) by the Board of Directors in evaluating the Transaction, (ii) in disclosure materials to holders of the common stock, (iii) in filings with the SEC (including the filing of the fairness opinion and the data and analysis presented by Houlihan Capital to the Board of Directors), and (iv) in any litigation pertaining to matters relating to the Transaction and covered in the Opinion.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of Houlihan Capital and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder, or controlling person of Houlihan Capital or any of its affiliates shall be subjected to any personal liability whatsoever to any person (other than for gross negligence or willful misconduct), nor will any such claim be asserted by or on behalf of you or your affiliates against any such person with respect to the Opinion other than Houlihan Capital.

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Target or the Company, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from Management that (i) they are unaware of any facts that would make the information provided to us to be incomplete or misleading in any material respect for the purposes of the Opinion, (ii) the financial forecast provided represents Management's good faith assessment of future performance, and (iii) Management has a reasonable basis for such an assessment. We have not assumed responsibility for any independent verification of this information nor have we assumed any obligation to verify this information. Nothing has come to our attention in the course of this engagement which would lead us to believe that (a) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (b) it is unreasonable for us to use and rely upon such information or make such assumptions.

Several analytical methodologies were considered, and a subset of those was employed, in arriving at the Opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by us and in the context of the circumstances of the Transaction. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors,

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Board of Directors of PHP Ventures Acquisition Corp.
November 30, 2022
Fairness Opinion - Confidential

without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Opinion.

In our analysis and in connection with the preparation of the Opinion, Houlihan Capital has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. The Opinion is necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date hereof (i.e., November 30, 2022). Subsequent developments could affect the Opinion if reissued in the future. Houlihan Capital does not have any obligation to update, revise or reaffirm the Opinion.

Our only opinion is the formal written opinion Houlihan Capital has expressed as to the fairness of the Transaction, from a financial point of view, to the shareholders of the Company. The Opinion does not constitute a recommendation to proceed with the Transaction. We are expressing no opinion as to the income tax consequences of the Transaction. Houlihan Capital did not provide advice concerning the structure of the Transaction, and Houlihan Capital expressed no opinion as to whether any alternative transaction might have resulted in terms and conditions more favorable to the Company or its existing shareholders than those contemplated by the Transaction.

Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals, has any ownership or other beneficial interests in the Company or Target and has provided no previous investment banking or consulting services to the Company or Target.

Houlihan Capital has received and is receiving a fee from the Company relating to its services in providing this Opinion that is not contingent on the consummation of the proposed Transaction. In an engagement letter dated October 4, 2022, Client has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital's services.

As of the date hereof, it is Houlihan Capital's opinion that the Transaction is fair from a financial point of view to the shareholders of the Company. The Opinion was unanimously approved by the fairness committee of Houlihan Capital.

Respectfully submitted,

Houlihan Capital, LLC

Houlihan Capital, LLC

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

Article 142 of the Combined Company’s Modulex A&R Articles provides:

“Indemnity and Insurance

142.1 In this Article:

(a) companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate;

(b) a relevant officer means any Director or other officer or former director or other officer of the Company or an associated company (including any company which is a trustee of an occupational pension scheme (as defined by section 235(6) of the Act), but excluding in each case any person engaged by the Company (or associated company) as auditor (whether or not they are also a director or other officer), to the extent they act in their capacity as auditor); and

(c) relevant loss means any loss or liability which has been or may be incurred by a relevant officer in connection with that relevant officer’s duties or powers in relation to the company, any associated company or any pension fund or employees’ share scheme of the company or associated company.

142.2 Subject to Article 142.4, but without prejudice to any indemnity to which a relevant officer is otherwise entitled, so far as may be permitted by the Act:

(a) each relevant officer shall be indemnified out of the Company’s assets against all relevant loss and in relation to the Company’s (or any associated company’s) activities as trustee of an occupational pension scheme (as defined in section 235(6) of the Act), including any liability incurred by them in defending any civil or criminal proceedings, in which judgment is given in their favour or in which they are acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on their part or in connection with any application in which the court grants them, in their capacity as a relevant officer, relief from liability for negligence, default, breach of duty or breach of trust in relation to the Company’s (or any associated company’s) affairs; and

(b) the Company may provide any relevant officer with funds to meet expenditure incurred or to be incurred by them in connection with any proceedings or application referred to in Article 142.2(a)and otherwise may take any action to enable any such relevant officer to avoid incurring such expenditure.

142.3 This Article 142 does not authorise any indemnity which would be prohibited or rendered void by any provision of the Companies Acts or by any other provision of law.

142.4 The Directors may decide to purchase and maintain insurance, at the expense of the Company, for the benefit of any relevant officer in respect of any relevant loss.”

Chapter 7 (Directors’ Liabilities) of the Companies Act 2006 provides as follows:

“232. Provisions protecting directors from liability

(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a) section 233 (provision of insurance),

(b) section 234 (qualifying third party indemnity provision), or

(c) section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233. Provision of insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

234. Qualifying third party indemnity provision

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company. Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

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(a) any liability of the director to pay—

(i) a fine imposed in criminal proceedings, or

(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director—

(i) in defending criminal proceedings in which he is convicted, or

(ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5) For this purpose—

(a) a conviction, judgment or refusal of relief becomes final—

(i) if not appealed against, at the end of the period for bringing an appeal, or

(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of—

(i) if it is determined and the period for bringing any further appeal has ended, or

(ii) if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

235. Qualifying pension scheme indemnity provision

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2) Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme. Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a) any liability of the director to pay—

(i) a fine imposed in criminal proceedings, or

(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

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(5) For this purpose—

(a) a conviction becomes final—

(i) if not appealed against, at the end of the period for bringing an appeal, or

(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of—

(i) if it is determined and the period for bringing any further appeal has ended, or

(ii) if it is abandoned or otherwise ceases to have effect.

(6) In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.

Section 1157 of the Companies Act 2006 provides as follows:

“1157. Power of court to grant relief in certain cases

(1) If in proceedings for negligence, default, breach of duty or breach of trust against—

(a) an officer of a company, or

(b) a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—

(a) he may apply to the court for relief, and

(b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant on such terms as to costs) or otherwise as the judge may think proper.”

The Combined Company maintains directors’ and officers’ insurance coverage, which, subject to policy terms and limitations will include coverage to reimburse the Combined Company for amounts that it may be required or permitted by law to pay directors or officers of the Combined Company.

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Item 21. Exhibits and Financial Statements Schedules

Exhibit Number	Description
1.1	Underwriting Agreement, dated August 11, 2021, between the Company and EF Hutton, division of Benchmark Investments, LLC, as representative of the underwriters named therein (incorporated by reference as Exhibit 1.1 of Form 8-K filed by PHP Ventures Acquisition Corp. with the SEC on August 20, 2021).
2.1†	Business Combination Agreement, dated December 8, 2022, by and among Modulex Modular Buildings Plc, Modulex Merger Sub, Inc. and PHP Ventures Acquisition Corp. (attached as Annex A to the proxy statement/prospectus which forms part of this registration statement).
3.1	Amended and Restated Certificate of Incorporation of PHP Ventures Acquisition Corp. (incorporated by reference from Exhibit 3.1 of Form 8-K filed by PHP Ventures Acquisition Corp. with the SEC on August 16, 2021).
3.2	Bylaws of PHP Bylaws of PHP Ventures Acquisition Corp. (incorporated by reference from Exhibit 3.2 of Form S-1 filed by PHP Ventures Acquisition Corp. with the SEC on June 4, 2021).
3.3**	Articles of Association of Modulex Modular Buildings PLC.
3.4*	Form of Amended and Restated Articles of Modulex Modular Buildings PLC, to become effective upon consummation of the Business Combination (to be attached as Annex C to the proxy statement/prospectus which forms part of this registration statement).
3.5*	Form of Amended and Restated Articles of Association of Modulex Cayman Limited (and Restated Charter as referenced in the PHP Charter Proposal) (to be attached as Annex B to the proxy statement/prospectus which forms part of this registration statement).
3.6*	Form of Bylaws of Modulex Cayman Limited.
4.1	Warrant Agreement, dated August 16, 2021, by and between Continental Stock Transfer & Trust Company and PHP Ventures Acquisition Corp. (incorporated by reference as Exhibit 4.1 of Form 8-K filed by PHP Ventures Acquisition Corp. with the SEC on August 20, 2021).
4.2	Rights Agreement, dated August 16, 2021, between the Company and Continental Stock Transfer & Trust Company (incorporated by reference as Exhibit 4.2 of Form 8-K filed by PHP Ventures Acquisition Corp. with the SEC on August 20, 2021).
5.1**	Fairness Opinion of Houlihan Capital, LLC, dated November 30, 2022 (attached as annex D to this prospectus/proxy statement).
5.2*	Opinion of Nelson Mullins Riley & Scarborough LLP as to the validity of the securities being registered.
8.1*	Opinion of Nelson Mullins Riley & Scarborough LLP regarding tax matters.
10.1	Investment Management Trust Agreement, dated May 27, 2021, by and between Continental Stock Transfer & Trust Company and PHP Ventures Acquisition Corp. (incorporated by reference as Exhibit 10.2 of Form 8-K filed by PHP Ventures Acquisition Corp with the SEC on August 20, 2021).
10.2	Registration Rights Agreement, dated August 16, 2021, by and among PHP Ventures Acquisition Corp. and Global Link Investment LLC (incorporated by reference as Exhibit 10.3 of Form 8-K filed by PHP Ventures Acquisition Corp. with the SEC on August 20, 2021).
10.3	Form of Lock-Up Agreement by and between Modulex Modular Buildings Plc, PHP Ventures Acquisition Corp., and certain shareholders of Modulex Modular Buildings Plc, a party thereto (incorporated by reference as Exhibit B of Exhibit 2.1 of Form 8-K filed by PHP Ventures Acquisition Corp. with the SEC on December 8, 2022).
10.4	Letter Agreement, dated August 16, 2021, by and among PHP Ventures Acquisition Corp., its officers and directors and EF Hutton, division of Benchmark Investments, LLC (incorporated by reference as Exhibit 10.1 of Form 8-K filed by PHP Ventures Acquisition Corp. with the SEC on August 20, 2021).
10.5	Placement Unit Purchase Agreement, dated August 10, 2021, by and between PHP Ventures Acquisition Corp. and Global Link Investment LLC (incorporated by reference as Exhibit 10.4 of Form 8-K filed by PHP Ventures Acquisition Corp. with the SEC on August 20, 2021)
10.6	Administrative Support Agreement, dated August 9, 2021, by and between PHP Ventures Acquisition Corp. and ARC Group Limited (incorporated by reference as Exhibit 10.6 of Form 8-K filed by PHP Ventures Acquisition Corp. with the SEC on August 20, 2021).
10.7	Form of Sponsor Voting Agreement, dated December 8, 2022, by and among Global Link Investment LLC, PHP Ventures Acquisition Corp. and Modulex Modular Buildings Plc (incorporated by reference as Exhibit F of Exhibit 2.1 of Form 8-K filed by PHP Ventures Acquisition Corp. with the SEC on December 8, 2022).
10.8	Form of Voting and Support Agreement dated December 8, 2022, by and among Modulex Modular Buildings Plc, PHP Ventures Acquisition Corp., and Modulex Merger Sub (incorporated by reference as Exhibit G of Exhibit 2.1 of Form 8-K filed by PHP Ventures Acquisition Corp. with the SEC on December 8, 2022).
10.9	Form of Indemnification Agreement (incorporated by reference as Exhibit 10.5 of Form 8-K filed by PHP Ventures Acquisition Corp. with the SEC on August 20, 2021).
10.10**	Loan and Transfer Agreement, dated as of August 8, 2022, by and among Red Ribbon Asset Management PLC, PHP Ventures Acquisition Corp., Global Link Investment LLC, and Low Ban Chai.
10.11**	Phoenix Capital Partners renewed Letter of Intent with Modulex Modular Buildings Plc. dated March 23, 2023.
23.1**	Consent of BF Borgers CPA, PC, independent registered public accounting firm for Modulex Modular Buildings PLC.
23.2**	Consent of MaloneBailey, LLP, independent registered accounting firm for PHP Ventures Acquisition Corp.
23.3**	Consent of Houlihan Capital, LLC regarding Fairness Opinion.
23.4	Consent of Nelson Mullins Riley & Scarborough LLP (included as part of Exhibit 5.2).
23.5	Consent of Nelson Mullins Riley & Scarborough LLP (included as part of Exhibit 8.1).

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24.1**	Power of Attorney (included on signature page to this Registration Statement).
99.1*	Form of Preliminary Proxy Card to be used by PHP Ventures Acquisition Corp.
99.2**	Consent of Suchit Punnose to be named as a director.
99.3**	Consent of Garry Stein to be named as a director.
99.4**	Consent of Renu Bhatia to be named as a director.
99.5**	Consent of Paul Rodker to be named as a director.
99.6**	Consent of Arvid Pedersen to be named as a director.
99.7**	Consent of Delva Patman to be named as a director.
101**	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107**	Filing Fee Table

*	To be filed by amendment.
**	Filed herewith.
†	Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
+	Previously filed.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

●	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

●	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

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●	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

●	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

●	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

●	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

●	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

●	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

●	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

●	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

●	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the United Kingdom on the 27th day of September 2023.

MODULEX MODULAR BUILDINGS PLC

By:	/s/ Suchit Punnose
Name:	Suchit Punnose
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Suchit Punnose and Garry Stein as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

NAME	POSITION	DATE

/s/ Suchit Punnose	Chief Executive Officer, Chairman and Director	September 27, 2023
Suchit Punnose	(Principal Executive Officer)

/s/ Suchit Punnose	Interim Chief Financial Officer	September 27, 2023
Suchit Punnose	(Principal Financial Officer and Principal Accounting Officer)

/s/ Arvid Pedersen	Non-Executive Director	September 27, 2023
Arvid Pedersen

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Modulex Modular Buildings Plc has signed this proxy statement/prospectus in the State of California, on the 27th day of September, 2023.

Authorized U.S. Representative: Debbie A. Klis, Esq.

By:	/s/ Debbie A. Klis, Esq.
Name:	Debbie A. Klis
Title:	Attorney

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